As filed with the Securities and Exchange Commission on August 12, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRASIL TELECOM S.A.

(Exact name of registrant as specified in its charter)

BRASIL TELECOM COMPANY

(Translation of Registrant’s name into English)

Federative Republic of Brazil	4813	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SIA/Sul, ASP, Lote D, Bloco B

71215-000 – Setor de Indústria, Brasília, DF, Brazil

(55 61) 3415-1414

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

P.O. Box 885

Newark, Delaware 19715

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark O. Bagnall, Esq.

White & Case LLP

Wachovia Financial Center, Suite 4900

200 South Biscayne Boulevard

Miami, FL 33131-2352

(305) 371-2700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common shares, no par value, of Brasil Telecom S.A. (2)	17,743,714	US$8.16	US$144,824,108	US$8,081.19
Preferred shares, no par value, of Brasil Telecom S.A. (3)	91,218,810	US$8.06	US$735,110,068	US$41,019.14

(1)	Calculated, in each case, based on the maximum number of shares of Brasil Telecom S.A., or Brasil Telecom, to be issued to (1) holders of American Depositary Shares, or ADSs, of Brasil Telecom Participações S.A., or Brasil Telecom Holding, each representing five preferred shares of Brasil Telecom Holding, and (2) holders of common and preferred shares of Brasil Telecom Holding who are U.S. residents, in connection with the merger described in the accompanying prospectus, assuming that none of the holders exercise their right of withdrawal in connection with the merger.
(2)	14,191,813 of these shares will initially be represented by ADSs of Brasil Telecom, each of which represents one common share, or Brasil Telecom Common ADSs, and which may be evidenced by American Depositary Receipts, or ADRs, that will be issued in exchange for Brasil Telecom Holding ADSs. The remaining 3,551,901 common shares will not be represented by Brasil Telecom Common ADSs.
(3)	75,050,136 of these shares will initially be represented by ADSs of Brasil Telecom, each of which represents three preferred shares, or Brasil Telecom Preferred ADSs, and which may be evidenced by ADRs that will be issued in exchange for Brasil Telecom Holding ADSs. The remaining 16,168,674 shares will not be represented by Brasil Telecom Preferred ADSs.
(4)	The Proposed Maximum Aggregate Offering Price (estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f) under the U.S. Securities Act of 1933, as amended) is calculated in accordance with (1) the number of Brasil Telecom Holding common shares held directly by U.S. residents to be cancelled in the merger in exchange for common shares of Brasil Telecom and US$14.326, the average of the high and low prices of the common shares of Brasil Telecom Holding as reported on the Brazilian Securities, Commodities and Futures Exchange (BM&FBOVESPA S.A.—Bolsa de Valores Mercadorias e Futuros, or the “BOVESPA”) on August 6, 2009, converted into U.S. dollars based on an exchange rate of R$1.8348=US$1.00, the PTAX selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil) on August 6, 2009, (2) the exchange ratio of 1.081624 shares of Brasil Telecom (consisting of 0.1720066 common shares and 0.9096173 preferred shares, resulting in, solely for purposes of computing the amount of the registration fee, 0.840937 of the value of each Brasil Telecom Holding preferred share being attributed to the Brasil Telecom preferred shares issued in exchange therefor, and 0.1590263 of the value of each Brasil Telecom Holding preferred share being attributed to the Brasil Telecom common shares issued in exchange therefor) to be exchanged in the merger for each preferred share held directly by a U.S. resident of Brasil Telecom Holding that will be cancelled in the merger, and US$8.698, the average of the high and low prices of the preferred shares of Brasil Telecom Holding as reported on BOVESPA on August 6, 2009, converted into U.S. dollars at the exchange rate described above, and (3) 1.081624 shares of Brasil Telecom (consisting of 0.1720066 common shares underlying Brasil Telecom Common ADSs and 0.9096173 preferred shares underlying Brasil Telecom Preferred ADSs) to be exchanged in the merger for each of the five Brasil Telecom Holding preferred shares underlying a Brasil Telecom Holding ADS that will be cancelled in the merger, and US$43.605, the average of the high and low prices of the Brasil Telecom Holding ADSs as reported on the New York Stock Exchange on August 6, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated August 12, 2009

Brasil Telecom S.A.

Brasil Telecom S.A., or Brasil Telecom, and its affiliate Brasil Telecom Participações S.A., or Brasil Telecom Holding, have proposed a merger (incorporação) under Brazilian law of Brasil Telecom Holding with and into Brasil Telecom. Brasil Telecom provides a range of integrated telecommunications services in Region II of Brazil (which consists of the Federal District of Brazil and nine states of Brazil located in the western, central and southern regions of Brazil). Brasil Telecom Holding is a holding company whose principal assets consist of shares of capital stock of Brasil Telecom.

If the merger is approved:

•

direct holders of common shares of Brasil Telecom Holding will automatically receive, without any further action by those holders, 1.2190981 common shares, no par value, of Brasil Telecom for each common share they hold plus cash in lieu of any fractional Brasil Telecom common share;

•

direct holders of preferred shares of Brasil Telecom Holding will automatically receive, without any further action by those holders, 0.1720066 Brasil Telecom common shares and 0.9096173 preferred shares, no par value, of Brasil Telecom for each Brasil Telecom Holding preferred share they hold plus cash in lieu of any fractional Brasil Telecom common share or preferred share; and

•

holders of American Depositary Shares, or ADSs, of Brasil Telecom Holding (each representing five preferred shares of Brasil Telecom), or Brasil Telecom Holding ADSs, will receive, subject to the procedures described herein, 0.860033 ADSs of Brasil Telecom (each representing one common share of Brasil Telecom), or Brasil Telecom Common ADSs and 1.516028 ADSs of Brasil Telecom (each representing three preferred shares of Brasil Telecom), or Brasil Telecom Preferred ADSs for each Brasil Telecom Holding ADS they hold plus cash in lieu of any fractional Brasil Telecom Common ADS or Brasil Telecom Preferred ADS.

Approval of the merger will require (1) the affirmative vote of holders representing a majority of the total number of outstanding common shares of Brasil Telecom Holding at duly convened extraordinary general shareholders’ meeting, and (2) the affirmative vote of holders representing a majority of the number of outstanding common shares of Brasil Telecom present at the extraordinary general shareholder’s meeting called to consider the merger.

The extraordinary general shareholders’ meetings of Brasil Telecom Holding and Brasil Telecom to vote on the merger are scheduled to occur on                     , 2009. Telemar Norte Leste S.A., or Telemar, the indirect controlling shareholder of Brasil Telecom Holding and Brasil Telecom, has all of the voting power necessary to approve the merger without the support of any other holders of common shares of Brasil Telecom Holding or Brasil Telecom. Telemar has informed Brasil Telecom Holding and Brasil Telecom that it intends to cause all common shares held by its subsidiaries to be voted in favor of the merger.

Neither Brasil Telecom Holding nor Brasil Telecom is asking you for a proxy and you are requested not to send Brasil Telecom Holding or Brasil Telecom a proxy.

The common shares and preferred shares of Brasil Telecom are listed on the Brazilian Securities, Commodities and Futures Exchange (BM&FBOVESPA S.A.—Bolsa de Valores Mercadorias e Futuros), which we refer to as the BOVESPA, under the ticker symbols “BRTO3” and “BRTO4,” respectively. The Brasil Telecom Preferred ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol “BTM.” We will apply to list the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs to be received by holders of Brasil Telecom Holding ADSs on the NYSE and the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs are expected to trade under the symbols “BTM.C” and “BTM,” respectively.

This prospectus has been prepared for holders of common shares and preferred shares of Brasil Telecom Holding residing in the United States and for holders of Brasil Telecom Holding ADSs to provide information about the merger and the securities to be offered pursuant thereto.

You should read this prospectus carefully. In particular, please read the section entitled “Risk Factors ” beginning on page 54 for a discussion of risks that you should consider in evaluating the transaction described in this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

This prospectus is dated                     , 2009 and is expected to be mailed to shareholders of Brasil Telecom Holding on or about that date.

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This prospectus includes important business and financial information about Brasil Telecom Holding and Brasil Telecom that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request. To obtain timely delivery, security holders must request the information no later than                     , 2009, the fifth business days before the scheduled date of the extraordinary general shareholders’ meetings scheduled to approve the merger. See “Incorporation by Reference.”

You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any person to provide you with any information or to make any representations in connection with the merger, other than the information contained or incorporated in this prospectus, and, if any person provides you with other information or makes a representation in connection with the merger, that information or representation must not be relied on as having been authorized by us.

This prospectus does not constitute an offer to any person in any jurisdiction in which an offer is unlawful. The offer is not being made to holders of shares in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction. However, we may, in our sole discretion, take any action we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in any jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.

The delivery of this prospectus will not, under any circumstance, create an implication that our affairs have not changed since the date as of which information is furnished or since the date of this prospectus.

INCORPORATION BY REFERENCE

The U.S. Securities and Exchange Commission, or the SEC, allows us to incorporate by reference information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that Brasil Telecom or Brasil Telecom Holding file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus. We incorporate by reference the following documents:

•	Brasil Telecom’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2008, filed with the SEC on August 7, 2009 (File No. 001-15256);

•	Brasil Telecom Holding’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2008, filed with the SEC on August 7, 2009 (File No. 001-14477);

•	any future annual reports on Form 20-F filed by Brasil Telecom or Brasil Telecom Holding with the SEC after the date of this prospectus and prior to the completion of the merger;

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Brasil Telecom’s report on Form 6-K furnished to the SEC on August 12, 2009 (File No. 001-15256) containing (1) disclosure regarding its financial condition and results of operations at March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008, and (2) its unaudited interim consolidated financial statements at March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008;

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Brasil Telecom Holding’s report on Form 6-K furnished to the SEC on August 12, 2009 (File No. 001-14477) containing (1) disclosure regarding its financial condition and results of operations at March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008, and (2) its unaudited interim consolidated financial statements at March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008;

•

any future reports on Form 6-K that Brasil Telecom or Brasil Telecom Holding furnish to the SEC after the date of this prospectus and prior to the completion of the merger that are identified in such reports as being incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of (1) any and all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents), and (2) the Portuguese-language version of the Protocol of Merger and Instrument of Justification (Protocolo e Justificação de Incorporação) between Brasil Telecom S.A. and Brasil Telecom Participações S.A., which we refer to as the Merger Agreement, which includes the Portuguese-language versions of the valuation reports described in “Part Five—The Merger—Valuation Reports,” as well as English-language translations thereof prepared by Brasil Telecom. To request this information, you should contact us at the following street address, telephone number or e-mail address:

Brasil Telecom S.A.

Rua Humberto de Campos, 425/7° andar-Leblon

22430-190 Rio de Janeiro, RJ, Brazil

Attention: IR Department

Telephone: +55-21-3131-1211

Facsimile: +55-21-3131-1144

email: invest@oi.net.br

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You may also contact the information agent for the merger:

1200 Wall Street West, 3rd Floor

Lyndhurst, NJ 07071

U.S.A.

Calls within the United States: 866-207-3645 (toll-free)

Calls outside the United States: +1-201-806-7300 (collect)

If you are a holder of Brasil Telecom Holding ADSs, you may also contact:

The Bank of New York Mellon

101 Barclay Street

New York, NY 10286

Calls within the United States: (888) 269-2377 (toll-free)

Calls outside the United States: +1 (201) 680-6825 (collect)

CERTAIN DEFINED TERMS AND CONVENTIONS USED IN THIS PROSPECTUS

Currencies Used in this Prospectus

All references herein to “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “US$” are to U.S. dollars.

On August 11, 2009, the exchange rate for reais into U.S. dollars was R$1.846 to US$1.00, based on the selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil), or the Central Bank. The selling rate was R$2.315 of US$1.00 at March 31, 2009, R$1.749 of US$1.00 at March 31, 2008, R$2.337 to US$1.00 at December 31, 2008, R$1.771 to US$1.00 at December 31, 2007 and R$2.138 to US$1.00 at December 31, 2006, in each case, as reported by the Central Bank. The real/U.S. dollar exchange rate fluctuates widely, and the selling rate at August 11, 2009 may not be indicative of future exchange rates. See “Part Two—Summary—Exchange Rates” for information regarding exchange rates for the real since January 1, 2004.

Solely for the convenience of the reader, we have translated some amounts included in “Part Two—Summary—Selected Historical Financial Data and Pro Forma Financial Data” from reais into U.S. dollars using the selling rate as reported by the Central Bank at August 11, 2009 of R$1.846 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate.

Certain Defined Terms Used in this Prospectus

Unless otherwise indicated or the context otherwise requires:

•	all references to “our company,” “we,” “our,” “ours,” “us” or similar terms are to Brasil Telecom S.A. and its consolidated subsidiaries;

•	all references to “Brasil Telecom” are to Brasil Telecom S.A.;

•	all references to “Brasil Telecom Holding” are to our direct parent, Brasil Telecom Participações S.A.;

•	all references to “Brazil” are to the Federative Republic of Brazil;

•	all references to the “Brazilian government” are to the federal government of the Federative Republic of Brazil;

•	all references to the “Brazilian Corporation Law” are to Brazilian Law No. 6,404/76, as amended; and

•	all references to the “CVM” are to the Brazilian Securities Commission (Comissão de Valores Mobiliários).

Share Splits

On April 27, 2007, Brasil Telecom Holding authorized the reverse split of all of its issued common shares and preferred shares into one share for each 1,000 issued shares. This reverse share split became effective on May 30, 2007. In connection with this reverse share split, Brasil Telecom Holding authorized a change in the ratio of the Brasil Telecom Holding ADSs. Upon the effectiveness of the reverse share split and the ratio change, the ratio of Brasil Telecom Holding preferred shares to Brasil Telecom Holding ADSs changed from 5,000 preferred shares per ADS to five preferred shares per ADS. All references to numbers of Brasil Telecom Holding shares and Brasil Telecom Holding dividend amounts in this prospectus have been adjusted to give effect to the 1,000-for-one reverse share split.

On April 10, 2007, Brasil Telecom authorized the reverse split of all of its issued common shares and preferred shares into one share for each 1,000 issued shares. This reverse share split became effective on May 14, 2007. In connection with this reverse share split, Brasil Telecom authorized a change in the ratio of the Brasil

Telecom ADSs. Upon the effectiveness of the reverse share split and the ratio change, the ratio of Brasil Telecom preferred shares to Brasil Telecom ADSs changed from 3,000 preferred shares per ADS to three preferred shares per ADS. All references to numbers of Brasil Telecom shares and Brasil Telecom dividend amounts in this prospectus have been adjusted to give effect to the 1,000-for-one reverse share split.

Market Share and Other Information

We make statements in this prospectus about our market share and other information relating to the telecommunications industry in Brazil. We have made these statements on the basis of information obtained from third-party sources and publicly available information that we believe are reliable, such as information and reports from the National Telecommunications Agency (Agência Nacional de Telecomunicações), or ANATEL, the Brazilian federal telecommunications regulator, among others. Notwithstanding any investigation that we may have conducted with respect to the market share, market size or similar data provided by third parties or derived from industry or general publications, we assume no responsibility for the accuracy or completeness of any such information.

Rounding

We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the merger and brief answers to those questions. Brasil Telecom Holding and Brasil Telecom urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger. Additional important information is also contained in the documents incorporated by reference into this prospectus. See “Incorporation by Reference.”

Q:	What is the merger?

A:	The merger proposed by Brasil Telecom and Brasil Telecom Holding is a merger (incorporação) under Brazilian law of Brasil Telecom Holding with and into Brasil Telecom, with Brasil Telecom as the surviving company. Pursuant to the proposed merger, each issued and then outstanding common share of Brasil Telecom Holding (other than any common shares held by shareholders seeking withdrawal of their common shares) will be converted automatically into 1.2190981 common shares of Brasil Telecom without any further action by the holders thereof. Each issued and then outstanding preferred share of Brasil Telecom Holding (including preferred shares of Brasil Telecom Holding represented by the Brasil Telecom Holding ADSs) will be converted automatically into 0.1720066 common shares of Brasil Telecom and 0.9096173 preferred shares of Brasil Telecom without any further action by the holders thereof. All issued and then outstanding shares of Brasil Telecom held by Brasil Telecom Holding and all Brasil Telecom Holding shares held in treasury will be cancelled. As a result of the merger, Brasil Telecom Holding will cease to exist.

Q:	What are the reasons for the merger?

A:	The merger is a step in the corporate reorganization that Telemar and its subsidiaries that control Brasil Telecom are undertaking to reorganize Telemar’s interests in Brasil Telecom. The corporate reorganization is expected to be accomplished through three transactions that will occur consecutively and will cumulatively result in the conversion of the publicly held shares of Brasil Telecom Holding and Brasil Telecom into shares of Telemar: (1) the merger, (2) a mandatory share exchange (incorporação de ações) under Brazilian law in which shares of Coari Participações S.A., or Coari, a wholly owned subsidiary of Telemar, will be issued in exchange for shares of Brasil Telecom, other than shares of Brasil Telecom held directly by Coari, or the share exchange, and (3) a merger (incorporação) under Brazilian law of Coari with and into Telemar, with Telemar as the surviving company, or the Telemar merger.

The share exchange and the Telemar merger are expected to be completed as soon as practicable after the completion of the merger. However, we cannot offer investors assurances regarding the dates on which these transactions will be completed, that these transactions will take place as planned or that they will ultimately be completed. In connection with the share exchange, Telemar plans to cause to be filed with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to the shareholders of Brasil Telecom, and (2) other documents regarding the share exchange, and in connection with the Telemar merger, Telemar plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to the shareholders of Coari, and (2) other documents regarding the Telemar merger. Neither Telemar nor Coari is offering the shares to be issued in the share exchange or the Telemar merger by means of this prospectus. We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed share exchange and mergers. Investors and security holders will be able to obtain the documents filed with the SEC regarding the share exchange and the Telemar merger, when available, free of charge on the SEC’s website at www.sec.gov or from Telemar.

We believe that the merger will enable Brasil Telecom to:

•	align the interests of the shareholders of Brasil Telecom Holding and Brasil Telecom, which are currently under common control;

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

•	simplify the capital and corporate structures of Brasil Telecom and Brasil Telecom Holding, thereby reducing administrative costs;

•	provide you with securities that Brasil Telecom expects will enjoy greater market liquidity than the securities you currently hold; and

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eliminate the costs of separate listings of the shares of Brasil Telecom Holding and Brasil Telecom, as well as costs arising from the separate public reporting obligations of Brasil Telecom Holding and Brasil Telecom.

We have been advised that Telemar believes that the corporate reorganization will enable it to:

•	align the interests of the shareholders of Telemar, Brasil Telecom Holding and Brasil Telecom, which are all currently under common control;

•	facilitate the unification, standardization and the rationalization of the general administration of Telemar and Brasil Telecom;

•	simplify the shareholding and organizational structure of Telemar’s business, expand its shareholder base and reduce management and administrative costs; and

•	provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold or will hold following the merger.

Q:	What will happen to my shares of Brasil Telecom Holding in the merger?

A:	If you are a direct holder of common shares of Brasil Telecom Holding and you do not seek to exercise your withdrawal rights (as described below), each of your common shares of Brasil Telecom Holding will be converted into 1.2190981 common shares of Brasil Telecom in the merger plus cash in lieu of any fractional Brasil Telecom common share to which you would have been entitled as a result of the merger.

If you are a direct holder of preferred shares of Brasil Telecom Holding, each of your preferred shares of Brasil Telecom Holding will be converted into 0.1720066 common shares of Brasil Telecom and 0.9096173 preferred shares of Brasil Telecom in the merger plus cash in lieu of any fractional Brasil Telecom common share or preferred share to which you would have been entitled as a result of the merger.

If you are a direct holder of common shares or preferred shares of Brasil Telecom Holding, no further action by you is required. An entry or entries will be made in the share registry of Brasil Telecom to evidence the common shares and preferred shares of Brasil Telecom you will receive in the merger promptly after the merger is completed.

If you are a holder of Brasil Telecom Holding ADSs, you will receive 0.860033 Brasil Telecom Common ADSs, each representing one common share of Brasil Telecom and 1.516028 Brasil Telecom Preferred ADSs, each representing three preferred shares of Brasil Telecom for each Brasil Telecom Holding ADS that you hold plus cash in lieu of any fractional ADSs.

If you are a registered holder of Brasil Telecom Holding ADSs, to receive your Brasil Telecom ADSs you must complete the letter of transmittal sent to you by The Bank of New York Mellon, as successor depositary to Citibank N.A. for the Brasil Telecom Holding ADS program, whom we refer to in this capacity as the Brasil Telecom Holding Depositary, and comply with the procedures described in the letter of transmittal. If you hold Brasil Telecom Holding ADSs through a broker or other financial intermediary, no further action by you is required. The Brasil Telecom Common ADSs, Brasil Telecom Preferred ADSs and any cash in lieu of fractional Brasil Telecom ADSs to which you would have been entitled as a result of the merger will automatically be credited to your account as promptly as practicable after the end of the withdrawal period described below.

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

If you are a holder of Brasil Telecom common shares or preferred shares or Brasil Telecom Preferred ADSs, you will continue to hold these securities after the merger.

Q:	How were the exchange ratios calculated for the merger?

A:	On April 25, 2008, each of the shareholders of Invitel S.A., or Invitel, entered into a Share Purchase Agreement with Banco de Investimentos Credit Suisse (Brasil) S.A., or Credit Suisse, as Comissário, or agent, on behalf of Telemar, acting as principal, which we refer to as the Share Purchase Agreement, under which Credit Suisse agreed to purchase all of the outstanding shares of Invitel and certain shares of Brasil Telecom Holding owned by the shareholders of Invitel. As of December 31, 2008, Invitel owned 100% of the outstanding shares of Solpart Participações S.A., or Solpart, which owned 52.0% of the outstanding voting share capital, representing 19.0% of the outstanding share capital, of Brasil Telecom Holding, which, in turn, owned 67.2% of our outstanding share capital, including 99.1% of our outstanding voting share capital. On January 8, 2009, the acquisition contemplated by the Share Purchase Agreement was completed.

On April 25, 2008, in connection with the acquisition of control of Brasil Telecom Holding and our company by Telemar, Telemar announced a corporate reorganization of the interests in Brasil Telecom Holding and our company to take place following the completion of its acquisition of our control with the purpose of causing the migration of the minority shareholders of Brasil Telecom Holding and our company to Telemar.

The exchange ratios for the Brasil Telecom Holding shares in the merger were determined by the managements of Brasil Telecom and Brasil Telecom Holding, based on the weighted average of the closing prices of the shares of Brasil Telecom Holding and our company on the BOVESPA during the 90 calendar days between January 24, 2008 and April 23, 2008, adjusted by the amount of any interest on shareholders’ equity or dividends declared by Brasil Telecom or Brasil Telecom Holding from January 1, 2008 until the date of the Merger Agreement. The managements of Brasil Telecom and Brasil Telecom Holding believe that the exchange ratios are fair, in light of the fact that the shares of Brasil Telecom and Brasil Telecom Holding are highly liquid and the exchange ratios were determined on the basis of the market prices for these shares.

Under the Brazilian Corporation Law, the number of our outstanding non-voting shares may not exceed two-thirds of the total number of our outstanding shares. In order to maintain our compliance with this requirement after the merger, we are issuing a portion of the consideration for the outstanding preferred shares of Brasil Telecom Holding in the form of voting common shares of our company.

Q:	Will the share capital of Brasil Telecom be increased as a result of the merger?

A:	Yes. At the extraordinary general shareholders’ meeting of Brasil Telecom called to consider the merger, the holders of common shares of Brasil Telecom will also vote to amend the bylaws of Brasil Telecom to increase its share capital to R$3,731,058,950.28 represented by 603,020,546 shares, consisting of 203,423,176 common shares and 399,597,370 preferred shares.

Q:	What shareholder approvals are needed for the merger?

A:	Approval of the merger will require (1) the affirmative vote of holders representing a majority of the total number of outstanding common shares of Brasil Telecom Holding at a duly convened extraordinary general shareholders’ meeting of Brasil Telecom Holding, and (2) the affirmative vote of holders representing a majority of the number of outstanding common shares of present at a duly convened extraordinary general shareholders’ meeting.

Approval of the increase in the share capital of Brasil Telecom will require the affirmative vote of holders representing a majority of the number of outstanding common shares of present at a duly convened extraordinary general shareholders’ meeting.

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

We believe that the merger and the increase in the share capital of Brasil Telecom will be approved at the applicable extraordinary general shareholders’ meetings because:

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our indirect controlling shareholder, Telemar, which indirectly holds 91.7% of the issued and outstanding common shares of Brasil Telecom Holding, has represented to us that it will cause the shares of Brasil Telecom Holding that it holds to be voted in favor of the merger; and

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Brasil Telecom Holding holds 99.1% of our issued and outstanding common shares and Brasil Telecom Holding has represented to us that it will vote the shares of Brasil Telecom that it holds in favor of the merger and the increase in the share capital of Brasil Telecom.

Q:	May I attend and vote at the extraordinary general shareholders’ meeting of Brasil Telecom Holding regarding the merger?

A:	If you hold common shares of Brasil Telecom Holding you may attend and vote at the Brasil Telecom Holding extraordinary general shareholders’ meeting to approve the merger.

If you hold preferred shares of Brasil Telecom Holding, you are entitled to attend, but are not entitled to vote at, the Brasil Telecom Holding extraordinary general shareholders’ meeting to approve the merger.

If you hold Brasil Telecom Holding ADSs, you are not entitled to attend the Brasil Telecom Holding extraordinary general shareholders’ meeting. If you hold Brasil Telecom Holding ADSs and wish to attend this meeting, you must surrender your Brasil Telecom Holding ADSs and receive delivery of the Brasil Telecom Holding preferred shares represented thereby in accordance with the terms of the deposit agreement governing the Brasil Telecom Holding ADSs in sufficient time to allow your ownership of the Brasil Telecom Holding preferred shares to be reflected in the shareholder list that Brasil Telecom Holding will use to determine holders of preferred shares that are permitted to attend the meeting, which generally reflects record ownership as of the fourth Brazilian business day prior to the meeting.

Q:	When and where will the extraordinary general shareholders’ meetings regarding the merger take place?

A:	The Brasil Telecom Holding extraordinary general shareholders’ meeting is scheduled to take place on , 2009 at (Brasília time) at Brasil Telecom Holding’s headquarters, located at SIA/Sul, ASP, Lote D, Bloco B –71215-000 – Setor de Indústria, Brasília, DF, Brazil.

The Brasil Telecom extraordinary general shareholders’ meeting is scheduled to take place on                     , 2009 at                      (Brasília time) at Brasil Telecom’s headquarters, located at SIA/Sul, ASP, Lote D, Bloco B –71215-000 – Setor de Indústria, Brasília, DF, Brazil.

Brasil Telecom Holding and Brasil Telecom have the right to delay the date of these meetings.

Q:	Do I have withdrawal rights with respect to the merger?

A:	If you were the holder of record of common shares of Brasil Telecom Holding at the close of trading on April 25, 2008, the date of the Relevant Fact (Fato Relevante) that first announced the merger, you may exercise withdrawal rights pursuant to Brazilian law and request that Brasil Telecom Holding purchase your common shares of Brasil Telecom Holding. You cannot exercise these withdrawal rights if you vote in favor of the merger. If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the extraordinary general shareholders’ meeting of Brasil Telecom Holding called to approve the merger.

If you have withdrawal rights and exercise these rights, you will receive from Brasil Telecom Holding a cash amount equal to the net asset value of your Brasil Telecom Holding common shares determined based on the book value of Brasil Telecom Holding’s assets and liabilities as of December 31, 2008. Based on this net asset value, the withdrawal value per Brasil Telecom Holding common share is R$15.90. See “Part Five—The Merger—Terms of the Merger—Withdrawal Rights.”

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

If you hold Brasil Telecom Holding preferred shares (including Brasil Telecom Holding preferred shares represented by the Brasil Telecom Holding ADSs), you are not entitled to withdrawal rights with respect to the merger.

Q:	Are there risks associated with the merger that I should consider in deciding whether to exercise my withdrawal rights?

A:	Yes. There are a number of risks related to the merger that are discussed in this prospectus. Please read in particular the detailed description of risks associated with the merger on pages 54 through 57.

Q:	Why am I receiving this document?

A:	This document is a prospectus of Brasil Telecom relating to the common shares and preferred shares of Brasil Telecom (including the common shares of Brasil Telecom that will be represented by Brasil Telecom Common ADSs and the preferred shares of Brasil Telecom that will be represented by Brasil Telecom Preferred ADSs) that the shareholders of Brasil Telecom Holding will receive as a result of the merger.

If you hold common shares or preferred shares of Brasil Telecom Holding (including preferred shares of Brasil Telecom Holding represented by Brasil Telecom Holding ADSs), you are receiving this prospectus because Brasil Telecom may be deemed to be offering you its securities for purposes of the U.S. Securities Act of 1933, as amended, or the Securities Act.

Q:	What will be the accounting treatment of the merger?

A:	Under accounting practices adopted in Brazil, or Brazilian GAAP, which are based on the Brazilian Corporation Law and the rules and regulations of the CVM and are the body of accounting principles we use to prepare our consolidated financial statements, Brasil Telecom will account for this merger by (1) recording the property, plant and equipment at the carrying values recorded by Brasil Telecom Holding, reflected the accounting for the closing of under the Share Purchase Agreement and the acquisition of common shares and preferred shares of Brasil Telecom and Brasil Telecom Holding in tender offers and open market purchases as described under “Part Five—The Merger—Background of the Merger—Telemar’s Acquisition of Control of Brasil Telecom Holding and Brasil Telecom,” or the Brasil Telecom Acquisition, and (2) recording the tax benefit of the intangible assets recorded in connection with the Brasil Telecom Acquisition based on the amount of tax benefit realizable on the date of the merger in accordance with specific CVM regulations. The merger of Brasil Telecom Holding into Brasil Telecom will be accounted for as from the date of the merger.

Under U.S. GAAP, the merger represents a reorganization of entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying values, and reflected in the consolidated financial statements of Brasil Telecom. For a discussion of the effects of the intermediate company mergers described below under “Part Five—The Merger—Background of the Merger—Reorganization of Intermediate Holding Companies” on the historical carrying values of the assets and liabilities of Brasil Telecom and Brasil Telecom Holding, see “Part Five—The Merger—Background of the Merger—Reorganization of Intermediate Holding Companies.”

Q:	What are the U.S. federal income tax consequences of the merger?

A:

If you are a U.S. Holder (as defined in “Part Five—The Merger—Material Tax Considerations—U.S. Federal Income Tax Considerations”) of common shares, preferred shares or ADSs of Brasil Telecom Holding, the U.S. federal income tax consequences of the merger are uncertain. Although there is no authority addressing facts identical to the merger and therefore the matter is not free from doubt, we believe that the merger and the other steps of the corporate reorganization should be treated as a single integrated transaction for U.S. federal income tax purposes, and thus if the other steps of the corporate reorganization occur, the merger should be treated as a taxable transaction to U.S. Holders. If the other steps of the corporate reorganization do not take place or if the merger were not integrated with the other steps of the corporate reorganization for U.S. federal income tax purposes, the merger would likely be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

amended, which we refer to as the Code. Please review carefully the information set forth in “Part Five—The Merger—Material Tax Considerations—U.S. Federal Income Tax Considerations—Treatment of the Merger.”

The tax consequences to you of the merger are complex and will depend on your particular facts and circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the merger and the corporate reorganization to you.

Q:	When will the merger be completed?

A:	The extraordinary general shareholders’ meetings of Brasil Telecom Holding and Brasil Telecom will be held on , 2009, unless these meetings are postponed. The merger will be legally effective upon approval of the merger by the Brasil Telecom Holding extraordinary general shareholders’ meeting and the Brasil Telecom extraordinary general shareholders’ meeting. However, Brasil Telecom common shares, preferred shares and ADSs will not be delivered to you in the merger until after the end of the period for the exercise of withdrawal rights, which period will end 30 days after publication of the minutes of the Brasil Telecom Holding extraordinary general shareholders’ meeting called to approve the merger. See “Could the merger be unwound?” below.

Q:	Can I sell my Brasil Telecom Holding shares and ADSs during the period for the exercise of withdrawal rights?

A:	During the period for the exercise of withdrawal rights, the common shares and preferred shares of Brasil Telecom Holding will continue to be listed on BOVESPA and be eligible for trading over the BOVESPA under their existing ticker symbols, and the Brasil Telecom Holding ADSs will continue to be listed on the NYSE and be eligible for trading over the NYSE under their existing ticker symbol.

Q:	Could the merger be unwound?

A:	Under the Brazilian Corporation Law, if the management of Brasil Telecom Holding believes that the total value of the withdrawal rights exercised by its shareholders may put at risk its financial stability, management may, within 10 days after the end of the withdrawal rights period, call an extraordinary general shareholders’ meeting of Brasil Telecom Holding to either unwind or ratify the merger. Payment relating to the exercise of the withdrawal rights will not be due if the merger is unwound.

Because it indirectly holds a majority of the voting shares of Brasil Telecom Holding, Telemar would be able to cause the unwinding of the merger at the Brasil Telecom Holding extraordinary general shareholders’ meeting.

Q:	Are any other approvals from any governmental authorities or any third parties required in order to complete the merger?

A:	No.

Q:	After the merger, will I have the same ownership percentage that I now have?

A:	No. You will have a lower percentage ownership in Brasil Telecom than you currently have in Brasil Telecom Holding. Assuming that none of the common shareholders or preferred shareholders of Brasil Telecom Holding exercises withdrawal rights, (1) former shareholders of Brasil Telecom Holding, other than Coari, will hold approximately 30.4% of the outstanding capital stock of Brasil Telecom, (2) the percentage of the outstanding capital stock of Brasil Telecom held by non-controlling shareholders of Brasil Telecom prior to the merger will decrease to 20.3%, and (3) the percentage of the outstanding capital stock of Brasil Telecom held by Coari will decrease to 49.3%.

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	How will my rights as a shareholder of Brasil Telecom Holding change after the merger?

A:	Because your Brasil Telecom Holding common shares will be exchanged for Brasil Telecom common shares, and your Brasil Telecom Holding preferred shares will be exchanged for Brasil Telecom common shares and preferred shares, you will become a Brasil Telecom shareholder and therefore will have the rights conferred by Brasil Telecom common shares and/or preferred shares.

Your rights as a holder of Brasil Telecom preferred shares will be substantially the same as your rights as a of Brasil Telecom Holding preferred shares, and your rights as a holder of Brasil Telecom common shares will be substantially the same as your rights as a holder of Brasil Telecom Holding common shares. See “Part Six—Shareholder Rights.”

Under the Brazilian Corporation Law, the number of our outstanding non-voting shares may not exceed two-thirds of the total number of our outstanding shares. In order to maintain our compliance with this requirement after the merger, we are issuing a portion of the consideration for the outstanding preferred shares of Brasil Telecom Holding in the form of voting common shares of our company.

Q:	When will I receive my Brasil Telecom common shares, preferred shares or ADSs?

A:	Assuming the merger is completed, we will deliver common shares or preferred shares, as applicable, in connection with the merger after the end of the period for the exercise of withdrawal rights, which period will end 30 days after the publication of the minutes of the extraordinary general shareholders’ meetings of Brasil Telecom Holding at which the merger is approved.

Assuming the merger is completed, the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs representing new common shares and preferred shares of Brasil Telecom issued in the merger in respect of the Brasil Telecom Holding preferred shares represented by the Brasil Telecom Holding ADSs will be made available as soon as practicable after the related common shares and preferred shares are deposited with the custodian in Brazil of The Bank of New York Mellon, as successor depositary to Citibank N.A. for the Brasil Telecom Preferred ADS program and as depositary for the Brasil Telecom Common ADS program, whom we refer to in these capacities as the Brasil Telecom Depositary. This deposit is expected to occur after the end of the period for the exercise of withdrawal rights, which period will end 30 days after the publication of the minutes of the extraordinary general shareholders’ meetings of Brasil Telecom Holding at which the merger is approved. Upon receipt of these related Brasil Telecom common shares and preferred shares, the holders of Brasil Telecom Holding ADSs will be able to surrender those ADSs and receive delivery of Brasil Telecom ADSs, upon payment of any applicable taxes and expenses.

Q:	When will I receive any cash attributable to any fractional Brasil Telecom security?

A:	If you hold common shares or preferred shares of Brasil Telecom directly and the exchange ratio in the merger would entitle you to receive fractional common shares or preferred shares of Brasil Telecom, Brasil Telecom will sell, in auctions on the BOVESPA, the aggregate of all fractional Brasil Telecom common shares and preferred shares. You will receive cash in lieu of any fractional Brasil Telecom share to which you would have been entitled as a result of the merger based on the net proceeds (after deducting applicable fees and expenses), from any sale on the BOVESPA of the aggregate number of fractional entitlements to Brasil Telecom shares five business days after the sale of all such fractional interests by Brasil Telecom on the BOVESPA. The sale of such fractional interests in auctions on the BOVESPA will occur as soon as practicable after the completion of the merger, the end of the withdrawal period and due notice of the auctions are given in accordance with the rules of the BOVESPA.

If you hold Brasil Telecom Holding ADSs and the exchange ratio would entitle you to receive a fraction of a Brasil Telecom Common ADS or Brasil Telecom Preferred ADS, the Brasil Telecom Holding Depositary, will try to sell on the open market the aggregate of those fractional Brasil Telecom ADSs. You will receive

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

cash in lieu of any fractional Brasil Telecom Common ADS or Brasil Telecom Preferred ADS you are entitled to receive based on the net proceeds (after deducting applicable fees and expenses, including sales commissions) from any sale on the NYSE of the aggregate number of fractional entitlements to Brasil Telecom ADSs. Payments for interests in fractional Brasil Telecom ADSs will be available to registered holders approximately five business days after the Brasil Telecom Holding Depositary completes sales of the aggregated fractional Brasil Telecom ADSs on the NYSE.

Q:	If I hold Brasil Telecom Holding ADSs, will I have to pay ADS cancellation and issuance fees?

A.	No. If you hold Brasil Telecom Holding ADSs, you will not have to pay fees for the cancellation of your Brasil Telecom Holding ADS that you hold in connection with the merger or any ADS issuance fees for the Brasil Telecom ADS issued to you in exchange.

Q:	Will I have to pay brokerage commissions?

A:	You will not have to pay brokerage commissions if your common shares or preferred shares of Brasil Telecom Holding are registered in your name. If your common shares or preferred shares of Brasil Telecom Holding are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the merger.

Q:	What do I need to do now?

A:	If you hold common shares or preferred shares of Brasil Telecom Holding, you do not need to do anything to receive Brasil Telecom common shares and/or Brasil Telecom preferred shares, as applicable, upon completion of the merger. The common shares and preferred shares of Brasil Telecom are book-entry shares, and an entry or entries will be made in the share registry of Brasil Telecom to evidence the common shares and/or preferred shares you will receive.

If you hold Brasil Telecom Holding ADSs, the preferred shares underlying those ADSs will become common shares and preferred shares of Brasil Telecom by operation of law. If you hold Brasil Telecom Holding ADSs indirectly through a broker or other intermediary, you will automatically receive new Brasil Telecom ADSs. However, if you hold Brasil Telecom Holding ADSs directly as a registered holder, you must surrender your American Depositary Receipts, or ADRs, representing Brasil Telecom Holding ADSs to the Brasil Telecom Holding Depositary in accordance with instructions that will be provided to you. Upon surrender of those Brasil Telecom Holding ADRs, the Brasil Telecom Holding Depositary will deliver the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs to you. See “Part Five—The Merger—Terms of the Merger—Delivery of Brasil Telecom Shares and ADSs” for more details.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, you can contact:

Brasil Telecom S.A.

Rua Humberto de Campos, 425/7° andar-Leblon

22430-190 Rio de Janeiro, RJ, Brazil

Attention: IR Department

Telephone: +55-21-3131-1211

Facsimile: +55-21-3131-1144

email: invest@oi.net.br

PART ONE—QUESTIONS AND ANSWERS ABOUT THE MERGER

You may also contact the information agent for the merger:

1200 Wall Street West, 3rd Floor

Lyndhurst, NJ 07071

U.S.A.

Calls within the United States: 866-207-3645 (toll-free)

Calls outside the United States: +1-201-806-7300 (collect)

If you are a holder of Brasil Telecom Holding ADSs, you may also contact:

The Bank of New York Mellon

101 Barclay Street

New York, NY 10286

Calls within the United States: (888) 269-2377 (toll-free)

Calls outside the United States: +1 (201) 680-6825 (collect)

PART TWO—SUMMARY

The following summary highlights material information presented in greater detail elsewhere this prospectus and may not contain all the information that may be important to you. You are urged to read carefully this entire prospectus in order to fully understand the merger. Most items in this summary include a page reference directing you to a more complete description of those items.

The Companies

Each of Brasil Telecom Holding and Brasil Telecom is a corporation (sociedade anônima) organized under the laws of Brazil. Brasil Telecom is a majority-owned subsidiary of Brasil Telecom Holding. Brasil Telecom Holding is a majority-owned subsidiary of Coari. Coari is a wholly-owned subsidiary of Telemar.

Overview of Brasil Telecom Holding

Brasil Telecom Holding is a holding company that was incorporated in February 1998. Brasil Telecom Holding’s principal assets consist of shares of Brasil Telecom. As of December 31, 2008, Brasil Telecom Holding owned 247,317,180 common shares and 120,991,021 preferred shares of Brasil Telecom, representing 99.1% of the voting share capital and 67.2% of the total share capital of Brasil Telecom.

Brasil Telecom Holding acquired its shares of Brasil Telecom, as well as the shares of eight other operating subsidiaries, in May 1998 as part of the privatization by the Brazilian government of Telecomunicações Brasileiras S.A., or Telebrás, the Brazilian state-owned telecommunications monopoly, as described under the caption “Item 4. Information on the Company—Our History and Development—Privatization of Telebrás” in Brasil Telecom Holding’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2008, filed with the SEC on August 7, 2009, which we refer to as the Brasil Telecom Holding Annual Report, which is incorporated by reference into this prospectus.

Following the privatization of Telebrás, Brasil Telecom Holding provided fixed-line telecommunications services through these operating subsidiaries, each of which provided telecommunications services in one of the nine states of Region II or the Federal District of Brazil. In February 2000, Brasil Telecom Holding implemented a corporate reorganization, which resulted in all of the fixed-line operating companies being merged into Brasil Telecom.

Brasil Telecom Holding’s principal executive office is located at SIA/Sul, ASP, Lote D, Bloco B –71215-000 – Setor de Indústria, Brasília, DF, Brazil, and its telephone number at this address is (55-61) 3415-1414.

Overview of Brasil Telecom

Brasil Telecom is the largest telecommunications service provider in Region II in Brazil, based on revenues and customers as of and for the year ended December 31, 2008, according to information available from ANATEL and other publicly available information. Brasil Telecom offers a range of integrated telecommunications services that includes fixed-line and mobile telecommunications services, data transmission services (including broadband access services), internet service provider, or ISP, services and other services, for residential customers, small, medium and large companies, and governmental agencies.

According to the Brazilian Institute for Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE, Region II had a population of approximately 43.5 million as of April 1, 2007, representing 23.6% of the total Brazilian population, and represented approximately 26.2% of Brazil’s total gross domestic product, or GDP, for 2006 (the most recent period for which such information is currently available).

PART TWO—SUMMARY

As a result of Telemar’s acquisition of control of Brasil Telecom on January 8, 2009, Brasil Telecom has begun using the “Oi” brand name for the marketing of some of its services and expects to use the “Oi” brand name for the marketing of substantially all of its services following the completion of the integration of its operation into the operations of Telemar.

Fixed-Line Telecommunications Services

Brasil Telecom’s traditional fixed-line telecommunications business in Region II includes local and long-distance services, network usage services (interconnection) and public telephones, in accordance with the concessions and authorizations granted to Brasil Telecom by ANATEL. We believe that Brasil Telecom was one of the largest fixed-line telecommunications companies in South America in terms of total number of lines in service as of December 31, 2008. Based on Brasil Telecom’s 8.0 million and 8.1 million fixed lines in service as of March 31, 2009 and December 31, 2008, respectively, it was the principal fixed-line telecommunications service provider in Region II, with an estimated market share of 51.3% of the total fixed lines in service in this region as of December 31, 2008, respectively, according to our internal estimates. For the three months ended March 31, 2009 and the year ended December 31, 2008, Brasil Telecom’s highly mature fixed-line business generated R$2,637 million and R$10,777 million in gross operating revenue, respectively.

Mobile Telecommunications Services

Brasil Telecom offers mobile telecommunications services in Region II through Brasil Telecom’s subsidiary 14 Brasil Telecom Celular S.A., which we refer to as Brasil Telecom Mobile. We believe that Brasil Telecom Mobile is one of the principal mobile telecommunications service providers in Region II, with 5.9 million and 5.6 million mobile subscribers as of March 31, 2009 and December 31, 2008, respectively, and an estimated market share of 15.0% and 14.4% of the total number of mobile subscribers in this region as of March 31, 2009 and December 31, 2008, respectively, according to information available from ANATEL. For the three months ended March 31, 2009 and the year ended December 31, 2008, Brasil Telecom’s mobile services business generated R$610 million and R$2,561 million in gross operating revenue, respectively.

Data Transmission Services

Brasil Telecom offers a variety of high-speed data transmission services, including services offered by Brasil Telecom’s subsidiaries BrT Serviços de Internet S.A. and Brasil Telecom Comunicação Multimídia Ltda. Brasil Telecom also operates a fiber optic cable system that connects the United States, Bermuda, Brazil and Venezuela through Brasil Telecom’s subsidiaries Brasil Telecom Cabos Submarinos Ltda., Brasil Telecom Subsea Cable System (Bermuda) Ltd., Brasil Telecom of America Inc. and Brasil Telecom de Venezuela S.A. Brasil Telecom’s broadband services, primarily utilizing Asymmetric Digital Subscriber Line, or ADSL, technology, are marketed in Region II under the brand name “Turbo.” As of March 31, 2009 and December 31, 2008, Brasil Telecom had 1.8 million ADSL subscribers, representing 23.1% and 22.2% of Brasil Telecom’s fixed lines in service as of those dates. Brasil Telecom also provides voice and data services to corporate clients throughout Brazil through Brasil Telecom’s network in Region II, through the network of Telemar in Region I (which consists of 16 states of Brazil located in the northeastern and part of the northern and southeastern regions of Brazil), and through cooperation agreements with other telecommunications network operators in Region III (which consists of the State of São Paulo). For the three months ended March 31, 2009 and the year ended December 31, 2008, Brasil Telecom’s data transmission services business generated R$1,240 million and R$4,070 million in gross operating revenue, respectively.

Other Services

Brasil Telecom operates an internet portal through its subsidiary Internet Group do Brasil S.A. under the brand name “iG” that was the second largest internet portal in Brazil in terms of the number of unique visitors in

PART TWO—SUMMARY

2008, according to Ibope/NetRatings. Brasil Telecom also started a call center business for the sole purpose of providing services to Brasil Telecom and its subsidiaries. For the three months ended March 31, 2009 and the year ended December 31, 2008, Brasil Telecom’s internet services business and call center services generated R$184 million and R$700 million in gross operating revenue, respectively.

Brasil Telecom’s principal executive office is located at SIA/Sul, ASP, Lote D, Bloco B –71215-000 – Setor de Indústria, Brasília, DF, Brazil, and its telephone number at this address is (55-61) 3415-1414.

Background of the Merger

Telemar’s Acquisition of Control of Brasil Telecom Holding and Brasil Telecom

Share Purchase Agreement and Agency Agreement

On April 25, 2008, each of the shareholders of Invitel entered into a Share Purchase Agreement with Credit Suisse, as Comissário, or agent, on behalf of Telemar, acting as principal, under which Credit Suisse agreed to purchase all of the outstanding shares of Invitel and certain shares of Brasil Telecom Holding owned by the shareholders of Invitel. As of December 31, 2008, Invitel owned 100% of the outstanding shares of Solpart, which owned 52.0% of the outstanding voting share capital, representing 19.0% of the outstanding share capital, of Brasil Telecom Holding, which, in turn, owned 67.2% of our outstanding share capital, including 99.1% of our outstanding voting share capital.

Purchases of Preferred Shares of Brasil Telecom and Brasil Telecom Holding by Telemar

Between April 25, 2008 and June 17, 2008, Telemar, through its subsidiaries Copart 1 and Copart 2 Participações S.A., or Copart 2, acquired 55,819,400 preferred shares of Brasil Telecom Holding, representing 24.3% of the outstanding preferred shares of Brasil Telecom Holding and 15.4% of the share capital of Brasil Telecom Holding, for an aggregate purchase price of R$1,425 million in transactions conducted over the BOVESPA, and 45,590,200 of our preferred shares, representing 15.3% of our outstanding preferred shares and 8.3% of our share capital, for an aggregate purchase price of R$898 million in transactions conducted over the BOVESPA.

On June 22, 2008, Telemar, through its subsidiaries Copart 1 and Copart 2, acquired through public tender offers 20,826,442 preferred shares of Brasil Telecom Holding, representing 9.1% of the outstanding preferred shares of Brasil Telecom Holding and 5.7% of the outstanding share capital of Brasil Telecom Holding, for an aggregate purchase price of R$635 million, and 13,366,365 of our preferred shares, representing 4.5% of our outstanding preferred shares and 2.4% of our outstanding share capital, for an aggregate purchase price of R$313 million.

Closing Under the Share Purchase Agreement

On November 21, 2008, pursuant to an Agency Agreement between Telemar and Credit Suisse, Credit Suisse assigned all of its rights and obligations under the Share Purchase Agreement to Telemar and Telemar assumed these rights and obligations. On January 8, 2009, Telemar, through its subsidiary Copart 1, acquired all of the outstanding shares of Invitel and 12,185,836 common shares of Brasil Telecom Holding owned by the shareholders of Invitel for an aggregate purchase price of R$5,371 million. As a result of this acquisition, Telemar acquired control of Brasil Telecom Holding and our company.

PART TWO—SUMMARY

Tender Offers for Common Shares of Brasil Telecom and Brasil Telecom Holding by Telemar

On June 23, 2009, Telemar, through its subsidiaries Copart 1 and Copart 2, acquired through public tender offers 40,425,227 common shares of Brasil Telecom Holding, representing 30.5% of the outstanding common shares of Brasil Telecom Holding and 11.2% of the outstanding share capital of Brasil Telecom Holding, for an aggregate purchase price of R$2,618 million, and 630,872 of our common shares, representing 0.3% of our outstanding common shares and 0.1% of our outstanding share capital, for an aggregate purchase price of R$38 million.

Accounting Treatment of the Brasil Telecom Acquisition

Under Brazilian GAAP, the closing of the Brasil Telecom Acquisition, was accounted for based on the proportional fair values of identifiable assets and liabilities acquired, including intangible assets and contingent liabilities, based on the participation acquired.

Under U.S. GAAP, Telemar applied Statement of Financial Accounting Standards No. 141(R), “Business Combinations,” or SFAS 141(R), under which 100% of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the subsidiaries of Invitel were recorded at their fair values on January 8, 2009.

PART TWO—SUMMARY

Reorganization of Intermediate Holding Companies

As a result of the transaction described above, the structure of Telemar’s ownership interests in Brasil Telecom was as set forth in the chart below. The percentages in bold italics represent the percentage of the voting capital owned by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned by the parent company of each entity.

In anticipation of the corporate reorganization, Telemar undertook the transactions described below to eliminate the intermediate holding companies in this ownership structure.

On July 31, 2009:

•	Invitel merged with and into Solpart, with Solpart as the surviving company;

PART TWO—SUMMARY

•	Solpart merged with and into Copart 1, with Copart 1 as the surviving company;

•	Copart 1 merged with and into Brasil Telecom Holding, with Brasil Telecom Holding as the surviving company; and

•	Copart 2 merged with and into Brasil Telecom, with Brasil Telecom as the surviving company.

As a result of these transactions, as of August 11, 2009, the structure of Telemar’s ownership interests in Brasil Telecom Holding and Brasil Telecom was as set forth in the chart below. The percentages in bold italics represent the percentage of the voting capital owned by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned by the parent company of each entity.

Accounting Treatment of the Reorganization of the Intermediate Holding Companies

Mergers of Invitel into Solpart, Solpart into Copart 1, and Copart 1 into Brasil Telecom Holding

Under Brazilian tax law, goodwill and the subsequent allocation of goodwill that is recorded by a holding company in connection with an acquisition is not tax deductible until the holding company is merged into the operating company that was acquired. Accordingly, at the date of the Brasil Telecom Acquisition, Copart 1 was not able to recognize a tax benefit for the deductible goodwill as part of purchase accounting. This tax benefit will only be recognized after completion of the merger. CVM regulations limit the recognition of assets and liabilities resulting from the merger of a holding company into its acquired subsidiary to the basis adjustment to fixed assets and the tax benefit resulting from the allocation of goodwill to intangible assets and unallocated goodwill recorded in the acquisition. Therefore, under Brazilian GAAP, because Copart 1 was used solely for the purpose of effecting the Brasil Telecom Acquisition, pursuant to CVM regulations, Brasil Telecom Holding may only record (1) the property, plant and equipment at the carrying values of Copart 1, reflecting the accounting for the Brasil Telecom Acquisition and (2) the tax benefit of the intangible assets recognized in connection with the Brasil Telecom Acquisition based on the amount of expected tax benefit to be realized. These amounts were recorded as from the date of the Intermediate Mergers. The tax benefit will become realizable after the completion of the merger, whereby the tax benefit is recorded by Brazil Telecom, the operating company.

PART TWO—SUMMARY

Under U.S. GAAP, because Copart 1 controlled Invitel, Solpart and Brasil Telecom Holding since January 8, 2009, the merger of Copart 1 into Brasil Telecom Holding on July 31, 2009 represents a reorganization of entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of-interests, whereby the financial statements of the surviving entity will be presented on a consolidated basis as from January 8, 2009, the period during which Copart 1 and Brasil Telecom Holding were under common control, and include the assets and liabilities of Brasil Telecom Holding at the historical carrying values recorded by Copart 1. The historical carrying amounts of Copart 1 reflect the purchase accounting recorded under U.S. GAAP as described above under “—Telemar’s Acquisition of Control of Brasil Telecom Holding and Brasil Telecom—Accounting Treatment of Telemar’s Acquisition of Control of Brasil Telecom Holding and Brasil Telecom.”

The acquisition of the non-controlling interest in Brasil Telecom Holding will be accounted for as a reduction of the carrying amount of the non-controlling interest in accordance with Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements an amendment of ARB No. 51,” or SFAS 160.

Merger of Copart 2 into Brasil Telecom

Under Brazilian GAAP, because Copart 2 was used solely for the purpose of effecting the Brasil Telecom Acquisition, pursuant to CVM regulations, Brasil Telecom may only record (1) the property, plant and equipment at the carrying values of Copart 2, reflecting the accounting for the Brasil Telecom Acquisition, and (ii) the tax benefit of the intangible assets recognized in connection with the Brasil Telecom Acquisition that is attributable to Copart 2 based on the amount of expected tax benefit to be realized. These amounts were recorded as from the date of the Intermediate Mergers. The tax benefit became realizable after the completion of this merger, whereby the tax benefit was recorded by Brazil Telecom, the operating company.

Under U.S. GAAP, because Brasil Telecom and Copart 2 were under common control since January 8, 2009, the merger of Copart 2 into Brasil Telecom on July 31, 2009 represents a transaction between entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of-interests, whereby the financial statements of the surviving entity will be presented on a consolidated basis as from January 8, 2009, the period during which Copart 2 and Brasil Telecom were under common control, and include the assets and liabilities of Brasil Telecom at the historical carrying values recorded by Copart 2.

The Merger

The merger is a step in the corporate reorganization that Telemar and its subsidiaries that control Brasil Telecom are undertaking to reorganize Telemar’s interests in Brasil Telecom. The corporate reorganization is expected to be accomplished through three transactions that will occur consecutively and will cumulatively result in the conversion of the publicly held shares of Brasil Telecom Holding and Brasil Telecom into shares of Telemar: (1) the merger, (2) a mandatory share exchange (incorporação de ações) under Brazilian law in which shares of Coari, a wholly owned subsidiary of Telemar, will be issued in exchange for shares of Brasil Telecom, other than shares of Brasil Telecom held directly by Coari, and (3) a merger (incorporação) under Brazilian law of Coari with and into Telemar, with Telemar as the surviving company.

The share exchange and the Telemar merger are expected to be completed as soon as practicable after the completion of the merger. However, we cannot offer investors assurances regarding the dates on which these transactions will be completed, that these transactions will take place as planned or that they will ultimately be completed. In connection with the share exchange, Telemar plans to cause to be filed with the SEC (1) a

PART TWO—SUMMARY

registration statement on Form F-4, containing a prospectus which will be mailed to the shareholders of Brasil Telecom, and (2) other documents regarding the share exchange, and in connection with the Telemar merger, Telemar plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to the shareholders of Coari, and (2) other documents regarding the Telemar merger. Neither Telemar nor Coari is offering the shares to be issued in the share exchange or the Telemar merger by means of this prospectus. We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed share exchange and mergers. Investors and security holders will be able to obtain the documents filed with the SEC regarding the share exchange and the Telemar merger, when available, free of charge on the SEC’s website at www.sec.gov or from Telemar.

Purpose of and Reasons for the Merger and the Corporate Reorganization

We believe that the merger will enable Brasil Telecom to:

•	align the interests of the shareholders of Brasil Telecom Holding and Brasil Telecom, which are currently under common control;

•	simplify the capital and corporate structures of Brasil Telecom and Brasil Telecom Holding, thereby reducing administrative costs;

•	provide you with securities that Brasil Telecom expects will enjoy greater market liquidity than the securities you currently hold; and

•

eliminate the costs of separate listings of the shares of Brasil Telecom Holding and Brasil Telecom, as well as costs arising from the separate public reporting obligations of Brasil Telecom Holding and Brasil Telecom.

We have been advised that Telemar believes that the corporate reorganization will enable it to:

•	align the interests of the shareholders of Telemar, Brasil Telecom Holding and Brasil Telecom, which are all currently under common control;

•	facilitate the unification, standardization and the rationalization of the general administration of Telemar and Brasil Telecom;

•	simplify the shareholding and organizational structure of Telemar’s business, expand its shareholder base and reduce management and administrative costs; and

•	provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold or will hold following the merger.

The Merger (see page 97)

If the merger is approved:

•	Brasil Telecom Holding will merge with and into Brasil Telecom, with Brasil Telecom as the surviving company;

•	all issued and then outstanding shares of Brasil Telecom held by Brasil Telecom Holding and all Brasil Telecom Holding shares held in treasury will be cancelled;

•

each issued and then outstanding common share of Brasil Telecom Holding (other than any common shares held by shareholders seeking withdrawal of their common shares) will be converted automatically into 1.2190981 common shares of Brasil Telecom, plus cash in lieu of any fractional shares, without any further action by the holders thereof;

PART TWO—SUMMARY

•

each issued and then outstanding preferred share of Brasil Telecom Holding (including preferred shares of Brasil Telecom Holding represented by the Brasil Telecom Holding ADSs) will be converted automatically into 0.1720066 common shares of Brasil Telecom and 0.9096173 preferred shares of Brasil Telecom, plus cash in lieu of any fractional shares, without any further action by the holders thereof;

•

holders of Brasil Telecom Holding ADSs will receive, subject to the procedures described herein, 0.860033 Brasil Telecom Common ADSs and 1.516028 Brasil Telecom Preferred ADSs for each Brasil Telecom Holding ADS they hold. plus cash in lieu of any fractional Brasil Telecom Common ADS or Brasil Telecom Preferred ADS; and

•	Brasil Telecom Holding will cease to exist.

Increase in Brasil Telecom Share Capital

At the extraordinary general shareholders’ meeting of Brasil Telecom called to consider the merger, the holders of common shares of Brasil Telecom will also vote to amend the bylaws of Brasil Telecom to increase its share capital to R$3,731,058,950.28 represented by 603,020,546 shares, consisting of 203,423,176 common shares and 399,597,370 preferred shares.

Approval of the Merger (see page 99)

Approval of the merger will require (1) the affirmative vote of holders representing a majority of the total number of outstanding common shares of Brasil Telecom Holding at a duly convened extraordinary general shareholders’ meeting of Brasil Telecom Holding, and (2) the affirmative vote of holders representing a majority of the number of outstanding common shares of Brasil Telecom present at a duly convened extraordinary general shareholders’ meeting of Brasil Telecom.

Approval of the increase in the share capital of Brasil Telecom will require the affirmative vote of holders representing a majority of the number of outstanding common shares of present at a duly convened extraordinary general shareholders’ meeting.

We believe that the merger and the increase in the share capital of Brasil Telecom will be approved at the applicable extraordinary general shareholders’ meetings because:

•

our indirect controlling shareholder, Telemar, which indirectly holds 91.7% of the issued and outstanding common shares of Brasil Telecom Holding, has represented to us that it will cause the shares of Brasil Telecom Holding that it holds to be voted in favor of the merger; and

•

Brasil Telecom Holding holds 99.1% of our issued and outstanding common shares and Brasil Telecom Holding has represented to us that it will vote the shares of Brasil Telecom that it holds in favor of the merger and the increase in the share capital of Brasil Telecom.

The extraordinary general shareholders’ meetings of Brasil Telecom Holding and Brasil Telecom to consider the merger are scheduled to be held as follows:

Brasil Telecom Participações S.A.

                    , 2009                      (Brasília time)

SIA/Sul, ASP, Lote D, Bloco B –71215-000 – Setor de Indústria, Brasília, DF, Brazil

Brasil Telecom S.A.

                    , 2009                      (Brasília time)

SIA/Sul, ASP, Lote D, Bloco B –71215-000 – Setor de Indústria, Brasília, DF, Brazil

PART TWO—SUMMARY

If you hold common shares of Brasil Telecom Holding you may attend and vote at the Brasil Telecom Holding extraordinary general shareholders’ meeting to approve the merger. If you hold preferred shares of Brasil Telecom Holding, you are entitled to attend, but are not entitled to vote at, the Brasil Telecom Holding extraordinary general shareholders’ meeting to approve the merger. If you hold Brasil Telecom Holding ADSs, you are not entitled to attend the Brasil Telecom Holding extraordinary general shareholders’ meeting.

If you hold Brasil Telecom Holding ADSs and wish to attend this meeting, you must surrender your Brasil Telecom Holding ADSs and receive delivery of the Brasil Telecom Holding preferred shares represented thereby in accordance with the terms of the deposit agreement governing the Brasil Telecom Holding ADSs in sufficient time to allow your ownership of the Brasil Telecom Holding preferred shares to be reflected in the shareholder list that Brasil Telecom Holding will use to determine holders of preferred shares that are permitted to attend the meeting, which generally reflects record ownership as of the fourth Brazilian business day prior to the meeting.

There are no conditions to the completion of the merger other than (1) shareholder approval by the shareholders of Brasil Telecom Holding, and Brasil Telecom, and (2) the declaration by the SEC that the registration statement of which this prospectus forms a part is effective.

The approval by the NYSE of the listing of the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs to be delivered in connection with the merger, for which we will apply, must be obtained for these ADSs to be traded by their holders. However, this approval is not a condition to the completion of the merger.

The approval of the merger by the CVM or the BOVESPA is not a condition to the completion of the merger.

Although ANATEL will not undertake a review of the merger separate from its review of Telemar’s acquisition of control of Brasil Telecom, we were required to notify ANATEL of the proposed merger within five days following our public announcement of the merger. The merger is subject to the review of the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica), or CADE, the Brazilian antitrust regulator. However, no approvals of ANATEL or CADE are required prior to the completion of the merger. See “Part Eight—Legal and Regulatory Matters—Regulatory Approvals.”

Delivery of Brasil Telecom Shares and ADSs (see page 101)

If the merger is approved, by operation of law:

•	each common shares of Brasil Telecom Holding will automatically be converted into 1.2190981 common shares of Brasil Telecom; and

•	each preferred shares of Brasil Telecom Holding will automatically be converted into 0.1720066 common shares and 0.9096173 preferred shares of Brasil Telecom.

If you directly hold common or preferred shares of Brasil Telecom Holding, no further action by you is required. Because the common shares and preferred shares of Brasil Telecom are book-entry shares, an entry or entries will be made in the share registry of Brasil Telecom to evidence the common shares and preferred shares of Brasil Telecom you will receive in the merger, and neither you nor any other person will receive certificates evidencing common shares or preferred shares of Brasil Telecom. At that time, Brasil Telecom also will pay you cash in lieu of any fractional Brasil Telecom shares to which you would have been entitled as a result of the merger.

PART TWO—SUMMARY

If the merger is approved, holders of Brasil Telecom Holding ADSs, each of which represents five preferred shares of Brasil Telecom Holding, will receive, subject to the procedures described below, (1) 0.860033 Brasil Telecom Common ADSs, each representing one common share of Brasil Telecom, and (2) 1.516028 Brasil Telecom Preferred ADSs, each representing three preferred share of Brasil Telecom for each Brasil Telecom Holding ADS they hold, plus cash in lieu of any fractional ADSs. The terms of the Brasil Telecom ADSs that will be received in connection with the merger are described in “Part Six—Shareholder Rights—Description of Brasil Telecom ADSs.”

After the merger becomes effective and the end of the period for the exercise of withdrawal rights, Brasil Telecom will deposit with the custodian for the Brasil Telecom Holding Depositary the Brasil Telecom common shares and preferred shares issuable in respect of the Brasil Telecom Holding preferred shares then held in the Brasil Telecom Holding ADS program. The Brasil Telecom Holding Depositary will deposit those Brasil Telecom common shares and preferred shares with the custodian for the Brasil Telecom Depositary and instruct the Brasil Telecom Depositary to cause to be issued and to deliver ADSs representing those Brasil Telecom common shares and preferred shares to the Brasil Telecom Holding Depositary. When the Brasil Telecom ADSs are received in the Brasil Telecom Holding ADS program, the Brasil Telecom Holding ADSs will represent a right to receive Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs.

If you hold Brasil Telecom Holding ADSs indirectly through a broker or other intermediary, you will automatically receive your Brasil Telecom ADSs (and cash in lieu of any fractions as described in “Part Five—The Merger—Terms of the Merger—Fractional Brasil Telecom Shares and ADSs”).

If you hold Brasil Telecom Holding ADSs directly as a registered holder, you must surrender your ADRs to the Brasil Telecom Holding Depositary. Registered holders of Brasil Telecom Holding ADSs will be provided with the necessary forms, including a letter of transmittal substantially in the form filed as Exhibit 99.4 to the registration statement of which this prospectus is a part, which will contain instructions on how to surrender their ADRs representing Brasil Telecom Holding ADSs to the Brasil Telecom Holding Depositary. If you do not receive the necessary forms, you may call The Bank of New York Mellon toll-free at 1-888-BNY-ADRS or contact The Bank of New York Mellon at 101 Barclay Street, New York, NY 10286. Upon surrender of the Brasil Telecom Holding ADRs and payment of the taxes and expenses described below, the Brasil Telecom Holding Depositary will deliver the Brasil Telecom ADSs to the registered holders of former Brasil Telecom Holding ADSs (and cash in lieu of any fractional ADSs as described in “Part Five—The Merger—Terms of the Merger—Fractional Brasil Telecom Shares and ADSs”).

If you hold Brasil Telecom Holding ADSs, you will not have to pay fees of the Brasil Telecom Holding Depositary for the cancellation of the Brasil Telecom Holding ADSs that you hold in connection with the merger or any ADS issuance fees charged by the Brasil Telecom Depositary for the Brasil Telecom ADSs issued to you in connection with the merger. However, you will have to pay any applicable stock transfer taxes with respect to the cancellation of your Brasil Telecom Holding ADSs or the issuance of Brasil Telecom ADSs to you.

Stock Exchange Matters

Brasil Telecom has agreed with the BOVESPA that after the period for the exercise of withdrawal rights has ended, the Brasil Telecom common shares and preferred shares issued in the merger will trade under the ticker symbol for Brasil Telecom’s common shares, “BRTO3,” and the ticker symbol for Brasil Telecom’s preferred shares, “BRTO4,” respectively.

Brasil Telecom Preferred ADSs are listed on the NYSE under the symbol “BTM.” We will apply to list the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs to be received by holders of Brasil Telecom

PART TWO—SUMMARY

Holding ADSs on the NYSE, and the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs are expected to trade under the symbols “BTM.C” and “BTM,” respectively.

After the merger is complete and the period for the exercise of withdrawal rights has ended, preferred shares and common shares of Brasil Telecom Holding will be delisted from the BOVESPA and deregistered from the CVM, and the Brasil Telecom Holding ADSs will be delisted from the NYSE.

Withdrawal Rights (see page 103)

Under Brazilian law, the holders of common shares of Brasil Telecom Holding that dissent from the merger have the right to withdraw their share capital from Brasil Telecom Holding and be reimbursed for the value of the common shares for which they were record holders at the close of trading on April 25, 2008, the date of the Relevant Fact that first announced the merger. You cannot exercise these withdrawal rights if you vote in favor of the merger.

If you hold Brasil Telecom Holding preferred shares (including Brasil Telecom Holding preferred shares represented by the Brasil Telecom Holding ADSs), you are not entitled to withdrawal rights with respect to the merger.

If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the Brasil Telecom Holding extraordinary general shareholders’ meeting at which the merger is approved. Once the 30-day period for the exercise of your withdrawal rights has expired, you will no longer have any right to compel Brasil Telecom Holding to purchase your Brasil Telecom Holding common shares. If you notify Brasil Telecom Holding that you wish to exercise your withdrawal rights, such request will be irrevocable.

For more information on withdrawal rights, see “Part Five—The Merger—Terms of the Merger—Withdrawal Rights.”

Valuation Reports (see page 106)

Brasil Telecom and Brasil Telecom Holding have engaged Apsis Consultoria Empresarial Ltda., or Apsis, to conduct valuation analyses for the purpose of appraising the common shares of Brasil Telecom Holding. Apsis’s valuation analysis will be used to determine:

•

the market value of the shareholders’ equity of Brasil Telecom and Brasil Telecom Holding as of May 31, 2009 for purposes of Article 264 of the Brazilian Corporation Law, which requires disclosure to shareholders of the ratio of the value of shares of Brasil Telecom Holding and our company based on this appraisal to provide non-controlling shareholders with a parameter against which to evaluate the proposed merger and to determine whether to dissent from the shareholder vote and exercise withdrawal rights; and

•

the book value of the shareholders’ equity of Brasil Telecom Holding as of May 31, 2009 for purposes of Articles 8, 226 and 227 of the Brazilian Corporation Law, which requires an appraisal of the shares of Brasil Telecom Holding to determine the capital increase of Brasil Telecom that will result from the merger.

The valuation reports have been prepared based, in part, on prospective financial information prepared by the management of Brasil Telecom and Brasil Telecom Holding. Brasil Telecom and Brasil Telecom Holding do not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of theses companies have prepared the prospective financial information in connection with the

PART TWO—SUMMARY

valuation reports. The prospective financial information used to prepare the valuation reports was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The management of Brasil Telecom and Brasil Telecom Holding are responsible for such information, and in their view, it was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Brasil Telecom and Brasil Telecom Holding. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus and the valuation reports are cautioned not to place undue reliance on the prospective financial information.

Neither the independent auditors of Brasil Telecom or Brasil Telecom Holding, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information used to prepare the valuation reports, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The full text of the valuation reports are included as exhibits to the registration statement of which this prospectus forms a part. See “Part Five—The Merger—Valuation Reports” for a summary description of the valuation reports.

Brasil Telecom Holding and Brasil Telecom urge you to read carefully the summary of the valuation reports set forth in “Part Five—The Merger—Valuation Reports.” For information on how to obtain copies of the full reports, see “Incorporation by Reference.”

Management (see page 116)

Brasil Telecom is managed, and after the merger will be managed, by a board of directors of five members, each serving a three-year term expiring at our annual shareholders’ meeting in 2010. The board of executive officers of Brasil Telecom currently consists of five members, led by Luiz Eduardo Falco Pires Corrêa as chief executive officer.

Brasil Telecom is headquartered in Brasília, Brazil and will maintain that headquarters after the merger.

Accounting Treatment of the Merger (see page 116)

Under Brazilian GAAP, the body of accounting principles we use to prepare our consolidated financial statements, Brasil Telecom will account for this merger by (1) recording the property, plant and equipment at the carrying values recorded by Brasil Telecom Holding, reflected the accounting for the Brasil Telecom Acquisition, and (2) recording the tax benefit of the intangible assets recorded in connection with the Brasil Telecom Acquisition based on the amount of tax benefit realizable on the date of the merger in accordance with specific CVM regulations. The merger of Brasil Telecom Holding into Brasil Telecom will be accounted for as from the date of the merger.

Under U.S. GAAP, the merger represents a reorganization of entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying values, and reflected in the consolidated financial statements of Brasil Telecom. For a discussion of the effects of the intermediate company mergers described below under “Part Five—The Merger—Background of the Merger—Reorganization of Intermediate Holding Companies” on the historical carrying values of the assets and liabilities of Brasil Telecom and Brasil Telecom Holding, see “Part Five—The Merger—Background of the Merger—Reorganization of Intermediate Holding Companies.”

PART TWO—SUMMARY

Material Tax Considerations (see page 125)

The U.S. federal income tax consequences of the merger are uncertain. Although there is no authority addressing facts identical to the merger and therefore the matter is not free from doubt, we believe that the merger and the other steps of the corporate reorganization should be treated as a single integrated transaction for U.S. federal income tax purposes, and thus if the other steps of the corporate reorganization occur, the merger should be treated as a taxable transaction to U.S. Holders (as defined in “Part Five—The Merger—Material Tax Considerations—U.S. Federal Income Tax Considerations”). If the other steps of the corporate reorganization do not take place or if the merger were not integrated with the other steps of the corporate reorganization for U.S. federal income tax purposes, the merger would likely be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. Please review carefully the information set forth under “Part Five—The Merger—Material Tax Considerations—U.S. Federal Income Tax Considerations—Treatment of the Merger.”

Timetable for the Merger

Event	Date
Meeting of the Boards of Directors of each of Brasil Telecom Holding and Brasil Telecom to approve the merger	August 7, 2009
Announcement of the terms of the merger	August 12, 2009
Notice of meeting of shareholders of each of Brasil Telecom Holding and Brasil Telecom to consider the merger published in the Diário Oficial da União	, 2009
Notice of meeting of shareholders of each of Brasil Telecom Holding and Brasil Telecom to consider the merger published in Valor Econômico	, 2009
Notice of meeting of shareholders of Brasil Telecom Holding to consider the merger published in Jornal de Brasília	, 2009
Notice of meeting of shareholders of Brasil Telecom to consider the merger published in Correio Braziliense	, 2009
Mailing of prospectus to holders of Brasil Telecom Holding ADSs and U.S. holders of common and preferred shares of Brasil Telecom Holding	on or about , 2009
Meeting of shareholders of each of Brasil Telecom Holding and Brasil Telecom to approve the merger	, 2009
Beginning of period for exercise of withdrawal rights	on or about , 2009
End of period for withdrawal rights	on or about , 2009
Expected last day of trading of common and preferred shares of Brasil Telecom Holding on the BOVESPA and of Brasil Telecom Holding ADSs on the NYSE	on or about , 2009
Expected first day of trading of newly issued Brasil Telecom common shares and preferred shares on the BOVESPA and newly issued Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs on the NYSE	on or about , 2009
Brasil Telecom Holding Depositary expected to close books for all transfers involving Brasil Telecom Holding ADSs	on or about , 2009
Brasil Telecom Depositary begins to deliver Brasil Telecom ADSs upon surrender of Brasil Telecom Holding ADSs	on or about , 2009

PART TWO—SUMMARY

Selected Historical Financial Data and Pro Forma Financial Data

Presentation of Financial Information

Brasil Telecom and Brasil Telecom Holding maintain their books and records in reais.

Brasil Telecom’s consolidated financial statements at December 31, 2008 and 2007 and for the three years ended December 31, 2008, as adjusted and restated for the changes in accounting practices described below, are incorporated into this prospectus by reference to Brasil Telecom’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2008, filed with the SEC on August 7, 2009, which we refer to as the Brasil Telecom Annual Report, and have been audited, as stated in the report appearing therein. Brasil Telecom’s unaudited consolidated interim financial information at March 31, 2009 and for the three months ended March 31, 2009 and 2008 is incorporated into this prospectus by reference to Brasil Telecom’s report on Form 6-K furnished to the SEC on August 12, 2009, which we refer to as the Brasil Telecom First Quarter Report.

Brasil Telecom Holding’s consolidated financial statements at December 31, 2008 and 2007 and for the three years ended December 31, 2008, as adjusted and restated for the changes in accounting practices described below, are incorporated into this prospectus by reference to Brasil Telecom Holding Annual Report, and have been audited, as stated in the report appearing therein. Brasil Telecom Holding’s unaudited consolidated interim financial information at March 31, 2009 and for the three months ended March 31, 2009 and 2008 is incorporated into this prospectus by reference to Brasil Telecom Holding’s report on Form 6-K furnished to the SEC on August 12, 2009, which we refer to as the Brasil Telecom Holding First Quarter Report.

Brasil Telecom and Brasil Telecom Holding prepare their consolidated financial statements in accordance with Brazilian GAAP.

On December 28, 2007, the Brazilian government enacted Law No. 11,638/07, which became effective on January 1, 2008, amended the Brazilian Corporation Law and changed certain accounting policies under Brazilian GAAP. In December 2008, the CVM issued Deliberação 565/08, or Deliberation 565/08, implementing these changes in accounting policies. For a discussion of the principal changes introduced by Law No. 11,638/07 and Deliberation 565/08 as they relate to (1) the financial statements of Brasil Telecom, see “Item 5. Operating and Financial Review and Prospects—Financial Presentation and Accounting Policies—Presentation of Financial Statements” in the Brasil Telecom Annual Report, and notes 2(a) and 2(f) to Brasil Telecom’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report, and (2) the financial statements of Brasil Telecom Holding, see “Item 5. Operating and Financial Review and Prospects—Financial Presentation and Accounting Policies—Presentation of Financial Statements” in the Brasil Telecom Holding Annual Report, and notes 2(a) and 2(f) to Brasil Telecom Holding’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report.

In order to make the financial statements of Brasil Telecom and Brasil Telecom Holding at December 31, 2007 and for the two years ended December 31, 2007 comparable to their respective financial statements at December 31, 2008 and for the year ended December 31, 2008, Brasil Telecom and Brasil Telecom Holding have restated their respective previously issued financial statements at December 31, 2007 and for the two years ended December 31, 2007 included in their respective consolidated financial statements at December 31, 2008 and 2007 and for the three years ended December 31, 2008 to conform to the changes in accounting policy introduced by Law No. 11,638/07 and Deliberation No. 565/08. The financial information of Brasil Telecom and Brasil Telecom Holding at December 31, 2006, 2005 and 2004 and for the two years ended December 31, 2005 presented in this prospectus was prepared in accordance with Brazilian GAAP as in force at the time that such financial information was prepared, and may not be comparable to the financial information at December 31, 2008 and 2007 and for the three years ended December 31, 2008.

PART TWO—SUMMARY

Brazilian GAAP differs in certain important respects from U.S. GAAP. For a discussion of certain differences relating to the financial statements of Brasil Telecom, see note 36 to its audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report. For a discussion of certain differences relating to the financial statements of Brasil Telecom Holding, see note 36 to its audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report.

The U.S. GAAP reconciliation of our financial statements as of December 31, 2007 and for the two years ended December 31, 2007 included in our audited consolidated financial statements have been restated to correct errors in the calculation of our net income and shareholders’ equity under U.S. GAAP. During the year ended December 31, 2006, our management identified certain errors relating to the U.S. GAAP adjustments for capitalized interest and the depreciation of the step-up in basis of companies under common control that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2006 and for the year ended. At that time, our management evaluated the significance of these errors and concluded that the impact was not material to our financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2006 and for the year ended. During the year ended December 31, 2007, our management identified certain additional errors relating to the same U.S. GAAP adjustments that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the year then ended. At that time, our management evaluated the significance of these errors and concluded that the impact was not material to our financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2007 and for the year then ended. Subsequent to the issuance of our financial statements for the year ended December 31, 2007 and the acquisition of control of our company by Telemar, our management revised its calculations of the amount of these previously identified errors, reassessed the related impact on the respective years, and concluded that these errors were material to our financial statements taken as a whole. For a discussion of these errors and their effect on Brasil Telecom’s U.S. GAAP net income and shareholders’ equity, see “Item 5. Operating and Financial Review and Prospects—U.S. GAAP Reconciliation” in the Brasil Telecom Annual Report and note 36(n) to its audited consolidated financial statements, which are incorporated into this prospectus by reference the Brasil Telecom Annual Report.

The U.S. GAAP reconciliation of the financial statements of Brasil Telecom Holding as of December 31, 2007 and for the two years ended December 31, 2007 included in its audited consolidated financial statements have been restated to correct errors in the calculation of its net income and shareholders’ equity under U.S. GAAP. During the year ended December 31, 2006, the management of Brasil Telecom Holding identified certain errors relating to the U.S. GAAP adjustments for capitalized interest that are included in its reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2006 and for the year ended. At that time, the management of Brasil Telecom Holding evaluated the significance of these errors and concluded that the impact was not material to its financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2006 and for the year ended. During the year ended December 31, 2007, the management of Brasil Telecom Holding identified certain additional errors relating to the same U.S. GAAP adjustments that are included in its reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the year then ended. In addition, the management of Brasil Telecom Holding also identified that, for the year ended December 31, 2006, it had inadvertently omitted the U.S. GAAP adjustment relating to depreciation of the fair value step-up of the fixed assets, and identified certain errors relating to the U.S. GAAP adjustments for the step-up in basis of companies under common control that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the year then ended. At that time, the management of Brasil Telecom Holding evaluated the significance of these errors and

PART TWO—SUMMARY

concluded that the impact was not material to its financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2007 and for the year then ended. Subsequent to the issuance of the financial statements of Brasil Telecom Holding for the year ended December 31, 2007 and the acquisition of control of Brasil Telecom Holding by Telemar, the management of Brasil Telecom Holding revised its calculations of the amount of these previously identified errors, reassessed the related impact on the respective years, and concluded that these errors were material to its financial statements taken as a whole. For a discussion of these errors and their effect on Brasil Telecom Holding’s U.S. GAAP net income and shareholders’ equity, see “Item 5. Operating and Financial Review and Prospects—U.S. GAAP Reconciliation” in the Brasil Telecom Holding Annual Report and note 36(n) to its audited consolidated financial statements, which are incorporated into this prospectus by reference the Brasil Telecom Holding Annual Report.

Selected Historical Financial Data

The following information is provided to aid you in your analysis of the financial aspects of the merger. The following selected historical financial data has been derived from consolidated financial statements of Brasil Telecom and Brasil Telecom Holding.

Selected Historical Brasil Telecom Financial Data

The following selected financial data have been derived from Brasil Telecom’s consolidated financial statements. The selected financial data at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 have been derived from audited consolidated financial statements of Brasil Telecom which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report. The selected financial data at December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004, other than the U.S. GAAP reconciliation of this selected financial data, have been derived from audited consolidated financial statements of Brasil Telecom that are not included or incorporated by reference in this prospectus.

We have included information with respect to the dividends and/or interest attributable to shareholders’ equity paid to holders of Brasil Telecom’s common shares and preferred shares since January 1, 2004 in reais and in U.S. dollars translated from reais at the commercial market selling rate in effect as of the payment date under the caption “Part Six—Shareholder Rights—Comparative Share and Dividend Information—Information About Historical Dividend Payments.”

You should read this selected financial data in conjunction with the audited consolidated financial statements of Brasil Telecom and the related notes thereto, and “Item 5. Operating and Financial Review and Prospects” of the Brasil Telecom Annual Report, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report, and the unaudited interim consolidated financial statements of Brasil Telecom and the related notes thereto and Brasil Telecom’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the First Quarter of 2009, which are incorporated into this prospectus by reference to the Brasil Telecom First Quarter Report.

PART TWO—SUMMARY

Statement of Operations Data

	For the Year Ended December 31,
	2004		2005		2006		2007		2008		2008 (1)
					as restated		as restated
	(in millions of reais, except per share amounts and as otherwise indicated)										(in millions of US$, except per share amounts)
Statement of Operations Data
Brazilian GAAP:
Net operating revenue	R$	9,065	R$	10,139	R$	10,297	R$	11,059	R$	11,297	US$	6,120
Cost of sales and services		(5,845)		(6,526)		(6,465)		(6,383)		(6,209)		(3,363)

Gross profit		3,220		3,613		3,832		4,676		5,088		2,756
Operating expenses		(2,153)		(3,547)		(2,976)		(3,308)		(3,234)		(1,752)

Operating income (loss) before financial expense, net		1,067		66		855		1,368		1,853		1,004
Financial expense, net		(580)		(596)		(312)		(275)		(274)		(148)

Operating income (loss)		487		(530)		543		1,093		1,579		855
Non-operating income (expenses), net		(160)		(149)		—		—		—		—

Income (loss) before taxes and minority interest		327		(679)		543		1,093		1,579		855
Income tax and social contribution tax benefit (expense)		(44)		389		(101)		(295)		(551)		(298)
Minority interest		(6)		(13)		3		2		2		1

Net income (loss)	R$	277	R$	(303)	R$	445	R$	800	R$	1,030	US$	558

Number of shares outstanding at year end, excluding treasury shares (in thousands)		541,608		541,619		547,272		547,272		547,499
Net income per share at period end	R$	0.51	R$	(0.56)	R$	0.81	R$	1.46	R$	1.88	US$	1.02
Net income per ADS for the period		1.53		(1.67)		2.43		4.38		5.65		3.06

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at August 11, 2009 for reais into U.S. dollars of R$1.846=US$1.00.

PART TWO—SUMMARY

	For the Year Ended December 31,
	2004 (1)		2005 (1)		2006 (1)		2007 (1)		2008		2008 (2)
	as restated		as restated		as restated		as restated
	(in millions of reais, except per share amounts and as otherwise indicated)										(in millions of US$, except per share amounts)
Statement of Operations Data
U.S. GAAP:
Net operating revenue	R$	9,070	R$	10,149	R$	10,306	R$	11,058	R$	11,298	US$	6,120
Net income (loss)		235		108		616		868		1,129		612
Net income per share: (3)
Common shares – basic and diluted		0.43		0.20		1.13		1.59		2.06		1.12
Preferred shares – basic and diluted		0.43		0.20		1.13		1.59		2.06		1.12
ADSs – basic and diluted		1.29		0.60		3.39		4.77		6.18		3.35
Weighted average shares outstanding (in thousands):
Common shares – basic and diluted		249,597		249,597		249,597		249,597		249,597
Preferred shares – basic and diluted		292,011		292,022		297,675		297,675		297,902

(1)	Our management identified certain errors relating to the U.S. GAAP adjustments for capitalized interest and the depreciation of the step-up in basis of companies under common control that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the two years in the period then ended as described above under “—Presentation of Financial Information.” These errors relate to the calculations used to determine the U.S. GAAP adjustments relating to (1) capitalized interest and (2) the step-up in the basis of the fixed assets of certain entities under common control that were contributed to Brasil Telecom, as described in Notes 36(a) and 36(k)(vi), respectively, to Brasil Telecom’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report. The errors related to the U.S. GAAP adjustment for capitalized interest arose from miscalculations of (1) the rates used to depreciate capitalized interest and (2) the inclusion of fully depreciated assets in the calculation. This resulted in a restatement to the components of the calculation for this difference included in Note 36(a) to Brasil Telecom’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report. While the Brazilian GAAP numbers in this disclosure have been restated, Brasil Telecom’s financial statements prepared under Brazilian GAAP were not impacted as these amounts are estimates used solely for the purpose of the U.S. GAAP adjustment. The error relating to the U.S. GAAP adjustment for the step-up in basis of fixed assets arose from an error in the calculation of the rates used to calculate the depreciation for this item. As a result, the related adjustments in the reconciliation of shareholders’ equity and net income have been restated from the amounts previously reported. The following table sets forth the reconciliation between Brasil Telecom’s net income under U.S. GAAP as previously reported and as restated.

PART TWO—SUMMARY

	For the Year Ended December 31,
	2004		2005		2006		2007
	(in millions of reais, except per share amounts)
Net income under U.S. GAAP (as previously reported)	R$	285	R$	169	R$	687	R$	767
Difference in:
Capitalized interest		5		1		1		(0)
Amortization of capitalized interest		(71)		(79)		(110)		139
Depreciation of Step-up in basis of companies under common control		(9)		(15)		1		14
Deferred tax effect on adjustments		26		32		36		(52)

U.S. GAAP net income (as restated)	R$	235	R$	107	R$	616	R$	868

Net income per share: (a)
As previously reported:
Common shares – basic and diluted		0.53		0.31		1.26		1.40
Preferred shares – basic and diluted		0.53		0.31		1.26		1.40
ADSs – basic and diluted		1.59		0.93		3.78		4.20
As restated:
Common shares – basic and diluted		0.43		0.20		1.13		1.59
Preferred shares – basic and diluted		0.43		0.20		1.13		1.59
ADSs – basic and diluted		1.29		0.60		3.39		4.77

(a)	In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share,” or SFAS 128, basic and diluted earnings per share have been calculated, for U.S. GAAP purposes, using the “two class method.” See note 36(d) to Brasil Telecom’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report.
(2)	Translated for convenience only using the selling rate as reported by the Central Bank at August 11, 2009 for reais into U.S. dollars of R$1.846=US$1.00.
(3)	In accordance with SFAS 128, basic and diluted earnings per share have been calculated, for U.S. GAAP purposes, using the “two class method.” See note 36(d) to Brasil Telecom’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report.

PART TWO—SUMMARY

Balance Sheet Data

	At December 31,
	2004		2005		2006		2007		2008		2008 (1)
							as restated
	(in millions of reais)										(in millions of US$)
Balance Sheet Data
Brazilian GAAP:
Cash and cash equivalents	R$	2,398	R$	1,730	R$	2,542	R$	584	R$	1,479	US$	801
Short-term investments		—		—		89		1,847		562		304
Trade accounts receivable		2,112		2,153		2,128		2,190		2,210		1,197
Total current assets		5,689		5,272		6,053		5,977		6,139		3,326
Property, plant and equipment, net		8,300		7,593		6,535		5,690		5,902		3,197
Intangible assets		1,136		1,220		1,163		1,237		1,632		884
Total assets		17,403		16,107		15,998		15,535		17,670		9,572
Short-term loans and financing (including current portion of long-term debt)		586		824		971		390		659		357
Short-term debentures		494		608		46		9		12		7
Short-term swaps relating to loans and financing		24		57		116		119		90		49
Total current liabilities		4,696		5,363		4,637		4,412		4,792		2,596
Long-term loans and financing		3,056		2,627		2,370		2,523		2,913		1,578
Long-term debentures		1,020		500		1,580		1,080		1,080		585
Long-term swaps relating to loans and financing		102		292		304		288		132		72
Shareholders’ equity		6,481		5,497		5,528		5,505		6,241		3,381

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at August 11, 2009 for reais into U.S. dollars of R$1.846=US$1.00.

PART TWO—SUMMARY

	At December 31,
	2004 (1)		2005 (1)		2006 (1)		2007 (1)		2008		2008 (2)
	as restated		as restated		as restated		as restated
	(in millions of reais)										(in millions of US$)
Balance Sheet Data
U.S. GAAP:
Cash and cash equivalents	R$	492	R$	356	R$	402	R$	584	R$	1,479	US$	801
Short-term investments		1,906		1,374		2,229		1,847		562		304
Intangible assets		1,908		1,978		1,971		2,630		3,106		1,683
Property, plant and equipment, net		9,722		8,915		7,806		5,933		6,087		3,297
Total assets		18,796		17,663		17,993		17,423		19,615		10,626
Short-term loans, financing and debentures (including current portion of long-term debt)		831		1,148		815		399		671		363
Short-term swaps relating to loans and financing		17		54		115		119		90		49
Long-term loans, financing and debentures		3,888		2,963		3,945		3,603		3,993		2,163
Long-term swaps relating to loans and financing		72		275		301		288		132		72
Total liabilities (including funds for capitalization and minority interests)		11,704		11,145		11,049		10,501		11,890		6,441
Shareholders’ equity		7,094		6,518		6,944		7,329		7,725		4,185

(1)	Our management identified certain errors relating to the U.S. GAAP adjustments for capitalized interest and the depreciation of the step-up in basis of companies under common control that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the two years in the period then ended as described above under “—Presentation of Financial Information.” These errors relate to the calculations used to determine the U.S. GAAP adjustments relating to (1) capitalized interest and (2) the step-up in the basis of the fixed assets of certain entities under common control that were contributed to Brasil Telecom, as described in Notes 36(a) and 36(k)(vi), respectively, to Brasil Telecom’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report. The errors related to the U.S. GAAP adjustment for capitalized interest arose from miscalculations of (1) the rates used to depreciate capitalized interest and (2) the inclusion of fully depreciated assets in the calculation. This resulted in a restatement to the components of the calculation for this difference included in Note 36(a) to Brasil Telecom’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report. While the Brazilian GAAP numbers in this disclosure have been restated, Brasil Telecom’s financial statements prepared under Brazilian GAAP were not impacted as these amounts are estimates used solely for the purpose of the U.S. GAAP adjustment. The error relating to the U.S. GAAP adjustment for the step-up in basis of fixed assets arose from an error in the calculation of the rates used to calculate the depreciation for this item. As a result, the related adjustments in the reconciliation of shareholders’ equity and net income have been restated from the amounts previously reported. The following table sets forth the reconciliation between Brasil Telecom’s shareholders’ equity under U.S. GAAP as previously reported and as restated.

PART TWO—SUMMARY

	At December 31,
	2004		2005		2006		2007
	(in millions of reais)
Total shareholders’ equity under U.S. GAAP (as previously reported)	R$	7,072	R$	6,558	R$	7,055	R$	7,339
Difference in:
Capitalized interest		12		13		14		14
Amortization of capitalized interest		21		(58)		(168)		(29)
Step-up in basis of companies under common control, net of amortization until 2001 and depreciation		(0)		(15)		(14)		(0)
Deferred tax effect on adjustments		(11)		21		57		5

Total shareholders’ equity under U.S. GAAP (as restated)	R$	7,094	R$	6,518	R$	6,944	R$	7,329

(2)	Translated for convenience only using the selling rate as reported by the Central Bank at August 11, 2009 for reais into U.S. dollars of R$1.846=US$1.00.

Selected Historical Brasil Telecom Holding Financial Data

The following selected financial data have been derived from Brasil Telecom Holding’s consolidated financial statements. The selected financial data at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 have been derived from audited consolidated financial statements of Brasil Telecom Holding which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report. The selected financial data at December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004, other than the U.S. GAAP reconciliation of this selected financial data, have been derived from audited consolidated financial statements of Brasil Telecom Holding that are not included or incorporated by reference in this prospectus.

We have included information with respect to the dividends and/or interest attributable to shareholders’ equity paid to holders of Brasil Telecom Holding’s common shares and preferred shares since January 1, 2004 in reais and in U.S. dollars translated from reais at the commercial market selling rate in effect as of the payment date under the caption “Part Six—Shareholder Rights—Comparative Share and Dividend Information—Information About Historical Dividend Payments.”

You should read this selected financial data in conjunction with the audited consolidated financial statements of Brasil Telecom Holding and the related notes thereto, and “Item 5. Operating and Financial Review and Prospects” of the Brasil Telecom Holding Annual Report, which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report, and the unaudited interim consolidated financial statements of Brasil Telecom Holding and the related notes thereto and Brasil Telecom Holding’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the First Quarter of 2009, which are incorporated into this prospectus by reference to the Brasil Telecom Holding First Quarter Report.

PART TWO—SUMMARY

Statement of Operations Data

	For the Year Ended December 31,
	2004 (1)		2005 (1)		2006 (1)		2007 (1)		2008		2008 (2)
					as restated		as restated
	(in millions of reais, except per share amounts and as otherwise indicated)										(in millions of US$, except per share amounts)
Statement of Operations Data
Brazilian GAAP:
Net operating revenue	R$	9,065	R$	10,139	R$	10,297	R$	11,059	R$	11,297	US$	6,120
Cost of sales and services		(5,840)		(6,521)		(6,460)		(6,382)		(6,209)		(3,363)

Gross profit		3,225		3,618		3,837		4,677		5,088		2,756
Operating expenses		(2,181)		(3,580)		(2,995)		(3,332)		(3,224)		(1,746)

Operating income (loss) before financial expense, net		1,044		38		842		1,345		1,864		1,010
Financial expense, net		(400)		(387)		(105)		(50)		(154)		(83)

Operating income (loss)		644		(349)		737		1,295		1,710		926
Non-operating income (expenses), net		(168)		(147)		—		—		—		—

Income (loss) before taxes and minority interest		476		(496)		737		1,295		1,710		926
Income tax and social contribution tax benefit (expense)		(121)		373		(114)		(359)		(591)		(320)
Minority interest		(102)		94		(145)		(262)		(337)		(183)

Net income (loss)	R$	253	R$	(29)	R$	478	R$	674	R$	782	US$	424

Number of shares outstanding at year end, excluding treasury shares (in thousands)		358,559		362,488		362,488		362,488		362,488
Net income per share at year end	R$	0.70	R$	(0.08)	R$	1.32	R$	1.86	R$	2.16	US$	1.17
Net income per ADS at year end		3.52		(0.41)		6.07		9.31		10.79		5.85

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at August 11, 2009 for reais into U.S. dollars of R$1.846=US$1.00.

PART TWO—SUMMARY

	For the Year Ended December 31,
	2004 (1)		2005 (1)		2006 (1)		2007 (1)		2008		2008 (2)
	as restated		as restated		as restated		as restated
Statement of Operations Data
U.S. GAAP:
Net operating revenue	R$	9,070	R$	10,149	R$	10,306	R$	11,058	R$	11,298	US$	6,120
Net income (loss)		235		255		568		778		875		474
Net income per share: (3)
Common shares – basic and diluted		0.66		0.71		1.57		2.15		2.41		1.31
Preferred shares – basic and diluted		0.66		0.71		1.57		2.15		2.41		1.31
ADSs – basic and diluted		3.30		3.55		7.85		10.75		12.05		6.53
Weighted average shares outstanding (in thousands):
Common shares – basic and diluted		132,551		132,551		132,551		132,551		132,551
Preferred shares – basic and diluted		226,008		229,938		229,938		229,938		229,938

(1)	The management of Brasil Telecom Holding identified certain errors relating to the U.S. GAAP adjustments for capitalized interest and the depreciation of the step-up in basis of companies under common control that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the two years in the period then ended as described above under “—Presentation of Financial Information.” These errors relate to the calculations used to determine the U.S. GAAP adjustments relating to (1) capitalized interest and (2) the step-up in the basis of the fixed assets of certain entities under common control that were contributed to Brasil Telecom Holding, as described in Notes 36(a) and 36(k)(vi), respectively, to Brasil Telecom Holding’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report. The errors related to the U.S. GAAP adjustment for capitalized interest arose from miscalculations of (1) the rates used to depreciate capitalized interest and (2) the inclusion of fully depreciated assets in the calculation. This resulted in a restatement to the components of the calculation for this difference included in Note 36(a) to Brasil Telecom Holding’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report. While the Brazilian GAAP numbers in this disclosure have been restated, Brasil Telecom Holding’s financial statements prepared under Brazilian GAAP were not impacted as these amounts are estimates used solely for the purpose of the U.S. GAAP adjustment. The error relating to the U.S. GAAP adjustment for the step-up in basis of fixed assets arose from an error in the calculation of the rates used to calculate the depreciation for this item. As a result, the related adjustments in the reconciliation of shareholders’ equity and net income have been restated from the amounts previously reported. The following table sets forth the reconciliation between Brasil Telecom Holding’s net income under U.S. GAAP as previously reported and as restated.

PART TWO—SUMMARY

	For the Year Ended December 31,
	2004		2005		2006		2007
	(in millions of reais, except per share amounts)
Net income under U.S. GAAP (as previously reported)	R$	271	R$	291	R$	647	R$	702
Difference in:
Capitalized interest		6		1		1		(0)
Amortization of capitalized interest		(84)		(76)		(148)		160
Depreciation of Step-up in basis of companies under common control		(6)		(6)		(29)		11
Deferred tax effect on adjustments		29		28		60		(58)
Minority interest on US GAAP adjustments		19		18		38		(37)

U.S. GAAP net income (as restated)	R$	235	R$	255	R$	568	R$	778

Net income per share: (a)
As previously reported:
Common shares – basic and diluted		0.76		0.80		1.78		1.94
Preferred shares – basic and diluted		0.76		0.80		1.78		1.94
ADSs – basic and diluted		3.80		4.00		8.90		9.70
As restated:
Common shares – basic and diluted		0.66		0.71		1.57		2.15
Preferred shares – basic and diluted		0.66		0.71		1.57		2.15
ADSs – basic and diluted		3.30		3.55		7.85		10.75

(a)	In accordance with SFAS 128, basic and diluted earnings per share have been calculated, for U.S. GAAP purposes, using the “two class method.” See note 36(d) to Brasil Telecom Holding’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report.
(2)	Translated for convenience only using the selling rate as reported by the Central Bank at August 11, 2009 for reais into U.S. dollars of R$1.846=US$1.00.
(3)	In accordance with SFAS 128, basic and diluted earnings per share have been calculated, for U.S. GAAP purposes, using the “two class method.” See note 36(d) to Brasil Telecom Holding’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report.

PART TWO—SUMMARY

Balance Sheet Data

	At December 31,
	2004		2005		2006		2007		2008		2008 (1)
							as restated
	(in millions of reais)										(in millions of US$)
Balance Sheet Data
Brazilian GAAP:
Cash and cash equivalents	R$	3,227	R$	2,614	R$	3,974	R$	730	R$	2,710	US$	1,468
Trade accounts receivable		2,112		2,153		2,128		2,190		2,210		1,197
Total current assets		6,629		6,314		7,498		7,462		7,591		4,112
Property, plant and equipment, net		8,289		7,588		6,535		5,691		5,903		3,198
Intangible assets		1,136		1,220		1,163		1,249		1,638		887
Total assets		18,722		17,581		17,794		17,388		19,437		10,529
Short-term loans and financing (including current portion of long-term debt)		577		816		947		399		671		363
Short-term debentures		255		328		46		9		12		7
Short-term swaps relating to loans and financing		24		57		116		119		90		49
Total current liabilities		4,501		5,312		4,852		4,762		4,971		2,693
Long-term loans and financing		2,990		2,576		2,381		3,603		3,993		2,163
Long-term debentures		759		500		1,580		1,080		1,080		585
Long-term swaps relating to loans and financing		102		292		304		288		132		72
Shareholders’ equity		6,128		5,246		5,278		5,199		5,764		3,122

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at August 11, 2009 for reais into U.S. dollars of R$1.846=US$1.00.

PART TWO—SUMMARY

	At December 31,
	2004 (1)		2005 (1)		2006 (1)		2007 (1)		2008		2008 (2)
	as restated		as restated		as restated		as restated
	(in millions of reais)										(in millions of US$)
Balance Sheet Data
U.S. GAAP:
Cash and cash equivalents	R$	544	R$	362	R$	423	R$	730	R$	2,710	US$	1,468
Short-term investments		2,683		2,252		3,641		3,163		776		420
Intangible assets		1,826		1,907		1,889		2,582		3,058		1,657
Property, plant and equipment, net		9,652		8,872		7,762		5,911		6,070		3,288
Total assets		19,942		19,002		19,645		19,193		21,312		11,545
Short-term loans, financing and debentures (including current portion of long-term debt)		597		840		815		399		671		363
Short-term swaps relating to loans and financing		17		54		115		119		90		49
Long-term loans, financing and debentures		3,520		2,912		3,945		3,603		3,993		2,163
Long-term swaps relating to loans and financing		72		275		301		288		132		72
Total liabilities (including funds for capitalization and minority interests)		13,308		13,017		13,400		12,587		14,469		7,838
Shareholders’ equity		6,634		5,985		6,244		6,606		6,842		3,706

(1)	The management of Brasil Telecom Holding identified certain errors relating to the U.S. GAAP adjustments for capitalized interest and the depreciation of the step-up in basis of companies under common control that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the two years in the period then ended as described above under “—Presentation of Financial Information.” These errors relate to the calculations used to determine the U.S. GAAP adjustments relating to (1) capitalized interest and (2) the step-up in the basis of the fixed assets of certain entities under common control that were contributed to Brasil Telecom Holding, as described in Notes 36(a) and 36(k)(vi), respectively, to Brasil Telecom Holding’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report. The errors related to the U.S. GAAP adjustment for capitalized interest arose from miscalculations of (1) the rates used to depreciate capitalized interest and (2) the inclusion of fully depreciated assets in the calculation. This resulted in a restatement to the components of the calculation for this difference included in Note 36(a) to Brasil Telecom Holding’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Holding Annual Report. While the Brazilian GAAP numbers in this disclosure have been restated, Brasil Telecom Holding’s financial statements prepared under Brazilian GAAP were not impacted as these amounts are estimates used solely for the purpose of the U.S. GAAP adjustment. The error relating to the U.S. GAAP adjustment for the step-up in basis of fixed assets arose from an error in the calculation of the rates used to calculate the depreciation for this item. As a result, the related adjustments in the reconciliation of shareholders’ equity and net income have been restated from the amounts previously reported. The following table sets forth the reconciliation between Brasil Telecom Holding’s shareholders’ equity under U.S. GAAP as previously reported and as restated.

PART TWO—SUMMARY

	At December 31,
	2004		2005		2006		2007
	(in millions of reais)
Total shareholders’ equity under U.S. GAAP (as previously reported)	R$	6,616	R$	6,004	R$	6,341	R$	6,627
Difference in:
Capitalized interest		27		29		30		29
Amortization of capitalized interest		18		(58)		(206)		(46)
Step-up in basis of companies under common control, net of amortization until 2001 and depreciation		(6)		(12)		(42)		(31)
Deferred tax effect on adjustments		(13)		14		74		16
Minority interest on US GAAP adjustments		(9)		9		47		10

Total shareholders’ equity under U.S. GAAP (as restated)	R$	6,634	R$	5,985	R$	6,244	R$	6,606

(2)	Translated for convenience only using the selling rate as reported by the Central Bank at August 11, 2009 for reais into U.S. dollars of R$1.846=US$1.00.

PART TWO—SUMMARY

Unaudited Pro Forma Combined Financial Information

The unaudited pro forma combined financial information of Brasil Telecom presented herein has been derived from historical audited consolidated financial statements of Brasil Telecom Holding and Brasil Telecom prepared in accordance with Brazilian GAAP, which are incorporated by reference into this prospectus, and the historical audited financial statements of Copart 1 and Copart 2 as of December 31, 2008 and for the year then ended, which are not included or incorporated by reference into this prospectus.

The unaudited pro forma combined financial information was prepared as if (1) the Brasil Telecom Acquisition, (2) the Intermediate Mergers, and (3) the merger had been completed on January 1, 2008 for the unaudited pro forma statement of operations and on December 31, 2008 for the pro forma balance sheet. The pro forma assumptions and adjustments are described in the accompanying notes presented below.

The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes presented below, the historical consolidated financial statements of Brasil Telecom at and for the year ended December 31, 2008 and notes thereto, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report, and the historical consolidated financial statements of Brasil Telecom Holding at and for the year ended December 31, 2008 and notes thereto, which are incorporated by reference into this prospectus by reference to the Brasil Telecom Holding Annual Report. The financial statements of Copart 1 and Copart 2 are not included or incorporated by reference into this prospectus as at December 31, 2008, they had no operations, assets or liabilities, other than the equity interests in Brasil Telecom Holding and Brasil Telecom, respectively, that they acquired during the year ended December 31, 2008.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent, and you should not rely on the unaudited pro forma combined financial information as an indication of, (1) what the actual consolidated results of operations or the consolidated financial position of Brasil Telecom would have been had the Brasil Telecom Acquisition, the Intermediate Mergers and the merger occurred on the dates assumed, or (2) the combined company’s future consolidated results of operations or financial position.

The unaudited pro forma combined financial information does not reflect, for example, (1) any integration costs that may be incurred as a result of the Brasil Telecom Acquisition, the Intermediate Mergers and the merger, (2) any synergies, operating efficiencies and cost savings that may result from these transactions, (3) any effects of the proposed share exchange or Telemar merger described under “—The Merger—Purpose and Reasons for the Merger and the Corporate Reorganization,” (4) any benefits that may be derived from the combined company’s growth prospects, or (5) changes in rates for services or exchange rates subsequent to the dates of the pro forma combined financial information. We have not completed the merger, the proposed share exchange or the proposed Telemar merger. Accordingly, additional liabilities may be incurred in connection with the merger, the proposed share exchange or the proposed Telemar merger. Any additional liabilities and costs have not been reflected in the unaudited pro forma combined financial information because information necessary to reasonably estimate such costs and to formulate detailed reorganization plans is not yet available.

PART TWO—SUMMARY

Brasil Telecom

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2008

(in millions of R$)

	Copart 1 and Copart 2 Combined	Brasil Telecom Holding Consolidated	Pro forma adjustments (Brasil Telecom Acquisition) (a)	Pro forma adjustments (Intermediate Mergers) (b)	Eliminations	Brasil Telecom Holding Pro forma	Pro forma adjustments (Merger) (c)	Brasil Telecom Pro-forma
Assets
Current Assets:
Cash and cash equivalents	—	2,710	—	52	—	2,762	—	2,762
Financial investments	—	776	—	—	—	776	—	776
Trade accounts receivable, net	—	2,210	(18)	18	—	2,210	—	2,210
Inventories	—	54	—	—	—	54	—	54
Derivatives	—	29	—	—	—	29	—	29
Recoverable and deferred taxes	3	974	—	13	(3)	987	—	987
Judicial deposits and blockings	—	679	—	—	—	679	—	679
Dividends receivables	21	—	—	—	(21)	—	—
Other current assets	—	159	—	—	—	159	—	159

	24	7,591	(18)	83	(24)	7,656	—	7,656

Non Current Assets:
Recoverable and deferred taxes	—	1,925	—	—	—	1,925	—	1,925
Judicial deposits and blockings	—	2,231	—	—	—	2,231	—	2,231
Other long-term assets	—	145	—	—	—	145	—	145
Investments	3,271	4	—	—	(3,271)	4	—	4
Property, plant and equipment	—	5,903	2,105	—	—	8,008	—	8,008
Tax credit arising from merger	—		—	2,454	—	2,454		2,454
Intangible assets	—	1,638	6,999	(6,999)	—	1,638	—	1,638

	3,271	11,846	9,104	(4,545)	(3,271)	16,405	—	16,405

Total Assets	3,295	19,437	9,086	(4,462)	(3,295)	24,061	—	24,061

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

PART TWO—SUMMARY

Brasil Telecom

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2008

(in millions of R$)

	Copart 1 and Copart 2 Combined	Brasil Telecom Holding Consolidated	Pro forma adjustments (Brasil Telecom Acquisition) (a)	Pro forma adjustments (Intermediate Mergers) (b)	Eliminations	Brasil Telecom Holding Pro forma	Pro forma adjustments (Merger) (c)	Brasil Telecom Pro-forma
Liabilities
Current Liabilities
Payroll, social charges and benefits	—	110	—	—	—	110	—	110
Suppliers	—	2,072	—	—	—	2,072	—	2,072
Deferred tax and taxes payable	10	736	—	—	(10)	736	—	736
Dividends and interest on shareholders’ equity	14	516	—	—	(14)	516	—	516
Loans and financing	—	671	—	—	—	671	—	671
Derivatives	—	90	—	—	—	90	—	90
Authorizations payable	—	160	—	—	—	160	—	160
Provision for legal contingencies	—	219	—	—	—	219	—	219
Provision for pension and other post-retirement benefits	—	148	—	—	—	148	—	148
Other current liabilities	—	249	—	—	—	249	—	249

	24	4,971	—	—	(24)	4,971	—	4,971

Non Current Liabilities:
Deferred tax and taxes payable	—	371	—	—	—	371	—	371
Loans and financing	—	3,993	—	—	—	3,993	—	3,993
Derivatives	—	132	—	—	—	132	—	132
Authorizations payable	—	624	—	—	—	624	—	624
Provision for legal contingencies	—	714	690	(690)	—	714	—	714
Provision for pensions and other benefits	—	607	—	—	—	607	—	607
Other long-term liabilities	—	218	—	—	—	218	—	218

	—	6,659	690	(690)	—	6,659	—	6,659

Minority interest	—	2,044	—	—	—	2,044	(2,044)	—

Shareholders’ equity
Capital stock	3,271	2,596	8,396	(8,065)	(3,271)	2,927	2,044	4,971
Capital reserves	—	309	—	4,293	—	4,602	—	4,602
Profit reserves	—	2,858	—	—	—	2,858	—	2,858

Shareholders’ Equity	3,271	5,763	8,396	(3,772)	(3,271)	10,387	2,044	12,431

Total liabilities and shareholders’ equity	3,295	19,437	9,086	(4,462)	(3,295)	24,061	—	24,061

PART TWO—SUMMARY

Brasil Telecom

Unaudited Pro Forma Combined Balance Sheet—(Continued)

As of December 31, 2008

(in millions of R$)

	Copart 1 and Copart 2 Combined	Brasil Telecom Holding Consolidated	Pro forma adjustments (Brasil Telecom Acquisition) (a)	Pro forma adjustments (Intermediate Mergers) (b)	Eliminations	Brasil Telecom Holding Pro forma	Pro forma adjustments (Merger) (c)	Brasil Telecom Pro-forma

Reconciliation to U.S. GAAP (d)

Brazilian GAAP Shareholders Equity								12,431

Reversal of tax credit arising from the merger								(2,454)
Property, plant & equipment								5,199
Intangible assets								14,890
Allowance for doubtful accounts								(70)
Provision for legal contingencies								(2,232)
Acquisition cost								(3)

Different criteria for:
Asset retirement obligations								(18)
Pension and other post-retirement benefits								287
Deferred revenue, net of related costs – activation and installation fees								(23)
Deferred revenue – public telephone cards								(25)
Reversal of compensations cost of stock options under Brazilian GAAP								32
Reversal of paid in capital and effects on shareholders’ equity of the subsidiary Brasil Telecom S.A. related to stock options								(10)
Compensations cost of stock options								(19)
Paid in capital and effects on shareholders’ equity of the subsidiary Brasil Telecom S.A. related to stock options								6
Deferred tax effect of above adjustments								(6,125)

U.S. GAAP Shareholders Equity								21,866

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

PART TWO—SUMMARY

Brasil Telecom

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 31, 2008

(in millions of R$)

	Copart 1 and Copart 2 Combined	Brasil Telecom Holding Consolidated	Pro forma adjustments (Brasil Telecom Acquisition)(a)	Pro forma adjustments (Intermediate Mergers) (b)	Eliminations	Brasil Telecom Holding Pro forma	Pro forma adjustments (Merger) (c)	Brasil Telecom Pro-forma
Net operating revenue	—	11,297	—	—	—	11,297	—	11,297
Cost of goods sold and services rendered	—	(6,209)	(621)	349	—	(6,481)	—	(6,481)

Gross profit	—	5,088	(621)	349	—	4,816	—	4,816

Operating expenses
Selling expenses	—	(1,364)	(3)	2	—	(1,365)	—	(1,365)
General and administrative expenses	—	(1,428)	(108)	61	—	(1,475)	—	(1,475)
Other operating expenses, net	—	(431)	—	—	—	(431)	—	(431)

	—	(3,223)	(111)	63	—	(3,271)	—	(3,271)

Operating income	—	1,865	(732)	412	—	1,545	—	1,545
Financial income (expense), net	23	(154)	—	—	—	(131)	—	(131)

Income from continuing operations before tax	23	1,711	(732)	412	—	1,414	—	1,414
Income tax and social contribution	(8)	(591)	105	(140)	—	(634)	—	(634)

Net income	15	1,120	(627)	272	—	780	—	780

Reconciliation to U.S. GAAP (d)
Reversal of tax credit arising from merger								144
Property, plant and equipment								(791)
Intangible assets								(876)
Allowance for doubtful accounts								70
Acquisition cost								(3)
Difference in criteria for:
Capitalized interest								27
Amortization of capitalized interest								(4)
Asset retirement obligations								(4)
Pension and other post-retirement benefits								78
Deferred revenue, net of related costs – activation and installation fees								8
Deferred revenue – public telephone cards								(7)
Reversal of compensations cost of stock options under Brazilian GAAP								17
Compensations cost of stock options								(11)
Deferred tax effect of above adjustments								509

U.S. GAAP Net Income								(63)

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

PART TWO—SUMMARY

Notes to the Unaudited Pro Forma Combined Financial Information

1. Basis of Presentation

The unaudited pro forma combined financial information of Brasil Telecom presented herein has been derived from the historical audited consolidated financial statements of Brasil Telecom Holding and Brasil Telecom prepared in accordance with Brazilian GAAP, which are incorporated by reference into this prospectus, and the historical audited financial statements of Copart 1 and Copart 2 as of December 31, 2008 and for the year then ended, which are not included or incorporated by reference into this prospectus. The financial statements of Copart 1 and Copart 2 are not included or incorporated by reference into this prospectus as, at December 31, 2008, they had no operations, assets or liabilities, other than the equity interests in Brasil Telecom Holding and Brasil Telecom, respectively, that they acquired during the year ended December 31, 2008.

2. Accounting Treatment of the Brasil Telecom Acquisition

Under Brazilian GAAP, this acquisition was accounted for based on the proportional fair values of identifiable assets and liabilities acquired, including intangible assets and contingent liabilities, based on the participation acquired.

Under U.S. GAAP, Telemar applied SFAS 141(R), under which 100% of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the subsidiaries of Invitel were recorded at their fair values on January 8, 2009.

3. Accounting Treatment of the Intermediate Mergers

For a description of the Intermediate Mergers, see “—Background of the Merger—Reorganization of the Intermediate Holding Companies.” Under Brazilian tax law, goodwill and the subsequent allocation of goodwill that is recorded by a holding company in connection with an acquisition is not tax deductible until the holding company is merged into the operating company that was acquired. Accordingly, at the date of the Brasil Telecom Acquisition, Copart 1 was not able to recognize a tax benefit for the deductible goodwill as part of purchase accounting. This tax benefit will only be only recognized after completion of the merger.

CVM regulations limit the recognition of assets and liabilities resulting from the merger of a holding company into its acquired subsidiary to the basis adjustment to fixed assets and the tax benefit resulting from the allocation of goodwill to intangible assets and unallocated goodwill recorded in the acquisition. Therefore, under Brazilian GAAP, because Copart 1 and Copart 2 were used solely for the purpose of effecting the Brasil Telecom Acquisition, pursuant to CVM regulations, Brasil Telecom Holding may only record (1) the property, plant and equipment at the carrying values of Copart 1 and Copart 2, reflecting the accounting for the Brasil Telecom Acquisition, and (2) the tax benefit of the intangible assets recognized in connection with the Brasil Telecom Acquisition based on the amount of expected tax benefit to be realized. These amounts were recorded as from the date of the Intermediate Mergers. The substantial majority of the tax benefit will become realizable after the completion of the merger, whereby the tax benefit will be recorded by Brazil Telecom, the operating company.

Under U.S. GAAP, because Copart 1 controlled Invitel, Solpart and Brasil Telecom Holding since January 8, 2009, the merger of Copart 1 into Brasil Telecom Holding on July 31, 2009 represents a reorganization of entities under common control. As a result, the Intermediate Mergers were accounted for in a manner similar to a pooling-of-interests, whereby the financial statements of the surviving entity will be presented on a consolidated basis as from January 8, 2009, the period during which Copart 1 and Brasil Telecom Holding were under common control, and include the assets and liabilities of Brasil Telecom Holding at the historical carrying values recorded by Copart 1. The historical carrying amounts of Copart 1 reflect the purchase accounting recorded under U.S. GAAP as described in note 2 above.

PART TWO—SUMMARY

Under U.S. GAAP, because Brasil Telecom and Copart 2 have been under common control since January 8, 2009, the merger of Copart 2 into Brasil Telecom represents a transaction between entities under common control. As a result, this merger will be accounted for in a manner similar to a pooling-of-interests, whereby the financial statements of the surviving company will be presented on a consolidated basis from January 8, 2009, the period during which Copart 2 and Brasil Telecom were under common control, and include the assets and liabilities of Brasil Telecom at the historical carrying values recorded by Copart 2.

4. Accounting Treatment of the Merger:

Under Brazilian GAAP, Brasil Telecom will account for the merger by (1) recording the property, plant and equipment at the carrying values recorded by Brasil Telecom Holding, reflecting the accounting for the Brasil Telecom Acquisition, and (2) recording the tax benefit of the intangible assets recorded in connection with the Brasil Telecom Acquisition based on the amount of tax benefit realizable on the date of the merger in accordance with specific CVM requirements. The merger of Brasil Telecom Holding into Brasil Telecom will be accounted for as from the date of the merger.

Under U.S. GAAP, the merger represents a reorganization of entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying values, and reflected in the consolidated financial statements of Brasil Telecom. As described above, the assets and liabilities of Brasil Telecom Holding reflect the accounting described above in note 3.

5. Pro Forma Assumptions and Adjustments

The following assumptions and related pro forma adjustments give effect to the Brasil Telecom Acquisition, the Intermediate Mergers and the merger as if those transactions had been completed on January 1, 2008 for purposes of the unaudited pro forma combined statement of operations, and on December 31, 2008 for purposes of the unaudited pro forma combined balance sheet.

Pro forma adjustments

(a)	These pro forma adjustments represent the allocation of the excess of the purchase price over the book value of the participation acquired based on the proportional fair values of the assets and liabilities of Brasil Telecom under Brazilian GAAP. The following table sets forth details of the purchase price allocation:

	Acquisition of control (40.02%)	Subsequent tender offers (7.62%)	Total
	(in millions of reais)
Total consideration paid	8,642	2,656	11,298
Acquisition costs related to the acquisition	2	1	3

	8,644	2,657	11,301

Amounts representing respective percentages of the historical net assets acquired	2,498	407	2,905
Allocation of fair value:
Property, plant and equipment (1)	1,769	336	2,105
Intangible assets (2)	4,996	2,003	6,999
Provision for contingencies (3)	(601)	(89)	(690)
Trade accounts receivable, net (4)	(18)	—	(18)

	8,644	2,657	11,301

PART TWO—SUMMARY

(1)	This pro forma adjustment reflects the estimated fair value basis adjustment to Brasil Telecom Holding’s property, plant and equipment. For purposes of the pro forma income statement, this adjustment was depreciated using a weighted average depreciation rate of approximately 15.21% per year, which is based on the estimated remaining useful lives of the related assets.
(2)	This pro forma adjustment reflects the estimated fair value basis adjustment to Brasil Telecom Holding’s intangible assets. The intangible assets are associated with regulatory licenses, which fair value was calculated through an income approach methodology. For purposes of the pro forma income statement adjustment, this amount is amortized using a rate of approximately 5.88% per year, which is based on the remaining term of the related concession agreements.
(3)	This pro forma adjustment reflects the fair value of Brasil Telecom Holding’s contingent liabilities which were not recorded in the historical financial statements of Brasil Telecom Holding under Brazilian GAAP.
(4)	This pro forma adjustment reflects the estimated fair value adjustment to Brasil Telecom Holding’s accounts receivables. For purposes of the pro forma income statement, this adjustment represents the unwinding of the fair value adjustment during the year ended December 31, 2008.

(b)	As described above, the Intermediate Mergers were accounted for by Brasil Telecom Holding by (1) recording the property, plant and equipment at the carrying values recorded by Copart 1 and Copart 2, reflecting the accounting for the Brasil Telecom Acquisition, and (2) recording the tax benefit of the intangible assets recorded in connection with the Brasil Telecom Acquisition based on the amount of tax benefit calculated on the date of the Intermediate Mergers in accordance with specific CVM requirements. The pro forma adjustments represent the reversal of the pro forma adjustments relating to the Brasil Telecom Acquisition, except for the adjustment relating to property, plant and equipment and the recognition of the tax benefit as described above.

(c)	This pro forma adjustment reflects the elimination of minority interest in Brasil Telecom as a result of the merger.

(d)	U.S. GAAP Adjustments:

Under U.S. GAAP, in accordance with SFAS 141(R), the Brasil Telecom Acquisition was accounted for using the fair values of 100% of the identifiable assets acquired and the liabilities assumed of Brasil Telecom. The following table sets forth the balance sheet effects of the purchase price allocation recorded in connection with the Brasil Telecom Acquisition (see note 2 above):

(in millions of reais)
Current assets	7,546
Property, plant and equipment	13,206
Intangible assets	16,528
Other assets	4,620

Total assets acquired	41,900
Current liabilities	5,004
Provision for contingencies	2,947
Other long term liabilities	5,586
Deferred tax liabilities	6,497

Total liabilities assumed	20,034

Total net assets	21,866

PART TWO—SUMMARY

The U.S. GAAP pro forma adjustments reflect (1) the reversal of the tax benefit recorded in connection with the Intermediate Mergers and the merger, (2) recognition of the basis difference in property, plant and equipment, intangible assets, trade accounts receivable, net and provisions for contingencies and the related depreciation and amortization, (3) the reversal of acquisition costs that were recorded as part of the purchase price under Brazilian GAAP, and (4) different criteria for:

(a)	Asset retirement obligations;

(b)	Pensions and other post-retirement benefits;

(c)	Capitalizing interest;

(d)	Revenue recognition;

(e)	Accounting for stock options; and

(f)	Deferred income taxes on temporary differences.

For a discussion of certain differences between Brazilian GAAP and U.S. GAAP relating to the financial statements of Brasil Telecom, see note 36 to its audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Form 20-F.

Ratio of Combined Fixed Charges and Preference Dividends to Earnings

The table below provides the historical ratio of combined fixed charges and preference dividends to earnings for each of , Brasil Telecom Holding and Brasil Telecom for the periods indicated under Brazilian GAAP and U.S. GAAP, and the pro forma ratio of combined fixed charges and preference dividends to earnings of Brasil Telecom for the periods indicated.

Period	Brasil Telecom Holding	Brasil Telecom	Brasil Telecom (Pro Forma)
Brazilian GAAP:
Year ended December 31, 2004	1.34x	1.23x
Year ended December 31, 2005 (1)	0.90x	0.80x
Year ended December 31, 2006	1.57x	1.52x
Year ended December 31, 2007	2.03x	2.05x
Year ended December 31, 2008	2.20x	2.21x	2.08x
U.S. GAAP:
Year ended December 31, 2004	1.62x	1.57x
Year ended December 31, 2005	1.35x	1.34x
Year ended December 31, 2006	1.93x	2.04x
Year ended December 31, 2007	2.74x	2.88x
Year ended December 31, 2008	2.74x	2.81x	1.13x

(1)	Under Brazilian GAAP, Brasil Telecom Holding’s earnings were R$188 million less than its combined fixed charges and preference dividends for the year ended December 31, 2005, and Brasil Telecom’s earnings were R$364 million less than its combined fixed charges and preference dividends for the year ended December 31, 2005.

PART TWO—SUMMARY

For purposes of calculation of the ratio of combined fixed charges and preference dividends to earnings, earnings consist of:

•	pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	plus:

•	fixed charges (as defined below) and amortization of capitalized interest;

•	distributed income of equity investees; and

•	the applicable company’s share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

•	Minus:

•	capitalized interest;

•	preferred share dividend requirements of consolidated subsidiaries; and

•	non-controlling interest from pre-tax income of subsidiaries that have not incurred fixed charges.

Fixed charges consist of interest costs (expensed or capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest component of rent expense and preferred share dividend requirements of consolidated subsidiaries payable to third parties.

Summary Comparative Per Share Data

Brasil Telecom has derived the unaudited pro forma combined information appearing below from the unaudited pro forma combined financial data of Brasil Telecom appearing elsewhere in this prospectus.

You should read the information below together with the pro forma financial data of Brasil Telecom appearing elsewhere in this prospectus, and the historical financial statements of Brasil Telecom and Brasil Telecom Holding incorporated by reference into this prospectus. The unaudited pro forma combined financial data appearing below is for illustrative purposes only. Brasil Telecom Holding and Brasil Telecom may have performed differently had they always been a combined entity. You should not rely on this information as being indicative of the actual results of that the combined businesses of these companies will experience after the merger.

For more information about historical dividend payments by Brasil Telecom Holding and Brasil Telecom, see “Part Six—Shareholder Rights—Comparative Share and Dividend Information—Information About Historical Dividend Payments.”

PART TWO—SUMMARY

	As of and for the Year Ended December 31, 2008
	Historical				Pro Forma
	Brasil Telecom		Brasil Telecom Holding		Brasil Telecom		Per Share Equivalent Brasil Telecom Holding (1)
	(in reais)
Brazilian GAAP:
Book value per common share	R$	11.40	R$	15.90	R$	22.71	R$	27.68
Book value per preferred share		11.40		15.90		22.71		24.56
Cash dividends per common share (2)		1.38		1.98		1.38		1.69
Cash dividends declared per preferred share (2)		1.38		1.98		1.38		1.50
Income (loss) per common share from continuing operations		1.88		2.16		1.42		1.74
Income (loss) per preferred share from continuing operations		1.88		2.16		1.42		1.54

(1)	The Brasil Telecom Holding per common share equivalent data are calculated by multiplying the Brasil Telecom pro forma per common share amounts by 1.2190981, representing the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding common share in the Merger, assuming that none of the shareholders of Brasil Telecom Holding exercises appraisal rights. The Brasil Telecom Holding per preferred share equivalent data are calculated by adding (1) the Brasil Telecom pro forma per common share amounts multiplied by 0.1720066, representing the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding preferred share in the Merger, assuming that none of the shareholders of Brasil Telecom Holding exercises appraisal rights, and (2) the Brasil Telecom pro forma per preferred share amounts multiplied by 0.9096173, representing the number of Brasil Telecom preferred shares that will be received for each Brasil Telecom Holding preferred share in the Merger, assuming that none of the shareholders of Brasil Telecom Holding exercises appraisal rights.
(2)	Interest on shareholders’ equity is included and is presented net of taxes.

PART TWO—SUMMARY

	As of and for the Year Ended December 31, 2008
	Historical				Pro Forma
	Brasil Telecom		Brasil Telecom Holding		Brasil Telecom		Per Share Equivalent Brasil Telecom Holding (1)
	(in reais)
U.S. GAAP:
Book value per common share	R$	14.11	R$	18.88	R$	39.94	R$	48.69
Book value per preferred share		14.11		18.88		39.94		43.20
Cash dividends per common share (2)		1.38		1.98		1.38		1.69
Cash dividends per preferred share (2)		1.38		1.98		1.38		1.50
Income (loss) per common share (basic) from continuing operations		2.06		2.41		(0.12)		(0.14)
Income (loss) per common share (diluted) from continuing operations		2.06		2.41		(0.12)		(0.14)
Income (loss) per preferred share (basic) from continuing operations		2.06		2.41		(0.12)		(0.12)
Income (loss) per preferred share (diluted) from continuing operations		2.06		2.41		(0.12)		(0.12)

(1)	The Brasil Telecom Holding per common share equivalent data are calculated by multiplying the Brasil Telecom pro forma per common share amounts by 1.2190981, representing the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding common share in the merger, assuming that none of the shareholders of Brasil Telecom Holding exercises appraisal rights. The Brasil Telecom Holding per preferred share equivalent data are calculated by adding (1) the Brasil Telecom pro forma per common share amounts multiplied by 0.1720066, representing the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding preferred share in the Merger, assuming that none of the shareholders of Brasil Telecom Holding exercises appraisal rights, and (2) the Brasil Telecom pro forma per preferred share amounts multiplied by 0.9096173, representing the number of Brasil Telecom preferred shares that will be received for each Brasil Telecom Holding preferred share in the merger.
(2)	Interest on shareholders’ equity is included and is presented net of taxes.

PART TWO—SUMMARY

Historical and Pro Forma Share Information

The following tables show the closing prices of the common shares, preferred shares and ADSs of Brasil Telecom Holding and Brasil Telecom, as well as the equivalent value of the common shares and preferred shares of Brasil Telecom Holding and Brasil Telecom based on the exchange ratios for the merger, as of August 11, 2009, the last trading day preceding the date on of which the detailed terms of the merger were first announced, and as of April 24, 2008, the last trading day preceding public announcement of the corporate reorganization.

	August 11, 2009
	(Actual)				(Per share equivalent)
	Brasil Telecom		Brasil Telecom Holding		Brasil Telecom Holding
Common shares (1) (reais)	R$	31.98	R$	26.28	R$	38.99
Preferred shares (2) (reais)		13.37		15.60		17.66
ADS (3) (U.S. dollars)	US$	21.47	US$	42.39	US$	47.45

Source: BOVESPA; Bloomberg.

(1)	The Brasil Telecom actual price per share represents the closing price for Brasil Telecom common shares on July 31, 2009, the last date prior to August 11, 2009 on which a trade of common shares of Brasil Telecom was reported on the BOVESPA. The Brasil Telecom Holding common share per share equivalent data is calculated by multiplying the Brasil Telecom actual amount by 1.2190981, the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding common share in the merger.
(2)	The Brasil Telecom Holding preferred share per share equivalent data is calculated by adding (1) the Brasil Telecom common share actual amount multiplied by 0.1720066, the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding preferred share in the merger, and (2) the Brasil Telecom preferred share actual amount multiplied by 0.9096173, the number of Brasil Telecom preferred shares that will be received for each Brasil Telecom Holding preferred share in the merger.
(3)	The Brasil Telecom Holding per ADS equivalent data is calculated by adding (1) (a) the Brasil Telecom common share actual amount, converted into U.S. dollars based on an exchange rate of R$1.8457=US$1.00, the PTAX selling rate as reported by the Central Bank on August 11, 2009, multiplied by (b) 0.1720066, the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding preferred share in the merger, multiplied by (c) five, the number of preferred shares represented by each Brasil Telecom Holding ADS, and (2) the Brasil Telecom ADS actual amount multiplied by 1.516028, the number of Brasil Telecom Preferred ADS that will be received for each Brasil Telecom Holding ADS in the merger.

PART TWO—SUMMARY

	April 24, 2008
	(Actual)				(Per share equivalent)
	Brasil Telecom		Brasil Telecom Holding		Brasil Telecom Holding
Common shares (1) (reais)	R$	40.00	R$	50.12	R$	48.76
Preferred shares (2) (reais)		20.94		27.32		25.93
ADS (3) (U.S. dollars)	US$	37.16	US$	80.68	US$	79.95

Source: BOVESPA; Bloomberg.

(1)	The Brasil Telecom Holding common share per share equivalent data is calculated by multiplying the Brasil Telecom actual amount by 1.2190981, the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding common share in the merger.
(2)	The Brasil Telecom Holding preferred share per share equivalent data is calculated by adding (1) the Brasil Telecom common share actual amount multiplied by 0.1720066, the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding preferred share in the merger, and (2) the Brasil Telecom preferred share actual amount multiplied by 0.9096173, the number of Brasil Telecom preferred shares that will be received for each Brasil Telecom Holding preferred share in the merger.
(3)	The Brasil Telecom Holding per ADS equivalent data is calculated by adding (1) (a) the Brasil Telecom common share actual amount, converted into U.S. dollars based on an exchange rate of R$1.6687=US$1.00, the PTAX selling rate as reported by the Central Bank on April 24, 2008, multiplied by (b) 0.1720066, the number of Brasil Telecom common shares that will be received for each Brasil Telecom Holding preferred share in the merger, multiplied by (c) five, the number of preferred shares represented by each Brasil Telecom Holding ADS, and (2) the Brasil Telecom ADS actual amount multiplied by 1.516028, the number of Brasil Telecom Preferred ADS that will be received for each Brasil Telecom Holding ADS in the merger.

We urge you to obtain current market quotations.

Exchange Rates

Prior to March 14, 2005, there were two principal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

Most trade and financial foreign-exchange transactions were carried out on the commercial rate exchange market. The floating rate exchange market generally applied to transactions to which the commercial market rate did not apply.

On March 4, 2005, the Brazilian National Monetary Council (Conselho Monetário Nacional), or National Monetary Council, enacted Resolution No. 3,265, as well as additional regulations, that consolidated the two foreign exchange markets into a single foreign exchange market, effective as of March 14, 2005, in order to make foreign exchange transactions more straight-forward and efficient. Consequently, all foreign exchange transactions in Brazil are now carried out in this single foreign exchange market through authorized financial institutions. We cannot predict the impact of the enactment of any new regulations on the foreign exchange market.

PART TWO—SUMMARY

Foreign exchange rates continue to be freely negotiated, but may be influenced from time to time by Central Bank intervention. From March 1995 through January 1999, the Central Bank allowed the gradual depreciation of the real against the U.S. dollar. In January 1999, the Central Bank allowed the real/U.S. dollar exchange rate to float freely. Since then, the real/U.S. dollar exchange rate has been established mainly by the Brazilian interbank market and has fluctuated considerably. From December 31, 2000 through December 31, 2002, the real depreciated by 80.6% against the U.S. dollar. From December 31, 2002 through December 31, 2007, the real appreciated by 49.9% against the U.S. dollar, and in 2008, the real depreciated by 31.9% against the U.S. dollar. At August 11, 2009, the selling rate for U.S. dollars was R$1.846 per US$1.00. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to allow the real to float freely or will intervene in the exchange rate market through a currency band system or otherwise, or that the exchange market will not be volatile as a result of political or economic instability or other factors. We also cannot predict whether the real will depreciate or appreciate in value in relation to the U.S. dollar in the future.

The following table shows the commercial selling rate or selling rate, as applicable, for U.S. dollars for the periods and dates indicated. The information in the “Average” column represents the average of the exchange rates on the last day of each month during the periods presented.

	Reais per U.S. Dollar
Year	High		Low		Average		Period End
2004	R$	3.205	R$	2.654	R$	2.917	R$	2.654
2005		2.762		2.163		2.413		2.341
2006		2.371		2.059		2.168		2.138
2007		2.156		1.733		1.930		1.771
2008		2.500		1.559		1.834		2.337

	Reais per U.S. Dollar
Month	High		Low
February 2009	R$	2.392	R$	2.245
March 2009		2.422		2.238
April 2009		2.290		2.170
May 2009		2.148		1.973
June 2009		2.007		1.930
July 2009		2.015		1.873
August 2009 (through August 11)		1.846		1.818

Source: Central Bank

PART THREE—RISK FACTORS

Risks Relating to the Merger

The market price of Brasil Telecom shares and ADSs is uncertain.

The exchange ratios in the merger are fixed and there is no mechanism to adjust the exchange ratios in the event that the market price of the Brasil Telecom Holding shares or ADSs increases. The trading market for Brasil Telecom Holding and Brasil Telecom shares and ADSs after the exchange ratios for the merger are publicly announced and after the merger is approved by the requisite shareholders’ meetings may be severely impaired or disrupted. As a result, until the merger closes and you receive Brasil Telecom shares or ADSs, the liquidity of Brasil Telecom Holding or Brasil Telecom shares and ADSs may decline and their volatility may increase. This could result in substantial fluctuations in the trading price for Brasil Telecom Holding or Brasil Telecom shares or ADSs.

You are being offered a fixed number of Brasil Telecom common shares, preferred shares and ADSs, which involves the risk of market fluctuations.

You will receive a fixed number of Brasil Telecom common shares, preferred shares and ADSs in the merger, rather than a number of Brasil Telecom common shares, preferred shares and ADSs with a fixed market value. Consequently, the market values of Brasil Telecom common shares, preferred shares and ADSs, and of the common shares, preferred shares and ADSs of Brasil Telecom Holding at the time of the completion of the merger, may fluctuate significantly from the date of this prospectus.

On August 11, 2009, the last trading day preceding the date on of which the detailed terms of the merger were first announced, the last reported closing price on the BOVESPA for Brasil Telecom common shares and preferred shares were R$31.98 (reflecting the closing price on July 31, 2009, the date of the last reported trade on the BOVESPA) and R$13.37, respectively. The market value of 1.2190981 Brasil Telecom common shares, the number of Brasil Telecom common shares to be received for each Brasil Telecom Holding common share in the merger, was R$38.99, and the last reported closing price on the BOVESPA for Brasil Telecom Holding common shares was R$26.28. The aggregate market value of 0.1720066 Brasil Telecom common shares and 0.9096173 Brasil Telecom preferred shares, the number of Brasil Telecom common shares and preferred shares to be received for each Brasil Telecom Holding preferred share in the merger, was R$17.66, and the last reported closing price on the BOVESPA for Brasil Telecom Holding preferred shares was R$15.60.

On August 11, 2009, the last reported closing price on the NYSE for Brasil Telecom Preferred ADSs was US$21.47. The market value of 1.516028 Brasil Telecom Preferred ADSs, the number of Brasil Telecom Preferred ADSs to be received for each Brasil Telecom Holding ADS in the merger, was US$32.55. There currently is no market for the Brasil Telecom Common ADSs to be received by holders of the Brasil Telecom Holding ADS in the merger. The market value of 0.860033 Brasil Telecom common shares, the number of Brasil Telecom common shares that will be represented by the Brasil Telecom Common ADSs to be received by holders of the Brasil Telecom Holding ADS in the merger, was US$14.90 based on the last reported closing price on the BOVESPA for Brasil Telecom common shares, converted into U.S. dollars based on an exchange rate of R$1.846=US$1.00, the PTAX selling rate as reported by the Central Bank on August 11, 2009. The last reported closing price on the NYSE for Brasil Telecom Holding ADSs was US$42.39.

The market price of Brasil Telecom Holding and Brasil Telecom shares and ADSs may be adversely affected by arbitrage activities occurring prior to the completion of the merger.

The market price of Brasil Telecom Holding and Brasil Telecom shares and ADSs may be adversely affected by arbitrage activities occurring prior to the completion of the merger. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, Brasil Telecom Holding and Brasil Telecom shares and ADSs before the merger is completed and Brasil Telecom shares and ADSs after the merger is completed. Any adverse effect on the market prices of the Brasil Telecom

PART THREE—RISK FACTORS

Holding shares or ADSs, or the Brasil Telecom shares or ADSs, could adversely affect the cash value that you will receive for any fractional security to which you otherwise would have been entitled in the merger.

Your ownership percentage in Brasil Telecom, as the surviving entity in the merger, will decrease.

Because there are many existing shareholders of Brasil Telecom, your ownership percentage in Brasil Telecom will, as a result of the merger, be less than your existing ownership percentage in Brasil Telecom Holding. Assuming that none of the shareholders of Brasil Telecom Holding common shares exercise withdrawal rights, former minority shareholders of Brasil Telecom Holding will hold approximately 30.4% of the total share capital of Brasil Telecom in the aggregate following the merger as compared to 45.3% of Brasil Telecom Holding prior to the merger. Similarly, the ownership percentage in Brasil Telecom of existing Brasil Telecom minority shareholders of Brasil Telecom will be diluted as a result of the issuance of the new Brasil Telecom shares in the merger, and the percentage of the outstanding capital stock of Brasil Telecom held by existing minority shareholders of Brasil Telecom will decrease from 21.9% to 20.3%.

Brasil Telecom may have actual or potential conflicts of interest relating to the merger.

Brasil Telecom may have actual or potential conflicts of interest because Telemar Participações S.A., or TmarPart, the controlling shareholder of Brasil Telecom and of Brasil Telecom Holding exercises voting control over the boards of directors of Brasil Telecom Holding and Brasil Telecom. While the exchange ratios were determined in accordance with all applicable laws and regulations in Brazil, these ratios may be higher or lower than, from the perspective of value to unaffiliated shareholders, those that could be achieved through arm’s length negotiations between unrelated parties.

Brazilian law generally imposes on a board of directors a fiduciary duty to assure that contracts with related parties be on arm’s length terms. Nevertheless, in connection with the merger, Brazilian law does not (1) establish any specific, minimum or maximum exchange ratio, (2) require that the board of directors of Brasil Telecom or Brasil Telecom Holding formally determine that the terms of the merger as a whole are “fair,” either procedurally or financially, to its non-controlling shareholders, (3) establish any special independent committee or otherwise alter its corporate governance rules in connection with the merger, or (4) impose any prohibition or limitation on the voting rights of the controlling shareholder.

Under the Brazilian Corporation Law, because the merger involves a controlling and controlled company, we and Brasil Telecom Holding are required to disclose the ratio of the value of shares of Brasil Telecom Holding and our company calculated based on the net worth calculated at market prices (as if the assets of Brasil Telecom and Brasil Telecom Holding had been sold), based on valuation reports prepared by an independent financial advisor. This exchange ratio is required to be disclosed in order to provide the non-controlling shareholders with a parameter against which to evaluate the proposed merger and to determine whether to dissent from the shareholder vote and exercise withdrawal rights. The applicable exchange ratio calculated based on the criteria of net worth calculated at market prices is 1.133089 shares of our company for each share of Brasil Telecom Holding.

Brasil Telecom and Brasil Telecom Holding have engaged Apsis to conduct valuation analyses for the purpose of appraising the common shares of Brasil Telecom Holding. The fees for the valuation reports prepared by Apsis will be paid entirely by Brasil Telecom Holding and Brasil Telecom. The full text of the Apsis valuation reports are included as exhibits to the registration statement of which this prospectus forms a part. See “Part Five—The Merger—Valuation Reports” for a summary description of the Apsis valuation reports.

The other steps related to the corporate reorganization, including the share exchange and the Telemar merger, may not occur.

The merger is a step in the corporate reorganization that Telemar and its subsidiaries that control Brasil Telecom are undertaking to reorganize Telemar’s interests in Brasil Telecom. The corporate reorganization is

PART THREE—RISK FACTORS

expected to be accomplished through three transactions that will occur consecutively and will cumulatively result in the conversion of the publicly held shares of Brasil Telecom Holding and Brasil Telecom into shares of Telemar: (1) the merger, (2) a mandatory share exchange in which shares of Coari, a wholly owned subsidiary of Telemar, will be issued in exchange for shares of Brasil Telecom, and (3) a merger of Coari with and into Telemar, with Telemar as the surviving company.

The share exchange and the Telemar merger are expected to be completed as soon as practicable after the completion of the merger. However, we cannot offer investors assurances regarding the dates on which these transactions will be completed, that these transactions will take place as planned or that they will ultimately be completed. If these transactions do not take place, one of the primary benefits of the corporate reorganization, the simplification of the capital structure of Telemar, Brasil Telecom Holding and our company, will not be fully achieved.

The exercise of withdrawal rights by shareholders of Brasil Telecom Holding common shares could decrease cash balances of Brasil Telecom, as the surviving company in the merger, and otherwise adversely affect its financial condition.

As described in “Part Five—The Merger—Terms of the Merger—Withdrawal Rights,” , the holders of common shares of Brasil Telecom Holding that dissent from the merger have the right to withdraw their share capital from Brasil Telecom Holding and be reimbursed for the value of the common shares for which they were record holders at the close of trading on April 25, 2008, the date of the Relevant Fact that first announced the merger. If holders of a significant number of these shares exercise their withdrawal rights, the requirement to make large cash payments could decrease the cash balances of the Brasil Telecom, as the surviving company in the merger, limit its ability to borrow funds or fund capital expenditures or prevent the company from complying with existing contractual obligations. In addition, under the Brazilian Corporation Law, if the management of Brasil Telecom Holding believes that the total value of the withdrawal rights exercised by its shareholders may put at risk its financial stability, management may, within 10 days after the end of the withdrawal rights period, call an extraordinary general shareholders’ meeting of Brasil Telecom Holding to either unwind or ratify the merger. Because it and its affiliates hold, directly and indirectly, a majority of the voting shares of Brasil Telecom Holding, Telemar would be able to cause the unwinding of the merger at the applicable extraordinary general shareholders’ meeting.

If regulatory agencies impose conditions on approval of the merger, the anticipated benefits of the merger could be diminished.

While no governmental antitrust approvals are currently required in order to complete the transaction, if regulators were to impose any requirements for approval, Brasil Telecom Holding and Brasil Telecom would vigorously pursue any such governmental approvals. If any such approvals were withheld, the benefits of the merger could be delayed, possibly for a significant period of time after the shareholders approve the merger. In addition, if governmental agencies conditioned their approval of the merger on the imposition of conditions, Brasil Telecom’s operating results or the value of the Brasil Telecom shares and ADSs could be adversely affected.

The merger may not result in the benefits that Brasil Telecom seeks to achieve, including increased share liquidity.

Brasil Telecom is undertaking the merger because it believes that the merger will provide Brasil Telecom Holding and Brasil Telecom and their respective shareholders with a number of advantages, including providing shareholders of Brasil Telecom Holding with securities that Brasil Telecom expects will enjoy greater market liquidity than the securities these shareholders currently hold. However, the merger may not accomplish these

PART THREE—RISK FACTORS

objectives. Brasil Telecom cannot predict whether a liquid market for the newly issued Brasil Telecom securities will be maintained. If the merger does not result in increased liquidity for the securities held by shareholders of Brasil Telecom Holding, you may experience a decrease in your ability to sell your Brasil Telecom shares or ADSs compared to your ability to sell the Brasil Telecom Holding shares or ADSs you currently hold.

The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the merger.

The CVM may suspend for up to 15 days the extraordinary general shareholders’ meetings scheduled to approve the merger in order to analyze the transaction and verify that it does not breach applicable laws or regulations. Although Brasil Telecom believes that the proposed merger described in this prospectus is legal and provides equitable treatment to holders of Brasil Telecom Holding and Brasil Telecom shares, Brasil Telecom cannot predict the outcome of any such analysis of the transaction by the CVM.

The U.S. federal income tax consequences of the merger are uncertain.

The U.S. federal income tax consequences of the merger are uncertain. Although there is no authority addressing facts identical to the merger and therefore the matter is not free from doubt, we believe that the merger and the other steps of the corporate reorganization should be treated as a single integrated transaction for U.S. federal income tax purposes, and thus if the other steps of the corporate reorganization occur, the merger should be treated as a taxable transaction to U.S. Holders (as defined in “Part Five—The Merger—Material Tax Considerations—U.S. Federal Income Tax Considerations”). If the other steps of the corporate reorganization do not take place or if the merger were not integrated with the other steps of the corporate reorganization for U.S. federal income tax purposes, the merger would likely be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. No ruling has been sought from the Internal Revenue Service on the U.S. federal income tax consequences of the transaction. If the merger is a taxable transaction, you generally will recognize gain or loss. If the merger qualifies as a “tax-free” reorganization, you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of Brasil Telecom common shares, preferred shares or ADSs, except to the extent of any cash received in lieu of a fractional share. Please review carefully the information set forth under “Part Five—The Merger—Material Tax Considerations—U.S. Federal Income Tax Considerations.”

There is no clear guidance under Brazilian law regarding the income tax consequences to investors resulting from the merger.

We are not aware of any specific legal provision or administrative or judicial court precedent regarding the Brazilian income tax consequences to investors which are not domiciled or resident in Brazil, or non-Brazilian investors, resulting from a merger of one Brazilian company into another Brazilian company. We understand that there are reasonable legal grounds to sustain that the receipt (resulting from the merger), by a non-Brazilian investor, of Brasil Telecom ADSs or shares should not be subject to income tax pursuant to Brazilian tax law. However, this position may not prevail, in which case Brasil Telecom would be liable to the Brazilian tax authorities for withholding and collecting the income tax levied on the capital gains of the non-Brazilian investors. See “Part Five—The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

PART THREE—RISK FACTORS

Risks Relating to the Brazilian Telecommunications Industry and Our Business

Our fixed-line telecommunications services face increased competition from mobile services providers, other fixed-line service providers and cable television service providers, which may adversely affect our revenues and margins.

Our fixed-line telecommunications services in Region II face increasing competition from mobile services as the prices for mobile services decline and approach those of fixed-line services. According to ANATEL, from December 2005 to December 2008, the number of fixed lines in service in Brazil increased from 39.8 million to 41.1 million. We expect the number of fixed lines in service in Brazil to continue to stagnate or decline, as certain customers eliminate their fixed-line services in favor of mobile services, and the use of existing fixed lines to decrease as customers make additional calls on mobile phones as a result of promotional rates (such as free calls within a mobile provider’s network). The rate at which the number of fixed lines in service in Brazil declines depends on many factors beyond our control, such as economic, social, technological and other developments in Brazil. In addition, new fixed lines that we install are expected to be less profitable than existing ones because new fixed-line customers generally have lower incomes than our existing customers, subscribe to our lower cost service plans and generate fewer chargeable minutes of usage. Our traditional local fixed-line telecommunications services represented 37.3% and 38.5% of our gross operating revenue for the three months ended March 31, 2009 and the year ended December 31, 2008, respectively. Because we derive a significant portion of our operating revenue from our traditional local fixed-line telecommunications services, a reduction in the number of our fixed-lines in service would negatively affect our operating revenue and margins.

We also compete in the market for local fixed-line services with other fixed-line service providers, primarily with Empresa Brasileira de Telecomunicações— Embratel, or Embratel, and GVT S.A., or GVT, in Region II. Embratel competes with us for residential customers in Region II through services that it provides using the cable infrastructure of its affiliate, Net Serviços de Comunicação S.A., or Net, as described below. In addition, we compete with smaller companies that have been authorized by ANATEL to provide local fixed-line services. In March 2007, ANATEL adopted the General Regulation of Portability (Regulamento Geral de Portabilidade), which established the general rules regarding portability of fixed-line numbers, which allow customers to move to a new home or office or switch service providers while retaining the same fixed-line number. Implementation of number portability commenced in August 2008 and was completed in March 2009. We believe that number portability may negatively affect our local fixed-line business, particularly our services to corporate customers, because it allows our customers to overcome their general resistance to changing their fixed-line telephone numbers and thereby allows our competitors to attract these customers.

In November 2005, Embratel, our main competitor in fixed-line services, announced a telecommunications services agreement with Net, a cable television company that is our main competitor in the broadband services market. Both companies are affiliates of Teléfonos de México S.A.B. de C.V., or Telmex, one of the leading telecommunications service providers in Latin America. This agreement supports the offering to the Brazilian residential market of integrated voice, broadband and pay television services through a single network infrastructure. This bundling strategy has increased competition in the local fixed-line services and broadband businesses, which may require us to increase our marketing and capital expenditures, or reduce our rates to maintain market share, in each case leading to a reduction in our profitability.

Our loss of a significant number of fixed-line customers would adversely affect our gross operating revenue and may adversely affect our results of operations. In addition, because callers in Brazil placing long-distance calls from their fixed-line telephones generally tend to select the long-distance carrier affiliated with the provider of their fixed-line service, our loss of a significant number of fixed-line customers may adversely affect our revenues from long-distance services and our results of operations. For a detailed description of our competition in the local fixed-line services market, see “Item 4. Information on the Company—Competition—Local

PART THREE—RISK FACTORS

Fixed-Line Services” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

Our mobile services face strong competition from other mobile services providers, which may adversely affect our revenues.

The mobile services market in Brazil is extremely competitive. We had an estimated 15.0% share of the mobile services market in Region II as of March 31, 2009 and December 31, 2008, according to information available from ANATEL and based on the total number of subscribers as of those dates. We face competition from in Region II from large competitors such as Vivo Participações S.A., or Vivo, and Telecom Americas Group, which markets its services under the brand name “Claro,” and TIM Participações S.A., or TIM, which had estimated market shares of 32.5%, 28.0% and 24.3% in Region II, respectively, as of March 31, 2009. Vivo, TIM and Telecom Americas Group are each controlled by multinational companies that may have more significant financial and marketing resources and a greater ability to access capital on a timely basis and on more favorable terms than us.

Our ability to generate revenues from our mobile services business depends on our ability to increase and retain our customer base. Each additional customer subscribing to our service entails costs, including sales commissions and marketing costs. Recovering these costs depends on our ability to retain such customers. Therefore, high rates of customer churn could have a material adverse effect on the profitability of our mobile services business. During the three months ended March 31, 2009 and the year ended December 31, 2008, our average monthly churn rates in the mobile services segment, representing the number of subscribers whose service is disconnected during each month, whether voluntarily or involuntarily, divided by the number of subscribers at the beginning of such month, were 4.0% and 4.1% per month, respectively.

We have experienced increased pressure to reduce our rates in response to pricing competition. This pricing competition often takes the form of special promotional packages, which may include, among other things, mobile handset subsidies, traffic usage promotions and incentives for calls made within a mobile services provider’s own network. Competing with the service plans and promotions offered by our competitors may cause an increase in our marketing expenses and customer-acquisition costs, which could adversely affect our results of operations. Our inability to compete effectively with these packages could result in our loss of market share and adversely affect our operating revenue and profitability.

For a detailed description of our competition in the mobile services market, see “Item 4. Information on the Company—Competition—Mobile Services” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

Our long-distance services face significant competition, which may adversely affect our revenues.

In Brazil, unlike in the United States and elsewhere, a caller chooses its preferred long-distance carrier for each long-distance call, whether originated from a fixed-line telephone or a mobile handset, by dialing such carrier’s long-distance carrier selection code. The long-distance services market in Brazil is highly competitive. Our principal competitors for long-distance services originating on fixed-line telephones in Region II are Embratel (an affiliate of Telecom Americas Group) and GVT. We compete for long-distance services originating on mobile telephones in Region II with Embratel, Telecomunicações de São Paulo S.A., or Telesp (an affiliate of Vivo), and TIM. Generally, callers placing fixed-line long-distance calls in Brazil tend to select the long-distance carrier affiliated with the provider of their fixed-line service. Similarly, callers placing mobile long-distance calls in Brazil tend to select the long-distance carrier affiliated with the provider of their mobile or fixed-line service. Embratel, as the incumbent long-distance service provider, is the most aggressive of these competitors, offering discounts and other promotions from time to time in an effort to increase its market share in the long-distance

PART THREE—RISK FACTORS

market. Competition in the long-distance market may require us to increase our marketing expenses or provide services at lower rates than those we currently expect to charge for such services. If competition in the domestic long-distance market increases, it could have a material adverse effect on our revenues and margins. See “Item 4. Information on the Company—Competition—Long-Distance Services” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

Data transmission services are not subject to significant regulatory restrictions and, as a result, we face an increasing amount of competition in this business.

Competition in data transmission services is not subject to significant regulatory restrictions and, therefore, the market is open to a large number of competitors. Some competitors, such as cable operators, offer telephone and broadband services, which does not require them to use our network, thereby allowing them to reach our clients without paying interconnection and/or mobile network usage fees to our company. Additionally, we anticipate that ANATEL will auction radio frequency licenses, possibly in 2010, which may be used to establish Worldwide Interoperability for Microwave Access, or WiMax, networks. The implementation of WiMax networks may allow other ISPs to deploy wireless Internet Protocol, or IP, networks over a much greater area, for a much lower cost, than previously possible. This reduced deployment cost may give our competitors, or new entrants into the data transmission market, the ability to provide Voice over Internet Protocol, or VoIP, and other data services over WiMax networks at lower rates than we are able to offer.

Increasing competition in data transmission services may lead to rate reductions in this segment, adversely affecting the operating revenue we generate from this business. Additionally, increased competition for data transmission customers may require us to increase our marketing expenses and our capital expenditures and may lead to the loss of broadband customers, in each case leading to a decrease in our profitability. For a detailed description of our competition in the data transmission services market, see “Item 4. Information on the Company—Competition—Data Transmission Services” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

The telecommunications industry is subject to frequent changes in technology. Our ability to remain competitive depends on our ability to implement new technology, and it is difficult to predict how new technology will affect our business.

Companies in the telecommunications industry must adapt to rapid and significant technological changes that are usually difficult to anticipate. The mobile telecommunications industry in particular has experienced rapid and significant technological development and frequent improvements in capacity, quality and data-transmission speed. Technological changes may render our equipment, services and technology obsolete or inefficient, which may adversely affect our competitiveness or require us to increase our capital expenditures in order to maintain our competitive position. For example, in 2008, we invested R$288 million in our network and R$487 million in licenses in connection with the implementation of our Universal Mobile Telecommunications System, or UMTS, services, which we refer to as 3G services, in Region II. While we have been upgrading our fixed-line networks with technologically advanced fiber optic cable with a microwave overlay for use in our long-distance services, it is possible that alternative technologies may be developed that are more advanced than those we currently provide. If ANATEL auctions radio frequency spectrum for use in the development of WiMax networks, we expect that we may be required to participate in these auctions and deploy a WiMax network to remain competitive in the broadband services market. Even if we adopt new technologies in a timely manner as they are developed, the cost of such technology may exceed the benefit to us, and we cannot assure you that we will be able to maintain our level of competitiveness.

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Our industry is highly regulated. Changes in laws and regulations may adversely impact our business.

Our industry is highly regulated by ANATEL. ANATEL regulates, among other things, rates, quality of service and universal service goals, as well as competition among telecommunications service providers. Changes in laws and regulations, grants of new concessions, authorizations or licenses or the imposition of additional universal service obligations, among other factors, may adversely affect our business, financial condition and results of operations.

In October 2008, ANATEL published items that are on its regulatory agenda in the short-term (up to two years), medium-term (up to five years) and long-term (up to 10 years). In the short-term, ANATEL is expected to address the following items, among others: (1) review of and amendments to concession agreements to include additional obligations to expand existing networks; (2) assessment of the adequacy of fixed-line regulations in light of the convergence of telecommunications services; (3) regulation of service providers with significant market power; and (4) establishment of additional obligations to extend mobile networks, including broadband services, to rural areas. We cannot predict when regulations regarding these matters will be proposed, whether these regulations will be adopted as proposed or whether ANATEL, the Brazilian Ministry of Communications or the Brazilian government will adopt other telecommunications sector policies in the future or the consequences of such policies on our business and the business of our competitors.

Proposed laws seeking the termination of monthly subscription fees for local fixed-line services may adversely affect our business and financial condition.

Certain legislative bills seeking to terminate monthly subscription fees charged by local fixed-line service providers have been submitted to the Brazilian Congress and remain pending. In March 2008, a special committee was formed in the Brazilian House of Representatives to discuss the various proposed bills on this issue. As of the date of this prospectus, no action had been taken by the committee.

During the three months ended March 31, 2009 and the year ended December 31, 2008, monthly subscription fees represented 21.9% and 21.6% of our gross operating revenue, respectively. The enactment of legislation terminating the monthly subscription fees would have a material adverse effect on our results of operations.

Our local fixed-line and domestic long-distance concession agreements are subject to periodic modifications by ANATEL and expire on December 31, 2025. Our bids for new concessions upon the expiration of our existing concessions may not be successful.

We provide fixed-line telecommunications services in Region II pursuant to concession agreements with the Brazilian government. Our concession agreements expire on December 31, 2025, and may be amended by the parties every five years prior to the expiration date. ANATEL will engage in public consultation in connection with each five-year amendment to discuss its proposals for new conditions and quality and universal service targets. The first amendment to each of the concession agreements is expected to become effective on January 1, 2011. In connection with each of these amendments, we are currently discussing modifications to our concession agreements with ANATEL. On March 30, 2009, ANATEL published a public notice of the proposed modifications to these concession agreements. In this public notice, ANATEL proposed amendment to the General Plan on Universal Service (Plano Geral de Metas de Universalização) that would (1) require the expansion of our fixed-line network to all municipalities (municípios), which are analogous to counties in the U.S., with more than 30,000 inhabitants, (2) require us to provide service to a large number of additional areas, including indigenous villages, rural schools, health clinics, military bases, federal and state highway police stations, public aerodromes and environmental conservation organizations, and (3) require the fixed-line concessionaires to install an aggregate of up to approximately 110,000 additional public telephones, which

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number may be reduced as a result of ongoing changes in ANATEL regulations decreasing the number of public telephones required per inhabitant. The public consultation period in connection with the March 30, 2009 public notice ended on June 22, 2009, although the final amendments to our concession agreements have not yet been determined. Our obligations under the concession agreements may be subject to revision in connection with each amendment. We cannot assure you that any of these amendments will not impose requirements on our company that will require us to undertake significant capital expenditures or will not modify the rate setting procedures applicable to us in a manner that will significantly reduce the gross operating revenue that we generate from our fixed-line businesses. If the amendments to our concession agreements have these effects, our business, financial condition and results of operations could be materially adversely affected.

Our concession agreements will expire on December 31, 2025. We expect the Brazilian government to offer new concessions in competitive auctions prior to the expiration of our existing concession agreements. We may participate in such auctions, but our existing fixed-line and domestic long-distance concession agreements will not entitle us to preferential treatment in these auctions. If we do not secure concessions for our existing service areas in any future auctions, or if such concessions are on less favorable terms than our current concessions, our business, financial condition and results of operations would be materially adversely affected.

Our local fixed-line and domestic long-distance concession agreements, as well as our authorizations to provide personal mobile services, contain certain obligations and our failure to comply with them may result in various fines and penalties imposed on us by ANATEL.

Our local fixed-line and domestic long-distance concession agreements contain terms reflecting the General Plan on Universal Service and the General Plan on Quality Goals (Plano Geral de Metas de Qualidade) and other regulations adopted by ANATEL and implemented in 2006, the terms of which could affect our financial condition and results of operations. Our local fixed-line concession agreements also require us to meet certain network expansion, quality of service and modernization obligations in each of the states in Region II. In the event of noncompliance with ANATEL targets in any one of these states, ANATEL can establish a deadline for achieving the targeted level of such service, impose penalties, and, in extreme situations, terminate our concession agreements for noncompliance with its quality and universal service obligations. See “Item 4. Information on the Company—Regulation of the Brazilian Telecommunications Industry—Regulation of Fixed-Line Services” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

On an almost weekly basis, we receive inquiries from ANATEL requiring information from us on our compliance with the various service obligations imposed on us by our concession agreements. If we are unable to comply satisfactorily with those inquiries or our service obligations under our concession agreements, ANATEL may commence administrative proceedings in connection with such noncompliance. We have received numerous notices of commencement of administrative proceedings from ANATEL, mostly due to our inability to achieve certain targets established in the General Plan on Quality Goals and the General Plan on Universal Service, among others. We had recorded provisions in the amount of R$154 and R$149 million as of March 31 2009 and December 31, 2008, respectively, in connection with fines sought to be imposed by ANATEL. Additional fines from ANATEL or fines in excess of the provisioned amount could adversely impact our financial condition and results of operations. See “Item 4. Information on the Company—Regulation of the Brazilian Telecommunications Industry” and “Item 8. Financial Information—Legal Proceedings—Civil Claims—Administrative Proceedings” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

In addition, our authorizations to provide personal mobile services contain certain obligations requiring us to meet network scope and quality of service targets. If we fail to meet these obligations, we may be fined by ANATEL until we are in full compliance with our obligations and, in extreme circumstances, our authorization could be revoked by ANATEL. See “Item 4. Information on the Company—Regulation of the Brazilian

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Telecommunications Industry—Regulation of Mobile Services—Obligations of Personal Mobile Services Providers” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

We may be unable to implement our 3G network or our projects to upgrade and enhance our existing mobile networks in a timely manner or without unanticipated costs.

Following our receipt in December 2007 of the radio frequency licenses necessary to offer 3G services in Region II, we have undertaken significant capital expenditure programs to implement the networks necessary for us to provide these services. In addition, we have undertaken a project to upgrade a portion of our mobile network to enable us to increase the capacity of this network. Our ability to achieve our strategic objectives relating to our mobile services depends on and will depend on, in large part, the successful, timely and cost-effective implementation of these networks and projects. Factors that could affect this implementation include:

•	our ability to generate cash flow or to obtain future financing necessary for such implementation;

•	delays in the delivery of telecommunications equipment by our vendors;

•	the failure of the telecommunications equipment supplied by our vendors to comply with the expected capabilities; and

•	delays resulting from the failure of third party suppliers or contractors to meet their obligations in a timely and cost-effective manner.

Although we believe that our cost estimates and implementation schedule are reasonable, we cannot assure you that the actual costs or time required to complete the implementation of these networks will not substantially exceed our current estimates. Any significant cost overrun or delay could hinder or prevent the successful implementation of our business plan and result in revenues and net income being less than expected.

We depend on key suppliers and vendors to provide equipment that we need to operate our business.

We depend upon various key suppliers and vendors, including Ericsson, Alcatel-Lucent, Nokia and Huawei, to provide us with network equipment, which we need in order to expand and to operate our business. These suppliers may, among other things, extend delivery times, raise prices and limit supply due to their own shortages and business requirements. If these suppliers or vendors fail to provide equipment or service to us on a timely basis, we could experience disruptions, which could have an adverse effect on our revenues and results of operations, and we might be unable to satisfy the requirements contained in our concession and authorization agreements.

We are permitted to negotiate rates for interconnection to our mobile networks with providers of fixed line-services. ANATEL arbitration of these rates as a result of our failure to reach agreement with providers of fixed line-services may result in reductions of the interconnection rates that we currently charge.

In order to receive or send calls from or to customers of other Brazilian and international fixed-line and mobile networks, we must interconnect with the networks of our competitors. The Brazilian General Telecommunications Law (Lei Geral das Telecomunicações) requires all telecommunications service providers to interconnect their networks with those of other providers on a non-discriminatory basis. ANATEL sets the interconnection rates that fixed-line networks may charge.

Interconnection rates that mobile networks charge have typically been higher than the rates set by ANATEL for fixed-line networks. As a result, mobile operators generally have received a large portion of revenues generated by fixed-to-mobile calls, while fixed-line networks generally have received a small portion of revenues generated by mobile-to-fixed calls. Since July 2004, the interconnection rates that mobile networks may charge

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have been freely negotiable. Brazilian laws and regulations provide that if interconnection rates for mobile networks are not agreed among telecommunications service providers, ANATEL is empowered to arbitrate, at its discretion, the interconnection rates that mobile telecommunications companies may charge.

When we began offering mobile services, we were each unable to agree with fixed-line service providers on the interconnection rates that we would charge the fixed-line service providers. Similarly, none of the other mobile services providers were able to agree with fixed-line service providers on the interconnection rates that they would charge the fixed-line service providers at the time that their authorizations to provide mobile services were granted. Each of the mobile services providers and the fixed-line service providers with which they interconnected commenced arbitration proceedings before ANATEL to establish the applicable interconnection rates. ANATEL established provisional rates applicable to each mobile services provider, pending a final decision in the arbitration proceedings.

An initial decision approving these provisional rates was rendered in September 2007, but an appeal remains pending before ANATEL’s Council of Directors (Conselho Diretor). We cannot predict whether the final interconnection rates established by ANATEL will be equivalent to those currently applied by us. If ANATEL sets interconnection rates that mobile operators may charge at a level that differs substantially from the current level, our results of operations may be materially adversely affected.

Telemar’s controlling shareholder, TmarPart, has control over us and our controlled companies.

We are controlled indirectly by TmarPart, which, as of August 11, 2009, owned 17.9% of the total share capital, including 53.7% of the voting share capital, of Tele Norte Leste Participações S.A., or TNL. TNL owns 87.0% of the total share capital, including 97.4% of the voting share capital, of Telemar, which owns all of the outstanding share capital of Coari.

As of August 11, 2009, TmarPart indirectly held 99.3% of the voting shares of our company. TmarPart’s shareholders are parties to two shareholders’ agreements governing their equity interests in TmarPart. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders—TmarPart Shareholders’ Agreements” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus. Our controlling shareholder and its controlling shareholders are entitled to appoint a majority of the members of the boards of directors of Brasil Telecom Holding and our company, and they have the power to determine the decisions to be taken at our shareholders’ meetings on matters of our management that require the prior authorization of our shareholders, including in respect of related party transactions, corporate restructurings and the date of payment of dividends and other capital distributions. The decisions of our controlling shareholder and its controlling shareholders on these matters may be contrary to the expectations or preferences of holders of our indebtedness, including holders of our common shares, preferred shares and ADSs.

We have a substantial amount of existing debt, which could restrict our financing and operating flexibility and have other adverse consequences.

At March 31, 2009, we had total consolidated indebtedness, excluding swap adjustments, of R$4,697 million and a ratio of debt to equity of 1:1.35.

We are subject to certain financial covenants that limit our ability to incur additional debt. Our existing level of indebtedness and the requirements and limitations imposed by our debt instruments could adversely affect our financial condition or results of operations. In particular, the terms of some of these debt instruments restrict our ability, and the ability of our subsidiaries, to:

•	incur additional debt;

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•	grant liens;

•	pledge assets;

•	sell or dispose of assets; and

•	make certain acquisitions, mergers and consolidations.

Furthermore, some of our debt instruments include financial covenants that require us and/or our subsidiaries to maintain certain specified financial ratios. As a result of adjustments in our provision for contingencies in 2009, including in connection with Telemar’s acquisition of control of our company, we expect that we will not comply with certain covenants set forth in our debt instruments with the Brazilian National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Econômico e Social), or BNDES, and The Japan Bank of International Cooperation, or JBIC, and in our debentures as of June 30, 2009. Under each of these debt instruments the creditor has the right to accelerate the debt if, at the end of any fiscal quarter, we are not in compliance with the covenants containing these ratios. We have received waivers from (1) BNDES in respect of the anticipated breach of these covenants and any similar breaches that occur on or prior to December 31, 2009, as a result of which, the next measurement date for the ratios under our BNDES indebtedness will be June 30, 2010, (2) the holders of our debentures approving a decrease in the consolidated EBITDA to consolidated financial expense ratio contained in the covenants in the debenture from 1.95:1.00 to 0.95:1.00 during the period from June 30, 2009 until June 30, 2010, and (3) JBIC in respect of the anticipated breach of these covenants for the fiscal quarter ended June 30, 2009. We anticipate that we will not comply with certain covenants set forth in our debt instruments with JBIC as of September 30, 2009 and are seeking a waiver of this anticipated breach from JBIC. We cannot provide investors with any assurance that this waiver will be obtained. See “Item 5. Operating and Financial Review and Prospects—Indebtedness and Financing Strategy—Long-Term Indebtedness” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

In general, the occurrence of an event of default under one of our debt instruments may trigger defaults under our other debt instruments. If we are unable to incur additional debt, we may be unable to invest in our business and make necessary or advisable capital expenditures, which could reduce future operating revenue and adversely affect our profitability. In addition, cash required to serve our existing indebtedness reduces the amount available to us to make capital expenditures.

If our growth in net operating revenue slows or declines in a significant manner, for any reason, we may not be able to continue servicing our debt. If we are unable to meet our debt service obligations or comply with our debt covenants, we could be forced to renegotiate or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all. For more information regarding our debt instruments and our indebtedness at December 31, 2008, see “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

We are subject to numerous legal and administrative proceedings, which could adversely affect our business, results of operations and financial condition.

We are subject to numerous legal and administrative proceedings. It is difficult to quantify the potential impact of these legal and administrative proceedings. We classify our risk of loss from legal and administrative proceedings as “probable,” “possible” or “remote.” We make provisions for probable claims but do not make provisions for possible and remote claims. At March 31, 2009 and December 31, 2008, we had provisioned R$1,944 million and R$1,453 million, respectively, for probable claims relating to various tax, labor and civil legal and administrative proceedings against us.

At March 31, 2009 and December 31, 2008, we had claims against us of approximately R$1,467 million and R$1,672 million, respectively, in tax proceedings; R$687 million and R$633 million, respectively, in labor

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proceedings; and R$1,207 million and R$1,220 million, respectively, in civil proceedings with a risk of loss classified as “possible” and for which we had made no provisions. See note 28 to the audited consolidated financial statements of Brasil Telecom, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report, and note 21 to Brasil Telecom’s unaudited consolidated interim financial information, which is incorporated into this prospectus by reference to the Brasil Telecom First Quarter Report. We do not include in our financial statements the estimated contingency in connection with proceedings in respect of which we consider the risk of loss to be “remote.”

As the result of Telemar’s acquisition of control of our company in January 2009, we have changed our criteria for estimating probable losses in connection with labor proceedings and the recognition of tax credits for the Tax on the Circulation of Merchandise and Services (Imposto Sobre a Circulação de Mercadorias e Serviços), or ICMS (a state value-added tax on sales and services), in order to align our policies with those of Telemar. As a result, we have recorded additional provisions for labor proceedings and tax proceedings in the second quarter of 2009 in the amount of R$325 million and R$391 million, respectively.

Additionally, as the result of certain judicial decisions in 2009, we have reclassified the probability of loss in certain civil proceedings involving Companhia Riograndense de Telecomunicações, or CRT, the leading fixed-line telecommunications service company in the State of Rio Grande do Sul that we acquired in 2000, from possible to probable. As a result, we have recorded an additional provision in the second quarter of 2009 in the amount of R$1,153 million in connection with the proceedings.

If we are subject to unfavorable decisions in any legal or administrative proceedings and the losses in those proceedings significantly exceed the amount for which we have provisioned or involve proceedings for which we have made no provision, our results of operations and financial condition may be materially adversely affected. For a more detailed description of these proceedings, see “Item 8. Financial Information—Legal Proceedings” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

We are subject to potential liabilities relating to our third-party service providers, which could have a material adverse effect our business, financial condition and results of operations.

We are subject to potential liabilities relating to our third-party service providers. Such potential liabilities may involve claims by employees of third-party service providers directly against us as if we were the direct employer of such employees, as well as claims against us for secondary liability for, among other things, occupational hazards, wage parity or overtime pay, in the event that such third-party service providers fail to meet their employer obligations. We have not recorded any provisions for such claims, and significant judgments against us could have a material adverse effect on our business, financial condition and results of operations.

We are subject to delinquencies of our accounts receivables.

Our business significantly depends on our customers’ ability to pay their bills and comply with their obligations to us. During the three months ended March 31, 2009 and the years ended December 31, 2008 and 2007, we recorded provisions for doubtful accounts in the amount of R$207 million, R$370 million and R$348 million, respectively, primarily due to subscribers’ delinquencies. As a percentage of our gross operating revenue, our provision for doubtful accounts was 4.7% at March 31, 2009, 2.2% at December 31, 2008 and 2.0% at December 31, 2007.

ANATEL regulations prevent us from implementing certain policies that could have the effect of reducing delinquency, such as service restrictions or limitations on the types of services provided based on a subscriber’s credit record. If we are unable to successfully implement policies to limit subscriber delinquencies or otherwise

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select our customers based on their credit records, persistent subscriber delinquencies and bad debt will continue to adversely affect our operating and financial results.

In addition, if the Brazilian economy declines due to, among other factors, a reduction in the level of economic activity, depreciation of the real, an increase in inflation or an increase in domestic interest rates, a greater portion of our customers may not be able to pay their bills on a timely basis, which would increase our provision for doubtful accounts and adversely affect our financial condition and results of operations. See “— Risks Relating to Brazil.”

If key members of our senior management team were to resign, or if we are unable to attract and retain skilled management, our business could be materially adversely affected.

Our ability to remain competitive in our markets and achieve our growth strategy depends on our senior management team. We may not be able to continue to successfully attract and retain skilled management. If key members of our senior management team were to resign, or if we are unable to continue to attract and retain skilled management, our business, financial condition and results of operations could be adversely affected.

Our operations depend on our ability to maintain, upgrade and operate efficiently our accounting, billing, customer service, information technology and management information systems and rely on the systems of other carriers under co-billing agreements.

Sophisticated information and processing systems are vital to our growth and our ability to monitor costs, render monthly invoices for services, process customer orders, provide customer service and achieve operating efficiencies. We cannot assure you that we will be able to operate successfully and upgrade our accounting, information and processing systems or that these systems will continue to perform as expected. We have entered into co-billing agreements with each long-distance telecommunications service provider that is interconnected to our networks to include in our invoices the long-distance services rendered by these providers, and they have agreed to include charges owed to us in their invoices. Any failure in our accounting, information and processing systems, or any problems with the execution of invoicing and collection services by other carriers with whom we have co-billing agreements, could impair our ability to collect payments from customers and respond satisfactorily to customer needs, which could adversely affect our business, financial condition and results of operations.

Improper use of our network can adversely affect our costs and results of operations.

We incur costs associated with the unauthorized and fraudulent use of our networks, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud also affects interconnection costs and payments to other carriers for non-billable fraudulent roaming. Improper use of our network can also increase our selling expenses if we need to increase our provision for doubtful accounts to reflect amounts we do not believe we can collect for improperly made calls. Any increase in the improper use of our network in the future could materially adversely affect our costs and results of operations.

Our operations are dependent upon our networks. A system failure could cause delays or interruptions of service, which could cause us to suffer losses.

Damage to our networks and backup mechanisms may result in service delays or interruptions and limit our ability to provide customers with reliable service over our networks. Some of the risks to our networks and infrastructure include: (1) physical damage to access lines; (2) power surges or outages; (3) software defects; (4) disruptions beyond our control; (5) breaches of security; and (6) natural disasters. The occurrence of any such event could cause interruptions in service or reduce capacity for customers, either of which could reduce our

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gross operating revenues or cause us to incur additional expenses. In addition, the occurrence of any such event may subject us to penalties and other sanctions imposed by ANATEL and may adversely affect our business and results of operations.

The mobile telecommunications industry and participants in this industry, including us, may be harmed by reports suggesting that radio frequency emissions cause health problems and interfere with medical devices.

Media and other entities frequently suggest that the electromagnetic emissions from mobile handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using mobile handsets. These concerns could have an adverse effect on the mobile telecommunications industry and, possibly, expose mobile services providers to litigation. We cannot assure you that further medical research and studies will refute a link between the electromagnetic emissions of mobile handsets and base stations, including on frequency ranges we use to provide mobile services, and these health concerns. Government authorities could increase regulation on electromagnetic emissions of mobile handsets and base stations, which could have an adverse effect on our business, financial condition and results of operations. The expansion of our network may be affected by these perceived risks if we experience problems in finding new sites, which in turn may delay the expansion and may affect the quality of our services. In July 2002, ANATEL enacted regulations that limit emission and exposure for fields with frequencies between 9 kHz and 300 GHz. Although these regulations did not have a material impact on our business, new laws or regulations regarding electromagnetic emissions and exposure may be adopted that could have an adverse effect on our business.

Risks Relating to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement, as well as Brazilian political and economic conditions, could adversely impact our business, results of operations and financial condition.

Substantially all of our operations and customers are located in Brazil, except for minor services provided outside of Brazil. Accordingly, our financial condition and results of operations are substantially dependent on Brazil’s economy. The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and implement macroeconomic policies have often involved increases in interest rates, wage and price controls, currency devaluations, blocking access to bank accounts, imposing capital controls and limits on imports, among other things. We do not have any control over, and are unable to predict, which measures or policies the Brazilian government may adopt in the future. Our business, results of operations and financial condition may be adversely affected by changes in policies or regulations, or by other factors such as:

•	political instability;

•	devaluations and other currency fluctuations;

•	inflation;

•	price instability;

•	interest rates;

•	liquidity of domestic capital and lending markets;

•	energy shortages;

•	exchange controls;

•	changes to the regulatory framework governing our industry;

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•	monetary policy;

•	tax policy; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether possible changes in policies or rules affecting these or other factors may contribute to economic uncertainties in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad by Brazilian issuers. The President of Brazil has considerable power to determine governmental policies and actions that relate to the Brazilian economy and, consequently, affect the operating and financial results of businesses, such as our company. The term of Brazil’s current President, Luiz Inácio Lula da Silva, expires in January 2011, and under Brazilian law he is not permitted to run for another four-year term in the October 2010 elections. Uncertainty regarding the election of President Lula’s successor and speculation about the policies that may be implemented by the Brazilian federal or state governments could adversely affect our business, results of operations and financial condition.

The global financial and credit crisis may adversely affect economic growth in Brazil, limit our access to the financial markets and, therefore, negatively impact our business and financial condition.

The global financial and credit crisis and related instability in the international financial system have had, and may continue to have, a negative effect on economic growth in Brazil. The ongoing crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets, including in Brazil, could lead to an extended worldwide economic recession or depression. A prolonged slowdown in economic activity in Brazil could reduce demand for some of our services, particularly broadband services if the rate of computer sales in Brazil declines, which would adversely affect our results of operations.

We may also face significant liquidity challenges if conditions in the financial markets do not improve. Our ability to access the capital markets or the commercial bank lending markets may be severely restricted at a time when we would like, or need, to access such markets, which could have an impact on our flexibility to react to changing economic and business conditions. The financial and credit crisis could have an impact on the lenders under our existing credit facilities, on our customers, or on the ability of our suppliers to meet scheduled deliveries, causing them to fail to meet their obligations to us. If the global financial and credit crisis deepens further, it could have an adverse effect on the demand for our services and our ability to fund our planned growth.

Depreciation of the real may lead to substantial losses on our liabilities denominated in or indexed to foreign currencies.

During the four decades prior to 1999, the Central Bank periodically devalued the Brazilian currency. Throughout this period, the Brazilian government implemented various economic plans and used various exchange rate policies, including sudden devaluations (such as daily and monthly adjustments), exchange controls, dual exchange rate markets and a floating exchange rate system. Since 1999, exchange rates have been set by the market. The exchange rate between the real and the U.S. dollar has varied significantly in recent years. For example, the real/U.S. dollar exchange rate increased from R$1.955 per U.S. dollar on December 31, 2000 to R$3.533 on December 31, 2002. The real appreciated against the U.S. dollar by 8.1% in 2004, 11.8% in 2005, 8.7% in 2006 and 17.1% in 2007. In 2008, primarily as a result of the international financial crisis, the real depreciated by 31.9% against the U.S. dollar and prompted foreign investors to remove billions of reais from the BOVESPA. In the three months ended March 31, 2009, the real appreciated by 0.93% against the U.S. dollar.

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A significant amount of our financial assets and liabilities are denominated in or indexed to foreign currencies, primarily U.S. dollars and Japanese yen. As of March 31, 2009, R$688 million, or 14.6%, of our financial indebtedness, was denominated in a foreign currency, excluding swap adjustments. When the real depreciates against foreign currencies, we incur losses on our liabilities denominated in or indexed to foreign currencies, such as our U.S. dollar-denominated long-term debt and foreign currency loans, and we incur gains on our monetary assets denominated in or indexed to foreign currencies, as the liabilities and assets are translated into reais. If significant depreciation of the real were to occur when the value of such liabilities significantly exceeds the value of such assets, including any financial instruments entered into for hedging purposes, we could incur significant losses, even if their value has not changed in their original currency. This could adversely affect our ability to meet certain of our payment obligations. A failure to meet certain of our payment obligations could trigger a default under certain financial covenants in our debt instruments, which could have a material adverse effect on our business and results of operations. Additionally, we currently have currency swaps in place for a portion of our foreign currency debt. If the cost of swap instruments increases substantially, we may be unable to maintain our hedge policy, resulting in an increased foreign currency exposure which could in turn lead to substantial foreign exchange losses.

Depreciation of the real relative to the U.S. dollar could create additional inflationary pressures in Brazil by increasing the price of imported products and requiring recessionary government policies, including tighter monetary policy. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the country’s current account and balance of payments, as well as to a dampening of export-driven growth.

In addition, a portion of our capital expenditures require us to acquire assets at prices denominated in or linked to foreign currencies, some of which are financed by liabilities denominated in foreign currencies, principally the U.S. dollar. We generally do not hedge against these risks. To the extent that the value of the real decreases relative to the U.S. dollar, it becomes more costly for us to purchase these assets, which could adversely affect our business and financial performance.

If Brazil experiences substantial inflation in the future, our margins and our ability to access foreign financial markets may be reduced. Government measures to curb inflation may have adverse effects on the Brazilian economy, the Brazilian securities market and our business and results of operations.

Brazil has, in the past, experienced extremely high rates of inflation, with annual rates of inflation reaching as high as 2,708% in 1993 and 1,093% in 1994. Inflation and some of the Brazilian government’s measures taken in an attempt to curb inflation have had significant negative effects on the Brazilian economy.

Since the introduction of the real in 1994, Brazil’s inflation rate has been substantially lower than in previous periods. However, actions taken in an effort to control inflation, coupled with speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities market. More recently, Brazil’s rates of inflation, as measured by the General Market Price Index—Internal Availability (Índice Geral de Preços—Disponibilidade Interna), or IGP-DI, published by Fundação Getúlio Vargas, or FGV, were 12.1% in 2004, 1.2% in 2005, 3.8% in 2006, 7.9% in 2007, 9.1% in 2008 and 6.6% in the twelve months ended March 31, 2009. According to the Broad Consumer Price Index (Índice Nacional de Preços ao Consumidor Ampliado), or IPCA, published by IBGE, the Brazilian consumer price inflation rates were 7.5% in 2004, 5.7% in 2005, 3.1% in 2006, 4.5% in 2007, 9.1% in 2008 and 6.1% in the twelve months ended March 31, 2009.

If Brazil experiences substantial inflation in the future, our costs may increase and our operating and net margins may decrease. Although ANATEL regulations provide for annual price increases for most of our services, such increases are linked to inflation indexes, discounted by increases in our productivity. During periods of rapid increases in inflation, the price increases for our services may not be sufficient to cover our

PART THREE—RISK FACTORS

additional costs and we may be adversely affected by the lag in time between the incurrence of increased costs and the receipt of revenues resulting from the annual price increases. Inflationary pressures may also curtail our ability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy.

Fluctuations in interest rates could increase the cost of servicing our debt and negatively affect our overall financial performance.

Our financial expenses are affected by changes in the interest rates that apply to our floating rate debt. At March 31, 2009, we had, among other debt obligations, R$2,659 million of loans and financing that were subject to the TJLP (Taxa de Juros de Longo Prazo), or TJLP, a long-term interest rate, R$1,161 million of local commercial paper and debentures that were subject to the Interbank Certificate of Deposit (Certificado Depositário Interbancário), or CDI, rate, an interbank rate, and R$202 million of loans and financing that were subject to the Japanese Yen London Interbank Offered Rate, or LIBOR.

The TJLP includes an inflation factor and is determined quarterly by the Central Bank. In particular, the TJLP and the CDI rate have fluctuated significantly in the past in response to the expansion or contraction of the Brazilian economy, inflation, Brazilian government policies and other factors. For example, in 2008, the CDI rate increased from 11.18% per annum at December 31, 2007 to 12.38% per annum at December 31, 2008. A significant increase in any of these interest rates, particularly the CDI rate, could adversely affect our financial expenses and negatively affect our overall financial performance.

Changes in Brazilian GAAP in connection with the process of convergence to International Financial Reporting Standards (IFRS) may adversely impact our results of operations.

The enactment of enacted Law No. 11,638/07 and Law No. 11,941/09, which , amended the Brazilian Corporation Law and changed certain accounting policies under Brazilian GAAP, created conditions for the alignment between Brazilian GAAP and International Financial Reporting Standards, or IFRS, issued by the International Accounting Standards Board. For more information about the principal changes introduced by Law No. 11,638/07 and Law No. 11,941/09 as they relate to our financial statements, see “Item 5. Operating and Financial Review and Prospects—Financial Presentation and Accounting Policies—Presentation of Financial Statements” in the Brasil Telecom Annual Report, and notes 2(a) and 2(f) to Brasil Telecom’s audited consolidated financial statements, which are incorporated into this prospectus by reference to the Brasil Telecom Annual Report.

The changes in Brazilian GAAP could have a significant effect on our reported results of operations, including effects on our net income and the measures that our creditors use to monitor our performance under our debt instruments. Any reduction in our net income, as measured under the revision introduced to Brazilian GAAP under these laws would have an adverse effect on our net income, and potentially, our ability to distribute dividends on our preferred and common shares. In addition, an adverse effect under the ratios contained in the covenants in our debt instruments as a result of the change in the way that our operating results are measured under the revision introduced to Brazilian GAAP could adversely affect our ability to comply with these covenants, to obtain financing to fund our growth plans or to refinance our indebtedness on terms satisfactory to us.

The market value of securities issued by Brazilian companies is influenced by the perception of risk in Brazil and other emerging market countries, which may have a negative effect on the trading price of our commons shares, preferred shares and ADSs and may restrict our access to international capital markets.

Economic and market conditions in other emerging market countries, especially those in Latin America, may influence the market for securities issued by Brazilian companies. Investors’ reactions to developments in

PART THREE—RISK FACTORS

these other countries may have an adverse effect on the market value of securities of Brazilian issuers. Adverse economic conditions in other emerging market countries have at times resulted in significant outflows of funds from Brazil. In 2008, certain Brazilian and Mexican companies announced significant losses in connection with currency derivatives as a result of the depreciation of the Mexican peso and the real against the U.S. dollar, respectively. As a result, a number of these companies have suffered financial distress and have sought or are contemplating seeking protection under various bankruptcy regimes. In addition, in October 2008, the Argentine government nationalized the Argentine private pension funds. Crises in other emerging countries or economic policies of other countries, in particular the United States, may adversely affect investors’ demand for securities issued by Brazilian companies, including our common shares, preferred shares and ADSs. Any of these factors could adversely affect the market price of our common shares, preferred shares and ADSs and impede our ability to access the international capital markets and finance our operations in the future on terms acceptable to us or at all.

Restrictions on the movement of capital out of Brazil may impair our ability to service certain debt obligations.

Brazilian law provides that whenever there exists, or there is a serious risk of, a material imbalance in Brazil’s balance of payments, the Brazilian government may impose restrictions for a limited period of time on the remittance to foreign investors of the proceeds of their investments in Brazil as well as on the conversion of the real into foreign currencies. The Brazilian government imposed such a restriction on remittances for approximately six months in 1989 and early 1990. The Brazilian government may in the future restrict companies from paying amounts denominated in foreign currency or require that any such payment be made in reais. Many factors could affect the likelihood of the Brazilian government imposing such exchange control restrictions, including: the extent of Brazil’s foreign currency reserves; the availability of sufficient foreign exchange on the date a payment is due; the size of Brazil’s debt service burden relative to the economy as a whole; and political constraints to which Brazil may be subject. There can be no certainty that the Brazilian government will not take such measures in the future.

A more restrictive policy could increase the cost of servicing, and thereby reduce our ability to pay, our foreign currency-denominated debt obligations and other liabilities. Our foreign-currency denominated debt represented 14.6% of our indebtedness on a consolidated basis at March 31, 2009. If we fail to make payments under any of these obligations, we will be in default under those obligations, which could reduce our liquidity as well as the market price of our common shares, preferred shares and ADSs.

In addition, a more restrictive policy could hinder or prevent the Brazilian custodian of the common shares and preferred shares underlying our ADSs or holders who have exchanged our ADSs for the underlying common shares or preferred shares from converting dividends, distributions or the proceeds from any sale of such shares into U.S. dollars and remitting such U.S. dollars abroad. In such an event, the Brazilian custodian for our common shares and preferred shares will hold the reais that it cannot convert for the account of holders of our ADSs who have not been paid. Neither the custodian nor the Brasil Telecom Depositary will be required to invest the reais or be liable for any interest.

Risks Relating to Our Common Shares, Preferred Shares and ADSs

Holders of our common shares, preferred shares or ADSs may not receive any dividends or interest on shareholders’ equity.

According to our by-laws, we must generally pay our shareholders at least 25% of our annual net profit as dividends or interest on shareholders’ equity, as calculated and adjusted under the Brazilian GAAP. This adjusted net profit may be capitalized, used to absorb losses or otherwise retained as allowed under the Brazilian GAAP and may not be available to be paid as dividends or interest on shareholders’ equity. Holders of our common shares or the Brasil Telecom Common ADSs may not receive any dividends or interest on shareholders’ equity in

PART THREE—RISK FACTORS

any given year due to the dividend preference of preferred shares. Additionally, the Brazilian Corporation Law allows a publicly traded company like ours to suspend the mandatory distribution of dividends in any particular year if our board of directors informs our shareholders that such distributions would be inadvisable in view of our financial condition or cash availability. Holders of our preferred shares or the Brasil Telecom Preferred ADSs may not receive any dividends or interest on shareholders’ equity in any given year if our board of directors makes such a determination or if our operations fail to generate net income. In 2008, we distributed dividends and interest on shareholders’ equity with respect to for fiscal year 2007 in the total amount of R$685 million, or R$2.74 per common share and R$2.30 per preferred share. On April 8, 2009, our shareholders approved the distribution of dividends and interest on shareholders’ equity for fiscal year 2008 in the amount of R$324 million, or R$0.59 per common share and R$0.59 per preferred share, which was paid to our shareholders on August 10, 2009.

Our preferred shares and the Brasil Telecom Preferred ADSs have limited voting rights.

Under the Brazilian Corporation Law and our bylaws, holders of our preferred shares and, consequently, the Brasil Telecom Preferred ADSs are not entitled to vote at meetings of our shareholders, except in very limited circumstances. These limited circumstances directly relate to key rights of the holders of preferred shares, such as modifying basic terms of our preferred shares or creating a new class of preferred shares with superior rights. Holders of preferred shares without voting rights are entitled to elect one member and his or her respective alternate to our board of directors and our fiscal council. Holders of our preferred shares and the Brasil Telecom Preferred ADSs are not entitled to vote to approve corporate transactions, including mergers or consolidations of our company with other companies or the declaration of dividends. See “Part Six—Shareholder Rights—Description of Brasil Telecom Capital Stock—Voting Rights.”

Holders of our ADSs may find it difficult to exercise their voting rights at our shareholders’ meetings.

Under Brazilian law, only shareholders registered as such in our corporate books may attend our shareholders’ meetings. All common shares and preferred shares underlying our ADSs are registered in the name of The Bank of New York Mellon, as depositary of our ADS programs. ADS holders may exercise the voting rights with respect to our common shares and the limited voting rights with respect to our preferred shares represented by the ADSs only in accordance with the deposit agreements relating to the ADSs. There are practical limitations upon the ability of the ADS holders to exercise their voting rights due to the additional steps involved in communicating with ADS holders. For example, we are required to publish a notice of our shareholders’ meetings in certain newspapers in Brazil. To the extent that holders of our common shares or preferred shares are entitled to vote at a shareholders’ meeting, they will be able to exercise their voting rights by attending the meeting in person or voting by proxy. By contrast, holders of the ADSs will receive notice of a shareholders’ meeting by mail from the depositary following our notice to the Brasil Telecom Depositary requesting the Brasil Telecom Depositary to inform ADS holders of the shareholders’ meeting. To exercise their voting rights, ADS holders must instruct the depositary on a timely basis. This noticed voting process will take longer for ADS holders than for holders of common shares or preferred shares. If it fails to receive timely voting instructions for all or part of the ADSs, the Brasil Telecom Depositary will assume that the holders of those ADSs are instructing it to give a discretionary proxy to a person designated by us to vote their ADSs, except in limited circumstances.

In the circumstances in which holders of our ADSs have voting rights, they may not receive the voting materials in time to instruct the Brasil Telecom Depositary to vote our common shares or preferred shares underlying their ADSs. In addition, the Brasil Telecom Depositary and its agents are not responsible for failing to carry out voting instructions of the holders of our ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of the ADSs may not be able to exercise voting rights, and they will have no recourse if the common shares or preferred shares underlying their ADSs are not voted as requested.

PART THREE—RISK FACTORS

Holders of common shares, preferred shares or our ADSs in the United States may not be entitled to the same preemptive rights as Brazilian shareholders have, pursuant to Brazilian legislation, in the subscription of shares resulting from capital increases made by us.

Under Brazilian law, if we issue new shares in exchange for cash or assets as part of a capital increase, we must grant our shareholders preemptive rights at the time of the subscription of shares, corresponding to their respective interest in our share capital, allowing them to maintain their existing shareholding percentage. We may not legally be permitted to allow holders of our common shares, preferred shares or ADSs in the United States to exercise any preemptive rights in any future capital increase unless (1) we file a registration statement for an offering of shares resulting from the capital increase with the SEC, or (2) the offering of shares resulting from the capital increase qualifies for an exemption from the registration requirements of the Securities Act. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement for an offering of shares with the SEC and any other factors that we consider important in determining whether to file such a registration statement. We cannot assure the holders of our common shares, preferred shares or ADSs in the United States that we will file a registration statement with the SEC to allow them to participate in any of our capital increases. As a result, the equity interest of such holders in us may be diluted proportionately.

You may not be able to sell Brasil Telecom Common ADSs at the price or time you desire because an active or liquid market for the Brasil Telecom Common ADSs may not develop.

Prior to the merger, there has not been a public market for the Brasil Telecom Common ADSs. We will apply to list the Brasil Telecom Common ADSs on the NYSE. We cannot predict, however, whether an active liquid public trading market for the Brasil Telecom Common ADSs will develop or be sustained. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often a function of the volume of the shares that are publicly held by unrelated parties.

If holders of our ADSs exchange them for common shares or preferred shares, they may risk temporarily losing, or being limited in, the ability to remit foreign currency abroad and certain Brazilian tax advantages.

The Brazilian custodian for the common shares and preferred shares underlying our ADSs must obtain an electronic registration number with the Central Bank to allow the depositary to remit U.S. dollars abroad. ADS holders benefit from the electronic certificate of foreign capital registration from the Central Bank obtained by the custodian for the Brasil Telecom Depositary, which permits it to convert dividends and other distributions with respect to the common shares and preferred shares into U.S. dollars and remit the proceeds of such conversion abroad. If holders of our ADSs decide to exchange them for the underlying commons shares or preferred shares, they will only be entitled to rely on the custodian’s certificate of registration with the Central Bank for five business days after the date of the exchange. Thereafter, they will be unable to remit U.S. dollars abroad unless they obtain a new electronic certificate of foreign capital registration in connection with the common shares or preferred shares, which may result in expenses and may cause delays in receiving distributions. See “Item 10. Additional Information—Exchange Controls” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

Also, if holders of our ADSs that exchange those ADSs for our common shares or preferred shares do not qualify under the foreign investment regulations, they will generally be subject to less favorable tax treatment of dividends and distribution on, and the proceeds from any sale of, our common shares or preferred shares. See “Item 10. Additional Information—Exchange Controls” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus, and “Part Five—The Merger—Material Tax Considerations—Brazilian Tax Considerations.”

PART THREE—RISK FACTORS

Holders of our ADSs may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have fewer and less well-defined rights.

Holders of our ADSs are not direct shareholders of our company and are unable to enforce the rights of shareholders under our bylaws and the Brazilian Corporation Law.

Our corporate affairs are governed by our bylaws and the Brazilian Corporation Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the State of Delaware or New York, or elsewhere outside Brazil. Even if a holder of our ADSs surrenders its ADSs and becomes a direct shareholder, its rights as a holder of our common shares or preferred shares underlying its ADSs under the Brazilian Corporation Law to protect its interests relative to actions by our board of directors may be fewer and less well-defined than under the laws of those other jurisdictions.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our common shares, preferred shares and ADSs at a potential disadvantage. Corporate disclosures also may be less complete or informative than for a public company in the United States or in certain other countries.

Holders of the ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

We are organized under the laws of Brazil, and all of the members of our board of directors and all of our executive officers and our independent public accountants reside or are based in Brazil. The vast majority of our assets and those of these other persons are located in Brazil. As a result, it may not be possible for holders of our ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. In addition, because substantially all of our assets and all of our directors and officers reside outside the United States, any judgment obtained in the United States against us or any of our directors or officers may not be collectible within the United States. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders may face greater difficulties in protecting their interests in the case of actions by us or our board of directors or executive officers than would shareholders of a U.S. corporation. In addition, there is doubt as to the applicability and enforceability of civil liabilities under the Securities Act or the Exchange Act through lawsuits filed before Brazilian courts. See “Part Seven—Additional Information for Shareholders—Enforceability of Civil Liabilities Under U.S. Securities Laws.”

Brazilian tax laws may have an adverse impact on the taxes applicable to the disposition of our common shares, preferred shares and ADSs.

According to Law No. 10,833, enacted on December 29, 2003, if a nonresident of Brazil disposes of assets located in Brazil, the transaction will be subject to taxation in Brazil, even if such disposition occurs outside Brazil or if such disposition is made to another nonresident. Dispositions of our ADSs between nonresidents, however, are currently not subject to taxation in Brazil. Nevertheless, in the event that the concept of “disposition of assets” is interpreted to include the disposition between nonresidents of assets located outside Brazil, this tax law could result in the imposition of withholding taxes in the event of a disposition of our ADSs made between nonresidents of Brazil. Due to the fact that Law No. 10,833/2003 has no judicial guidance as to its application to date, we are unable to predict whether an interpretation applying such tax laws to dispositions of our ADSs between nonresidents could ultimately prevail in Brazilian courts. See “Part Five—The Merger—Certain Tax Consideration—Brazilian Tax Considerations.”

PART THREE—RISK FACTORS

The relative volatility and illiquidity of the Brazilian securities markets may adversely affect holders of our common shares, preferred shares and ADSs.

The Brazilian securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. The BOVESPA, which is the principal Brazilian stock exchange, had a market capitalization of R$1,375.3 billion at December 31, 2008 and an average daily trading volume of US$3.1 billion for 2008. In comparison, the NYSE had a market capitalization of US$16.7 trillion at December 31, 2008 and an average daily trading volume of US$152.6 billion for 2008. There is also significantly greater concentration in the Brazilian securities markets. The ten largest companies in terms of market capitalization represented approximately 52% of the aggregate market capitalization of the BOVESPA at December 31, 2008. The ten most widely traded stocks in terms of trading volume accounted for approximately 53% of all shares traded on the BOVESPA in 2008. These market characteristics may substantially limit the ability of holders of our ADSs to sell common shares and preferred shares underlying our ADSs at a price and at a time when they wish to do so and, as a result, could negatively impact the market price of our ADSs themselves.

Cautionary Statement Concerning Forward-Looking Statements

This prospectus contains forward-looking statements. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Securities Act or the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

Our forward-looking statements may be influenced by factors, including the following:

•	competition in the Brazilian telecommunications sector;

•	our management’s current expectations and estimates concerning our future financial performance, financing plans, and programs;

•	changes in the legal and regulatory environment that affect the telecommunications industry and our business in general, including issues relating to the remuneration for the use of our network;

•	the Brazilian government’s telecommunications policies, and changes in or developments of ANATEL regulations applicable to us;

•	the cost and availability of financing;

•	the general level of demand for, and changes in the market prices of, our services;

•	our ability to implement our corporate strategies in order to increase our average revenue per user;

•	political, regulatory and economic conditions in Brazil and the specific Brazilian states in which we operate;

•	a longer than anticipated continuation of the current worldwide economic downturn or further deterioration in the Brazilian and world economies;

•	inflation and fluctuations in exchange rates;

•	legal and administrative proceedings to which we are or become a party; and

•	other factors identified or discussed under “Part Three—Risk Factors” of this prospectus.

Our forward-looking statements are not guarantees of future performance, and our actual results or other developments may differ materially from the expectations expressed in the forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

PART FOUR—RECENT DEVELOPMENTS

Acquisition by Telemar

On January 8, 2009, Telemar acquired indirectly all of the outstanding shares of Invitel and 12,185,836 common shares of Brasil Telecom Holding owned by the shareholders of Invitel. As of December 31, 2008, Invitel owned 100% of the outstanding shares of Solpart, which owned 52.0% of the outstanding voting share capital, representing 19.0% of the outstanding share capital, of Brasil Telecom Holding. Following this acquisition, Telemar owned indirectly an aggregate of 43.5% of the outstanding share capital, including 61.2% of the outstanding common shares, of Brasil Telecom Holding.

Acquisition of Telemar Debentures

In February 2009, Brasil Telecom Holding acquired private debentures issued by Telemar. The outstanding principal amount of these debentures is payable at maturity in December 2013. These debentures bear interest at a rate of CDI plus 4.0% per annum, payable with the principal at maturity. At March 31, 2009, the outstanding amount of these debentures was R$1,220 million.

In March 2009, Brasil Telecom acquired private debentures issued by Telemar. The outstanding principal amount of these debentures is payable at maturity in December 2013. These debentures bear interest at a rate of CDI plus 4.0% per annum, payable with the principal at maturity. At March 31, 2009, the outstanding amount of these debentures was R$302 million.

Mandatory Tender Offers by Telemar

As a result of the acquisition of control of Brasil Telecom and Brasil Telecom Holding by Telemar on January 8, 2009, under Article 254-A of the Brazilian Corporation Law and CVM Instruction No. 361, of March 5, 2002, as amended, Telemar was required to offer to purchase any and all common shares of Brasil Telecom Holding and our company held by public shareholders.

On May 22, 2009, Telemar announced the commencement of mandatory tender offers for (1) any and all outstanding common shares of Brasil Telecom Holding, and (2) any and all of our outstanding common shares. The auctions with respect to these tender offers took place on the BOVESPA on June 23, 2009. In the auctions, (1) Copart 1 acquired 40,425,227 common shares of Brasil Telecom Holding, representing 30.5% of the outstanding common shares of Brasil Telecom Holding and 11.2% of the outstanding share capital of Brasil Telecom Holding, for an aggregate purchase price of R$2,618 million, and (2) Copart 2 acquired 630,872 of our common shares, representing 0.3% of our outstanding common shares and 0.1% of our outstanding share capital, for an aggregate purchase price of R$38 million.

Following the acquisitions made through these tender offers, Copart 1 owned an aggregate of 54.7% of the outstanding share capital of Brasil Telecom Holding, including 91.7% of the outstanding common shares of Brasil Telecom Holding. In addition to the 67.2% of the outstanding share capital, including 99.1% of the outstanding voting share capital, of our company that Brasil Telecom Holding owns directly, following the acquisitions made through these tender offers, Copart 2 owned 10.9% of our outstanding share capital, including 0.3% of our outstanding voting share capital.

Merger of Copart 1 into Brasil Telecom Holding

On July 31, 2009, (1) Invitel merged with and into Solpart, with Solpart as the surviving company, (2) Solpart merged with and into Copart 1, with Copart 1 as the surviving company, and (3) Copart 1 merged with and into Brasil Telecom Holding, with Brasil Telecom Holding as the surviving company. As a result of this transaction, Coari owns 54.7% of the outstanding share capital, including 91.7% of the outstanding voting share capital, of Brasil Telecom Holding.

PART FOUR—RECENT DEVELOPMENTS

Under Brazilian tax law, goodwill and the subsequent allocation of goodwill that is recorded by a holding company in connection with an acquisition is not tax deductible until the holding company is merged into the operating company that was acquired. Accordingly, at the date of the Brasil Telecom Acquisition, Copart 1 was not able to recognize a tax benefit for the deductible goodwill as part of purchase accounting. This tax benefit will only be recognized after completion of the merger. CVM regulations limit the recognition of assets and liabilities resulting from the merger of a holding company into its acquired subsidiary to the basis adjustment to fixed assets and the tax benefit resulting from the allocation of goodwill to intangible assets and unallocated goodwill recorded in the acquisition. Therefore, under Brazilian GAAP, because Copart 1 was used solely for the purpose of effecting the Brasil Telecom Acquisition, pursuant to CVM regulations, Brasil Telecom Holding may only record (1) the property, plant and equipment at the carrying values of Copart 1, reflecting the accounting for the Brasil Telecom Acquisition and (2) the tax benefit of the intangible assets recognized in connection with the Brasil Telecom Acquisition based on the amount of expected tax benefit to be realized. These amounts were recorded as from the date of the Intermediate Mergers. The tax benefit will become realizable after the completion of the merger, whereby the tax benefit is recorded by Brazil Telecom, the operating company.

Under U.S. GAAP, because Copart 1 controlled Invitel, Solpart and Brasil Telecom Holding since January 8, 2009, the merger of Copart 1 into Brasil Telecom Holding on July 31, 2009 represents a reorganization of entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of-interests, whereby the financial statements of the surviving entity will be presented on a consolidated basis as from January 8, 2009, the period during which Copart 1 and Brasil Telecom Holding were under common control, and include the assets and liabilities of Brasil Telecom Holding at the historical carrying values recorded by Copart 1. The historical carrying amounts of Copart 1 reflect the purchase accounting recorded under U.S. GAAP as described under “Part Five—The Merger—Background of the Merger—Telemar’s Acquisition of Control of Brasil Telecom Holding and Brasil Telecom—Closing under the Share Purchase Agreement.”

The acquisition of the non-controlling interest in Brasil Telecom Holding will be accounted for as a reduction of the carrying amount of the non-controlling interest in accordance with SFAS No. 160.

Merger of Copart 2 into Brasil Telecom

On July 31, 2009, Copart 2 merged with and into our company, with our company as the surviving company. As a result of this transaction, Coari owns 10.9% of the outstanding share capital, including 0.3% of the outstanding voting share capital, of our company.

Under Brazilian GAAP, because Copart 2 was used solely for the purpose of effecting the Brasil Telecom Acquisition, pursuant to CVM regulations, Brasil Telecom may only record (1) the property, plant and equipment at the carrying values of Copart 2, reflecting the accounting for the Brasil Telecom Acquisition, and (ii) the tax benefit of the intangible assets recognized in connection with the Brasil Telecom Acquisition that is attributable to Copart 2 based on the amount of expected tax benefit to be realized. These amounts were recorded as from the date of the Intermediate Mergers. The tax benefit became realizable after the completion of this merger, whereby the tax benefit was recorded by Brazil Telecom, the operating company.

Under U.S. GAAP, because Brasil Telecom and Copart 2 were under common control since January 8, 2009, the merger of Copart 2 into Brasil Telecom on July 31, 2009 represents a transaction between entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of- interests, whereby the financial statements of the surviving entity will be presented on a consolidated basis as from January 8, 2009, the period during which Copart 2 and Brasil Telecom were under common control, and include the assets and liabilities of Brasil Telecom at the historical carrying values recorded by Copart 2.

PART FOUR—RECENT DEVELOPMENTS

Amendment to Brasil Telecom Bylaws

On July 31, 2009, the bylaws of Brasil Telecom were amended to establish that the board of directors is comprised of three to seven members and an equal number of alternates, and to remove the provision of the bylaws of Brasil Telecom that prohibited any of its executive officers from serving on the board of directors. Prior to this amendment, the bylaws of Brasil Telecom provided that the board of directors would be comprised of seven members and an equal number of alternates.

Integration of Marketing Activities with Telemar

Following Telemar’s acquisition of our company, we have used the “Oi” brand name with the permission of Telemar and we have begun to integrate our marketing programs with those of Telemar. As part of our program to converge our service offerings with those of Telemar:

•

in May 2009, we commenced offering “Oi Ligadores” subscriptions to our pre-paid customers which allow these customers to receive bonus minutes with each purchase of additional credits. We charge a nominal subscription fee to enroll a customer in the “Oi Ligadores” program and provide bonus minutes to these customers that may be used for local calls to our fixed-line or mobile subscribers or long-distance calls to our fixed-line subscribers; and

•

in May 2009, we began selling pre-paid cards that contain a feature called “Oi Cartão Total.” “Oi Cartão Total” is a service that integrates mobile, fixed-line and public telephone services through a single card. Particularly focused on our pre-paid customers and on public telephone users, the “Oi Cartão Total” allows these customers to use their available credits to make any type of call from mobile, fixed-line or public telephones.

•

in June 2009, we commenced offering “Oi Controle” and “Oi Conta” plans to our post-paid customers. “Oi Controle” is a post-paid plan available to our mobile customers that seek a fixed monthly rate for a fixed number of minutes in order to limit their expenditures on mobile calls. We launched our “Oi Conta” post-paid plan as a promotional offer which provides customers subscribing to this plan a bonus of 1,000 free mobile minutes every month for 31 months to make local calls to any of our mobile or fixed-line subscribers.

Under an agreement between Telemar and ANATEL, we are required to offer to our mobile customers the same mobile service packages offered by Telemar in Region I by December 31, 2009.

Increase in Provision for Contingencies

As the result of Telemar’s acquisition of control of Brasil Telecom and Brasil Telecom Holding in January 2009, Brasil Telecom and Brasil Telecom Holding have changed their criteria for estimating probable losses in connection with labor proceedings and the recognition of ICMS tax credits in order to align their policies with those of Telemar. As a result, both Brasil Telecom and Brasil Telecom Holding have recorded additional provisions for labor proceedings and tax proceedings in 2009 in the amount of R$325 million and R$391 million, respectively.

Additionally, as a result of certain judicial decisions in 2009, both Brasil Telecom and Brasil Telecom Holding have reclassified the probability of loss in certain civil proceedings involving CRT, the leading fixed-line telecommunications service company in the State of Rio Grande do Sul that Brasil Telecom acquired in 2000, from possible to probable. As a result, both Brasil Telecom and Brasil Telecom Holding have recorded an additional provision in 2009 in the amount of R$1,153 million in connection with the proceedings.

For a more detailed description of these proceedings, see “Item 8. Financial Information—Legal Proceedings” in the Brasil Telecom Annual Report and the Brasil Telecom Annual Report, which are incorporated into this prospectus by reference.

Impact of Increase in Provision for Contingencies under Debt Instruments

As a result of adjustments in our provision for contingencies in 2009, including in connection with Telemar’s acquisition of control of our company, we expect that we will not comply with certain covenants set forth in our debt instruments with the BNDES and JBIC, and in our debentures as of June 30, 2009.

PART FOUR—RECENT DEVELOPMENTS

Under each of these debt instruments the creditor has the right to accelerate the debt if, at the end of any fiscal quarter, we are not in compliance with these covenants. We have received waivers from (1) BNDES in respect of the anticipated breach of these covenants and any similar breaches that occur on or prior to December 31, 2009, as a result of which, the next measurement date for the ratios under our BNDES indebtedness will be June 30, 2010, (2) the holders of our debentures approving a decrease in the consolidated EBITDA to consolidated financial expense ratio contained in the covenants in the debenture from 1.95:1.00 to 0.95:1.00 during the period from June 30, 2009 until June 30, 2010, and (3) JBIC in respect of the anticipated breach of these covenants for the fiscal quarter ended June 30, 2009. We anticipate that that we will not comply with certain covenants set forth in our debt instruments with JBIC as of September 30, 2009 and are seeking a waiver of this anticipated breach from JBIC. We cannot provide investors with any assurance that this waiver will be obtained. As of March 31, 2009, the aggregate principal amount outstanding under our debt instruments with JBIC was R$201 million.

In general, the occurrence of an event of default under one of our debt instruments may trigger defaults under our other debt instruments. In the event that we are unable to comply with the covenants set forth in our debt instruments with JBIC as of September 30, 2009 and are unsuccessful in obtaining a waiver from JBIC under these debt instruments, we would seek to repay or refinance this indebtedness. In the event that we were unable to repay or refinance our outstanding indebtedness to JBIC, an event of default would occur under these debt instruments and this event of default could trigger events of default under other indebtedness or enable the creditors under other indebtedness to accelerate that indebtedness. The total amount of debt that would have been reclassified to current liabilities in the event that an event of default under our debt instruments with JBIC had occurred as of March 31, 2009 would have been R$3,949 million.

Disbursement under BNDES Credit Facility

In March 2009, BNDES funded R$148 million of the third tranche under a credit facility with BNDES that Brasil Telecom entered into in November 2006, consisting of a loan in the principal amount of R$123 million bearing interest at the TJLP rate plus 4.3% per annum and a loan in the principal amount of R$25 million bearing interest at the TJLP rate plus 2.3% per annum. For more information regarding this credit facility, see “Item 5. Operating and Financial Review and Prospects—Indebtedness and Financing Strategy—Long-Term Indebtedness—BNDES Facilities” in the Brasil Telecom Annual Report, which is incorporated into this prospectus by reference.

Proposed Amendments to Concession Agreements

On March 30, 2009, ANATEL published a public notice of the proposed modifications to Brasil Telecom’s concession agreements with the Brazilian government under which it provides fixed-line telecommunications services in Region II. These concession agreements expire on December 31, 2025, and may be amended by the parties every five years prior to the expiration date. The first amendment to each of the concession agreements is expected to become effective on January 1, 2011. In connection with these amendments, we are currently discussing modifications to our concession agreements with ANATEL.

In the March 30, 2009 public notice, ANATEL proposed amendment to the General Plan on Universal Service (Plano Geral de Metas de Universalização) that would (1) require the expansion of Brasil Telecom’s fixed-line network to all municipalities (municípios), which are analogous to counties in the U.S., with more than 30,000 inhabitants, (2) require Brasil Telecom to provide service to a large number of additional areas, including indigenous villages, rural schools, health clinics, military bases, federal and state highway police stations, public aerodromes and environmental conservation organizations, and (3) require the fixed-line concessionaires operating in Brazil, including Brasil Telecom, to install an aggregate of up to approximately 110,000 additional public telephones, which number may be reduced as a result of ongoing changes in ANATEL regulations decreasing the number of public telephones required per inhabitant.

The public consultation period in connection with the March 30, 2009 public notice ended on June 22, 2009, although the final amendments to Brasil Telecom’s concession agreements have not yet been determined.

PART FIVE—THE MERGER

The following is a description of the material aspects of the merger. While Brasil Telecom believes that the following description covers the material terms of the merger, the description may not contain all the information that is important to you. Brasil Telecom encourages you to carefully read this entire prospectus and the Merger Agreement for a complete understanding of the merger.

Reasons for the Merger

The merger is a step in the corporate reorganization that Telemar and its subsidiaries that control Brasil Telecom are undertaking to reorganize Telemar’s interests in Brasil Telecom. The corporate reorganization is expected to be accomplished through three transactions that will occur consecutively and will cumulatively result in the conversion of the publicly held shares of Brasil Telecom Holding and Brasil Telecom into shares of Telemar: (1) the merger, (2) a mandatory share exchange (incorporação de ações) under Brazilian law in which shares of Coari, a wholly owned subsidiary of Telemar, will be issued in exchange for shares of Brasil Telecom, other than shares of Brasil Telecom held directly by Coari, and (3) a merger (incorporação) under Brazilian law of Coari with and into Telemar, with Telemar as the surviving company.

The share exchange and the Telemar merger are expected to be completed as soon as practicable after the completion of the merger. However, we cannot offer investors assurances regarding the dates on which these transactions will be completed, that these transactions will take place as planned or that they will ultimately be completed. In connection with the share exchange, Telemar plans to cause to be filed with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to the shareholders of Brasil Telecom, and (2) other documents regarding the share exchange, and in connection with the Telemar merger, Telemar plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to the shareholders of Coari, and (2) other documents regarding the Telemar merger. Neither Telemar nor Coari is offering the shares to be issued in the share exchange or the Telemar merger by means of this prospectus. We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed share exchange and mergers. Investors and security holders will be able to obtain the documents filed with the SEC regarding the share exchange and the Telemar merger, when available, free of charge on the SEC’s website at www.sec.gov or from Telemar.

We believe that the merger will enable Brasil Telecom to:

•	align the interests of the shareholders of Brasil Telecom Holding and Brasil Telecom, which are currently under common control;

•	simplify the capital and corporate structures of Brasil Telecom and Brasil Telecom Holding, thereby reducing administrative costs;

•	provide you with securities that Brasil Telecom expects will enjoy greater market liquidity than the securities you currently hold; and

•

eliminate the costs of separate listings of the shares of Brasil Telecom Holding and Brasil Telecom, as well as costs arising from the separate public reporting obligations of Brasil Telecom Holding and Brasil Telecom.

We have been advised that Telemar believes that the corporate reorganization will enable it to:

•	align the interests of the shareholders of Telemar, Brasil Telecom Holding and Brasil Telecom, which are all currently under common control;

•	facilitate the unification, standardization and the rationalization of the general administration of Telemar and Brasil Telecom;

PART FIVE—THE MERGER

•	simplify the shareholding and organizational structure of Telemar’s business, expand its shareholder base and reduce management and administrative costs; and

•	provide you with securities that we expect will enjoy greater market liquidity than the securities you currently hold or will hold following the merger.

The foregoing discussion of factors is not considered by our board of directors to be exhaustive, but instead, includes the material factors or reasons causing us to approve the merger. In reaching their conclusion, our boards of directors did not quantify or assign any relative weight to the factors considered and individual directors may have given different weight to different factors. Our boards of directors considered all of the factors as a whole and overall considered them to be favorable to, and to support their conclusions with respect to, the merger.

Background of the Merger

We understand that as part of the continuous evaluation of their business and plans, Telemar and its controlling shareholder TNL, regularly consider a range of strategic options and transactions. We understand that from time to time, Telemar and TNL have considered a variety of potential strategic transactions to expand their presence in the telecommunications market in Brazil.

Former Controlling Shareholders of Brasil Telecom Holding and Brasil Telecom and Related Disputes

Solpart was formed in 1998 by a consortium formed to bid for Brasil Telecom Holding in the privatization of Telebrás. At the time of Solpart’s acquisition of Brasil Telecom Holding, Solpart was owned by:

•	Argolis Holding (which at that time was named Techold Participações S.A.), or Techold, which owned 19.0% of the voting share capital of Solpart, and was owned by Invitel;

•

Telecom Italia International N.V. (which at that time was named STET International Netherlands N.A.), or TII, which owned 19.0% of the voting share capital of Solpart, and was controlled by Telecom Italia S.p.A, or Telecom Italia; and

•	Timepart Participações Ltda., or Timepart, which owned 62.0% of the voting share capital of Solpart, and was owned by Telecom Holding S.A., Privtel Investimentos S.A. and Teleunion S.A.

Although Timepart owned a majority of the voting shares of Solpart, under a shareholders agreement between Techold, TII and Timepart, Techold had the power to elect a majority of our board of directors and to nominate our chief executive officer, and TII had the power to nominate the remaining members of our board of directors. Other than its ownership of shares of Brasil Telecom Holding and as described below, Solpart has not had assets or operations since its formation.

Techold was a holding company that was formed in 1998 as a wholly-owned subsidiary of Invitel. Other than its ownership of shares of Solpart and as described below, Techold has not had assets or operations since its formation.

Invitel was a holding company that was formed in 1998 to hold the share capital of Techold. At the time of Solpart’s acquisition of Brasil Telecom Holding, Invitel was controlled by Zain Participações S.A. (which at that time was named Opportunity Zain S.A.), or Zain. Minority interests in Invitel were owned by:

•	SISTEL – Fundação Sistel de Seguridade Social;

PART FIVE—THE MERGER

•	TELOS – Fundação Embratel de Seguridade Social, or Telos;

•	FUNCEF – Fundação dos Economiários Federais, or Funcef;

•	PETROS – Fundação Petrobrás de Seguridade Social, or Petros; and

•	PREVI – Caixa de Previdência dos Funcionários do Banco do Brasil, or Previ,

each of which is a Brazilian pension fund. Other than its ownership of shares of Techold and as described below, Invitel has not had assets or operations since its formation.

At the time of Solpart’s acquisition of Brasil Telecom Holding, Zain was controlled by:

•	Citigroup Venture Capital International Brazil, L.P. (which was formerly named CVC/Opportunity Equity Partners L.P.), or CVC LP; and

•

Investidores Institucionais Fundo de Investimentos em Ações (which was formerly known as CVC/Opportunity Equity Partners F.I.A. and CVC/Opportunity Equity Partners F.M.I.A.-C.L.), or Investidores Institucionais FIA.

CVC LP was managed by its general partner Opportunity Equity Partners, Ltd. (which was then named CVC/Opportunity Equity Partners Ltd.), or Opportunity Ltd. Investidores Institucionais FIA was managed by CVC/Opportunity Equity Partners Administradora de Recursos Limitada.

In July 1998, Solpart acquired a controlling interest in Brasil Telecom Holding from the Brazilian government as part of the privatization of Telebrás.

Disputes Relating to Mobile Services

In April 2001, we brought legal action against TII, Telecom Italia and two members of our board of directors that were nominees of TII seeking damages in connection with losses we alleged that we had incurred in conjunction with, among other things, our failure to participate in the initial auction of mobile services licenses in our service region in March 2001. Telecom Italia was a participant in the consortia that acquired control of TIM (which at that time was named Tele Celular Sul Participações S.A.) and Tele Nordeste Celular Participações S.A. (which merged into TIM in August 2004) in the privatization of Telebrás.

In the auctions of mobile services licenses in 2001, Telecom Italia acquired, through various subsidiaries now consolidated into TIM, licenses to deploy mobile services throughout Brazil. Under Brazilian law, TIM was deemed to be our affiliate as a result of Telecom Italia’s indirect interests in TIM and our company, and consequently TIM was not permitted to commence its mobile service offerings prior to January 1, 2004 unless TIM ceased to be our affiliate.

In August 2002, (1) TII sold a portion of its voting shares of Solpart to Techold and Timepart, subject to agreements under which TII had the right to reacquire these shares from Techold and Timepart, (2) the shareholders agreement governing Solpart was amended to remove TII’s right to participate in the control of our company until January 1, 2004 (or earlier if certain conditions were met), and (3) TII’s nominees to our board of directors resigned. As a result, TIM was no longer deemed to be our affiliate under Brazilian law.

In January 2004, TII notified us of its intention to repurchase the voting shares that it had sold to Techold and Timepart and to resume the exercise of its rights under the shareholders agreement governing Solpart. By this time, we had acquired authorization to provide mobile services in our service region and national and international long-distance services. Our controlling shareholders believed that if TII were to reacquire an

PART FIVE—THE MERGER

indirect controlling interest in our company, our company and TIM would be deemed affiliates under Brazilian law, and our ability to offer national and international fixed-line services as well as mobile services in the same regions as TIM would be at risk of being terminated by ANATEL. Techold and Timepart brought action in arbitration against TII to prevent Telecom Italia from returning to our control group, and TII filed legal actions against Solpart, Timepart, Techold and our company to enforce its alleged rights to return to our control group.

Although in January 2004 ANATEL agreed to permit TII to return to our control group for a period of 18 months, provided TII did not participate or vote on any issues related to the overlapping services offered by us and TIM, in March 2004, CADE enjoined TII from doing so. CADE reversed its decision in June 2004, permitting TII to return to our control group, provided TII did not participate or vote on any issues related to the overlapping services offered by us and TIM or nominate any officers of our company.

Disputes Relating to Control of Zain and Invitel

In October 2003, (1) CVC/Opportunity Equity Partners Administradora de Recursos Limitada was removed as the manager of Investidores Institucionais FIA and replaced with Angra Partners Consultoria Empresarial e Participações Ltda., and (2) Banco Opportunity S.A. was removed as the administrator of Investidores Institucionais FIA and replaced with Mellon Brascan Distribuidora de Títulos e Valores Mobiliários. Fundação 14 de Previdência Privada, or Fundação 14, was prevented by the other unitholders of Investidores Institucionais FIA from exercising its voting rights during the unitholders meeting at which this action was taken.

Fundação 14 brought legal action seeking a declaration that the resolutions adopted at the unitholders meeting were invalid, seeking to restore Banco Opportunity S.A. as Investidores Institucionais FIA’s manager and CVC/Opportunity Equity Partners Administradora de Recursos Ltda. as Investidores Institucionais FIA’s manager. Following an adverse decision of the Brazilian Superior Tribunal de Justiça, the highest Brazilian court for non-constitutional matters, in May 2005, Fundação 14 abandoned its lawsuit in July 2005.

In March 2005, (1) International Equity Investments Inc, the sole shareholder of CVC LP, announced the removal of Opportunity Ltd. from the management of CVC LP, and its replacement by Citigroup Venture Capital International Brazil LLC, or CVC International Brazil, and (2) International Equity Investments, Inc. and CVC LP entered into certain agreements with Investidores Institucionais FIA, Previ, Funcef and Petros, including a voting agreement with respect to their shares of Zain. Under these agreements:

•	CVC LP and Investidores Institucionais FIA agreed to jointly exercise the corporate control of Zain and Invitel, and

•	the parties to these agreements agreed to attempt to jointly divest their shareholdings in Zain and Invitel in an organized manner under identical terms.

In connection with the execution of these agreements, Previ, Funcef and Petros granted CVC LP a put option on its Zain shares, exercisable beginning in November 2007 under certain circumstances and during a limited period of time. The change in control of Zain was approved by ANATEL in April 2005.

The controlling shareholders of Zain (1) caused the board of directors of Brasil Telecom Holding to be replaced in July 2005, (2) caused most of the executive officers of Brasil Telecom Holding to be replaced in August 2005, (3) caused the board of directors of our company (other than the representative of the preferred shareholders) to be replaced in September 2005, and (4) caused most of the executive officers of our company to be replaced in September 2005. The former controlling shareholders brought judicial proceedings challenging these actions.

PART FIVE—THE MERGER

In December 2005, we filed formal complaints against our former managers with the CVM and in 2006 brought numerous legal actions against our former managers alleging breach of fiduciary duties, conflict of interest, as well as various violations of Brazilian law and our bylaws.

Disputes Relating to Sale of Brasil Telecom Mobile to TIM

In April 2005, prior to the replacement of our board of directors as described above:

•

affiliates of Telecom Italia entered into a merger agreement with our company and Brasil Telecom Mobile, our subsidiary that offers mobile services, under which, among other things, Brasil Telecom Mobile would have merged with a subsidiary of Telecom Italia, and TIM would have surrendered its overlapping licenses to provide long-distance services;

•

all of the preferred shares of Solpart were converted into common shares, resulting in TII owning 38.0% of the total and voting share capital of Solpart, Techold owning 62.0% of the total and voting share capital of Solpart, and the ownership of Timepart in Solpart being reduced to 0.02% of the total and voting share capital of Solpart;

•	the shareholders agreement governing Solpart was amended to restore TII to our control group; and

•	we announced that Techold, Timepart, Solpart, and our company entered into an agreement ending the lawsuits and disputes between us with respect to the return of TII to our control group.

The merger was proposed to, among other things, settle the overlapping of licenses and authorizations of TIM and our company. The merger, the restoration of TII to our control group and the termination of lawsuits and disputes were challenged in judicial proceedings by indirect shareholders of our company.

In response to the agreements entered into in April 2005, in July 2005 ANATEL ruled that the 18 month period that it had established in January 2004 for the resolution of issues relating to the overlapping of licenses of TIM and our company would begin on the date that TII had entered into these agreements and would expire in October 2006.

In March 2006, we commenced arbitration proceedings against the affiliates of Telecom Italia that were parties to the April 2005 merger agreement seeking to annul this merger agreement. In May 2006, the affiliates of Telecom Italia that were parties to this merger agreement announced the termination of this merger agreement, subject to a reservation of rights under the arbitration clauses contained in this merger agreement.

Sale of Telecom Italia’s Interest in Our Company

In October 2006, upon the expiration of the deadline established by ANATEL in July 2005 for the resolution of issues relating to the overlapping of licenses of TIM and our company, (1) ANATEL approved the transfer of all of the voting share capital of Solpart held by TII to Brasilco S.r.l., a TII subsidiary managed in trust for TII by Credit Suisse Securities (Europe), or Brasilco, and affirmed that such measure ended the issue of overlapping licenses, and (2) the nominees to our board of directors nominated by TII resigned.

In July 2007, (1) Previ, Petros and Funcef agreed to purchase all of the shares of Solpart held by Brasilco for US$515 million, (2) TII granted to Techold a right of first refusal to purchase these shares, and (3) the parties to the lawsuits and arbitral proceedings relating to actions taken by Telecom Italia and its affiliates since our formation executed a mutual release agreement under which they agreed to withdraw from all claims and end all judicial and arbitral disputes relating to these actions, subject to certain conditions, including the completion of the sale of the Solpart shares by Brasilco.

In October 2007, Techold exercised its right of first refusal to acquire the Solpart shares owned by Brasilco, and on December 5, 2007, Techold purchased these shares. Techold issued promissory notes in the aggregate

PART FIVE—THE MERGER

principal amount of R$990 million to finance the purchase of these shares. As a result of this transaction, Techold owned 99.98% of the total and voting share capital of Solpart.

Telemar’s Acquisition of Control of Brasil Telecom Holding and Brasil Telecom

According to published reports, at the time of Brasilco’s sale of the shares of Solpart to Techold, CVC LP and Investidores Institucionais FIA were continuing to explore strategic alternatives to disinvest their shareholdings in Zain and Invitel. Among the alternatives that were reported to be under consideration were the reorganization of the shareholdings of Brasil Telecom Holding or one of its direct or indirect parent companies and the listing of Brasil Telecom Holding or such parent company on the Novo Mercado of the BOVESPA.

Share Purchase Agreement and Agency Agreement

On or about December 10, 2007, Messrs. Otávio Marques de Azevedo and Pedro Jereissati, members of the board of directors of TNL, met with Mr. Alberto Guth, one of the partners of Angra Partners, which managed Investidores Institucionais FIA, Paulo Caldeira, a managing director of CVC International Brazil, and Sergio Spinelli, who was at that time the chairman of the board of directors of Brasil Telecom Holding and Brasil Telecom and a member of the board of directors of Zain and Invitel, at the invitation of Mr. Azevedo.

At this meeting, Messrs. Azevedo and Jereissati expressed the interest of TNL and Telemar in entering into a business combination transaction with Brasil Telecom Holding. The representatives of Zain were receptive to the interest of TNL and Telemar and agreed to hold further discussions regarding a proposed business combination.

Following this meeting, Messrs. Azevedo and Jereissati contacted Mr. Sérgio Ricardo Silva Rosa, the president of Previ, Mr. Wagner Pinheiros, the president of Petros, and Mr. Guilherme Narciso de Lacerda, the president of Funcef, each of which entities was a minority shareholder of Invitel and each of whom instructed Messrs. Azevedo and Jereissati that Angra Partners had their authorization to act as their representative in any discussions and negotiations of the proposed business combination.

On December 12, 2007, TNL and Telemar engaged Credit Suisse as their financial advisor with respect to the proposed business combination. During the second week of December 2007, TNL and Telemar engaged the Brazilian law firms of Eskenazi Pernidji Advogados and Ulhôa Canto, Rezende e Guerra Advogados as their legal counsel to assist them in structuring the proposed business combination and assist them in negotiating the documentation of the proposed business combination.

During the two weeks following the initial meeting, Messrs. Azevedo and Jereissati, joined by Mr. Caio Marcelo de Medeiros Melo, also members of the board of directors of TNL, met several times with Messrs. Guth, Calderio and Spinelli to discuss alternative structures for a proposed transaction, as well as the assumptions underlying Telemar’s valuation of Brasil Telecom Holding and the range of prices that Telemar was willing to pay for the equity interests in Brasil Telecom Holding owned by Zain and the other shareholders of Invitel.

During the course of these meetings, (1) the representatives of TNL and Telemar stated that Telemar would not enter into an agreement with respect to a business combination transaction unless the outstanding claims among Brasil Telecom Holding and its direct and indirect shareholders were settled, and (2) the representatives of the shareholders of Invitel stated that they would be unwilling to enter into an agreement to sell the shares of Invitel unless Telemar agreed to pay a “break up” fee in the event that the share sale was not consummated.

On December 27, 2007, Eskenazi Pernidji Advogados delivered an initial draft of the Share Purchase Agreement to the representatives of Zain for their review. During the negotiation of the transaction, the

PART FIVE—THE MERGER

representatives of TNL and Telemar did not execute any confidentiality agreement, letter of intent or similar document and did not have access to non-public information regarding Invitel or any of its subsidiaries, including Brasil Telecom Holding or Brasil Telecom.

On January 7, 2008, Messrs. Azevedo, Jereissati and Melo met with Messrs. Guth, Calderio and Spinelli to review the principal issues relating to the proposed transaction. At this meeting, the parties agreed to the principal structural terms of the proposed transaction and confirmed that they believed that they would be able to come to an agreement with respect to the purchase price.

Following this meeting and prior to the first week of April 2008, the representatives of TNL and Telemar held periodic meetings with representatives of Zain and Invitel in which representatives of Zain and Invitel reported on the progress of the negotiation of the settlement of the outstanding claims and litigation among Brasil Telecom Holding and its direct and indirect shareholders.

During the first week of April 2008, the representatives of Zain and Invitel informed the representatives of TNL and Telemar that they believed that the settlement negotiations were concluding. The representatives of TNL, Telemar, Zain and Invitel resumed negotiation of the transaction documents necessary to implement the business combination transaction. Final agreements were negotiated during a series of meetings held during the remainder of April 2008.

On April 25, 2008, each of the shareholders of Invitel entered into a Share Purchase Agreement with Credit Suisse, as Comissário, or agent, on behalf of Telemar, acting as principal, under which Credit Suisse agreed to purchase all of the outstanding shares of Invitel and the shares of Brasil Telecom Holding owned by the shareholders of Invitel. As of April 25, 2008 and until the intermediate mergers on July 31, 2009 described below under “—Reorganization of Intermediate Holding Companies,” Invitel owned 100% of the outstanding shares of Solpart, which owned 52.0% of the outstanding voting share capital, representing 19.0% of the outstanding share capital, of Brasil Telecom Holding.

The acquisition of control of Brasil Telecom Holding and Brasil Telecom by Telemar was not permitted by Brazilian regulations in force as of April 25, 2008, which prohibited the purchase of control by a company holding a concession to provide fixed-line telephone services (Serviço Telefônico Fixo Comutado) in one service region of Brazil by another company with a fixed-line telephone services concession operating in a different service region of Brazil. To permit the negotiation of Telemar’s purchase of indirect control of Brasil Telecom Holding and of Brasil Telecom, on April 25, 2008, Telemar entered into the Agency Agreement with Credit Suisse, as agent, under which Credit Suisse in its own name on behalf of Telemar, agreed to purchase the shares of Invitel and Brasil Telecom Holding that are subject to the Share Purchase Agreement, subject to the terms and conditions of the Share Purchase Agreement and the Agency Agreement.

Pursuant to the provisions of the Share Purchase Agreement, the purchase price:

•

for the shares of Invitel was R$4,982.4 million, less the net debt of Invitel outstanding on the third business day preceding the date on which the transactions contemplated by the Share Purchase Agreement closed, or the Closing Date, as determined under the Share Purchase Agreement, subject to adjustment as described below;

•

for the shares of Brasil Telecom Holding held by the shareholders of Invitel was R$881.1 million, corresponding to R$72.31 per share of Brasil Telecom Holding, subject to adjustment as described below.

The purchase price for the shares of Invitel was based on a price of approximately R$72.31 per share of Brasil Telecom Holding held directly or indirectly by Invitel.

PART FIVE—THE MERGER

Under the Share Purchase Agreement, the parties agreed that the purchase price for the shares of Invitel and the shares of Brasil Telecom Holding held by the shareholders of Invitel would be (1) increased by the cumulative variation of the CDI rate between April 25, 2008 and the Closing Date, and (2) decreased by the amount of any dividends or interest on shareholders’ equity declared by Brasil Telecom Holding or Brasil Telecom between January 1, 2008 and the Closing Date.

In connection with this transaction, Telemar entered into a Public Instrument of Transaction, Renunciation, and Settlement with Brasil Telecom Holding, Brasil Telecom, Opportunity Fund and certain of their affiliates under which Brasil Telecom Holding, Brasil Telecom, Opportunity Fund and these affiliates agreed to settle the current claims against each other and release any unasserted claims in exchange for the payment by Telemar to Brasil Telecom Holding and Brasil Telecom of R$175.7 million.

The closing under the Share Purchase Agreement was subject to the approval of ANATEL of the transfer of control of Brasil Telecom Holding to Telemar. The parties to Share Purchase Agreement and the Agency Agreement agreed that in the event that ANATEL did not approve the transactions contemplated by the Share Purchase Agreement on or prior to December 21, 2008, Telemar would be required to pay a termination fee to the selling shareholders in the amount of R$490 million, adjusted by the CDI rate from April 25, 2008 until the date of payment, and the Share Purchase Agreement would terminate.

On April 25, 2008, Telemar publicly announced:

•	the transaction contemplated by the Share Purchase Agreement;

•	a proposed tender offer for up to one-third of the preferred shares of Brasil Telecom Holding;

•	a proposed tender offer to acquire up to one-third of the preferred shares of Brasil Telecom;

•	a proposed tender offer for any and all of the common shares of Brasil Telecom Holding not to be acquired by Telemar under the Share Purchase Agreement;

•	a proposed tender offer for any and all of the common shares of Brasil Telecom not owned by Brasil Telecom Holding or its affiliates;

•	a proposed merger (incorporação) of Brasil Telecom Holding into Brasil Telecom, including the applicable exchange ratios;

•	a proposed share exchange (incorporação de ações) of Brasil Telecom in which shares of a subsidiary of Telemar will be issued in exchange for outstanding shares of Brasil Telecom; and

•	a proposed merger of that subsidiary into Telemar, including the applicable exchange ratios.

Actions Taken by Zain, Invitel, Techold and Solpart Prior to Change of Control

On April 18, 2008, the shareholders of Techold, which had changed its legal name to Argolis Holding, approved a split-off transaction under Brazilian law under which all the assets and liabilities of Techold were transferred to Invitel, other than R$10,000 in cash, and the shares of Techold held by Invitel were cancelled. As a result Invitel became the direct holder of 99.98% of the share capital of Solpart, and the shareholders of Argolis Holdings (other than Invitel) acquired control of Techold. The assets and liabilities Techold transferred to Invitel were valued at R$1,013 million. At the time of this transfer, Invitel assumed the obligations of Techold under outstanding promissory notes of Techold in the aggregate principal amount of R$990 million that matured in November 2008. These promissory notes were repaid upon maturity.

On April 25, 2008, Invitel’s shareholders approved a capital increase in the amount of R$0.3 million, through the issuance of new common shares. Timepart subscribed for all of the new common shares in exchange for its interest in Solpart. As a result of this transaction, Solpart became a wholly-owned subsidiary of Invitel.

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On April 25, 2008, the shareholders of Invitel and Zain approved a split-off transaction under Brazilian law under which all the shares in Invitel that were held by Zain were transferred to Invitel and shares of Invitel were issued to the shareholders of Zain. As a result the shareholders of Zain became direct holders of the shares of Invitel. The shares of Invitel that were split off from Zain were valued at R$701 million.

On November 27, 2008, Invitel issued promissory notes in the aggregate principal amount of R$950 million with a maturity date of May 26, 2009. The proceeds of this issue of promissory notes were used to repay the promissory notes that Invitel had assumed in the split-off of Techold. These promissory notes were paid at maturity on May 26, 2009.

Voluntary Tender Offers and Open Market Purchases

Between April 25, 2008 and June 17, 2008, (1) Copart 1 acquired 55,819,400 preferred shares of Brasil Telecom Holding, representing 24.3% of the outstanding preferred shares of Brasil Telecom Holding and 15.4% of the share capital of Brasil Telecom Holding, for an aggregate purchase price of R$1,425 million in transactions conducted over the BOVESPA, and (2) Copart 2 acquired 45,590,200 of our preferred shares, representing 15.3% of our outstanding preferred shares and 8.3% of our share capital, for an aggregate purchase price of R$898 million in transactions conducted over the BOVESPA.

On June 19, 2008, Telemar announced the commencement of voluntary tender offers for (1) up to 20,826,442 preferred shares of Brasil Telecom Holding at a purchase price of R$30.47 per share, and (2) up to 13,366,365 of our preferred shares at a purchase price of R$23.42 per share. The auctions with respect to these tender offers took place on the BOVESPA on July 22, 2008. In the auctions, (1) Copart 1 acquired 20,826,442 preferred shares of Brasil Telecom Holding, representing 9.1% of the outstanding preferred shares of Brasil Telecom Holding and 5.7% of the outstanding share capital of Brasil Telecom Holding, for an aggregate purchase price of R$635 million, and (2) Copart 2 acquired 13,366,365 of our preferred shares, representing 4.5% of our outstanding preferred shares and 2.4% of our outstanding share capital, for an aggregate purchase price of R$313 million.

Regulatory Approvals of the Change in Control of Brasil Telecom Holding and Brasil Telecom

On November 20, 2008, the president of Brazil executed Decree No. 6,654 that approved a new General Plan of Grants, which allows a concessionaire to acquire control of a second concession for the provision of fixed-line telecommunications services in a different service region of Brazil.

On November 21, 2009, (1) Telemar submitted a request for approval of its acquisition of control of Brasil Telecom Holding and Brasil Telecom to ANATEL, and (2) pursuant to an Agency Agreement between Telemar and Credit Suisse, Credit Suisse assigned all of its rights and obligations under the Share Purchase Agreement to Copart 1 and Copart 1 assumed these rights and obligations.

On December 10, 2008, Telemar entered into an Agreement for Maintenance of the Reversibility of Operation (Acordo de Preservação de Reversibilidade da Operação) with CADE relating to its acquisition of control of Brasil Telecom Holding and Brasil Telecom. Under this agreement, Telemar has agreed:

•	to submit to CADE’s analysis any authorizations that Telemar or its subsidiaries, including our company, are granted in the future to provide WiMax, 3G, and MMDS services;

•

to maintain iG and Oi Internet, our respective broadband internet access providers, as independent business units until CADE’s final decision on Telemar’s acquisition of control of Brasil Telecom Holding and our company is issued; and

PART FIVE—THE MERGER

•

to maintain until CADE’s final decision on Telemar’s acquisition of control of Brasil Telecom Holding and our company is issued a free dial-up ISP in all municipalities in which Oi Internet, iG or iBest provided dial-up ISP services free of charge on the date of the agreement.

On December 19, 2008, ANATEL granted its approval for Telemar’s acquisition of control of Brasil Telecom Holding and our company, subject to a number of conditions contained in the order granting the approval, some of which Telemar has already fulfilled. The most significant of the remaining conditions require Telemar to:

•	employ at least the aggregate number of employees that Telemar and Brasil Telecom employed on February 1, 2008 until March 25, 2011;

•	offer the mobile service packages currently offered by Telemar in Region I to Brasil Telecom Mobile’s customers in Region II by December 31, 2009;

•	make dial-up internet access available through local fixed-line calls to its ISP in 23% of the municipalities in Region I by December 31, 2009, 39% by December 31, 2010 and 56% by December 31, 2011;

•

provide an alternative long-distance plan with flat rates approved by ANATEL available for dial-up internet access to customers in municipalities not served by its ISP through local fixed-line calls by December 31, 2010;

•

extend fiber optic cables to the city of Boa Vista by December 31, 2009, the city of Manaus by December 31, 2010, and the city of Macapá within six months after the implementation of certain infrastructure connecting the cities of Tucuruí and Macapá by the power companies in this region;

•	expand its fiber optic network to 100 new municipalities in Regions I and II by December 31, 2010 and an additional 40 new municipalities in each of the succeeding five years;

•

offer broadband services in 50% of the municipalities covered by its obligations to provide transmission lines connecting the fiber-optic internet backbones of Telemar and Brasil Telecom to municipalities in their concession areas in which they do not provide internet service, which we refer to as backhaul, at rates no greater than Telemar’s highest existing rate for broadband services, within five months of completing the backhaul extensions, and 100% of such municipalities within ten months of completing the backhaul extensions;

•	provide to the Brazilian Ministry of Defense a voice and data system and related equipment and installation by June 2010; and

•

make annual investments in research and development in each of the next ten years in amounts equal to at least 50% of the amounts of our FUNTTEL contributions, which may be increased to 100% at ANATEL’s discretion.

At the time that ANATEL granted its approval for Telemar’s acquisition of control of Brasil Telecom Holding and our company, ANATEL also gave its prior consent for certain subsequent corporate actions, including the intermediate company mergers described below under “—Reorganization of Intermediate Holding Companies,” the merger, the share exchange and the Telemar merger.

Closing under the Share Purchase Agreement

On January 8, 2009, Copart 1 acquired all of the outstanding shares of Invitel and 12,185,836 common shares of Brasil Telecom Holding owned by the shareholders of Invitel for an aggregate purchase price of R$5,371 million. As a result of this acquisition, Telemar acquired control of Brasil Telecom Holding and Brasil

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Telecom. Certain of the shareholders of TmarPart, including Previ, Petros, Funcef and Telos, sold shares of Invitel to Copart 1 on the same terms and conditions as other selling shareholders of Invitel.

Telemar financed the acquisition of these shares through the issuance of promissory notes in the aggregate principal amount of R$5,600 million in August 2008 and December 2008. In August 2008, Telemar issued unsecured promissory notes in an aggregate principal amount of R$3,600 million. These promissory notes will mature in August 2010. These promissory notes bear interest at the CDI rate plus 1.60% per annum. Interest on these promissory notes is payable annually in arrears August of each year, beginning in August 2009. In December 2008, Telemar issued unsecured promissory notes in the aggregate amount of R$2,000 million. These promissory notes will mature in December 2009. These promissory notes bear interest at the CDI rate plus 3.00% per annum. Interest on these promissory notes is payable at maturity.

Changes to the Management of Brasil Telecom and Brasil Telecom Holding

On January 8, 2009, following the closing under the share Purchase Agreement, all of the executive officers of Brasil Telecom Holding and our company, other than Francisco Aurélio Sampaio Santiago, the chief operations officer of Brasil Telecom Holding and our company, resigned and were replaced by nominees of TmarPart, the indirect controlling shareholder of Telemar.

On February 17, 2009:

•

all of the members of the boards of directors of Brasil Telecom Holding and our company, other than Antonio Cardoso dos Santos, who was elected to our board of directors by the minority shareholders, resigned and were replaced by nominees of TmarPart, the indirect controlling shareholder of Telemar; and

•

all of the members of the fiscal councils of Brasil Telecom Holding and our company, other than Ruy Flaks Schneider, who was elected to our fiscal council by the preferred shareholders, resigned and were replaced by nominees of TmarPart, the indirect controlling shareholder of Telemar.

Mandatory Tender Offers

Under Article 254-A of the Brazilian Corporation Law and CVM Instruction No. 361, of March 5, 2002, as amended, Telemar was required to offer to purchase any and all common shares of Brasil Telecom Holding and our company held by public shareholders as a result of our acquisition of control over Brasil Telecom Holding and our company.

On May 22, 2009, Telemar announced the commencement of mandatory tender offers for (1) any and all outstanding common shares of Brasil Telecom Holding, and (2) any and all of our outstanding common shares. The auctions with respect to these tender offers took place on the BOVESPA on June 23, 2009. In the auctions, (1) Copart 1 acquired 40,425,227 common shares of Brasil Telecom Holding, representing 30.5% of the outstanding common shares of Brasil Telecom Holding and 11.2% of the outstanding share capital of Brasil Telecom Holding, for an aggregate purchase price of R$2,618 million, and (2) Copart 2 acquired 630,872 of our common shares, representing 0.3% of our outstanding common shares and 0.1% of our outstanding share capital, for an aggregate purchase price of R$38 million.

Accounting Treatment of the Brasil Telecom Acquisition

Under Brazilian GAAP, the Brasil Telecom Acquisition was accounted for based on the proportional fair values of identifiable assets and liabilities acquired, including intangible assets and contingent liabilities, based on the participation acquired.

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Under U.S. GAAP, Telemar applied SFAS No. 141(R) under which 100% of the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the subsidiaries of Invitel were recorded at their fair values on January 8, 2009.

Reorganization of Intermediate Holding Companies

As a result of the transaction described above, the structure of Telemar’s ownership interests in Brasil Telecom was as set forth in the chart below. The percentages in bold italics represent the percentage of the voting capital owned by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned by the parent company of each entity.

PART FIVE—THE MERGER

Coari

Coari is a holding company that was incorporated in July 2000 and was acquired by Telemar in December 2003. Prior to April 25, 2008, Coari had no assets or operation.

Copart 1

Copart 1 was a holding company that was incorporated in January 2008 and was acquired by Coari on April 25, 2008. Prior to April 25, 2008, Copart 1 had no assets or operation. As a result of the purchases of preferred shares of Brasil Telecom Holding described above under “—Background of the Merger—Telemar’s Acquisition of Control of Brasil Telecom Holding and Brasil Telecom,” as of December 31, 2008, Copart 1 owned 21.1% of the outstanding share capital of Brasil Telecom Holding.

Copart 2

Copart 2 was a holding company that was incorporated in October 2007 and was acquired by Coari on April 25, 2009. Prior to April 25, 2008, Copart 2 had no assets or operation. As a result of the purchases of preferred shares of Brasil Telecom described above under “—Background of the Merger—Telemar’s Acquisition of Control of Brasil Telecom Holding and Brasil Telecom,” as of December 31, 2008, Copart 1 owned 10.5% of the outstanding share capital of our company.

Mergers of Invitel into Solpart, Solpart into Copart 1, and Copart 1 into Brasil Telecom Holding

In anticipation of the corporate reorganization, Telemar undertook the transactions described below to eliminate the intermediate holding companies in the structure of its ownership of Brasil Telecom Holding and our company.

On July 31, 2009, Invitel merged with and into Solpart, with Solpart as the surviving company. As a result of this transaction:

•	all issued and then outstanding shares of Solpart held by Invitel were cancelled;

•	the issued and then outstanding shares of Invitel, all of which were owned by Copart 1, were converted into a number of shares of Solpart equal to the number of shares of Invitel owned by Copart 1;

•	Solpart assumed, by the operation of the merger, all of the assets and liabilities of Invitel; and

•	Invitel ceased to exist.

On July 31, 2009, Solpart merged with and into Copart 1, with Copart 1 as the surviving company. As a result of this transaction:

•	all of the issued and then outstanding shares of Solpart were cancelled;

•	Copart 1 assumed, by the operation of the merger, all of the assets and liabilities of Solpart, including the shares of Brasil Telecom Holding formerly owned directly by Solpart; and

•	Solpart ceased to exist.

On July 31, 2009, Copart 1 merged with and into Brasil Telecom Holding, with Brasil Telecom Holding as the surviving company. As a result of this transaction:

•	all issued and then outstanding shares of Brasil Telecom Holding held by Copart 1 were cancelled;

PART FIVE—THE MERGER

•

the issued and then outstanding shares of Copart 1, all of which were owned by Coari, were converted into a number of common shares and preferred shares of Brasil Telecom Holding equal to the number of common shares and preferred shares of Brasil Telecom Holding formerly owned by Copart 1;

•	Brasil Telecom Holding assumed, by the operation of the merger, all of the assets and liabilities of Copart ; and

•	Copart 1 ceased to exist.

Under Brazilian tax law, goodwill and the subsequent allocation of goodwill that is recorded by a holding company in connection with an acquisition is not tax deductible until the holding company is merged into the operating company that was acquired. Accordingly, at the date of the Brasil Telecom Acquisition, Copart 1 was not able to recognize a tax benefit for the deductible goodwill as part of purchase accounting. This tax benefit will only be recognized after completion of the merger. CVM regulations limit the recognition of assets and liabilities resulting from the merger of a holding company into its acquired subsidiary to the basis adjustment to fixed assets and the tax benefit resulting from the allocation of goodwill to intangible assets and unallocated goodwill recorded in the acquisition. Therefore, under Brazilian GAAP, because Copart 1 was used solely for the purpose of effecting the Brasil Telecom Acquisition, pursuant to CVM regulations, Brasil Telecom Holding may only record (1) the property, plant and equipment at the carrying values of Copart 1, reflecting the accounting for the Brasil Telecom Acquisition and (2) the tax benefit of the intangible assets recognized in connection with the Brasil Telecom Acquisition based on the amount of expected tax benefit to be realized. These amounts were recorded as from the date of the Intermediate Mergers. The tax benefit will become realizable after the completion of the merger, whereby the tax benefit is recorded by Brazil Telecom, the operating company.

Under U.S. GAAP, because Copart 1 controlled Invitel, Solpart and Brasil Telecom Holding since January 8, 2009, the merger of Copart 1 into Brasil Telecom Holding on July 31, 2009 represents a reorganization of entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of-interests, whereby the financial statements of the surviving entity will be presented on a consolidated basis as from January 8, 2009, the period during which Copart 1 and Brasil Telecom Holding were under common control, and include the assets and liabilities of Brasil Telecom Holding at the historical carrying values recorded by Copart 1. The historical carrying amounts of Copart 1 reflect the purchase accounting recorded under U.S. GAAP as described under “—Telemar’s Acquisition of Control of Brasil Telecom Holding and Brasil Telecom—Closing under the Share Purchase Agreement.”

The acquisition of the non-controlling interest in Brasil Telecom Holding will be accounted for as a reduction of the carrying amount of the non-controlling interest in accordance with SFAS No. 160.

Merger of Copart 2 into Brasil Telecom

On July 31, 2009, Copart 2 merged with and into Brasil Telecom, with Brasil Telecom as the surviving company. As a result of this transaction:

•	all issued and then outstanding shares of Brasil Telecom held by Copart 2 were cancelled;

•

the issued and then outstanding shares of Copart 2, all of which were owned by Coari, were converted into a number of common shares and preferred shares of Brasil Telecom equal to the number of common shares and preferred shares of Brasil Telecom formerly owned by Copart 2;

•	Brasil Telecom assumed by the operation of the merger all of the assets and liabilities of Copart 2; and

•	Copart 2 ceased to exist.

Under Brazilian GAAP, because Copart 2 was used solely for the purpose of effecting the Brasil Telecom Acquisition, pursuant to CVM regulations, Brasil Telecom may only record (1) the property, plant and equipment

PART FIVE—THE MERGER

at the carrying values of Copart 2, reflecting the accounting for the Brasil Telecom Acquisition, and (ii) the tax benefit of the intangible assets recognized in connection with the Brasil Telecom Acquisition that is attributable to Copart 2 based on the amount of expected tax benefit to be realized. These amounts were recorded as from the date of the Intermediate Mergers. The tax benefit became realizable after the completion of this merger, whereby the tax benefit was recorded by Brazil Telecom, the operating company.

Under U.S. GAAP, because Brasil Telecom and Copart 2 were under common control since January 8, 2009, the merger of Copart 2 into Brasil Telecom on July 31, 2009 represents a transaction between entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of-interests, whereby the financial statements of the surviving entity will be presented on a consolidated basis as from January 8, 2009, the period during which Copart 2 and Brasil Telecom were under common control, and include the assets and liabilities of Brasil Telecom at the historical carrying values recorded by Copart 2.

Current Corporate Structure

As a result of the transaction described above, as of August 11, 2009, the structure of our ownership interests in Brasil Telecom Holding and Brasil Telecom was as set forth in the chart below. The percentages in bold italics represent the percentage of the voting capital owned by the parent company of each entity, and the percentages not in bold italics represent the percentage of the total share capital owned by the parent company of each entity.

Approval of the Merger by Our Board of Directors

Brasil Telecom and Brasil Telecom Holding are Brazilian companies and thus Brazilian law and the rules of the CVM govern the shareholder approvals required to authorize the merger, which shareholders are entitled to vote with respect to the merger and how shareholder voting takes place. Brazilian law and the rules of the CVM also govern the duties and obligations of Brasil Telecom and Brasil Telecom Holding and their respective boards

PART FIVE—THE MERGER

of directors in connection with the merger. Under Brazilian law, an extraordinary general shareholders’ meetings of Brasil Telecom and Brasil Telecom Holding must be held to consider and vote upon transactions such as the merger.

Brazilian law generally imposes on a board of directors a fiduciary duty to assure that contracts with related parties be on arm’s length terms. Nevertheless, in connection with the merger, Brazilian law does not (1) establish any specific, minimum or maximum exchange ratio, (2) require that the board of directors of Brasil Telecom or Brasil Telecom Holding formally determine that the terms of the merger as a whole are “fair,” either procedurally or financially, to its non-controlling shareholders, (3) establish any special independent committee or otherwise alter its corporate governance rules in connection with the merger, or (4) impose any prohibition or limitation on the voting rights of the controlling shareholder.

On April 25, 2008, in connection with the acquisition of control of Brasil Telecom Holding and our company by Telemar, Telemar announced a corporate reorganization of the interests in Brasil Telecom Holding and our company to take place following the completion of its acquisition of our control with the purpose of causing the migration of the minority shareholders of Brasil Telecom Holding and our company to Telemar.

The exchange ratios for the Brasil Telecom Holding shares in the merger were determined by the managements of Brasil Telecom and Brasil Telecom Holding, based on the weighted average of the closing prices of the shares of Brasil Telecom Holding and our company on the BOVESPA during the 90 calendar days between January 24, 2008 and April 23, 2008, adjusted by the amount of any interest on shareholders’ equity or dividends declared by Brasil Telecom or Brasil Telecom Holding from January 1, 2008 until the date of the Merger Agreement. The managements of Brasil Telecom and Brasil Telecom Holding believe that the exchange ratios are fair, in light of the fact that the shares of Brasil Telecom and Brasil Telecom Holding are highly liquid and the exchange ratios were determined on the basis of the market prices for these shares.

Under the Brazilian Corporation Law, the number of our outstanding non-voting shares may not exceed two-thirds of the total number of our outstanding shares. In order to maintain our compliance with this requirement after the merger, we are issuing a portion of the consideration for the outstanding preferred shares of Brasil Telecom Holding in the form of voting common shares of our company.

On March 20, 2009, we and Brasil Telecom Holding jointly selected and retained Apsis as our financial advisor to render valuation reports for the purpose of valuing the shares of Brasil Telecom Holding and our company in connection with the merger. The valuation reports were delivered to the boards of directors of Brasil Telecom Holding and our company on August 7, 2009.

On August 7, 2009, the boards of directors of Brasil Telecom Holding and our company held extraordinary meetings and approved the Merger Agreement containing the material terms and conditions of the merger, including the exchange ratios of 1.2190981 of our common shares for each common share of Brasil Telecom Holding and 0.1720066 of our common shares and 0.9096173 of our preferred shares for each preferred share of Brasil Telecom Holding that is being proposed in the merger. On the same date, authorized executive officers of Brasil Telecom Holding and our company entered into the Merger Agreement.

On                    , 2009, the boards of directors of Brasil Telecom Holding and our company called the extraordinary general shareholders’ meetings of Brasil Telecom Holding and our company to vote on the merger. On the same date, the fiscal committees of Brasil Telecom Holding and our company reviewed the terms and conditions of the merger in separate meetings, and reached favorable decisions with respect to the merger.

On                    , 2009, each of Brasil Telecom Holding and our company published a notice of extraordinary general meetings of their respective common shareholders to vote on the merger.

PART FIVE—THE MERGER

Terms of the Merger

General

The merger must be approved at separate extraordinary general meetings of the shareholders of Brasil Telecom Holding and our company, which are scheduled to be held on                    , 2009. There are no conditions to the completion of the merger other than (1) shareholder approval by (a) the affirmative vote of holders representing a majority of the total number of outstanding common shares of Brasil Telecom Holding, and (b) the affirmative vote of holders representing a majority of the number of outstanding common shares of Brasil Telecom present at the extraordinary general shareholder’s meeting called to consider the merger, and (2) the declaration by the SEC that the registration statement of which this prospectus forms a part is effective. Approval of the increase in the share capital of Brasil Telecom will require the affirmative vote of holders representing a majority of the number of outstanding common shares of present at a duly convened extraordinary general shareholders’ meeting.

If you hold common shares of Brasil Telecom Holding you may attend and vote at the Brasil Telecom Holding extraordinary general shareholders’ meeting to approve the merger. If you hold preferred shares of Brasil Telecom Holding, you are entitled to attend, but are not entitled to vote at, the Brasil Telecom Holding extraordinary general shareholders’ meeting to approve the merger. If you hold Brasil Telecom Holding ADSs, you are not entitled to attend the Brasil Telecom Holding extraordinary general shareholders’ meeting.

If you hold Brasil Telecom Holding ADSs and wish to attend this meeting, you must surrender your Brasil Telecom Holding ADSs and receive delivery of the Brasil Telecom Holding preferred shares represented thereby in accordance with the terms of the deposit agreement governing the Brasil Telecom Holding ADSs in sufficient time to allow your ownership of the Brasil Telecom Holding preferred shares to be reflected in the shareholder list that Brasil Telecom Holding will use to determine holders of preferred shares that are permitted to attend the meeting, which generally reflects record ownership as of the fourth Brazilian business day prior to the meeting.

We believe that the merger and the increase in the share capital of Brasil Telecom will be approved at the applicable extraordinary general shareholders’ meetings because:

•

our indirect controlling shareholder, Telemar, which indirectly holds 91.7% of the issued and outstanding common shares of Brasil Telecom Holding, has represented to us that it will cause the shares of Brasil Telecom Holding that it holds to be voted in favor of the merger; and

•

Brasil Telecom Holding holds 99.1% of our issued and outstanding common shares and Brasil Telecom Holding has represented to us that it will vote the shares of Brasil Telecom that it holds in favor of the merger and the increase in the share capital of Brasil Telecom.

After the merger is approved, holders of common shares of Brasil Telecom Holding will have 30 days from the date of the publication of the minutes of Brasil Telecom Holding’s extraordinary general shareholders’ meeting to exercise withdrawal rights. However, under the Brazilian Corporation Law, if the management of Brasil Telecom Holding believes that the total value of the withdrawal rights exercised by its shareholders may put at risk its financial stability, management may, within 10 days after the end of the withdrawal rights period, call an extraordinary general shareholders’ meeting of Brasil Telecom Holding to either unwind or ratify the merger.

If the merger is approved:

•	Brasil Telecom Holding will merge with and into Brasil Telecom, with Brasil Telecom as the surviving company;

•	all issued and then outstanding shares of Brasil Telecom held by Brasil Telecom Holding and all Brasil Telecom Holding shares held in treasury will be cancelled;

•	each issued and then outstanding common share of Brasil Telecom Holding (other than any common shares held by shareholders seeking withdrawal of their common shares) will be converted

PART FIVE—THE MERGER

automatically into 1.2190981 common shares of Brasil Telecom, plus cash in lieu of any fractional shares, without any further action by the holders thereof;

•

each issued and then outstanding preferred share of Brasil Telecom Holding (including preferred shares of Brasil Telecom Holding represented by the Brasil Telecom Holding ADSs) will be converted automatically into 0.1720066 common shares of Brasil Telecom and 0.9096173 preferred shares of Brasil Telecom, plus cash in lieu of any fractional shares, without any further action by the holders thereof;

•

holders of Brasil Telecom Holding ADSs will receive, subject to the procedures described herein, 0.860033 Brasil Telecom Common ADSs and 1.516028 Brasil Telecom Preferred ADSs for each Brasil Telecom Holding ADS they hold, plus cash in lieu of any fractional Brasil Telecom Common ADS or Brasil Telecom Preferred ADS; and

•	Brasil Telecom Holding will cease to exist.

The exchange ratios for the Brasil Telecom Holding preferred shares and ADSs are different because the ADS exchange ratio takes into account the difference in the ratio of ADSs to common shares and preferred shares under Brasil Telecom Holding’s ADS program and our ADS program. Each Brasil Telecom Holding ADS represents five preferred shares, while each Brasil Telecom Common ADS represents one common share and each Brasil Telecom Preferred ADS represents three preferred shares.

Merger Agreement

The Merger Agreement was entered into on August 7, 2009 and contains the terms by operation of which Brasil Telecom Holding is expected to merge with and into our company. The following is a summary of the material terms of the Merger Agreement:

•	only common shareholders of Brasil Telecom Holding will have withdrawal rights in connection with the merger;

•	the corporate and/or voting rights of Brasil Telecom’s common and preferred shares will not change as a consequence of the merger;

•

an extraordinary general shareholders’ meeting of Brasil Telecom Holding may, observing certain legal requirements, choose to unwind the merger after its approval, if the aggregate number of shares the holders of which exercise withdrawal rights is so great that it may have a material adverse effect on Brasil Telecom Holding’s financial condition; and

•

all shares of Brasil Telecom issued prior to or as a result of the merger will be entitled to the same rights as shares of Brasil Telecom outstanding prior to the merger, including the right to receive dividends and interest on shareholders’ equity declared by Brasil Telecom on or after the date the merger is approved.

Under the Merger Agreement, we will undergo a capital increase to reflect the increased capital stock of our company that will be generated by the transfer of the total amount of the net equity of Brasil Telecom Holding into our company as a result of the merger.

An English translation of the Merger Agreement is included as Exhibit 1.1 to the registration statement of which this prospectus is a part.

Increase in Brasil Telecom Share Capital

At the extraordinary general shareholders’ meeting of Brasil Telecom called to consider the merger, the holders of common shares of Brasil Telecom will also vote to amend the bylaws of Brasil Telecom to increase its share capital to R$3,731,058,950.28 represented by 603,020,546 shares, consisting of 203,423,176 common shares and 399,597,370 preferred shares.

PART FIVE—THE MERGER

The Extraordinary General Shareholders’ Meetings

Date, Time and Place of the Meetings

The extraordinary general shareholders’ meetings of Brasil Telecom Holding and Brasil Telecom to consider the merger are scheduled to be held as follows:

Brasil Telecom Participações S.A.

                    , 2009                     (Brasília time)

SIA/Sul, ASP, Lote D, Bloco B – 71215-000 – Setor de Indústria, Brasília, DF, Brazil

Brasil Telecom S.A.

                    , 2009                     (Brasília time)

SIA/Sul, ASP, Lote D, Bloco B – 71215-000 – Setor de Indústria, Brasília, DF, Brazil

Voting Rights under Brazilian Law

Under Brazilian law, in order to vote at an extraordinary general shareholders’ meeting, you must either appear in person and vote your shares or appoint another shareholder, an executive officer of the applicable company, a financial institution or an attorney as your attorney in fact and that appointed person must appear at the meeting and vote your shares. Also, under Brazilian law, you may be required to show documents proving your identity to gain admittance to the meeting, provided you are entitled to attend the meeting. If you appoint an attorney-in-fact to vote on your behalf at the meeting that person will be required to show original or certified copies of the documents that grant him or her powers of representation.

There is no record date for purposes of determining direct holders of common shares of Brasil Telecom Holding and Brasil Telecom entitled to vote. To determine the identities of holders of common shares entitled to vote at the extraordinary general shareholders’ meetings, we and Brasil Telecom Holding will obtain shareholder lists from the respective registrars of our shares as of the latest practicable date prior to the date of the meetings. As a result of customary settlement procedures of the BOVESPA, these shareholder lists generally reflect record ownership as of the fourth business day prior to the meeting.

If you are entitled to vote at one of the extraordinary general shareholders’ meetings and you wish to exercise your voting rights but you do not want to, or are unable to, appear at the extraordinary general shareholders’ meeting in person, you may appoint a person to act on your behalf at the meeting and vote your shares. If you grant a power of attorney under Brazilian law to someone to act for you at the meeting, your appointee will be required to show original or certified copies of the documents that grant him or her powers of representation. The person acting on your behalf must be appointed to that purpose for less than one year prior to the date of the extraordinary shareholders’ meetings. The power of attorney must be deposited in properly notarized and consularized form at the headquarters of Brasil Telecom Holding or Brasil Telecom, as the case may be, no later than 48 hours before the occurrence of the applicable extraordinary general shareholders’ meeting and may be revoked in accordance with Brazilian law. Shareholders should confirm, with Brazilian counsel, that any power of attorney or revocation thereof delivered by them in connection with an extraordinary general shareholders’ meeting satisfies the requirements of Brazilian law, as Brasil Telecom Holding or Brasil Telecom will not accept such forms or revocations if they do not comply with Brazilian law. Shareholders that have given a power of attorney may revoke it by issuing an instrument of revocation and depositing it, in properly notarized and consularized form at the headquarters of Brasil Telecom Holding or Brasil Telecom, as the case may be, no later than 48 hours before the occurrence of the applicable extraordinary general shareholders’ meeting.

Abstentions are counted for purposes of establishing a quorum but are not counted as votes for or against any matter voted on at a meeting.

PART FIVE—THE MERGER

If you are a holder of Brasil Telecom Holding or Brasil Telecom shares, neither Brasil Telecom Holding or Brasil Telecom nor any of their affiliates nor any members of their respective boards of directors or the boards of directors of those affiliates is soliciting any proxy from you or requesting that you send a proxy or its equivalent to any of them. For your convenience we have described generally below the procedure for voting your shares at the extraordinary general shareholders’ meetings but we urge you to consult Brazilian counsel with any questions on your voting rights or procedures. Also, Telemar and its affiliates hold, directly or indirectly, sufficient voting power to approve the merger without the support of any other shareholders of Brasil Telecom Holding or Brasil Telecom, and Telemar has notified Brasil Telecom Holding and Brasil Telecom that it intends to cause all of the Brasil Telecom Holding and Brasil Telecom shares that it indirectly owns to be voted in favor of the merger.

Shareholders wishing to attend one of the extraordinary general shareholders’ meeting and who hold shares through the Fungible Custody of Registered Shares of the Stock Exchange (Custódia Fungível de Ações Nominativas das Bolsas de Valores) must provide a statement containing their corresponding equity interest in the applicable company dated within 48 hours of the applicable extraordinary general shareholders’ meeting.

Brasil Telecom Holding

The following rules will apply with respect to attendance and voting at the Brasil Telecom Holding extraordinary general shareholders’ meeting held to consider the merger:

•	If you hold common shares of Brasil Telecom Holding, you may attend and vote at the Brasil Telecom Holding meeting.

•	If you hold preferred shares Brasil Telecom Holding, you may attend the Brasil Telecom Holding meeting, but you will not have any voting rights.

•	If you hold Brasil Telecom Holding ADSs, you are not entitled to attend or vote at the Brasil Telecom Holding meeting.

If you hold Brasil Telecom Holding ADSs and wish to attend this meeting, you must surrender your Brasil Telecom Holding ADS and withdraw the Brasil Telecom Holding preferred shares underlying your Brasil Telecom Holding ADSs from the ADS program. To do so, you must (1) surrender to The Bank of New York Mellon, as Brasil Telecom Holding Depositary, at 101 Barclay Street, New York, NY 10286 (telephone: 1-888-BNY-ADRS), the Brasil Telecom Holding ADSs representing preferred shares that you wish to withdraw, (2) pay a fee to the Brasil Telecom Holding Depositary in the amount of up to US$5.00 per 100 Brasil Telecom Holding ADSs or portion thereof for the cancellation of those Brasil Telecom Holding ADSs, and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the Brasil Telecom Holding ADS program. If you surrender Brasil Telecom Holding ADSs and receive preferred shares, the preferred shares so received will be registered at clearing and settlement chamber of the BOVESPA, and you will need to obtain your own foreign investor registration under Resolution 2,689. You will need to take these steps in sufficient time to allow your ownership of the Brasil Telecom Holding preferred shares to be reflected in the shareholder list that Brasil Telecom Holding will use to determine holders of preferred shares that are permitted to attend the meeting, which generally reflect record ownership as of the fourth business day prior to the meeting.

Brasil Telecom

The following rules will apply with respect to attendance and voting at the Brasil Telecom extraordinary general shareholders’ meeting held to consider the merger:

•	If you hold common shares of Brasil Telecom, you may attend and vote at the Brasil Telecom meeting.

PART FIVE—THE MERGER

•	If you hold preferred shares of Brasil Telecom, you may attend the Brasil Telecom meeting, but you will not have any voting rights.

•	If you hold Brasil Telecom ADSs, you are not entitled to attend or vote at the Brasil Telecom meeting.

If you hold Brasil Telecom ADSs and wish to attend this meeting, you must surrender you Brasil Telecom ADS and withdraw the Brasil Telecom preferred shares underlying your Brasil Telecom ADSs from the ADS program. To do so, you must (1) surrender to The Bank of New York Mellon, as Brasil Telecom Depositary, at 101 Barclay Street, New York, NY 10286 (telephone: 1-888-BNY-ADRS), the Brasil Telecom ADSs representing preferred shares that you wish to withdraw, (2) pay a fee to the Brasil Telecom Depositary in the amount of up to US$5.00 per 100 Brasil Telecom ADSs or portion thereof for the cancellation of those Brasil Telecom ADSs, and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the Brasil Telecom ADS program. If you surrender Brasil Telecom ADSs and receive preferred shares, the preferred shares so received will be registered at clearing and settlement chamber of the BOVESPA, and you will need to obtain your own foreign investor registration under Resolution No. 2,689. You will need to take these steps in sufficient time to allow your ownership of the Brasil Telecom preferred shares to be reflected in the shareholder list that Brasil Telecom will use to determine holders of preferred shares that are permitted to attend the meeting, which generally reflect record ownership as of the fourth business day prior to the meeting.

Delivery of Brasil Telecom Shares and ADSs

Delivery of Brasil Telecom Common Shares and Preferred Shares

If the merger is approved, by operation of law:

•	each common share of Brasil Telecom Holding will automatically be converted into 1.2190981 common shares of Brasil Telecom; and

•	each preferred share of Brasil Telecom Holding will automatically be converted into 0.1720066 common shares and 0.9096173 preferred shares of Brasil Telecom.

If you directly hold common or preferred shares of Brasil Telecom Holding, no further action by you is required. Because the common shares and preferred shares of Brasil Telecom are book-entry shares, an entry or entries will be made in the share registry of Brasil Telecom to evidence the common shares and preferred shares of Brasil Telecom you will receive in the merger, and neither you nor any other person will receive certificates evidencing common shares or preferred shares of Brasil Telecom. Following the auction of the fractional shares of Brasil Telecom resulting from the merger described under “—Fractional Brasil Telecom Shares and ADSs,” Brasil Telecom also will pay you cash in lieu of any fractional Brasil Telecom shares to which you would have been entitled as a result of the merger.

Although the merger will be effective by operation of law once the requisite shareholder approvals have been obtained, the common shares and preferred shares of Brasil Telecom Holding will continue to trade on the BOVESPA under their existing ticker symbols until the later of:

•

the end of the period for the exercise of withdrawal rights by holders of Brasil Telecom Holding common shares to whom withdrawal rights are available (which period will end 30 days after publication of the minutes of the Brasil Telecom Holding extraordinary general shareholders’ meeting called to approve the merger, as described in “—Withdrawal Rights” below); and

•

the end of the period during which management of Brasil Telecom Holding is permitted pursuant to Brazilian law to unwind the merger. Under the Brazilian Corporation Law, if the management of Brasil Telecom Holding believes that the total value of the withdrawal rights exercised by its shareholders

PART FIVE—THE MERGER

may put at risk its financial stability, management may, within 10 days after the end of the withdrawal rights period, call an extraordinary general shareholders’ meeting of Brasil Telecom Holding to either unwind or ratify the merger.

Brasil Telecom has agreed with the BOVESPA that after the period for the exercise of withdrawal rights has ended, the Brasil Telecom common shares and preferred shares issued in the merger will trade under the ticker symbol for Brasil Telecom’s common shares, “BRTO3,” and the ticker symbol for Brasil Telecom’s preferred shares, “BRTO4,” respectively.

Delivery of Brasil Telecom ADSs

If the merger is approved, holders of Brasil Telecom Holding ADSs, each of which represents five preferred shares of Brasil Telecom Holding, will receive, subject to the procedures described below, (1) 0.860033 Brasil Telecom Common ADSs, each representing one common share of Brasil Telecom, and (2) 1.516028 Brasil Telecom Preferred ADSs, each representing three preferred share of Brasil Telecom for each Brasil Telecom Holding ADS they hold, plus cash in lieu of any fractional ADSs. The terms of the Brasil Telecom ADSs that will be received in connection with the merger are described in “Part Six—Shareholder Rights—Description of Brasil Telecom ADSs.”

After the merger becomes effective and the end of the period for the exercise of withdrawal rights, Brasil Telecom will deposit with the custodian for the Brasil Telecom Holding Depositary the Brasil Telecom common shares and preferred shares issuable in respect of the Brasil Telecom Holding preferred shares then held in the Brasil Telecom Holding ADS program. The Brasil Telecom Holding Depositary will deposit those Brasil Telecom common shares and preferred shares with the custodian for the Brasil Telecom Depositary and instruct the Brasil Telecom Depositary to cause to be issued and to deliver ADSs representing those Brasil Telecom common shares and preferred shares to the Brasil Telecom Holding Depositary. When the Brasil Telecom ADSs are received in the Brasil Telecom Holding ADS program, the Brasil Telecom Holding ADSs will represent a right to receive Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs.

If you hold Brasil Telecom Holding ADSs indirectly through a broker or other intermediary, you will automatically receive your Brasil Telecom ADSs (and cash in lieu of any fractions as described in “—Fractional Shares and ADSs”).

If you hold Brasil Telecom Holding ADSs directly as a registered holder, you must surrender your ADRs to the Brasil Telecom Holding Depositary. Registered holders of Brasil Telecom Holding ADSs will be provided with the necessary forms, including a letter of transmittal substantially in the form filed as Exhibit 99.4 to the registration statement of which this prospectus is a part, which will contain instructions on how to surrender their ADRs representing Brasil Telecom Holding ADSs to the Brasil Telecom Holding Depositary. If you do not receive the necessary forms, you may call The Bank of New York Mellon toll-free at 1-888-BNY-ADRS or contact The Bank of New York Mellon at 101 Barclay Street, New York, NY 10286. Upon surrender of the Brasil Telecom Holding ADRs, the Brasil Telecom Holding Depositary will deliver the Brasil Telecom ADSs to the registered holders of former Brasil Telecom Holding ADSs (and cash in lieu of any fractional ADSs as described in “—Fractional Shares and ADSs”).

If you hold Brasil Telecom Holding ADSs, you will not have to pay fees of the Brasil Telecom Holding Depositary for the cancellation of the Brasil Telecom Holding ADSs that you hold in connection with the merger or any ADS issuance fees charged by the Brasil Telecom Depositary for the Brasil Telecom ADSs issued to you in connection with the merger. However, you will have to pay any applicable stock transfer taxes with respect to the cancellation of your Brasil Telecom Holding ADSs or the issuance of Brasil Telecom ADSs to you.

PART FIVE—THE MERGER

During the period for the exercise of withdrawal rights by holders of Brasil Telecom Holding common shares to whom withdrawal rights are available described above, the Brasil Telecom Holding ADSs will continue to trade on the NYSE under their existing ticker symbol.

Brasil Telecom Preferred ADSs are listed on the NYSE under the symbol “BTM.” We will apply to list the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs to be received by holders of Brasil Telecom Holding ADSs on the NYSE, and the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs are expected to trade under the symbols “BTM.C” and “BTM,” respectively.

Fractional Brasil Telecom Shares and ADSs

If you hold common shares or preferred shares of Brasil Telecom Holding directly and the exchange ratio in the merger would entitle you to receive fractional common shares or preferred shares of Brasil Telecom, the number of Brasil Telecom common shares or preferred shares that you will receive in the merger will be rounded down to the largest whole number, and we will sell, in auctions on the BOVESPA, the aggregate of all fractional Brasil Telecom common shares and preferred shares. When your fractional Brasil Telecom shares are sold, you will receive in lieu of the fractional Brasil Telecom shares to which you would otherwise be entitled as a result of the merger, cash based on the net proceeds after deducting applicable fees and expenses, including the fees charged by the BOVESPA and the Fungible Custody of Registered Shares of the Stock Exchange of 0.0285% and 0.006%, respectively, and the sales commissions charged by the brokerage firms that Brasil Telecom will hire, from the sale on the BOVESPA of the aggregate number of fractional entitlements to Brasil Telecom common shares and preferred shares, as applicable. Payments for interests in fractional shares of Brasil Telecom will be made within five business days after the date of the last auction. The sale of such fractional interests in auctions on the BOVESPA will occur as soon as practicable after the completion of the merger, the end of the withdrawal period and due notice of the auctions are given in accordance with the rules of the BOVESPA.

If you hold Brasil Telecom Holding ADSs and the exchange ratio would entitle you to receive a fractional Brasil Telecom Common ADS or Brasil Telecom Preferred ADS, the number of Brasil Telecom Common ADS or Brasil Telecom Preferred ADS you will receive in the merger will be rounded down to the largest whole number. The Brasil Telecom Holding Depositary will try to sell on the open market the aggregate of those fractional Brasil Telecom ADSs. You will receive cash in lieu of any fractional Brasil Telecom Common ADS or Brasil Telecom Preferred ADS you are entitled to receive based on the net proceeds (after deducting applicable fees and expenses, including sales commissions) from any sale on the NYSE of the aggregate number of fractional entitlements to Brasil Telecom ADSs. Payments for interests in fractional Brasil Telecom ADSs will be available to registered holders approximately five business days after the Brasil Telecom Holding Depositary completes sales of the aggregated fractional Brasil Telecom ADSs on the NYSE.

You do not have to pay in cash any fees or commissions to Brasil Telecom Holding or the Brasil Telecom Holding Depositary for the sale of your fractional common shares, preferred shares or Brasil Telecom ADSs because fees and expenses will have already been deducted from any amounts you receive.

Withdrawal Rights

Under Article 137 of the Brazilian Corporation Law, the holders of common shares of Brasil Telecom Holding that dissent from the merger have the right to withdraw their share capital from Brasil Telecom Holding and be reimbursed for the value of the common shares for which they were record holders at the close of trading on April 25, 2008, the date of the Relevant Fact that first announced the merger. You cannot exercise these withdrawal rights if you vote in favor of the merger. The failure to vote on the merger at the Brasil Telecom Holding extraordinary general shareholders’ meeting by a shareholder who would otherwise be entitled to exercise withdrawal rights will not constitute a waiver of that shareholder’s withdrawal rights.

PART FIVE—THE MERGER

If you hold Brasil Telecom Holding preferred shares (including Brasil Telecom Holding preferred shares represented by the Brasil Telecom Holding ADSs), you are not entitled to withdrawal rights with respect to the merger.

Under the Brazilian Corporation Law, because the merger involves a controlling and controlled company, we and Brasil Telecom Holding are required to disclose the ratio of the value of shares of Brasil Telecom Holding and our company calculated based on the net worth calculated at market prices (as if the assets of Brasil Telecom and Brasil Telecom Holding had been sold), based on valuation reports prepared by an independent financial advisor. This exchange ratio is required to be disclosed in order to provide the non-controlling shareholders with a parameter against which to evaluate the proposed merger and to determine whether to dissent from the shareholder vote and exercise withdrawal rights. The applicable exchange ratio calculated based on the criteria of net worth calculated at market prices is 1.133089 shares of our company for each share of Brasil Telecom Holding.

Under the Brazilian Corporation Law, a shareholder who exercises a withdrawal right generally is entitled to receive the net asset value of its Brasil Telecom Holding shares determined based on the book value of Brasil Telecom Holding’s assets and liabilities as of December 31, 2008. Based on this net asset value, the withdrawal value per Brasil Telecom Holding common share is R$15.90.

Brasil Telecom and Brasil Telecom Holding retained Apsis to deliver valuation reports certifying (1) the net worth of each of Brasil Telecom and Brasil Telecom Holding calculated at market prices (as if the assets of Brasil Telecom and Brasil Telecom Holding had been sold), and (2) the net asset value of the Brasil Telecom Holding common shares determined based on the book value of Brasil Telecom Holding’s assets and liabilities as of May 31, 2009, as required by the Brazilian Corporation Law. Apsis’ valuation reports are included as exhibits to this registration statement and are incorporated herein by reference. See “—Valuation Reports.”

If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the Brasil Telecom Holding extraordinary general shareholders’ meeting at which the merger is approved. Once the 30-day period for the exercise of your withdrawal rights has expired, you will no longer have any right to compel Brasil Telecom Holding to redeem your Brasil Telecom Holding common shares. The minutes of the Brasil Telecom Holding extraordinary general shareholders’ meeting, as well as a Relevant Fact (Fato Relevante) related to the approval of the merger, will be published in the newspapers in which Brasil Telecom Holding customarily publishes its notices on the business day following the Brasil Telecom Holding extraordinary general shareholders’ meeting. Such publication will constitute your sole notification regarding the commencement of the period to exercise your withdrawal rights. If you notify Brasil Telecom Holding that you wish to exercise your withdrawal rights, such request will be irrevocable.

To exercise its withdrawal rights, a shareholder holding shares in custody with Banco Real S.A., the transfer agent for the shares of Brasil Telecom Holding, must appear, personally or through an attorney-in-fact, at any office of Banco Real S.A., during the 30-day period for the exercise of its withdrawal rights, complete a form related to the exercise of the withdrawal rights, which is available in those offices, and surrender certified copies of the documents listed below:

•	Individuals: Individual Taxpayers’ Register, Identity Card updated evidence of address (02 months at most);

•

Legal Entity: National Corporate Taxpayers’ Register, bylaws/articles of association and corresponding amendments, as well as documents related to the partners/legal representatives (act of appointment, Individual Taxpayers’ Register, Identity Card updated evidence of address).

PART FIVE—THE MERGER

Shareholders represented by attorneys-in-fact must surrender the documents described above and the respective public power of attorney, which shall grant special powers to the attorney-in-fact authorizing him to exercise, on behalf of the grantor, the withdraw rights and request the reimbursement for the shares.

Shareholders holding shares through the Fungible Custody of Registered Shares of the Stock Exchange must exercise their withdrawal rights through their custody agents.

Brokerage Commissions and Depositary Fees

You will not have to pay any brokerage commissions in connection with the merger if your common shares or preferred shares of Brasil Telecom Holding are registered in your name. If your common shares or preferred shares of Brasil Telecom Holding are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the merger.

If you hold Brasil Telecom Holding ADSs, you will not have to pay fees of the Brasil Telecom Holding Depositary for the cancellation of the Brasil Telecom Holding ADSs that you hold in connection with the merger or any ADS issuance fees charged by the Brasil Telecom Depositary for the Brasil Telecom ADSs issued to you in connection with the merger. However, you will have to pay any applicable stock transfer taxes with respect to the cancellation of your Brasil Telecom Holding ADSs or the issuance of Brasil Telecom ADSs to you.

Mailing of Prospectus

Brasil Telecom will mail the prospectus to record holders of common shares and preferred shares of Brasil Telecom Holding who are residents of the United States and whose names appear on the applicable shareholder lists. Brasil Telecom will mail the prospectus to record holders of Brasil Telecom Holding ADSs whose names appear on the list of record holders of Brasil Telecom Holding ADSs maintained by the Brasil Telecom Holding Depositary and will also furnish the prospectus to brokers, banks and similar persons who are listed as participants in a clearing agency’s security position listing for subsequent transmission to beneficial owners of Brasil Telecom Holding ADSs. If you hold common shares or preferred shares of Brasil Telecom Holding or Brasil Telecom Holding ADSs, you are receiving this prospectus because Brasil Telecom may be deemed to be offering you securities for purposes of the Securities Act.

Termination of Brasil Telecom Holding ADS Program

Brasil Telecom Holding will instruct the Brasil Telecom Holding Depositary to mail notice to the owners of all outstanding Brasil Telecom Holding ADSs in accordance with the Brasil Telecom Holding deposit agreement to terminate that deposit agreement and the Brasil Telecom Holding ADS program as soon as practicable after the merger becomes effective and the period for the exercise of withdrawal rights (where applicable) has elapsed.

As soon as practicable after the expiration of four months from the date the Brasil Telecom Holding ADS program has been terminated, Brasil Telecom Holding Depositary may sell any deposited securities (for example, the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs) remaining under Brasil Telecom Holding’s ADS program, and shall thereafter hold the net proceeds of the sale, together with any other cash, without liability for interest, for the pro rata benefit of holders of Brasil Telecom Holding ADS that have not theretofore surrendered their Brasil Telecom Holding ADSs.

After effecting such a sale, the depositary under Brasil Telecom Holding’s ADS program will be discharged from all obligations under Brasil Telecom Holding’s deposit agreement, except to account for such net proceeds

PART FIVE—THE MERGER

and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in Brasil Telecom Holding’s deposit agreement for the surrender of ADSs and any applicable taxes or other governmental charges) and certain indemnification obligations to Brasil Telecom Holding, and Brasil Telecom Holding will also be discharged from all obligations thereunder, except for certain indemnification obligations to the Brasil Telecom Holding Depositary and its agents.

Valuation Reports

The valuation reports discussed in this section have been prepared based, in part, on prospective financial information prepared by the management of Brasil Telecom and Brasil Telecom Holding. Brasil Telecom and Brasil Telecom Holding do not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of theses companies have prepared the prospective financial information in connection with the valuation reports. The prospective financial information used to prepare the valuation reports was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The management of Brasil Telecom and Brasil Telecom Holding are responsible for such information, and in their view, it was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Brasil Telecom and Brasil Telecom Holding. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus and the valuation reports are cautioned not to place undue reliance on the prospective financial information.

Neither the independent auditors of Brasil Telecom or Brasil Telecom Holding, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information used to prepare the valuation reports, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of Brasil Telecom and Brasil Telecom Holding as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Brasil Telecom and Brasil Telecom Holding or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in the valuation reports should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Brasil Telecom and Brasil Telecom Holding do not generally publish their business plans and strategies or make external disclosures of their anticipated financial position or results of operations. Accordingly, Brasil Telecom and Brasil Telecom Holding do not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Brasil Telecom and Brasil Telecom Holding do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

PART FIVE—THE MERGER

Apsis has been engaged by Brasil Telecom and Brasil Telecom Holding to render valuation reports for the purpose of appraising:

•

the market value of the shareholders’ equity of Brasil Telecom and Brasil Telecom Holding as of May 31, 2009 for purposes of Article 264 of the Brazilian Corporation Law, which requires disclosure to shareholders of the ratio of the value of shares of Brasil Telecom Holding and our company based on this appraisal to provide non-controlling shareholders with a parameter against which to evaluate the proposed merger and to determine whether to dissent from the shareholder vote and exercise withdrawal rights. Based on this appraisal, the exchange ratio determined on this basis would be 1.133089 common shares or preferred shares of our company for each share of Brasil Telecom Holding of the same class.

•

the book value of the shareholders’ equity of Brasil Telecom Holding as of May 31, 2009 for purposes of Articles 8, 226 and 227 of the Brazilian Corporation Law, which requires an appraisal of the shares of Brasil Telecom Holding to determine the capital increase of Brasil Telecom that will result from the merger. Apsis concluded that, for these purposes, the indicative value of one Brasil Telecom Holding share is R$25.013622.

The valuation reports prepared by Apsis are subject to the assumptions, considerations and limitations described in the valuation reports and summarized in this prospectus. The valuation reports are not to be used by any other person or for any other purpose, and are not intended to be and do not constitute a recommendation to any shareholder as to how such shareholder should vote on any matters relating to the merger. Apsis did not make a recommendation with respect to the exchange ratios for the merger, which were determined by the managements of Brasil Telecom and Brasil Telecom Holding, and confirmed by the boards of directors of Brasil Telecom and Brasil Telecom Holding on August 7, 2009. The full valuation reports for Brasil Telecom and Brasil Telecom Holding are contained in the Merger Agreement that has been filed as Exhibit 2.1 to the registration statement of which this prospectus is a part. Copies of these exhibits may be obtained as described in “Incorporation by Reference.” The summary of the Apsis valuation reports set forth below is qualified in its entirety by reference to the full text of the reports. Brasil Telecom urges you to read carefully the entire valuation reports prepared by Apsis.

Summary of Valuation Reports of Market Value of Shareholders’ Equity of Brasil Telecom and Brasil Telecom Holding

The valuation reports of market value of shareholders’ equity of Brasil Telecom and Brasil Telecom Holding prepared by Apsis were presented to the board of directors of each of Brasil Telecom and Brasil Telecom Holding on August 7, 2009 for use in consideration of the merger. This summary of the valuation report is qualified in its entirety by reference to the full text of the report.

Apsis was engaged by Brasil Telecom and Brasil Telecom Holding to render a valuation report solely for the purposes of calculating the exchange ratios of Brasil Telecom Holding shares not owned by Brazil Telecom for Brasil Telecom shares, based on an appraisal of the market value of the shareholder’s equity of both Brasil Telecom and Brasil Telecom Holding, under the same criteria and on the same dates, for the purposes of Article 264 of the Brazilian Corporation Law and based upon and subject to the assumptions, considerations and limitations set forth in the valuation report.

The technical procedures employed in preparing the valuation report comply with the appraisal rules criteria, and the calculations to determine the value of the assets were based on the income, assets and market approach. The valuation report presents the assets and liabilities of Brasil Telecom and Brasil Telecom Holding at market values, as used to adjust the book value of the shareholder’s equity of Brasil Telecom and Brasil Telecom Holding based on the assets approach.

PART FIVE—THE MERGER

In rendering the valuation report, Apsis held discussions with representatives of both Brasil Telecom and Brasil Telecom Holding concerning the nature of their assets and liabilities, in order to calculate the market value and adjust the book value of the shareholders’ equity of each of Brasil Telecom and Brasil Telecom Holding. Such information did not take into account potential operating synergies arising out of the merger, and the valuation report does not reflect any such synergies. Apsis did consider operational and financial synergies relating to the integration of the operations of Brasil Telecom with those of Telemar and these synergies are reflected in fair value adjustments made to the regulatory licenses of Brasil Telecom. Apsis also performed technical visits in order to conduct a physical inspection of the property, plant and equipment listed by Brasil Telecom and Brasil Telecom Holding and their operating subsidiaries.

The valuation report was also based on the financial statements of Brasil Telecom and Brasil Telecom Holding as of and for the five-month period ended May 31, 2009, and considered the subsequent merger of Copart 1 into Brasil Telecom Holding and Copart 2 into Brasil Telecom on July 31, 2009.

The managements of each of Brasil Telecom and Brasil Telecom Holding have advised Apsis that the financial information of each of Brasil Telecom and Brasil Telecom Holding, respectively, as of and for the five-month period ended May 31, 2009, was prepared in accordance with Brazilian GAAP. Brasil Telecom and Brasil Telecom Holding have directed Apsis to rely on such financial information, and Apsis has not performed an independent verification of such financial information and does not assume responsibility therefore.

In addition, in preparing the valuation report, Apsis assumed and relied on the accuracy, completeness and reasonableness of all financial and other information and data supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. In addition, Apsis assumed an obligation to conduct a physical inspection of the properties and facilities of Brasil Telecom and Brasil Telecom Holding and their subsidiaries.

For the purpose of its valuation analyses, Apsis did not take into account tax-related effects that Brasil Telecom Holding’s shareholders may experience in connection with the merger, or any fees and expenses that may be incurred in connection with the settlement of that transaction.

The valuation report is necessarily based on information available to Apsis and financial, stock market and other conditions and circumstances existing and disclosed to Apsis as of the date of the valuation report.

Apsis has no obligation to update or otherwise revise the valuation report should any future events or conditions affect its valuation analyses or conclusions.

The scope of Apsis’ valuation analyses was limited to the appraisal of the market value of the shareholder’s equity of each of Brasil Telecom and Brasil Telecom Holding under the same criteria and on the same dates, for the purposes of Article 264 of the Brazilian Corporation Law and did not address, among other matters:

•	the treatment given to different classes of shares of Brasil Telecom and Brasil Telecom Holding, as the case may be;

•	any other transaction relating to the shares of Brasil Telecom and Brasil Telecom Holding, as the case may be;

•	the underlying business decision of Brasil Telecom and Brasil Telecom Holding to effect the merger, and

•	the prices at which Brasil Telecom and Brasil Telecom Holding securities, as the case may be, may actually be sold.

PART FIVE—THE MERGER

The valuation report is not intended to be and does not constitute a recommendation or opinion to Brasil Telecom and Brasil Telecom Holding, nor does it constitute a recommendation or opinion to any shareholder of Brasil Telecom or Brasil Telecom Holding, as to any matters relating to the merger, including as to how shareholders should vote on the merger.

The following is a summary of the material analyses undertaken by Apsis in connection with the rendering of the valuation report. The summary includes information presented in tabular format. In order to fully understand the methodologies used by Apsis, the table must be read together with the text of the summary. The tables alone do not constitute a complete description of the analyses.

Using the financial statements provided by management of each of Brasil Telecom and Brasil Telecom Holding, Apsis performed adjustments on the book value of their respective assets and liabilities, based on the assets approach—net equity at market value. This methodology is derived from Brazilian GAAP, under which the financial statements are prepared based on the historical cost principle, i.e. the acquisition cost. Based on this and basic accounting principles, the methodology used presumes book value of a company’s assets minus the book value of its liabilities is equal to the book value of its shareholders’ equity. This methodology first considers the book value of the assets and liabilities, and requires adjustments to a few of these items, so as to reflect their likely market values. The result of this method may give an initial base to estimate a company’s value, and a useful base to compare the results of other methodologies. The asset approach is designed to evaluate a company’s value by adjusting the book values (net balance) to their respective fair market values. The assets and liabilities deemed relevant are evaluated at their fair market value, and these values are compared to their respective book values (net balance).

The general appraisal criteria used to adjust the assets subject to appraisal at market price are detailed in the valuation report.

The adjustments discussed above, duly analyzed, are added to book value of shareholder’s equity to determine a company’s market value by the assets approach. The fair market value of a company will be the shareholders’ equity, as adjusted to reflect the market value of the appraised assets and liabilities.

PART FIVE—THE MERGER

Market Value of Shareholders’ Equity of Brasil Telecom

The table below shows the market value of Brasil Telecom’s shareholders’ equity, including the adjustments to its principal accounts.

Brasil Telecom

	Balance Sheet as of May 31, 2009
	Actual (1)		Market Adjustments		As Adjusted
	(in millions of reais)
Current assets	R$	4,421	R$	(35)	R$	4,385
Long-term assets		4,023		(6)		4,016
Fixed assets:
Investments:
Investments in shares:
14 Brasil Telecom Celular S.A. (100.0000%)		3,001		513		3,515
BrT Serviços de Internet S.A. (100.0000%)		340		24		364
Brasil Telecom Comunicação Multimídia Ltda. (90.4591%)		255		52		307
Brasil Telecom Cabos Submarinos Ltda. (100.0000%)		278		39		317
Internet Group do Brasil S.A. (13.6450%)		33		16		50
Brasil Telecom Call Center S.A. (100.0000%)		18		(0)		18
Vant Telecomunicações S.A. (100.0000%)		2		—		2
BrT Card Serviços Financeiros Ltda. (100.0000%)		8		—		8

		3,936		645		4,581
Other investments		4		4		8

		3,940		649		4,589
Property, plant and equipment:
Work in progress		285		—		285
Automatic equipment		157		1,022		1,180
Transmission equipment		1,251		3,206		4,457
Data communication equipment		648		981		1,630
Infrastructure		974		421		1,395
Terminals		34		90		124
Land		83		155		238
Buildings		343		688		1,031
General goods		207		188		395
Goodwill recorded as property, plant and equipment		191		(191)		—

		4,174		6,561		10,735
Intangible assets:
Goodwill		7		—		7
Goodwill from licenses		175		(175)		—
Data processing system		469		—		469
Brands and patents		0		—		0
Regulatory licenses		52		14,111		14,162

		703		13,935		14,639

Total assets	R$	17,260	R$	21,104	R$	38,364

Current liabilities	R$	4,502	R$	(16)	R$	4,486
Long-term liabilities		7,062		2,306		9,368
Shareholders’ equity		5,696		18,814		24,510

Total liabilities and shareholders’ equity	R$	17,260	R$	21,104	R$	38,364

(1)	Reflects amortization adjustment and reversion of goodwill provision as a result of the merger of Copart 2 into Brasil Telecom on July 31, 2009.

PART FIVE—THE MERGER

The table below shows the book value and market value per share of Brasil Telecom’s shares, based on the total of 560,950,289 outstanding shares of Brasil Telecom as of May 31, 2009.

	Market Value per Share
	(in reais)
Book value per share (1)	R$	10.420630
Adjustments per share		33.631010
Market value per share (1)		44.051640

(1)	Adjusted to reflect treasury stock.

Market Value of Shareholders’ Equity of Brasil Telecom Holding

The table below shows the market value of Brasil Telecom Holding’s shareholders’ equity, including the adjustments to its principal accounts:

Brasil Telecom Holding

	Balance Sheet as of May 31, 2009
	Actual (1)		Market Adjustments		As Adjusted
	(in millions of reais)
Current assets	R$	584	R$	(2)	R$	582
Long-term assets		1,496		120		1,616
Fixed assets:
Investments:
Investments in shares:
Brasil Telecom (67.2294%)		3,581		12,683		16,264
Nova Tarrafa Participações Ltda. (100.0000%)		2		(4)		(2)
Nova Tarrafa Inc. (100.0000%)		0		(0)		(0)

		3,583		12,679		16,262
Goodwill from fixed assets and licenses of Brasil Telecom		3,762		(3,762)		—

		7,345		8,917		16,262
Property, plant and equipment		0		—		0

		7,346		8,917		16,263

Total assets	R$	9,426	R$	9,035	R$	18,461

Current liabilities	R$	331	R$	—	R$	331
Long-term liabilities		12		39		50
Shareholders’ equity		9,083		8,997		18,080

Total liabilities and shareholders’ equity	R$	9,426	R$	9,035	R$	18,461

(1)	Reflects amortization adjustment and reversion of goodwill provision as a result of the merger of Copart 1 into Brasil Telecom Holding on July 31, 2009.

PART FIVE—THE MERGER

The table below shows the book value and market value per share of Brasil Telecom Holding’s shares, based on the total of 363,969,213 outstanding shares of Brasil Telecom Holding as of May 31, 2009.

	Market Value per Share
	(in reais)
Book value per share (1)	R$	25.013622
Adjustments per share		24.900825
Market value per share (1)		49.914447

(1)	Adjusted to reflect treasury stock.

Ratio of the Value of Shares of Brasil Telecom Holding to Brasil Telecom

The following table shows the calculation of the exchange ratio determined on the bases of the market value of the shareholders’ equity of Brasil Telecom and Brasil Telecom Holding, based on the market values of the shareholders’ equity of Brasil Telecom and Brasil Telecom Holding determined as described above.

Shareholders’ Equity at Market Value
	Brasil Telecom		Brasil Telecom Holding
Shareholders’ equity at market value (in millions of reais)	R$	24,510	R$	18,080
Outstanding shares		560,950,289		363,969,213
Shareholders’ equity per share at market value (in reais) (1)	R$	44.051640	R$	49.914447
Exchange ratio (2)		1.133089		1.000000

(1)	Adjusted to reflect treasury stock.
(2)	Reflects number of shares of Brasil Telecom that would be issued in exchange for each Brasil Telecom Holding share on the bases of the market value of the shareholders’ equity of Brasil Telecom and Brasil Telecom Holding.

Summary of Valuation Report of Book Value of Shareholders’ Equity of Brasil Telecom Holding

The valuation report of book value of shareholders’ equity of Brasil Telecom Holding prepared by Apsis was presented to the board of directors of each of Brasil Telecom and Brasil Telecom Holding on August 7, 2009 for use in consideration of the merger. This summary of the valuation report is qualified in its entirety by reference to the full text of the report.

Apsis was engaged by Brasil Telecom and Brasil Telecom Holding to render a valuation report solely for the purposes of appraising the book value of the shareholders’ equity of Brasil Telecom Holding (other than shares held in treasury) as of May 31, 2009 for purposes of Article 8, 226 and 227 of the Brazilian Corporation Law, based upon and subject to the assumptions, considerations and limitations set forth in the valuation report, to determine the capital increase of Brasil Telecom that will result from the merger.

The valuation report presents the assets and liabilities of Brasil Telecom Holding at book values adjusted to reflect the merger.

In rendering the valuation report, Apsis held discussions with representatives of both Brasil Telecom and Brasil Telecom Holding concerning the nature of the assets and liabilities of Brasil Telecom Holding, in order to calculate the book value of its shareholders’ equity. The analysis of the balance sheets of Brasil Telecom and Brasil Telecom Holding was designed to ascertain whether bookkeeping was accurately conducted and was in

PART FIVE—THE MERGER

compliance with the legal, regulatory, normative, statutory and contractual provisions which govern the matter, within the scope of Brazilian GAAP.

The valuation report was also based on the financial statements of Brasil Telecom Holding as of May 31, 2009.

The management of Brasil Telecom Holding has advised Apsis that the financial information of Brasil Telecom Holding, as of May 31, 2009, was prepared in accordance with Brazilian GAAP. Brasil Telecom Holding has directed Apsis to rely on such financial information, and Apsis has not performed an independent verification of such financial information and does not assume responsibility therefore.

In addition, in preparing the valuation report, Apsis assumed and relied on the accuracy, completeness and reasonableness of all financial and other information and data supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available.

For the purpose of its valuation analyses, Apsis did not take into account tax-related effects that Brasil Telecom Holding’s shareholders may experience in connection with the merger, or any fees and expenses that may be incurred in connection with the settlement of that transaction.

The valuation report is necessarily based on information available to Apsis and financial information as well as other conditions and circumstances existing disclosed to Apsis as of the date of the valuation report.

Apsis has no obligation to update or otherwise revise the valuation report should any future events or conditions affect its valuation analyses or conclusions.

The scope of Apsis’ valuation analyses was limited to the appraisal of the book value of the shareholder’s equity of Brasil Telecom Holding and did not address, among other matters:

•	the treatment given to different classes of shares of Brasil Telecom Holding;

•	any other transaction relating to the shares of Brasil Telecom Holding;

•	the underlying business decision of Brasil Telecom Holding to effect the merger, and

•	the prices at which Brasil Telecom Holding securities may actually be sold.

The valuation report is not intended to be and does not constitute a recommendation or opinion to Brasil Telecom and Brasil Telecom Holding, nor does it constitute a recommendation or opinion to any shareholder of Brasil Telecom or Brasil Telecom Holding, as to any matters relating to the merger, including as to how shareholders should vote on the merger.

Below is a summary of the material analyses undertaken by Apsis in connection with the rendering of its valuation report. The summary includes information presented in tabular format. In order to fully understand the methodologies used by Apsis, the table must be read together with the text of the summary. The tables alone do not constitute a complete description of the analyses.

In conducting its valuation, Apsis used the book valuation approach, as it considered such method to be the most appropriate in determining the value of a merger of companies of the same business group. This approach was also considered appropriate by Apsis because Brasil Telecom Holding’s shares had not been exposed to any fact or situation that may have caused the overvaluation of such shares.

Using the financial statements provided by management of Brasil Telecom Holding, Apsis performed analysis on the book value of its assets and liabilities. This methodology is derived from Brazilian GAAP, in

PART FIVE—THE MERGER

which analysis of the balance sheets of Brasil Telecom and Brasil Telecom Holding is made, designed to ascertain whether bookkeeping was accurately conducted and was in compliance with the legal, regulatory, normative, statutory and contractual provisions which govern the matter. The result of this method gives a base to confirm the company’s book value. Apsis’ analysis was conducted and the valuation report was prepared in accordance with the rules and regulations of the CVM.

Through Apsis’ examination of the relevant documents and its analysis, Apsis concluded that the shareholders’ equity, based on the book valuation report, of Brasil Telecom Holding was R$9,083 million, or R$25.013622 per Brasil Telecom Holding share, as of May 31, 2009.

The table below shows Brasil Telecom Holding’s shareholders’ equity at book value as of May 31, 2009, including the respective adjustments of the principal accounts, considering the subsequent merger of Copart 1 into Brasil Telecom Holding on July 31, 2009.

Brasil Telecom Holding

	Balance Sheet as of May 31, 2009
	Actual		Adjustment (1)		As Adjusted
	(in millions of reais)
Current assets:
Available funds:
Cash	R$	4	R$	52	R$	56
Cash equivalents		250		—		250

		254		52		306
Financial applications		50		—		50
Deferred taxes and recoverable taxes		28		13		41
Judicial deposits		0		—		0
Interest on shareholders’ equity receivable		185		—		185
Prepaid expenses		2		—		2
Other		0		0		0

		519		65		584

Long-term assets:
Financial applications		1,200		—		1,200
Deferred taxes and recoverable taxes		290		—		290
Judicial deposits		6		0		6
Other		0		—		0

		1,496		0		1,496
Fixed assets:
Investments:
Brasil Telecom (67.2294%)		3,581		—		3,581
Nova Tarrafa Participações Ltda. (100.0000%)		2		—		2
Nova Tarrafa Inc. (100.0000%)		0		—		0
Goodwill from fixed assets and licenses of Brasil Telecom		—		3,762		3,762

		3,583		3,762		7,345
Property, plant and equipment		0		—		0

		3,583		3,762		7,345

Total assets	R$	5,598	R$	3,827	R$	9,425

PART FIVE—THE MERGER

	Balance Sheet as of May 31, 2009
	Actual		Adjustment (1)		As Adjusted
	(in millions of reais)
Current liabilities:
Accounts payable	R$	0	R$	—	R$	0
Interest, taxes and contributions		31		0		31
Dividends payable		268		(47)		221
Personnel, social benefits and charges		0		—		0
Provision for contingencies		0		—		0
Other accounts payable		79		0		79
Short-term debt		—		0		0

		378		(47)		331
Long-term liabilities:
Interest, taxes and contributions		8		—		8
Provision for contingencies		3		—		3
Other		—		0		0

		11		0		11

Total liabilities	R$	389	R$	(47)	R$	342

Shareholders’ equity:
Share capital	R$	2,596	R$	—	R$	2,596
Capital reserve:
Special reserve for goodwill		—		3,862		3,862
Special reserve for net assets		—		112		112
Other capital reserve		309		—		309

		309		3,974		4,283
Profit reserve		2,879		—		2,879
Accumulated loss		(554)		(100)		(654)
Treasury stock		(21)		—		(21)

Total shareholder’s equity	R$	5,209	R$	3,874	R$	9,083

(1)	Reflects amortization adjustment and reversion of goodwill provision as a result of the merger of Copart 1 into Brasil Telecom Holding on July 31, 2009.

Additional Information Relating to Apsis and the Valuation Reports

The preceding discussion is a summary of the materials furnished by Apsis to the boards of directors of each of Brasil Telecom and Brasil Telecom Holding, but it does not purport to be a complete description of the analyses performed by Apsis. The preparation of the valuation reports is a complex process involving technical judgments and is not necessarily adequately represented by partial analyses or summary description. Accordingly, Apsis believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Apsis and the valuation reports.

In its analyses, Apsis made numerous assumptions with respect to Brasil Telecom and Brasil Telecom Holding, their respective subsidiaries, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Brasil Telecom, Brasil Telecom Holding and Apsis. Any estimates contained in Apsis’ analyses are not necessarily indicative of actual values or

PART FIVE—THE MERGER

predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of the values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Brasil Telecom, Brasil Telecom Holding, Apsis, their respective affiliates or any other person assumes responsibility if future results or actual values differ materially from the estimates.

In connection with its preparation of the valuation reports, Apsis represented that: (1) it had no direct or indirect interest in Brasil Telecom or Brasil Telecom Holding, and that there was no significant circumstance that may characterize a conflict of interest for the issuance of its report, and (2) there had been no attempt by Brasil Telecom Holding’s controlling shareholders or management to direct, limit, hinder or perform any action that might have affected the access to and the use and knowledge of any information, assets, documents or work methodologies relevant to its conclusions.

Apsis’ qualifications to render the valuation reports arise from its extensive experience as an internationally recognized consulting company engaged in, among others, the valuation of companies and other businesses and their securities in Brazil and elsewhere in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Apsis was selected to prepare the valuation reports based on its experience in preparing such reports and other factors. Apsis will be paid a fee by Brasil Telecom and Brasil Telecom Holding, which have also agreed to reimburse Apsis’ expenses.

Accounting Treatment of the Merger

Under Brazilian GAAP, the body of accounting principles we use to prepare our consolidated financial statements, Brasil Telecom will account for this merger by (1) recording the property, plant and equipment at the carrying values recorded by Brasil Telecom Holding, reflected the accounting for the Brasil Telecom Acquisition, and (2) recording the tax benefit of the intangible assets recorded in connection with the Brasil Telecom Acquisition based on the amount of tax benefit realizable on the date of the merger in accordance with specific CVM regulations. The merger of Brasil Telecom Holding into Brasil Telecom will be accounted for as from the date of the merger.

Under U.S. GAAP, the merger represents a reorganization of entities under common control. As a result, the merger will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying values, and reflected in the consolidated financial statements of Brasil Telecom. For a discussion of the effects of the intermediate company mergers described under “—Background of the Merger—Reorganization of Intermediate Holding Companies” on the historical carrying values of the assets and liabilities of Brasil Telecom and Brasil Telecom Holding, see “—Background of the Merger—Reorganization of Intermediate Holding Companies.”

Management of Brasil Telecom

Our board of directors (conselho de administração) and our board of executive officers (diretoria) are responsible for operating our business.

Board of Directors

Our board of directors is a decision-making body responsible for, among other things, determining policies and guidelines for our business and our wholly-owned subsidiaries and controlled companies. Our board of directors also supervises our board of executive officers and monitors its implementation of the policies and guidelines that are established from time to time by the board of directors. Under the Brazilian Corporation Law, our board of directors is also responsible for hiring independent accountants.

PART FIVE—THE MERGER

Our bylaws provide for a board of directors of from three to seven members and from three to seven alternate members. As of the date of this prospectus, our board of directors has two vacancies and is currently composed of five members and their respective alternate members. During periods of absence or temporary unavailability of a regular member of our board of directors, the corresponding alternate member substitutes for the absent or unavailable regular member.

The members of our board of directors are elected at general meetings of shareholders for three-year terms and are eligible for reelection. The terms of all current members expire at our annual shareholders’ meeting in 2010. Members of our board of directors are subject to removal at any time with or without cause at a general meeting of shareholders. Although our bylaws do not contain any citizenship or residency requirements for members of our board of directors, the members of our board of directors must be shareholders of our company. Our board of directors is presided over by our chief executive officer, and, in his absence, on an interim basis, by his designated alternate. The chairman of our board of directors is elected at a general meeting of shareholders from among the members of our board of directors, serves for a three-year term and is eligible for reelection.

Our board of directors ordinarily meets once every month and extraordinarily when a meeting is called by the chairman or any two other members of our board of directors. Decisions of our board of directors require a quorum of a majority of the directors and are taken by a majority vote of those directors present.

The following table sets forth certain information with respect to the current members of our board of directors and their alternates:

Name	Position	Member Since	Age
José Mauro Mettrau Carneiro da Cunha	Chairman	February 2009	59
Maxim Medvedovski	Alternate	February 2009	36
João de Deus Pinheiro Macedo	Vice Chairman	February 2009	61
Pedro Jereissati	Alternate	February 2009	31
Eurico de Jesus Teles Neto	Director	February 2009	53
Otávio Marques de Azevedo	Alternate	February 2009	58
José Augusto da Gama Figueira	Director	February 2009	61
João José de Araújo Pereira Pavel	Alternate	February 2009	27
Antonio Cardoso dos Santos (1)	Director	March 2008	59

(1)	Elected by the preferred shareholders.

We summarize below the business experience, areas of expertise and principal outside business interests of our current directors and their alternates.

Directors

José Mauro Mettrau Carneiro da Cunha. Mr. Cunha currently serves as chairman of our board of directors, and he has served as chairman of the board of directors of TNL since April 2007. He has also been an alternate director of TmarPart since April 2008, and was a member of the board of directors of Telemar from December 1999 to July 2002, before he rejoined the board of directors of Telemar, as chairman, in April 2007. In addition, Mr. Cunha has been chairman of the board of directors of Brasil Telecom Holding since February 2009. Mr. Cunha has held several executive positions at BNDES, and was a member of its board of executive officers from 1991 to 2002. He was the vice president of strategic planning of Braskem S.A. from February 2003 to October 2005, and was a business consultant from November 2005 to February 2007. He was a member of the board of directors of Light Serviços de Eletricidade S.A. from December 1997 to July 2000, Aracruz Celulose S.A. from June 1997 to July 2002, FUNTTEL from December 2000 to January 2002, FUNCEX- Fundação Centro de Estudos do Comércio Exterior from June 1997 to January 2002, and Politeno Indústria e Comércio

PART FIVE—THE MERGER

S.A. from April 2003 to April 2005. Mr. Cunha holds a bachelor’s degree in mechanical engineering from Universidade Católica de Petrópolis in Rio de Janeiro and a master’s degree in industrial and transportation projects from COPPE/Universidade Federal do Rio de Janeiro. He attended the Executive Program in Management at the Anderson School at the University of California in Los Angeles.

João de Deus Pinheiro Macedo. Mr. Macedo currently serves as the vice chairman of our board of directors and is the planning officer of TNL. Mr. Macedo served as business officer of Telemar Matriz from August 1998 to April 2000, and from May 2000 to September 2001 he served as individual client officer at the Rio de Janeiro branch. From 1985 to 1998, he served as the operations officer at Telebahia and was responsible for customer service, sales, operations and plant maintenance. In 1971, he started his career at Telebahia as supervisor of implementation and maintenance. At Telebahia, he managed the equipment division, the department of capital operations and the department of marketing and services. Mr. Macedo holds a bachelor’s degree in electric and electronic engineering from UFBA. He attended a course in Transmission Systems (NEC/OKI—Japan), Digital Switching (NTT—Japan) and Quality Management (Japan).

Eurico de Jesus Teles Neto. Mr. Neto currently serves as a member of our board of directors and is also the legal officer of Telemar, a position that he has held since April 2007. Mr. Neto served as legal manager of Telemar from April 2005 to April 2007. He previously served as manager of the real estate division at Telecomunicações da Bahia S.A. starting in 1980, where he went on to hold the position of legal consultant in 1990. Mr. Neto holds a bachelor’s degree in economics and a degree in legal sciences from Universidade Católica de Salvador. He holds a post graduate degree in Employment Law from Estácio de Sá.

José Augusto da Gama Figueira. Mr. Figueira currently serves as an alternate member of our board of directors. He has served as a director of TmarPart since April 2008, an executive officer of TmarPart since June 1999, an alternate director of TNL since March 2007, an alternate director of Telemar since 2002, and an alternate director of Brasil Telecom Holding since February 2009. He previously served as an alternate member of TNL’s board of directors from April 2003 to March 2004. He has also served as president of Instituto Telemar since August 2001. He was an executive officer of Pegasus, a company in the Andrade Gutierrez Group, from July 1997 to August 1999, and a member of the fiscal council of Telecomunicações do Espírito Santo S.A., Telecomunicações do Piauí S.A. and Telecomunicações do Amazonas S.A. from April to December 1999. He holds a bachelor’s degree in electrical engineering from the Universidade do Estado do Rio de Janeiro and an MBA from FGV.

Antonio Cardoso dos Santos. Mr. Cardoso was elected to our board of directors as a nominee of our preferred shareholders in March 2008. He was a member of the board of directors of Telemig Celular S.A. from 2004 until 2007, a member of the board of directors of Amazônia Celular from 2004 to 2007, a member of the board of directors of Telecomunicações do Pará S.A. in 2001 and a member of the board of directors of Telecomunicações de Santa Catarina S.A. in 1999. Mr. Cardoso has also served as a member of the fiscal council of Companhia Telefônica Melhoramento e Resistência, Telecomunicações do Paraná S.A., Telecomunicações da Bahia S.A., Telecomunicações do Mato Grosso S.A., Telecomunicações de Rondônia S.A., Telecomunicações do Piauí S.A., Telecomunicações do Rio Grande do Norte S.A., Telecomunicações de Goiás S.A., Telecomunicações de Brasília S.A. and CRT. Mr. Cardoso received a bachelor’s degree in business administration from São Paulo Superior School of Business Administration and holds a Latu Sensu Graduate degree in Business Management from AEUDF.

Alternate Directors

Maxim Medvedovski. Mr. Medvedovski was currently serves as an alternate member of our board of directors, and he has served as the administrative officer of Grupo Oi since January 2009. Mr. Medvedovski was the officer responsible for the shared services center of Grupo Oi from March 2006 to December 2008, the

PART FIVE—THE MERGER

officer responsible for relations with service providers of Telemar from 2004 to 2006, and the officer responsible for interconnection and roaming of Oi from 2001 to 2004. He started at Telemar in September 1998 as corporate planning manager. Mr. Medvedovski worked on the privatization process of Sistema Telebrás at Banco Patrimônio / Salomon Brothers, and was responsible for the appraisal of TNL. He also previously served as telecommunications analyst at Banco Patrimônio in 1998 and as telecommunications analyst and resources manager of Banco Icatu from 1994 to 1998. Mr. Medvedovski holds a bachelor’s degree in Electric Engineering from Pontifícia Universidade Católica—Rio de Janeiro and an MBA from Fundação Dom Cabral and FGV.

Pedro Jereissati. Mr. Jereissati currently serves as an alternate member of our board of directors. He has also served as a member of the board of directors of TmarPart since April 2006, chief executive officer and investor relations officer of TmarPart since April 2008, a member of the board of directors of TNL since April 2008, an alternate director of Telemar since 2002, and an alternate director of Brasil Telecom Holding since February 2009. He has served as an alternate director of Telemar since 2002. Mr. Jereissati has also served as an officer of Instituto Telemar since April 2004. He has been a member of the board of directors of Iguatemi Empresa de Shopping Centers S.A. since January 2007, Jereissati Participações S.A. since April 2008, Contax Participações S.A. since April 2006, and was a member of the board of directors of Pegasus Telecom from August 2000 to December 2002. Mr. Jereissati joined the Jereissati Group in 1995 and worked in the operational area in Empresa de Shopping Centers S.A. He served as the New Business Officer of Jereissati Participações S.A. from April 2001 until June 2006, and as Chief Financial Officer of Iguatemi Empresa de Shopping Centers S.A. until April 2008. Mr. Jereissati has served as an executive officer of LF Tel S.A. and La Fonte Telecom since May 2006. Mr. Jereissati holds a bachelor’s degree in business administration from Fundação Armando Álvares Penteado and has an MBA from the Kellogg School of Management at Northwestern University.

Otávio Marques de Azevedo. Mr. Azevedo currently serves as an alternate member of our board of directors. He has also served as a member of the board of directors of TmarPart since October 2004 and the chairman of the board of directors of TmarPart since April 2008, a member of the board of directors of TNL since October 2003, an alternate director of Telemar since 2002, and an alternate director of Brasil Telecom Holding since February 2009. Mr. Azevedo is an electrical engineer with extensive experience in the Brazilian telecommunications industry. He has served as the chief executive officer of AG Telecom Participações S.A., or AG Telecom, since April 2008 and has served as president of Grupo Andrade Gutierrez S.A. and Andrade Gutierrez Telecomunicações Ltda. since 1993. Mr. Azevedo was the chairman of ANATEL’s consulting board from February 2001 to February 2002. He served as an executive vice president of TNL from August 1998 to February 1999 and was responsible for the implementation of TNL’s first business plan. He was the vice president of Telebrás S.A. from 1991 to 1993. Mr. Azevedo holds a bachelor’s degree in electrical engineering from Pontifícia Universidade Católica de Minas Gerais.

João José de Araújo Pereira Pavel. Mr. Pavel currently serves as an alternate member of our board of directors, and he has served as an alternate member of the board of directors of TNL since May 2008, an alternate member of the board of directors of Telemar since May 2008, and an alternate member of the board of directors of Brasil Telecom Holding since February 2009. He joined the Grupo Andrade Gutierrez in December 2003 in the investment area and became a manager of financial projects in August 2006. He worked at Light S.A. as manager of financial projects from August 2006 to April 2008 following the Andrade Gutierrez Group’s investment in Light S.A. in 2006. He returned to the investment area of Grupo Andrade Gutierrez in May 2008. He holds a bachelor’s degree in economics from IBMEC in Rio de Janeiro.

Board of Executive Officers

Our board of executive officers is our executive management body. Our executive officers are our legal representatives and are responsible for our internal organization and day-to-day operations and the implementation of the general policies and guidelines established from time to time by our board of directors.

PART FIVE—THE MERGER

Our bylaws require that the board of executive officers consist of between five to nine members, including a chief executive officer. Each officer is responsible for business areas that our board of directors assigns to them. The members of our board of executive officers, other than our chief executive officer have no formal titles (other than the title of executive officer or “Diretor”), although the board of directors may assign specific attributions, such as chief financial officer, investor relations officer and chief operations officer.

The members of our board of executive officers are elected by our board of directors for three-year terms and are eligible for reelection. The current term of all of our executive officers ends on the date after our first board of directors’ meeting following our annual shareholders’ meeting in 2012. Our board of directors may remove any executive officer from office at any time with or without cause. According to the Brazilian Corporation Law, executive officers must be residents of Brazil but need not be shareholders of our company. Our board of executive officers holds meetings when called by our chief executive officer.

The following table sets forth certain information with respect to the current members of our board of executive officers:

Name	Position	Date Elected/ Appointed	Age
Luiz Eduardo Falco Pires Corrêa	Chief Executive Officer	January 2009	48
Alex Waldemar Zornig	Chief Financial Officer and Investor Relations Officer	January 2009	51
Francisco Aurélio Sampaio Santiago	Chief Operations Officer	October 2002	54
Paulo Altmayer Gonçalves	Executive Officer	January 2009	59
Júlio Cesar Pinto	Executive Officer	January 2009	58

Summarized below is information regarding the business experience, areas of expertise and principal outside business interests of our current executive officers.

Luiz Eduardo Falco Pires Corrêa. Mr. Falco has been our chief executive officer since January 2009. Mr. Falco has served as the chief executive officer of TNL since October 2002, a member of the board of directors of Telemar since June 2006 and the chief executive officer of Telemar since June 2006, as chief executive officer of Brasil Telecom Holding since January 2009, and as vice chairman of the board of directors of Brasil Telecom Holding since February 2009. He worked for TAM S.A. from March 1982 to September 2001 in several capacities, including production manager, technology officer and as vice president of marketing and sales. Mr. Falco holds a bachelor’s degree in aviation engineering from Instituto Tecnológico da Aeronáutica and has completed continuing education courses in marketing and finance at FGV.

Alex Waldemar Zornig. Mr. Zornig has been our chief financial officer and investor relations officer since January 2009. Mr. Zornig has served as the chief financial officer and investor relations officer of TNL since November 2008, the chief financial officer and investor relations officer of Telemar since November 2008, the chief financial officer and investor relations officer of Brasil Telecom Holding since January 2009 and a member of the board of directors of Brasil Telecom Holding since February 2009. He began his career at PriceWaterhouse where he worked for 14 years (including three years in London) and last served in the capacity of an officer. He served as chief financial officer—head of corporate administrative services at BankBoston, where he worked for 13 years (including two years in Boston). He served as an officer at Banco Itaú from May 1993 to August 2007. Prior to joining our company, Mr. Zornig was an executive vice president at Banco Safra, where he was in charge of all support areas of the bank from September 2007 to November 2008. Mr. Zornig holds a bachelor’s degree in accounting from the Universidade de São Paulo, an MBA from FGV and a post-graduate degree from the London Business School.

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Francisco Aurélio Sampaio Santiago. Mr. Santiago has been one of our executive officers since October 2002. Mr. Santiago has also served as an executive officer of Brasil Telecom Holding since August 2003. He has also been our chief operations officer since October 2002 and the chief operations officer of Brasil Telecom Participações S.A. since August 2003. From December 2000 to September 2002, he was the director of targets fulfillment and network director for Brasil Telecom, and has been responsible for our operating area since June 2001. He was the regional network director in the Mid-West and Southern regions for Brasil Telecom from January 1999 to April 2001. He has been employed in the telecommunications sector for 29 years, having held, among other positions, the director of engineering, human resources and the mobile department of Telebrasília from January 1997 to December 1998. He has a degree in electrical engineering from the University of Brasília, with postgraduate degrees in Telecommunications from École Nationale Supérieure des Télécommunications in Paris, and in Teleinformática from University of Brasília.

Paulo Altmeyer Gonçalves. Mr. Gonçalves has been one of our executive officers since January 2009. Mr. Gonçalves has served as an executive officer of TNL since June 2006, an executive officer of Telemar since June 2006 and an executive officer of Brasil Telecom Holding since January 2009. Mr. Gonçalves is the technology officer in charge of the engineering, operations, information technology and administrative services of Telemar. Mr. Gonçalves started his professional career as a computer programmer in the data processing center of the Universidade Federal do Rio Grande do Sul where he became a professor of programming techniques. He has worked for companies such as Crefisul S.A., Companhia de Processamento de Dados do Estado do Rio Grande do Sul Procergs, Hewlett Packard HP and Digitel S.A. Indústria Eletrônica. In 1994, he participated in the start-up operations of trunking, digital and pager companies linked to the Mcom organization such as, Kathrein Mobilcom Brasil Ltda. and Mcomcast S.A. He has also served as sales and marketing officer for Telet S.A. (Claro), a mobile services provider, from October 1998 to September 2000. He was elected as an executive officer of Telemar in September 2000 with a mandate to acquire a mobile services authorization in Region I and lead the group that worked to obtain this authorization. After the company obtained its mobile services authorization in March 2001, Mr. Gonçalves was responsible for the implementation of Telemar’s mobile services network. He holds a bachelor’s degree in electronic engineering from Universidade Federal do Rio Grande do Sul.

Julio Cesar Pinto. Mr. Pinto has been one of our executive officers since January 2009. Mr. Pinto has served as an executive officer of TNL and the officer responsible for TNL’s internal audit function since 2002, an executive officer of Telemar June 2006, a member of the board of directors of Telemar from 2002 to April 2009, and a member of the board of directors of Brasil Telecom Holding since February 2009. Mr. Pinto has held several positions in the financial areas of large companies including MRS Logística S.A., ATL—Algar Telecom Leste S.A. (Claro), Globex Utilidades S.A., Aracruz Celulose S.A., Xerox do Brasil S.A. and Minerações Brasileiras Reunidas S.A. He holds a bachelor’s degree in accounting from the Faculdade Moraes Júnior, and he completed several courses in the United States, including the Stanford University Financial Management Program, the Xerox Corporation Middle Management Program and the Bourse Game for Citibank N.A.

Fiscal Council

The Brazilian Corporation Law requires us to establish a permanent or non-permanent fiscal council (conselho fiscal). The fiscal council is a separate corporate body independent of our board of directors, our board of executive officers and our independent accountants. The primary responsibility of the fiscal council is to review our management’s activities and our financial statements and to report their findings to our shareholders.

Our bylaws provide for a fiscal council of between three and five members and their respective alternate members. The members of our fiscal council are elected by our shareholders at the annual shareholders’ meeting for one-year terms and are eligible for reelection. The terms of the members of our fiscal council expire at the next annual shareholders’ meeting. Under the Brazilian Corporation Law, the fiscal council may not contain members who are members of our board of directors or our board of executive officers, spouses or relatives of

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any member of our board of directors or our board of executive officers, or our employees. To be eligible to serve on our fiscal council, a person must be a resident of Brazil and either be a university graduate or have been a company officer or fiscal council member of another Brazilian company for at least three years prior to election to our fiscal council. Holders of preferred shares without voting rights and non-controlling common shareholders that together hold at least 10.0% of our voting share capital are each entitled to elect one member and his or her respective alternate to the fiscal council.

The following table sets forth certain information with respect to the current members of our fiscal council and their alternates:

Name	Position	Member Since	Age
Aparecido Carlos Correia Galdino	Member	April 2009	58
Sidnei Nunes	Alternate	April 2009	49
Éder Carvalho Magalhães	Member	April 2009	40
Sergio Bernstein	Alternate	April 2009	72
Allan Kardec de Melo Ferreira	Member	April 2009	62
Dênis Kleber Gomide Leite	Alternate	April 2009	63
Ricardo Malavazi Martins (1)	Member	April 2009	44
Marcos Duarte dos Santos (1)	Alternate	April 2009	39

(1)	Elected by the preferred shareholders.

We summarize below the business experience, areas of expertise and principal outside business interests of the current members of our fiscal council and their alternates.

Fiscal Council Members

Aparecido Carlos Correia Galdino. Mr. Galdino currently serves as a member of our fiscal council, and he has served as a member of the fiscal council of TmarPart since April 2008, an alternate member of the fiscal council of TNL since April 2009, and a member of the fiscal council of Brasil Telecom Holding since February 2009. He joined the Jereissati Group in 1971 and has been managing officer and investor relations officer of Jereissati Participações S.A. since April 1990. He has served as the chief financial officer of La Fonte Participações S.A. since April 1990, and has been a member of the board of directors of L.F. Tel S.A., or L.F. Tel, since February 2008, Iguatemi Empresa de Shopping Centers S.A. since July 2008 and La Fonte Telecom S.A. since April 1991. He has served as a member of the fiscal council of Contax Participações S.A. since April 2008, as a member of the fiscal council of Tele Norte Celular Participações S.A. from May 2008 to present and as a member of the fiscal council of Amazônia Celular S.A. from May 2008 to March 2009. Mr. Galdino holds a bachelor’s degree in business administration from Faculdades Integradas Princesa Isabel.

Éder Carvalho Magalhães. Mr. Magalhães is a member of our fiscal council and he has also served as a member of Brasil Telecom Holding’s fiscal council since April 2009. Since 1995, Mr. Magalhães has been directly responsible for the accounting of all companies of the Grupo Andrade Gutierrez. In January 2002, he also became an officer of the real estate division of Grupo Andrade Gutierrez. He previously served as the controller of Fiat Finanças Brasil Ltda. from 1993 to 1995. Mr. Magalhães began his career as a trainee at Price Waterhouse in 1987, and served as audit supervisor from 1992 to 1993. Mr. Magalhães holds a bachelor’s degree in accounting from Instituto Cultural Newton Paiva Ferreira and an MBA from Instituto Brasileiro de Mercado de Capitais.

Allan Kardec de Melo Ferreira. Mr. Ferreira currently serves as a member of our fiscal council. He has also served as an alternate member of the fiscal council of TmarPart since April 2006, a member of the fiscal council of TNL since April 2002, and a member of the fiscal council of Brasil Telecom Holding since February 2009.

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From 1971 to 1993, he was an in-house counsel with Construtora Andrade Gutierrez. His current activities include management consultancy services to a number of companies in the civil, commercial and tax areas, participation in corporate restructuring processes (mergers, spin-offs, disposals, sale of assets) of the telecommunications companies of the Andrade Gutierrez Group and in several bidding processes conducted by the Minas Gerais Roads Department (Departamento de Estrada de Rodagem de Minas Gerais), the Belo Horizonte Traffic Department (Empresa de Transporte e Trânsito de Belo Horizonte), the Ministry of Communications, the National Road Department (Departamento Nacional de Estradas de Rodagem) and ANATEL. He holds a degree in law from Pontifícia Universidade Católica de Minas Gerais, in addition to having participated in several extension courses in foreign trade, in particular export services, at Fundação Centro de Comércio Exterior, Fundação Dom Cabral, Foreign Trade Ministry, and Construtora Andrade Gutierrez.

Ricardo Malavazi Martins. Mr. Martins is a member of our fiscal council and was elected to our fiscal council as a nominee of our preferred shareholders. He has served as a member of our fiscal council since April 2009 and is currently a member of the fiscal council of TmarPart. Mr. Martins is also currently a member of the board of directors of Frasle S.A. and served as senior legal compliance consultant for Petros from September 2008 to August 2009. Mr. Martins served as the chief financial and investment officer with Petros, from May 2003 to September 2008. In addition, he served as an officer of Bonaire Participações from May 2003 to September 2008, Companhia Petrolífera Marlim. S.A. from April 2003 to March 2007, and Marlim Participações S.A. from to April 2003 to March 2007, a member of the board of directors of Coteminas from April 2003 to March 2007, and an alternate member of the boards of directors of CPFL Energia S.A. and Cia. Paulista de Força e Luz. He serves as a member of the technical investment committee of the Brazilian Association of Private Pension Entities, and as a member of the corporate governance committee of the American Chamber of Commerce of Brazil. He is also responsible for Banco Bradesco’s economic department. Previously, he was responsible for the department of economy of Banco de Crédito Nacional from 1995 to 1999; acted as researcher of the Economic Development Studies Center (Centro de Estudos do Desenvolvimento Econômico) and the Public Policy Studies Center (Núcleo de Estudos de Políticas Públicas) of Universidade Estadual de Campinas from 1989 to 1990; vice president of the Economics Commission of Brazilian Federation of Banks (Federação Brasileira de Bancos) from 2001 to 2003; and member of the Economics Commission of Associação Nacional das Instituições do Mercado Financeiro (Andima) from 1999 to 2003. He holds a bachelor’s degree in economics from Universidade Estadual de Campinas where he also attended courses for a master’s degree in economics.

Alternate Fiscal Council Members

Sidnei Nunes. Mr. Nunes currently serves as an alternate member of our fiscal council, has served as an alternate member of the fiscal council of TNL since April 2007, an alternate member of the fiscal council of TmarPart since April 2008, an alternate member of the fiscal council of Telemar since April 2007 and an alternate member of the fiscal council of Brasil Telecom Holding since February 2009. He has been managing officer of Jereissati Participações S.A. since April 2008, chief financial officer of La Fonte Telecom S.A. since April 2008 and managing officer of L.F. Tel since April 2006. Mr. Nunes has served as a member of the boards of directors of Iguatemi Empresa de Shopping Centers S.A. since April 2006, L.F. Tel since April 2006, and Grande Moinho Cearense S.A. since April 2005. Mr. Nunes is a financial officer and controller of several companies of the Jereissati Group since September 1995. Mr. Nunes holds bachelor’s degrees in business administration and accounting from the Faculdade de Administração Paulo Eiró and an MBA from the University of São Paulo.

Sérgio Bernstein. Mr. Bernstein currently serves as an alternate member of our fiscal council. He has also served as a member of the fiscal council of TNL since April 2007, a member of the fiscal council of Telemar since April 2008, and an alternate member of the fiscal council of Brasil Telecom Holding since February 2009.

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He has served as an alternate member of the board of directors and vice president of Jereissati Participações S.A. from 1990 to 2007. Mr. Bernstein is a civil engineer and has extensive experience serving as an officer of Brazilian companies. Mr. Bernstein started his career as a trainee in finance at General Electric S.A. in Brazil in 1961 where he held several managerial positions and was elected vice president of finance in 1984. Mr. Bernstein holds a bachelor’s degree in civil engineering from the National School of Engineering in Rio de Janeiro.

Denis Kleber Gomide Leite. Mr. Leite currently serves as an alternate member of our fiscal council, and he has served as a member of the fiscal council of TmarPart since April 2006, an alternate member of the fiscal council of TNL since April 2002, an alternate member of the fiscal council of Telemar since April 2009, and an alternate member of the fiscal council of Brasil Telecom Holding since February 2009. Mr. Leite served as a member of the board on economic matters for the commercial trade association of the State of Minas Gerais (Conselho de v.c. Assuntos Econômicos da Associação Comercial de Minas Gerais) from October 1993 up to December 1998; the infrastructure board of the National Industry Confederation in Brazil (Conselho de Infraestrutura da CNI—Confederação Nacional da Indústria) from October 1993 up to December 1998; the commission for technical and political matters of TELEXPO from October 1993 up to December 1998; and the São Paulo Chamber of Telecommunications and Information Technology Chamber (Câmara Paulista de Telecomunicações e Informática) from October 1993 up to December 1998. He has professional experience in commercial, general, financial and human resources administration, and he has held senior management positions in the following companies: Cia. de Tecnologia da Informação do Estado de Minas Gerais; Sociedade Mineira de Engenheiros; Fertilizantes Fosfatados—Fosfértil—Grupo Petrobrás Fertilizantes; Federação das Indústrias de Minas Gerais; and Instituto Horizontes e Instituto Brasileiro para o Desenvolvimento das Telecomunicações. Mr. Leite holds a degree in law from the Universidade Federal de Minas Gerais, a degree in business administration from the União de Negócios e Administração and a master’s degree in financial administration from the FGV.

Marcos Duarte dos Santos. Mr. Duarte is an alternate member of our fiscal council and was elected to our fiscal council as a nominee of our preferred shareholders, has served as an alternate member of the fiscal council of Brasil Telecom Holding since April 2009, and has served as a member of the fiscal council of Telemar since April 2007. He was a vice president in Rio de Janeiro for Bankers Trust Company from 1994 to 1996 and a vice president in New York from 1996 to 1997. He was a vice president and fixed income trader at CSFB—Garantia from 1997 to 1998. He served as a member of the fiscal councils of Tele Norte Celular S.A., Tele Ceará S.A. and Tele Espírito Santo S.A. from 2001 to 2002. He graduated with a degree in production engineering from the Universidade Federal do Rio de Janeiro.

Compensation

According to our bylaws, our shareholders are responsible for establishing the aggregate compensation we pay to the members of our board of directors and our board of executive officers, as well as the individual compensation we pay to members of our fiscal council. Our shareholders determine this compensation at the annual shareholders’ meeting. Once aggregate compensation is established, our board of directors is responsible for distributing such aggregate compensation individually to the members of our board of directors and our board of executive officers in compliance with our bylaws. Our board of directors does not have a compensation committee.

The aggregate compensation paid by us to all members of our board of directors, board of executive officers and our fiscal council for services in all capacities was R$73.4 million in 2008. This amount includes pension, retirement or similar benefits for our officers and directors. On April 8, 2009, our shareholders (acting at the annual shareholders’ meeting) established the following compensation for the year 2009:

•	board of directors: an aggregate limit of R$180,000;

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•	board of executive officers: an aggregate limit of R$1.0 million, not including possible amounts paid as benefits, representation allowance or profit sharing; and

•	each regular member of our fiscal council: R$2,500 per month, plus travel and lodging expenses (the statutory minimum set forth in the Brazilian Corporation Law and in our bylaws).

We compensate our alternate directors for each meeting of our board of directors that they attend. We compensate alternate members of our fiscal council for each meeting of our fiscal council that they attend.

Our executive officers receive the same benefits generally provided to our employees, such as medical (including dental) assistance, private pension plan and meal vouchers. Like our employees, our executive officers also receive an annual bonus equal to one-month’s salary (known as the “thirteenth” (monthly) salary in Brazil), an additional one-third of one-month’s salary for vacation, and contributions of 8.0% of their salary into a defined contribution pension fund known as the Guarantee Fund for Time of Service (Fundo de Garantia por Tempo de Serviço). Members of our board of directors and fiscal council are not entitled to these benefits.

Members of our board of directors, board of executive officers and fiscal council are not parties to contracts providing for benefits upon the termination of employment other than, in the case of executive officers, the benefits described above.

Material Tax Considerations

The following summary contains a description of the principal Brazilian and U.S. federal income tax consequences of the conversion in the merger of Brasil Telecom Holding shares or ADSs for our shares or ADSs, and of the acquisition, ownership and disposition of our shares or ADSs. The following summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to hold our shares or ADSs. This summary is based upon the tax laws of Brazil and the U.S. and regulations under these tax laws as currently in effect, which are subject to change.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect holders of our shares or ADSs.

Prospective holders of shares or ADSs of Brasil Telecom Holding or our company should consult their own tax advisors as to the tax consequences of the conversion in the merger of Brasil Telecom Holding shares or ADSs into our shares or ADSs, and of the acquisition, ownership and disposition of our shares or ADSs.

Brazilian Tax Considerations

The following discussion summarizes the principal Brazilian tax consequences (a) of the exchange of shares or ADSs of Brasil Telecom Holding for our shares or ADSs, and (b) of the acquisition, ownership and disposition of our shares or ADSs by a holder that is not resident or domiciled in Brazil for purposes of Brazilian taxation (“Non-Brazilian Holder”). It is based on the tax laws of Brazil and regulations thereunder in effect on the date hereof, which are subject to change (possibly with retroactive effect). This discussion does not specifically address all of the Brazilian tax considerations that may be applicable to any particular Non-Brazilian Holder. Therefore, each Non-Brazilian Holder should consult its own tax advisor about the Brazilian tax consequences of an investment in our shares or ADSs.

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Merger of Brasil Telecom Holding into Our Company

As a result of the merger of Brasil Telecom Holding into our company, non-Brazilian holders of Brasil Telecom Holding shares or ADSs will receive our shares or ADSs. The Brazilian tax impacts of this exchange of shares and ADSs are not expressly provided for under Brazilian tax law. We understand that there are arguments to sustain that no taxation is due upon the exchange of Brasil Telecom Holding shares or ADSs for our shares or ADSs. This conclusion is based on our understanding that the exchange of shares or ADSs does not represent a disposition of shares or ADSs which gives rise to a taxable capital gain in Brazil, and does not give rise to any income which is legally or economically available to the non-Brazilian holder. With respect to ADSs in particular, this conclusion is also based on our understanding that the ADSs should not be regarded as assets located in Brazil. See “—Taxation of Gains.”

There is a risk that Brazilian tax authorities adopt a different understanding, and consider the exchange of Brasil Telecom Holding shares or ADSs for our shares or ADSs as an event giving rise to a taxable gain in Brazil. In this case, the withholding income tax would be imposed on the gain, according to the rules described under “—Taxation of Gains.” Interest and penalties could also be imposed.

Dividends

Dividends paid by a Brazilian corporation, such as our company, including stock dividends and other dividends paid to a non-Brazilian holder of our shares or ADSs, are currently not subject to withholding income tax in Brazil to the extent that such amounts are related to profits generated after January 1, 1996. Dividends paid from profits generated before January 1, 1996 may be subject to Brazilian withholding income tax at varying rates, according to the tax legislation applicable to each corresponding year.

Interest on Shareholders’ Equity

Law No. 9,249, dated December 26, 1995, as amended, allows a Brazilian corporation, such as our company, to make distributions to shareholders of interest on shareholders’ equity, and treat those payments as a deductible expense for purposes of calculating Brazilian corporate income tax, and, since 1998, social contribution on net profits as well, as long as the limits described below are observed. These distributions may be paid in cash. For tax purposes, the deductible amount of this interest is limited to the daily pro rata variation of the TJLP, as determined by the Brazilian Central Bank from time to time, and the amount of the deduction may not exceed the greater of:

•

50% of net income (after the deduction of social contribution on net profits but before taking into account the provision for corporate income tax and the amounts attributable to shareholders as interest on shareholders’ equity) for the period in respect of which the payment is made; and

•	50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

Payment of interest on shareholders’ equity to a non-Brazilian holder is subject to withholding income tax at the rate of 15%, or 25% if the non-Brazilian holder is domiciled in a country or location that is considered to be a “tax haven jurisdiction” for this purpose. For this purpose, the definition of “tax haven” encompasses countries and locations (a) that do not impose income tax, (b) that impose income tax at a rate of 20% or less, or (c) that impose restrictions on the disclosure of shareholding composition, of the ownership of investments, or of the identity of the ultimate beneficiary of earnings that are attributed to non-residents.

These payments of interest on shareholders’ equity may be included, at their net value, as part of any mandatory dividend. To the extent payment of interest on net equity is so included, we are required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable withholding income tax, is at least equal to the mandatory dividend.

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Payments of interest on shareholders’ equity are decided by our shareholders, at our annual shareholders meeting, on the basis of recommendations of our board of directors. No assurance can be given that our board of directors will not recommend that future distributions of profits should be made by means of interest on shareholders’ equity instead of by means of dividends.

Taxation of Gains

Under Law No. 10,833, enacted on December 29, 2003, the gain on the disposition or sale of assets located in Brazil by a non-Brazilian holder, whether to another non-Brazilian resident or to a Brazilian resident, may be subject to the withholding of income tax in Brazil.

With respect to the disposition of our shares, as they are assets located in Brazil, the non-Brazilian holder should be subject to income tax on the gains assessed, following the rules described below, regardless of whether the transactions are conducted in Brazil or with a Brazilian resident.

As regards the ADSs, although the matter is not entirely clear, arguably the gains realized by a non-Brazilian holder upon the disposition of ADSs to another non-Brazilian resident are not taxed in Brazil, on the basis that ADSs are not “assets located in Brazil” for the purposes of Law No. 10,833. We cannot assure you, however, that the Brazilian tax authorities or the Brazilian courts will agree with this interpretation. As a result, gains on a disposition of ADSs by a non-Brazilian holder to a Brazilian resident, or even to a non-Brazilian resident, in the event that courts determine that ADSs would constitute assets located in Brazil, may be subject to income tax in Brazil according to the rules applicable to our shares, described above.

As a general rule, gains realized as a result of a disposition of our shares or ADSs are the positive difference between the amount realized on the transaction and its acquisition cost.

Under Brazilian law, however, income tax rules on such gains can vary depending on the domicile of the non-Brazilian holder, the type of registration of the investment by the non-Brazilian holder with the Central Bank and how the disposition is carried out, as described below.

Gains assessed on a disposition of shares carried out on the Brazilian stock exchange (which includes the organized over-the-counter market) are:

•

exempt from income tax when realized by a non-Brazilian holder that (1) has registered its investment in Brazil with the Central Bank under the rules of Resolution 2,689 (a “2,689 Holder”), and (2) is not a resident in a country or location which is defined as a “tax haven jurisdiction” for this purpose (as described below); or

•

subject to income tax at a rate of up to 25% in any other case, including a case of gains assessed by a non-Brazilian holder that is not a 2,689 Holder, and is a resident of a country or location defined as “tax haven jurisdiction” for this purpose (as described below). In these cases, a withholding income tax of 0.005% of the sale value will be applicable and can be later offset with the eventual income tax due on the capital gain. This 0.005% withholding income tax is not levied in day trade transactions.

Any gains assessed on a disposition of our shares that is not carried out on a Brazilian stock exchange are subject to income tax at the rate of 15%, or 25% in the case of a non-Brazilian holder which resides in a “tax favorable jurisdiction” according to the definition applicable to this situation. In the case that these gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and can be offset against the eventual income tax due on the capital gain. This 0.005% withholding income tax is not levied in day trade transactions.

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In the case of 2,689 Holders, a country or location should only be defined as a “tax haven jurisdiction” when it (a) does not tax income, or (b) taxes income at a rate of 20% or less. In the case of gains realized by non-Brazilian holders other than 2,689 Holders, a country or location should be defined as a “tax haven jurisdiction” when it (a) does not tax income, (b) taxes income at a rate of 20% or less, or (c) imposes restrictions on the disclosure of shareholding composition, of the ownership of investments, or of the identity of the ultimate beneficiary of earnings that are attributed to non-residents.

In the case of redemption of securities or capital reduction by a Brazilian corporation, such as our company, the positive difference between the amount effectively received by the non-Brazilian holder and the corresponding acquisition cost is treated, for tax purposes, as capital gain derived from sale or exchange of shares not carried out on a Brazilian stock exchange market, and is therefore subject to income tax at the rate of 15% or 25%, as the case may be.

The deposit of our common or preferred shares in exchange for ADSs may be subject to Brazilian income tax if the acquisition cost of the shares is lower than (a) the average price per share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit; or (b) if no shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of shares were sold in the 15 trading sessions immediately preceding such deposit. In such case, the difference between the acquisition cost and the average price of the shares calculated as above will be considered to be a capital gain subject to withholding income tax at the rate of 15% or 25%, as the case may be. In some circumstances, there may be arguments to claim that this taxation is not applicable in the case of a non-Brazilian holder that is a 2,689 Holder and is not a resident in a “tax haven jurisdiction” for this purpose.

Any exercise of preemptive rights relating to our shares or ADSs will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to our shares, including the sale or assignment carried out by the Brasil Telecom Depositary, on behalf of non-Brazilian holders of ADSs, will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of our shares.

Discussion on the Definition of “Tax Haven Jurisdictions”

On June 24, 2008, Law No. 11,727 broadened the definition of “tax haven jurisdictions” for specific purposes, with effect as from January 1, 2009. However, Brazilian tax authorities regularly issue a list of jurisdictions that are considered “tax haven jurisdictions,” and such list has not been updated after the modifications introduced by Law No. 11,727. There is no assurance that, when and if Brazilian tax authorities issue a new list, those authorities will not regard as “tax haven jurisdictions” countries or locations which do not meet the criteria provided for under applicable law, in each particular situation.

Tax on Foreign Exchange Transactions

Brazilian law imposes a Tax on Foreign Exchange Transactions (“IOF/Exchange Tax”) on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Currently, the inflow and outflow of funds related to investments carried out by non-Brazilian holders in the Brazilian financial and capital markets are subject to IOF/Exchange at a zero percent rate, although other rates may apply to particular operations and the Brazilian government may increase the rate at any time up to 25.0% on the foreign exchange transaction amount. However, any increase in rates is only authorized to apply to future transactions.

Tax on Transactions Involving Bonds and Securities

Brazilian law also imposes a Tax on Transactions Involving Bonds and Securities (“IOF/Bonds Tax”) due on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving our shares and ADSs is currently zero, although the Brazilian government may increase such rate at any time up to 1.5% of the transaction amount per day, but only in respect of future transactions.

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Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of our shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by non-Brazilian holders of our shares or ADSs.

U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences of the merger and the ownership of common shares, preferred shares and/or ADSs of Brasil Telecom (the “Brasil Telecom Shares or ADSs”) received in the merger by U.S. Holders (as defined below). This summary only applies to U.S. Holders that hold common shares, preferred shares or ADSs of Brasil Telecom Holding or, following the merger, Brasil Telecom Shares or ADSs as capital assets. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding shares or ADSs of Brasil Telecom Holding as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•

persons that own or have owned, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Brasil Telecom Holding (or, following the completion of the merger, U.S. Holders that will own, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Brasil Telecom);

•	persons who acquired shares or ADSs of Brasil Telecom Holding pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	certain former citizens or long-term residents of the United States.

This description does not address any state, local or non-U.S. tax consequences of the merger or the ownership of Brasil Telecom Shares or ADSs received in the merger by U.S. Holders. Moreover, this description does not address the consequences of any U.S. federal tax other than income tax, including but not limited to the U.S. federal estate and gift taxes. This description is based on the Internal Revenue Code of 1986, as amended, existing and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof, as well as proposed Treasury Regulations available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. Holders should consult their tax advisers to determine the particular tax consequences to such holders of the merger or the ownership of Brasil Telecom Shares or ADSs received in the merger by U.S. Holders, including the applicability and effect of U.S. state, local and non-U.S. tax laws.

PART FIVE—THE MERGER

As used herein, the term “U.S. Holder” means, for U.S. federal tax purposes, a beneficial owner of common shares, preferred shares or ADSs of Brasil Telecom Holding (or following the merger, Brasil Telecom Shares or ADSs) that is:

•	an individual citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common shares, preferred shares or ADSs (or following the merger, Brasil Telecom Shares or ADSs), the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership or its partners should consult their tax advisor as to its tax consequences.

Treatment of ADSs

In general, for U.S. federal income tax purposes, a holder of an ADR evidencing an ADS will be treated as the beneficial owner of the preferred shares (or following the merger, if applicable, the Brasil Telecom common shares or preferred shares) represented by the applicable ADS.

Treatment of the Merger

Although there is no authority addressing facts identical to the merger and therefore the matter is not free from doubt, we believe that the merger, the mandatory share exchange in which shares of Coari will be issued in exchange for shares of Brasil Telecom (the “Exchange”) and the merger of Coari with and into Telemar, with Telemar as the surviving company (the “Telemar Merger” and together with the merger and Exchange, the “Proposed Transaction”) should be treated as a single integrated transaction for U.S. federal income tax purposes, and thus if the Exchange and Telemar Merger occur, the merger should be treated as a taxable transaction to U.S. Holders. Telemar has advised us that it intends to complete the Exchange and Telemar Merger as soon as practicable after the completion of the merger; however, no assurance can be offered regarding the dates on which these transactions will be completed, that these transactions will take place as planned or that they will ultimately be completed. (See “Part Two—Summary—The Merger;” “Part Three—Risk Factors—The other steps related to the corporate reorganization, including the share exchange and Telemar merger, may not occur”). If the Exchange and the Telemar Merger do not take place or if the merger were not viewed as an integrated step in the Exchange and Telemar Merger transactions for U.S. federal income tax purposes, the merger would likely be treated as a reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”). We intend to treat the merger as taxable transaction to for U.S. federal income tax purposes so long as the Exchange and Telemar Merger occur. We do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding any of the U.S. federal income tax consequences of the merger, and our determination of the characterization of the merger will not be binding on the IRS or the U.S. courts, therefore, no assurance can be provided that the conclusions ultimately reached by us will not be challenged by the IRS or will be sustained by a U.S. court if so challenged.

PART FIVE—THE MERGER

Tax Consequences to U.S. Holders if the Merger is Characterized as a Taxable Sale of the Preferred Shares or ADSs

If the merger is characterized as a taxable sale for U.S. federal income tax purposes, a U.S. Holder of preferred shares or ADSs of Brasil Telecom Holding will be treated as surrendering those shares (including the preferred shares represented by ADSs) in the merger. We believe the material U.S. federal income tax consequences would be:

•

A U.S. Holder would recognize gain or loss equal to the difference between (1) the fair market value of the Brasil Telecom Shares or ADSs (at the time the merger is completed) received in the merger (plus any cash received in lieu of a fractional Brasil Telecom Shares or ADS), and (2) such holder’s adjusted tax basis in the shares or ADSs surrendered in the merger in exchange for Brasil Telecom Shares or ADSs;

•

A U.S. Holder’s adjusted tax basis in the Brasil Telecom Shares or ADSs that such holder receives in the merger will equal the fair market value of such Brasil Telecom Shares or ADSs at the time the merger is completed; and

•	A U.S. Holder’s holding period for the Brasil Telecom Shares or ADSs that such holder receives in the merger generally should begin on the day after the completion of the merger.

Taxation of Gain or Loss

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” any gain or loss that a U.S. Holder recognizes in connection with the merger will generally be capital gain or loss. In the case of a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if such U.S. Holder’s holding period in its shares or ADSs of Brasil Telecom Holding exceeds one year as of the date of the merger (i.e., such gain is long-term capital gain). Gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source gain or loss, as the case may be. The deductibility of capital losses is subject to limitations under the Code.

Tax Consequences to U.S. Holders if the Merger Qualifies as a Reorganization

If the merger qualifies as a Reorganization, then, subject to the PFIC rules discussed below, the merger generally would result in the following U.S. federal income tax consequences to U.S. Holders of shares or ADSs of Brasil Telecom Holding:

•

no gain or loss would be recognized by a U.S. Holder of shares or ADSs as a result of the surrender of shares in exchange for Brasil Telecom Shares or ADSs pursuant to the merger, if such holder receives no cash pursuant to the merger;

•

the aggregate tax basis of the Brasil Telecom Shares or ADSs received in the merger will be the same as the aggregate tax basis of the shares or ADSs surrendered in exchange for the Brasil Telecom Shares or ADSs; and

•	the holding period of the Brasil Telecom Shares or ADSs received by a U.S. Holder will include the holding period of the shares or ADSs surrendered in exchange therefor.

A U.S. Holder will recognize gain or loss on any cash received in lieu of a fractional Brasil Telecom Share or ADS equal to the difference between the amount of cash received in lieu of the fractional share or ADS and the portion of the holder’s adjusted tax basis of the shares or ADSs surrendered that is allocable to the fractional share. Subject to the discussion under “—Passive Foreign Investment Company Rules,” such gain or loss generally will be long-term capital gain or loss if the holding period in shares or ADSs of Brasil Telecom Holding is more than one year as of the closing date of the merger.

PART FIVE—THE MERGER

This summary does not discuss the U.S. federal income tax consequences of the merger for U.S. Holders that own 5% or more of the shares or ADSs of Brasil Telecom Holding or will own 5% or more of the Brasil Telecom Shares or ADSs after consummation of the merger. Each such U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger, including but not limited to whether it has information reporting and record retention responsibilities in connection with the merger, and whether it should enter into a five-year gain recognition agreement under Section 367(a) of the Code with respect to the merger.

Consequences to U.S. Holders who Receive Cash Pursuant to the Exercise of Withdrawal Rights

U.S. Holders of shares of Brasil Telecom Holding who exercise withdrawal rights, as discussed in “Part Five: The Merger—Withdrawal Rights,” with respect to their common shares of Brasil Telecom Holding will recognize gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their common shares. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” such gain or loss generally will be long-term capital gain or loss if the holding period in the common shares is more than one year.

Foreign Currency Gain or Loss

For purposes of calculating gain or loss pursuant to the merger, a cash basis taxpayer that paid Brazilian reais for a share of Brasil Telecom Holding generally will determine its tax basis in the share by translating the Brazilian reais it paid into U.S. dollars using the exchange rate in effect on the settlement date of the taxpayer’s purchase. A cash basis taxpayer that receives Brazilian reais with respect to a fractional Brasil Telecom Share or ADS or pursuant to the exercise of its withdrawal rights will, for U.S. federal income tax purposes, determine the taxpayer’s amount of cash received using the U.S. dollar value of the Brazilian reais received. This U.S. dollar value is computed by reference to the exchange rate in effect on the date the Brazilian reais are received by the taxpayer, or in the case of payments received in respect of ADSs, on the date such payments are received by the depository, regardless of whether the Brazilian reais are converted into U.S. dollars. If the Brazilian reais received pursuant to the merger are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Brazilian reais equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss. An accrual basis taxpayer may elect to apply the above rules that are applicable to a cash basis taxpayer.

Passive Foreign Investment Company Rules

A U.S. Holder may have different consequences if Brasil Telecom Holding is or was a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the shares or ADSs of Brasil Telecom Holding. In general, a non-U.S. corporation is considered a PFIC for any taxable year in which (1) 75 percent or more of its gross income consists of passive income (such as dividends, interest, rents and royalties), or (2) 50 percent or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the PFIC asset test, the aggregate fair market value of the assets of a publicly traded foreign corporation generally is treated as being equal to the sum of the aggregate value of the outstanding stock and the total amount of the liabilities of such corporation (the “Market Capitalization”). In addition, a non-U.S. corporation that directly or indirectly owns at least 25 percent by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. If a non-U.S. corporation is a PFIC for any year during which a U.S. Holder holds its shares or ADSs, it will generally continue to be treated as a PFIC with respect to such holder for all succeeding years during which the U.S. Holder holds its shares or ADSs even if the non-U.S. corporation’s assets and income cease to meet the threshold requirements for PFIC status.

PART FIVE—THE MERGER

Because PFIC status depends on the composition of a company’s assets and income from time to time and because the relevant taxable period for conducting this analysis may be different for each holder, Brasil Telecom is not in a position to determine whether Brasil Telecom Holding is or was a PFIC for any year in which a U.S. Holder held shares or ADSs of Brasil Telecom Holding. U.S. Holders should consult their tax advisers regarding Brasil Telecom Holding’s PFIC status for the periods during which they have held shares or ADSs of Brasil Telecom Holding and as to the U.S. federal income tax consequences to them of the merger if Brasil Telecom Holding is or was a PFIC.

If Brasil Telecom Holding were characterized as a PFIC for any taxable year during which a U.S. Holder held shares or ADSs of Brasil Telecom Holding, the U.S. Holder generally would be subject to special U.S. federal income tax rules. In general, (1) a U.S. Holder would be required to recognize gain as a result of the merger as if it were a taxable transaction, regardless of whether the merger qualified as a tax-free reorganization (unless Brasil Telecom also were a PFIC for the taxable year which includes the day after the effective date of the merger), and (2) gain recognized by a U.S. Holder that exchanges its shares or ADSs pursuant to the merger would be allocated ratably over the holder’s holding period for the shares or ADSs. The amounts allocated to the current taxable year and to any year before Brasil Telecom Holding became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts.

Ownership and Disposition of Brasil Telecom Shares or ADSs

Taxation of Dividends

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” in general, the gross amount of a distribution made with respect to a Brasil Telecom Share or ADS (which for this purpose shall include distributions of interest attributable to shareholders’ equity before any reduction for any Brazilian taxes withheld therefrom) will, to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, constitute a dividend to a U.S. Holder for U.S. federal income tax purposes. For taxable years beginning on or before December 31, 2010, non-corporate U.S. Holders may be taxed on dividends from a qualified foreign corporation at the lower rates applicable to long-term capital gains (i.e., gains with respect to capital assets held for more than one year). A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares or ADSs that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the ADSs (which we expect will be listed on the NYSE), but not our common shares or preferred shares, are readily tradable on an established securities market in the United States. Thus, subject to the discussion below under “—Passive Foreign Investment Company Rules,” dividends that we pay on the ADS, but not on our common shares or preferred shares, currently meet the conditions required for these reduced tax rates. However, there can be no assurance that the ADSs will be considered readily tradable on an established securities market in later years. Furthermore, a U.S. holder’s eligibility for such preferential rate is subject to certain holding period requirements and the non-existence of certain risk reduction transactions with respect to the ADSs. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” if a distribution exceeds the amount of our current and accumulated earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the Brasil Telecom Share or ADS on which it is paid and thereafter as capital gain. We do not maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, U.S. Holders should expect that distributions by us generally will be treated as dividends for U.S. federal income tax purposes.

A dividend paid in reais will be includible in the income of a U.S. Holder at its value in U.S. dollars calculated by reference to the prevailing spot market exchange rate in effect on the day it is received by the U.S.

PART FIVE—THE MERGER

Holder in the case of our common shares or preferred shares or, in the case of a dividend received in respect of ADSs, on the date the dividend is received by the depositary, whether or not the dividend is converted into U.S. dollars. Assuming the payment is not converted at that time, the U.S. Holder will have a tax basis in reais equal to that U.S. dollar amount, which will be used to measure gain or loss from subsequent changes in exchange rates. Any gain or loss realized by a U.S. Holder that subsequently sells or otherwise disposes of reais, which gain or loss is attributable to currency fluctuations after the date of receipt of the dividend, will be ordinary gain or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

The gross amount of any dividend paid (which will include any amounts withheld in respect of Brazilian taxes) with respect to any Brasil Telecom Share or ADS will be subject to U.S. federal income taxation as foreign source dividend income, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes and certain exceptions for short-term and hedged positions, any Brazilian withholding tax will be treated as a foreign income tax eligible for credit against a U.S. holder’s U.S. federal income tax liability (or at a U.S. Holder’s election, may be deducted in computing taxable income if the U.S. Holder has elected to deduct all foreign income taxes for the taxable year). The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific “baskets” of income. For this purpose, the dividends should generally constitute “passive category income,” or in the case of certain U.S. Holders, “general category income.” The rules with respect to foreign tax credits are complex, and U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Section 305 of the Code provides special rules for the tax treatment of preferred stock. According to the U.S. Treasury Regulations under that section, the term preferred stock generally refers to stock which enjoys certain limited rights and privileges (generally associated with specified dividend and liquidation priorities) but does not participate in corporate growth to any significant extent. While our preferred shares have some preferences over our common shares, the preferred shares are not fixed as to dividend payments or liquidation value. Consequently, although the matter is not entirely clear, we believe and intend to take the position that the preferred shares should be treated as “common stock” within the meaning of Section 305 of the Code. If the preferred shares are treated as “common stock” for purposes of Section 305 of the Code, distributions to U.S. Holders of additional shares of such “common stock” or preemptive rights relating to such “common stock” with respect to their preferred shares or ADSs that are made as part of a pro rata distribution to all shareholders in most instances will not be subject to U.S. federal income tax. On the other hand, if the preferred shares are treated as “preferred stock” within the meaning of Section 305 of the Code, and if a U.S. Holder receives a distribution of additional shares or preemptive rights as described in the preceding sentence, such distributions (including amounts withheld in respect of any Brazilian taxes) will be treated as dividends to the same extent and in the same manner as distributions payable in cash. In that event, the amount of such distribution (and the basis of the new shares or preemptive rights so received) will equal the fair market value of the shares or preemptive rights on the date of distribution.

Sale, Exchange or Other Disposition of Brasil Telecom Shares or ADSs

A deposit or withdrawal of common shares or preferred shares by a U.S. Holder in exchange for the ADS that represent such shares will not result in the realization of gain or loss for U.S. federal income tax purposes. A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of a Brasil Telecom Share or ADS held by the U.S. Holder or the depositary, as the case may be, in an amount equal to the difference between the U.S. Holder’s adjusted basis in its Brasil Telecom Shares or ADSs (determined in U.S. dollars) and the U.S. dollar amount realized on the sale, exchange or other disposition. If a Brazilian tax is withheld on the sale, exchange or other disposition of a share, the amount realized by a U.S. Holder will include the gross amount of the proceeds of that sale, exchange or other disposition before deduction of the Brazilian tax.

PART FIVE—THE MERGER

In the case of a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to capital gain generally will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than, as discussed above, certain dividends) if such holder’s holding period for such Brasil Telecom Share or ADS exceeds one year (i.e., such gain is a long-term capital gain). Capital gain, if any, realized by a U.S. Holder on the sale or exchange of a Brasil Telecom Share or ADS generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, in the case of a disposition or deposit of a Brasil Telecom Share or ADS that is subject to Brazilian tax, the U.S. Holder may not be able to use the foreign tax credit for that Brazilian tax unless it can apply the credit against U.S. tax payable on other income from foreign sources in the appropriate income category, or, alternatively, it may take a deduction for the Brazilian tax if it elects to deduct all of its foreign income taxes. The deductibility of capital losses is subject to limitations under the Code.

As discussed above, (1) if the merger is characterized as a taxable sale, the initial tax basis of your Brasil Telecom Shares or ADSs will equal the fair market value of the Brasil Telecom Shares or ADSs at the time the merger is completed (See “—Treatment of the Merger—Tax Consequences to U.S. Holders if the Merger is Characterized as a Taxable Sale of the Preferred Shares or ADSs”), and (2) if the merger qualifies as a Reorganization and Brasil Telecom Holding is not a PFIC, the aggregate tax basis of the Brasil Telecom Shares or ADSs received in the merger will be the same as the aggregate tax basis of the shares or ADSs surrendered in exchange for the Brasil Telecom Shares or ADSs (See “—Treatment of the Merger—Tax Consequences to U.S. Holders if the Merger Qualifies as a Reorganization”).

With respect to the sale or exchange of Brasil Telecom Shares or ADSs, the amount realized generally will be the U.S. dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis U.S. Holder, and (2) the date of disposition in the case of an accrual basis U.S. Holder. If the Brasil Telecom Shares or ADSs are treated as traded on an “established securities market,” a cash basis taxpayer, or, if it elects, an accrual basis taxpayer, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale.

Other Brazilian Taxes

Any Brazilian IOF/Exchange Tax or IOF/Bonds Tax (as discussed under “—Brazilian Tax Considerations” above) may not be treated as a creditable foreign tax for U.S. federal income tax purposes, although a U.S. Holder may be entitled to deduct such taxes if it elects to deduct all of its foreign income taxes. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of these taxes.

Passive Foreign Investment Company Rules

Based on certain estimates of our gross income and gross assets, the nature of our business, and our anticipated Market Capitalization, we believe that we will not be classified as a PFIC for our taxable year ended December 31, 2008. Our status in future years will depend on our assets and activities in those years. We have no reason to believe that our assets or activities will change in a manner that would cause us to be classified as a PFIC for the taxable year ended December 31, 2009 or any future year, but there can be no assurance that we will not be considered a PFIC for any taxable year because our status will depend on our assets and activities in those years, as well as our actual Market Capitalization as determined at the end of each calendar quarter. If we are or become a PFIC (except as discussed below), any excess distribution (generally a distribution in excess of 125% of the average distribution over a three-year period or shorter holding period for our shares) and realized gain will be treated as ordinary income and will be subject to tax as if (1) the excess distribution or gain had been realized ratably over the U.S. holder’s holding period, (2) the amount deemed realized in each year had been subject to tax in each such year at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge

PART FIVE—THE MERGER

discussed below), and (3) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. U.S. Holders should consult their own tax advisors regarding the tax consequences that would arise if we were treated as a PFIC.

If we were a PFIC, a U.S. holder of Brasil Telecom Shares or ADSs may be able to make certain elections that may alleviate certain of the tax consequences referred to above. Where a company that is a PFIC meets certain reporting requirements, a U.S. Holder can avoid certain adverse PFIC consequences described above by making a “qualified electing fund,” or QEF, election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, we do not intend to comply with the necessary accounting and record keeping requirements that would allow a U.S. Holder to make a QEF election with respect to us.

If the Brasil Telecom Shares or ADSs are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to Brasil Telecom Shares or ADSs, as the case may be. If a U.S. Holder makes the mark-to-market election, for each year in which we are a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of the Brasil Telecom Shares or ADSs, as the case may be, at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of the Brasil Telecom Shares or ADSs, over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the Brasil Telecom Shares or ADSs, as the case may be, will be adjusted to reflect the amount of any such income or loss. Any gain recognized on the sale or other disposition of Brasil Telecom Shares or ADSs will be treated as ordinary income. The Brasil Telecom Shares and ADSs will be considered “marketable stock” if they are traded on a qualified exchange, other than in de minimis quantities, on at least 15 days during each calendar quarter. The NYSE is a qualified exchange and the BOVESPA may constitute a qualified exchange for this purpose provided the BOVESPA meets certain trading volume, listing, financial disclosure, surveillance and other requirements set forth in applicable U.S. Treasury Regulations. However, we cannot be certain that our Brasil Telecom Shares or ADSs will continue to trade on the BOVESPA or the NYSE, respectively, or that our Brasil Telecom Shares or ADSs will be traded on at least 15 days in each calendar quarter in other than de minimis quantities. U.S. Holders should be aware, however, that if we are determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of our subsidiaries that also may be determined to be a PFIC, and the mark-to-market election generally would not be effective for such subsidiaries. Each U.S. Holder should consult its own tax advisor to determine whether a mark-to-market election is available and the consequences of making an election if we were characterized as a PFIC.

Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders. Information reporting generally will apply to the distributions made on Brasil Telecom Shares or ADSs, and to proceeds from the sale or other disposition of the Brasil Telecom Shares or ADSs or shares or ADSs of Brasil Telecom Holding made within the United States or by a U.S. payor or U.S. middleman to a holder of Brasil Telecom Shares or ADSs or shares or ADSs of Brasil Telecom Holding, other than an exempt recipient, including a corporation, a payee that is a non-U.S. person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any distributions made on Brasil Telecom Shares or ADSs, and to proceeds from the sale or other disposition of the Brasil Telecom Shares or ADSs or shares or ADSs of Brasil Telecom Holding made within the United States or by a U.S. payor or U.S. middleman to a holder of Brasil Telecom Shares or ADSs or shares or ADSs of Brasil Telecom Holding, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 28% for taxable years through 2010.

PART FIVE—THE MERGER

Backup withholding is not an additional tax. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s U.S. federal income tax liability by filing a refund claim with the IRS. A U.S. Holder will be entitled to credit any amounts withheld under the backup withholding rules against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

Past Contacts, Transactions, Negotiations and Agreements

There have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the periods for which financial statements are presented or incorporated by reference into this prospectus between Brasil Telecom Holding or its affiliates and Brasil Telecom or its affiliates, other than as described above under “—Background of the Merger” and those set forth below.

Transactions between Brasil Telecom Holding and Brasil Telecom

Brasil Telecom Holding guarantees our payment obligations under outstanding debentures and certain of our BNDES financings. We recorded expenses in favor of Brasil Telecom Holding in the amount of R$9 million, R$3 million and R$4 million in 2008, 2007 and 2006, respectively, related to these guarantees. In addition, Brasil Telecom Holding guarantees certain of our insurance policies and contractual liabilities. We recorded expenses in favor of Brasil Telecom Holding in the amount of R$0.1 million, R$0.1 million and R$0.2 million in 2008, 2007 and 2006, respectively, related to these guarantees.

Transactions between Telemar and Brasil Telecom

The Brazilian General Telecommunications Law requires all telecommunications service providers to interconnect their networks with those of other providers on a non-discriminatory basis. As a result, Brasil Telecom, on the one hand, and Telemar and its subsidiaries, on the other hand, make certain interconnection payments to each other on terms established by ANATEL. Telemar and its subsidiaries paid an aggregate of R$291 million, R$92 million and R$48 million in 2008, 2007 and 2006, respectively, to Brasil Telecom, and Brasil Telecom paid an aggregate of R$124 million, R$17 million and R$12 million in 2008, 2007 and 2006, respectively, to Telemar and its subsidiaries related to interconnection payments.

In February 2009, Brasil Telecom Holding acquired private debentures issued by Telemar. The outstanding principal amount of these debentures is payable at maturity in December 2013. These debentures bear interest at a rate of CDI plus 4.0% per annum, payable with the principal at maturity. At March 31, 2009, the outstanding amount of these debentures was R$1,220 million.

In March 2009, Brasil Telecom acquired private debentures issued by Telemar. The outstanding principal amount of these debentures is payable at maturity in December 2013. These debentures bear interest at a rate of CDI plus 4.0% per annum, payable with the principal at maturity. At March 31, 2009, the outstanding amount of these debentures was R$302 million.

BNDES Credit Facilities

BNDES Participações S.A., or BNDESPar, owns 31.4% of the outstanding share capital of TmarPart, our indirect controlling shareholder. BNDESPar is a subsidiary of BNDES.

As of March 31, 2009, we had indebtedness outstanding under credit facilities with BNDES in the aggregate principal amount of R$2,694 million. This indebtedness bears interest at floating rates and the weighted average

PART FIVE—THE MERGER

interest rate on this indebtedness as of March 31, 2009 was 11.28% per annum. For a description of our credit facilities with BNDES, see “Item 5. Operating and Financial Review and Prospects—Indebtedness and Financing Strategy—Long-Term Indebtedness” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

Interests of Certain Persons in the Merger

You should be aware that certain members of the boards of directors and the management of Brasil Telecom and Brasil Telecom Holding, Coari, the controlling shareholder of Brasil Telecom Holding, and its controlling shareholders, Telemar, TNL and TmarPart may have interests in the merger that differ from yours.

As of August 11, 2009, none of the members of the board of directors and of the board of executive officers of Brasil Telecom Holding or Brasil Telecom owned, directly or indirectly, more than 0.1% of any class of shares of Brasil Telecom or Brasil Telecom Holding, including through the exercise of options to acquire those shares.

All of the members of the board of directors of Brasil Telecom Holding and four of the five members of the board of directors of Brasil Telecom are nominees of TmarPart. Under shareholders agreements among the shareholders of TmarPart, AG Telecom, L.F. Tel S.A., BNDESPar, Fiago Participações S.A., or Fiago, and Fundação Atlântico de Seguridade Social, or FASS, each a shareholder of TmarPart, have the power to select the chief executive officers of each of Brasil Telecom Holding and Brasil Telecom. The chief executive officer of TNL, who is selected by these shareholders, has the power, in conjunction with the chief executive officer of Brasil Telecom Holding and Brasil Telecom, to select the other executive officers of Brasil Telecom Holding and Brasil Telecom, respectively. For a description of the terms of these shareholders agreements, see “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders—TmarPart Shareholders’ Agreements” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus.

As a result of the merger, Coari’s direct interest in Brasil Telecom will increase from 10.9% of its outstanding share capital, including 0.3% of its outstanding voting share capital, to 49.3% of its outstanding share capital, including 79.6% of its outstanding voting share capital, and its direct interest in Brasil Telecom Holding, representing 54.7% of the outstanding share capital, including 91.7% of the outstanding voting share capital, of Brasil Telecom Holding will be extinguished. Minority shareholders of Brasil Telecom, who prior to the merger will hold an aggregate of 21.9% of the outstanding share capital of Brasil Telecom, will hold an aggregate of 20.3% of the outstanding share capital of Brasil Telecom following the merger. Minority shareholders of Brasil Telecom Holding, who prior to the merger will hold an aggregate of 45.3% of the outstanding share capital of Brasil Telecom Holding, will hold an aggregate of 30.4% of the outstanding share capital of Brasil Telecom following the merger.

As a result of the merger, the indirect ownership of Brasil Telecom by each of (1) Telemar, which owns all of the outstanding share capital of Coari, (2) TNL, which owns 87.0% of the total share capital, including 97.4% of the voting share capital, of Telemar, and (3) TmarPart, which owns 17.9% of the total share capital, including 53.7% of the voting share capital, of TNL, will increase.

PART SIX—SHAREHOLDER RIGHTS

General

Brasil Telecom and Brasil Telecom Holding are incorporated in Brazil.

If you hold common or preferred shares of Brasil Telecom or Brasil Telecom Holding, your rights as a holder of securities are governed by Brazilian law and the by-laws (estatutos sociais) of the applicable company. If you hold common shares or preferred shares of Brasil Telecom Holding, your rights as a holder of Brasil Telecom securities after the merger will be governed by Brazilian law and the by-laws of Brasil Telecom. You should read the by-laws of Brasil Telecom, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Under the Brazilian Corporation Law, the number of our outstanding non-voting shares may not exceed two-thirds of the total number of our outstanding shares. In order to maintain our compliance with this requirement after the merger, we are issuing a portion of the consideration for the outstanding preferred shares of Brasil Telecom Holding in the form of voting common shares of our company.

There are no material differences between the rights of common shareholders and preferred shareholders of Brasil Telecom and those of common shareholders and preferred shareholders of Brasil Telecom Holding. The following table summarizes certain similarities and differences in the rights of common shares and preferred shares of Brasil Telecom Holding compared to common shares and preferred shares of Brasil Telecom.

Voting Rights and Dividend Rights of Common Shares and Preferred Shares
Brasil Telecom Holding	Brasil Telecom

Common Shares	Common Shares
Voting Rights:	Voting Rights:
Each common share is entitled to one vote in all decisions taken by the General Shareholders’ Meeting.	Each common share is entitled to one vote in all decisions taken by the General Shareholders’ Meeting.

Dividend Rights:	Dividend Rights:
Minimum mandatory dividend of 25% of the adjusted net profits, subject to the dividend preference of the preferred shares.	Minimum mandatory dividend of 25% of the adjusted net profits, subject to the dividend preference of the preferred shares.

Preferred Shares	Preferred Shares
Voting Rights:	Voting Rights:
The preferred shares have no voting rights, except in the following limited circumstances:	The preferred shares have no voting rights, except in the following limited circumstances:

(a)    decisions made in a general shareholder’s meeting approving the execution of long-term agreements between Brasil Telecom Holding or its subsidiary or affiliated companies, on the one hand, and the controlling shareholder of Brasil Telecom Holding or its subsidiary or affiliated companies, companies under common control of the parent companies of the controlling shareholder of Brasil Telecom Holding, or that in some other manner constitute parties related to Brasil Telecom Holding, on the other hand, except when the agreements comply with uniform clauses; and

(a) holders of preferred shares have the right to elect a member of the board of directors of Brasil Telecom and the respective alternate director through a separate ballot.

PART SIX—SHAREHOLDER RIGHTS

Voting Rights and Dividend Rights of Common Shares and Preferred Shares
Brasil Telecom Holding	Brasil Telecom

(b)    decisions made in a general shareholder’s meeting amending or revoking the following provisions of the bylaws of Brasil Telecom Holding: (i) item II, Article 14 and its Sole Paragraph, providing for approval of related-party agreements as described above; (ii) the Sole Paragraph of Article 15 providing that notice of a General Shareholders’ Meeting shall be given 30 days in advance of the situations described in Article 136 of the Brazilian Corporation Law, in the case of a first summons, and 10 days in advance, in the case of a second summons; and (iii) Article 48 requiring that economic and financial analyses conducted by a reputable and independent firm precede any consolidation, merger, spin-off or dissolution of a subsidiary of Brasil Telecom Holding.

(b)    decisions made in a general shareholder’s meeting amending or revoking Paragraph 2, Article 25 of the bylaws of Brasil Telecom, providing for right to elect a director representing the preferred shareholders as described above, require a separate approval by the holders of preferred shares. .

(c)    decisions made by the shareholders approving the contracting of foreign entities related to the controlling shareholders of Brasil Telecom to render management services, including technical assistance; in which decisions preferred shares will have the right to vote separately from the common shares;

(d)    decisions made in a general shareholder’s meeting relating to the employment of foreign entities linked to the controlling shareholders of Brasil Telecom to provide management services, including technical assistance, if the remuneration for such services will exceed 0.2% of Brasil Telecom’s consolidated annual sales for Fixed Switched Telephone Service of the Telecommunication Transport Network Service and the Mobile Highway Telephone Service, after deductions of tax and contributions.

Dividend Preference:	Dividend Preference:
(a) Preferred shares have a priority in the payment of a minimum non-cumulative dividend before dividends may be paid on the common shares equal to the greater of:	(a) Preferred shares have a priority in the payment of a minimum non-cumulative dividend before dividends may be paid on the common shares equal to the greater of:
(i) 6.0% per year of their pro rata share of Brasil Telecom Holding’s capital; or	(i) 6.0% per year of their pro rata share of Brasil Telecom’s capital; or
(ii) 3.0% per year of the book value of Brasil Telecom Holding’s shareholders’ equity divided by its total number of shares.	(ii) 3.0% per year of the book value of Brasil Telecom’s shareholders’ equity divided by its total number of shares.

PART SIX—SHAREHOLDER RIGHTS

Voting Rights and Dividend Rights of Common Shares and Preferred Shares
Brasil Telecom Holding	Brasil Telecom

(b)    Following the allocation of the preferential amount described above, the preferred shares have the right to share in the balance of the mandatory minimum dividend under equal conditions with the common shares.

(b)    Following the allocation of the preferential amount described above, the preferred shares have the right to share in the balance of the mandatory minimum dividend under equal conditions with the common shares.

(c)    In any fiscal year in which the value of the mandatory minimum dividend is not sufficient to pay the priority dividend on the preferred shares, the mandatory minimum dividend will be increased until it is sufficient to make such payment.

If you hold Brasil Telecom Holding ADSs, your rights are governed by Brasil Telecom Holding’s deposit agreement rather than by Brazilian law and the by-laws of Brasil Telecom Holding, and your rights as a holder of Brasil Telecom ADSs after the merger will be governed by Brasil Telecom’s deposit agreements. See “—Description of Brasil Telecom ADSs.” There are no material differences between the rights of holders of the Brasil Telecom ADSs and those of the holders of the Brasil Telecom Holding ADS.

PART SIX—SHAREHOLDER RIGHTS

Comparative Share and Dividend Information

Historical Share Information

Brasil Telecom

The principal trading market for the common shares and preferred shares of Brasil Telecom is the BOVESPA, where they are traded under the symbols “BRTO3” and “BRTO4,” respectively. The common shares and preferred shares of Brasil Telecom began trading on the BOVESPA on July 10, 1992. On November 16, 2001, ADSs representing Brasil Telecom’s preferred shares began trading on NYSE under the symbol “BTM.”

The table below sets forth the high and low closing sales prices and the approximate average daily trading volume for the common shares and preferred shares of Brasil Telecom on the BOVESPA and the high and low closing sales prices and the approximate average daily trading volume for the Brasil Telecom ADSs on the NYSE for the periods indicated.

	BOVESPA						NYSE
	Closing Price per Common Share		Average Daily Trading Volume	Closing Price per Preferred Share		Average Daily Trading Volume	Closing Price per ADS		Average Daily Trading Volume
	High	Low		High	Low		High	Low
	(in reais)		(thousands of shares)	(in reais)		(thousands of shares)	(in U.S. dollars)		(number of ADSs)
2004	16.50	9.05	1,667.4	18.00	9.13	1,335.0	19.19	8.46	21,332
2005	20.50	12.00	2,162.7	12.59	8.14	1,647.2	17.05	10.50	45,427
2006	27.85	17.00	1,156.5	10.74	7.08	1,397.1	15.04	9.64	79,805
2007	37.50	24.99	1,840.0	18.50	9.77	1,354.1	31.32	13.79	92,626
2008	55.50	31.10	3,814.0	20.94	10.81	1,061.6	37.80	14.45	185,940

2007
First Quarter	30.00	24.99	1,038.0	11.45	9.48	1,449.0	16.72	13.30	86,617
Second Quarter	34.25	29.50	1,681.1	14.09	10.84	1,617.9	21.61	15.94	92,290
Third Quarter	34.50	29.51	4,166.7	17.55	13.70	1,237.5	28.20	22.89	119,260
Fourth Quarter	37.50	29.15	1,073.9	18.50	15.40	1,104.0	30.35	28.98	81,217

2008
First Quarter	43.00	31.10	1,080.5	19.61	14.15	1,320.3	35.07	24.36	168,872
Second Quarter	50.00	39.51	7,080.0	20.94	17.02	1,680.4	37.80	31.93	218,545
Third Quarter	49.90	46.00	3,565.1	19.39	11.95	678.5	35.88	19.34	220,960
Fourth Quarter	55.50	42.99	3,238.1	17.50	10.81	594.0	23.80	14.45	135,675

2009
First Quarter	60.00	54.05	5,464.3	14.80	11.06	477.4	19.60	13.59	88,205
Second Quarter	61.00	55.50	1,186.5	14.90	12.01	613.1	22.15	17.38	86,925

Most Recent Six Months
January 2009	56.99	54.05	3,627.3	14.80	11.40	444.0	19.60	14.38	92,445
February 2009	60.00	56.78	3,000.0	12.04	11.16	480.2	15.77	13.85	84,442
March 2009	59.90	58.99	8,175.0	13.93	11.06	506.9	18.66	13.59	87,601
April 2009	59.35	57.58	827.3	14.13	13.05	550.6	19.34	17.38	85,712
May 2009	61.00	58.00	1,342.9	14.90	13.81	567.6	22.05	18.85	73,576
June 2009	60.50	55.50	1,333.5	14.20	12.01	716.1	22.15	17.98	100,217
July 2009	35.50	27.00	638.5	13.40	12.03	648.7	21.59	18.51	83,822
August 2009 (1)	—	—	—	13.51	13.37	659.4	22.37	21.47	89,083

(1)	Through August 11, 2009. No trades of Brasil Telecom common shares have been reported on the BOVESPA since July 31, 2009.

Source: Economática Ltda./Bloomberg

PART SIX—SHAREHOLDER RIGHTS

On August 11, 2009, the closing sales price of:

•	Brasil Telecom’s preferred shares on the BOVESPA was R$13.37 per share; and

•	Brasil Telecom’s ADSs on the NYSE was US$21.47 per ADS.

The closing price for Brasil Telecom common shares on July 31, 2009, the last date prior to August 10, 2009 on which a trade of common shares of Brasil Telecom was reported on the BOVESPA, was R$31.98 per share.

Brasil Telecom Holding

The principal trading market for the common shares and preferred shares of Brasil Telecom Holding is the BOVESPA, where they are traded under the symbols “BRTP3” and “BRTP4,” respectively. The common shares and preferred shares of Brasil Telecom Holding began trading on the BOVESPA on September 21, 1998. On November 16, 1998, ADSs representing Brasil Telecom Holding’s preferred shares began trading on the NYSE under the symbol “BRP.”

	BOVESPA						NYSE
	Closing Price per Common Share		Average Daily Trading Volume	Closing Price per Preferred Share		Average Daily Trading Volume	Closing Price per ADS		Average Daily Trading Volume
	High	Low		High	Low		High	Low
	(in reais)		(thousands of shares)	(in reais)		(thousands of shares)	(in U.S. dollars)		(number of ADSs)
2004	28.20	14.30	171.3	26.30	16.06	585.5	45.53	25.70	234,519
2005	34.00	20.50	213.6	21.00	15.15	521.4	45.18	30.69	260,160
2006	38.45	20.94	227.6	19.17	12.20	502.0	44.02	27.62	265,022
2007	54.03	32.15	205.1	28.61	16.50	696.4	79.60	38.83	344,060
2008	58.90	42.00	299.0	28.68	13.27	920.4	85.23	29.11	344,060

2007
First Quarter	47.70	32.15	203.8	19.31	16.50	621.4	47.05	38.83	276,292
Second Quarter	53.90	42.50	172.2	24.60	18.76	713.5	63.05	46.23	367,890
Third Quarter	53.80	39.70	224.8	28.56	21.82	674.9	76.46	52.50	412,360
Fourth Quarter	54.03	41.00	220.2	28.61	23.57	778.9	79.60	64.36	317,959

2008
First Quarter	55.56	45.30	237.5	28.68	20.70	996.1	84.05	59.21	605,290
Second Quarter	53.90	48.50	269.0	27.80	23.20	1,710.8	85.23	69.79	481,749
Third Quarter	53.95	47.80	291.4	24.85	14.85	494.7	78.16	40.28	247,155
Fourth Quarter	58.90	42.00	296.5	22.47	13.27	503.2	50.59	29.11	209,840

2009
First Quarter	61.44	57.70	198.8	19.35	13.95	376.7	42.67	28.93	175,577
Second Quarter	64.65	33.99	273.2	18.69	14.69	424.9	47.61	35.90	125,577

Most Recent Six Months
January 2009	59.90	57.70	221.1	19.35	14.81	371.8	42.67	31.35	148,626
February 2009	60.35	59.55	244.5	15.34	13.96	337.7	33.38	28.93	142,014
March 2009	61.44	60.20	140.1	16.80	13.95	413.3	37.77	29.20	229,064
April 2009	63.04	61.47	325.2	17.35	15.97	379.0	39.66	35.91	154,317
May 2009	64.00	63.00	241.6	18.69	16.60	358.3	46.61	39.61	98,897
June 2009	64.65	33.99	253.7	17.85	14.69	532.1	46.02	35.90	122,398
July 2009	31.22	24.50	52.0	15.92	14.41	497.2	42.31	36.36	77,038
August 2009 (1)	26.46	26.00	5.8	16.11	15.60	339.3	44.20	42.39	68,917

(1)	Through August 11, 2009.

Source: Economática Ltda./ Bloomberg

PART SIX—SHAREHOLDER RIGHTS

On August 11, 2009, the closing sales price of:

•	Brasil Telecom Holding’s common shares on the BOVESPA was R$26.28 per share;

•	Brasil Telecom Holding’s preferred shares on the BOVESPA was R$15.60 per share; and

•	Brasil Telecom Holding’s ADSs on the NYSE was US$42.39 per ADS.

Information About Historical Dividend Payments

The tables below summarize the history of payments of dividends and interest on shareholders’ equity of Brasil Telecom Holding and Brasil Telecom since January 1, 2004 in reais and in U.S. dollars translated from reais at the commercial market selling rate in effect as of the payment date.

Brasil Telecom

		Nominal Reais per				US$ equivalent per
Year	Payment Date	Common shares		Preferred Shares		Common shares		Preferred Shares
2004	May 3, 2004 (1)	R$	0.4582	R$	0.4582	R$	0.15	R$	0.15
2005	January 13, 2005 (1)		0.7134		0.7134		0.2641		0.2641
	January 14, 2005 (1)		0.8224		0.8224		0.3037		0.3037
	January 16, 2005 (1)		0.4433		0.4433		0.1637		0.1637
2007	May 31, 2007 (2)		0.7506		0.7506		0.3891		0.3891
2008	April 16, 2008 (3)		1.3840		1.3840		0.8288		0.8288
2009	August 10, 2009 (1)		0.5924		0.6524		0.3217		0.3553

(1)	Represents interest attributable to shareholders’ equity.
(2)	Represents interest attributable to shareholders’ equity of R$0.6375 (US$0.3305) per common and preferred share, plus dividends of R$0.1131 (US$0.0586) per common and preferred share.
(3)	Represents interest attributable to shareholders’ equity of R$0.6403 (US$0.3834) per common and preferred share, plus dividends of R$0.7437 (US$0.4454) per common and preferred share.

Brasil Telecom Holding

		Nominal Reais per				US$ equivalent per
Year	Payment Date	Common shares		Preferred Shares		Common shares		Preferred Shares
2004	March 5, 2004 (1)	R$	0.0112	R$	0.0112	US$	0.0039	US$	0.0039
	May 3, 2004 (2)		0.2764		0.2764		0.0935		0.0935
2005	January 14, 2005 (2)		0.6811		0.6811		0.2516		0.2516
	May 16, 2005 (3)		0.7182		0.7182		0.2899		0.2899
	May 23, 2005 (1)		0.8276		0.8276		0.3406		0.3406
2006	January 13, 2006 (2)		0.9722		0.9722		0.4274		0.4274
2007	May 31, 2007 (4)		1.2413		1.2413		0.6435		0.6435
2008	April 16, 2008 (5)		1.9760		1.9760		1.1833		1.1833
2009	August 10, 2009 (2)		0.7305		0.7305		0.3968		0.3968

(1)	Represents dividends.
(2)	Represents interest attributable to shareholders’ equity.
(3)	Represents interest attributable to shareholders’ equity of R$0.5975 (US$0.2412) per common and preferred share, plus dividends of R$0.1207 (US$0.0487) per common and preferred share.
(4)	Represents interest attributable to shareholders’ equity of R$1.1405 (US$0.5912) per common and preferred share, plus dividends of R$0.1009 (US$0.0523) per common and preferred share.
(5)	Represents interest attributable to shareholders’ equity of R$0.9278 (US$0.5556) per common and preferred share, plus dividends of R$1.048 (US$0.6276) per common and preferred share.

PART SIX—SHAREHOLDER RIGHTS

Description of Brasil Telecom Capital Stock

The following is a summary of the material provisions of our bylaws and of the Brazilian Corporation Law. In Brazil, a company’s bylaws (estatuto social) are the principal governing document of a corporation (sociedade anônima).

General

Our registered name is Brasil Telecom S.A., and our registered office is located in the Federal District of Brasília, Brazil. Our registration number with the Brazilian Commercial Registry is No. 53.3.0000622.9. We have been duly registered with the CVM under No. 11312 since March 27, 1980. Our headquarters are located in the Federal District of Brasília, Brazil. Our company has a perpetual existence.

On August 11, 2009, we had outstanding share capital of R$3,470,758,351.96, represented by 560,950,289 total shares, consisting of 249,597,049 issued common shares and 311,353,240 issued preferred shares, including 13,231,556 preferred shares held in treasury. All of our outstanding share capital is fully paid. All of our shares are without par value. Under the Brazilian Corporation Law, the aggregate number of our non-voting and limited voting preferred shares may not exceed two-thirds of our total outstanding share capital.

At the extraordinary general shareholders’ meeting of Brasil Telecom called to consider the merger, the holders of common shares of Brasil Telecom will also vote to amend the bylaws of Brasil Telecom to increase its share capital to R$3,731,058,950.28 represented by 603,020,546 shares, consisting of 203,423,176 issued common shares and 399,597,370 issued preferred shares. The preferred shares held in treasury of Brasil Telecom will not be affected by the merger.

Corporate Purposes

Under Article 2 of our bylaws, our corporate purpose is to render telecommunications services and conduct the activities required or useful for the performance of these services, in compliance with the concessions, authorizations and permits granted to our company. In the achievement of our purpose, we may include among our assets third-party assets and rights, as well as:

•	hold stakes in the capital of other companies, provided that we maintain compliance with Brazil’s National Telecommunications Policy;

•	establish wholly-owned subsidiaries in order to perform the activities encompassed by our corporate purpose and that should preferably be decentralized;

•	undertake imports of goods and services required to perform the activities encompassed by our corporate purpose;

•	provide technical assistance services to telecommunications enterprises, performing activities of common interest;

•	engage in study and research activities designed to foster the development of the telecommunications sector;

•

execute contracts and agreements with other companies engaged in rendering telecommunications services or with any persons or entities, in order to ensure the operation services, without adversely affecting our duties and responsibilities, and

•	participate in other activities that are similar to or correlated with our corporate purpose.

PART SIX—SHAREHOLDER RIGHTS

Board of Directors

Under the Brazilian Corporation Law, any matters subject to the approval of our board of directors can be approved by a simple majority of votes of the members present at a duly convened meeting, unless our bylaws otherwise specify. Under our bylaws, our board of directors may only deliberate if a majority of its members are present at a duly convened meeting. Any resolutions of our board of directors may be approved by the affirmative vote of a majority of the members present at the meeting.

Election of Directors

The shareholders of TmarPart, our controlling shareholder, have entered into shareholders agreements that determine the representation of these shareholders on our board of directors. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders—TmarPart Shareholders’ Agreements” in the Brasil Telecom Annual Report, which is incorporated by reference into this prospectus. The members of our board of directors are elected at general meetings of shareholders for concurrent three-year terms.

Qualification of Directors

The Brazilian Corporation Law requires members of our board of directors to own shares of our company. However, there is no minimum share ownership or residency requirement to qualify for membership on our board of directors. Our bylaws do not require the members of our board of directors to be resident in Brazil. The Brazilian Corporation Law requires each of our executive officers to be residents of Brazil.

Fiduciary Duties and Conflicts of Interest

All members of our board of directors and their alternates owe fiduciary duties towards us and all of our shareholders.

Under the Brazilian Corporation Law, if one of our directors or his respective alternate or one of our executive officers has a conflict of interest with our company in connection with any proposed transaction, such director, alternate director or executive officer may not vote in any decision of our board of directors or of our board of executive officers, as the case may be, regarding such transaction and must disclose the nature and extent of his conflicting interest for inclusion in the minutes of the applicable meeting. However, if one of our directors is absent from a meeting of our board of directors, that director’s alternate may vote even if that director has a conflict of interest, unless the alternate director shares that conflict of interest or has another conflict of interest.

Any transaction in which one of our directors (including the alternate members) or executive officers may have an interest, including any financings, can only be approved on reasonable and fair terms and conditions that are no more favorable than the terms and conditions prevailing in the market or offered by third parties. If any such transaction does not meet this requirement, then the Brazilian Corporation Law provides that the transaction may be nullified and the interested director or executive officer must return to us any benefits or other advantages that he obtained from, or as result of, such transaction. Under the Brazilian Corporation Law and upon the request of a shareholder who owns at least 5.0% of our total share capital, our directors and executive officers must reveal to our shareholders at an ordinary meeting of our shareholders certain transactions and circumstances that may give rise to a conflict of interest. In addition, our company or shareholders who own 5.0% or more of our share capital may bring an action for civil liability against directors and executive officers for any losses caused to us as a result of a conflict of interest.

PART SIX—SHAREHOLDER RIGHTS

Compensation

Under our bylaws, our common shareholders approve the aggregate compensation payable to our directors, executive officers and members of our fiscal council. Subject to this approval, our board of directors establishes the compensation of its members and of our executive officers. See “Part Five—The Merger—Management of Brasil Telecom—Compensation.”

Mandatory Retirement

Neither the Brazilian Corporation Law nor our bylaws establish any mandatory retirement age for our directors or executive officers.

Share Capital

Under the Brazilian Corporation Law, the number of our issued and outstanding non-voting shares or shares with limited voting rights, such as our preferred shares, may not exceed two-thirds of our total outstanding share capital.

Each of our common shares entitles its holder to one vote at our annual and extraordinary shareholders’ meetings. Holders of our common shares are not entitled to any preference in respect of our dividends or other distributions or otherwise in case of our liquidation.

Dividends

Our dividend distribution policy has historically included the distribution of periodic dividends, based on annual balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by the Brazilian Corporation Law and our bylaws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders’ resolution establishes another payment date. In any event, if we declare dividends, we must pay them by the end of the fiscal year for which they are declared. Under Article 9 of Law 9,249/95 and our bylaws, we also may pay interest attributable to shareholders’ equity as an alternative form of dividends upon approval of our board of directors.

Dividend Preference of Preferred Shares

Under our bylaws, our preferred shareholders are entitled to a minimum annual non-cumulative preferential dividend, or the Minimum Preferred Dividend, equal to the greater of (i) 6.0% per year of their pro rata share of our capital, or (ii) 3.0% per year of the book value of our shareholders’ equity divided by our total number of shares, before dividends may be paid to our common shareholders. Distributions of dividends in any year are made:

•	first, to the holders of preferred shares, up to the amount of the Minimum Preferred Dividend for such year;

•	then, to the holders of common shares, until the amount distributed in respect of each common share is equal to the amount distributed in respect of each preferred share; and

•	thereafter, to the common and preferred shareholders on a pro rata basis.

If the Minimum Preferred Dividend is not paid for a period of three years, holders of preferred shares shall be entitled to full voting rights.

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Payment of Dividends and Interest Attributable to Shareholders’ Equity

We may pay the mandatory distributable amount as dividends or as interest attributable to shareholders’ equity, which is similar to a dividend but is deductible in calculating our income tax obligations.

Because our shares are issued in book-entry form, dividends with respect to any share are automatically credited to the account holding such share. Shareholders who are not residents of Brazil must register with the Central Bank in order for dividends, sales proceeds or other amounts with respect to their shares to be eligible to be remitted outside of Brazil.

Dividends

We are required by the Brazilian Corporation Law and by our bylaws to hold an annual shareholders’ meeting by April 30 of each year. At our annual shareholders’ meeting, our common shareholders may vote to declare an annual dividend. Our payment of annual dividends is based on our audited financial statements prepared for our preceding fiscal year.

Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends. Under the Brazilian Corporation Law, we are generally required to pay dividends within 60 days after declaring them, unless the shareholders’ resolution establishes another payment date, which, in any case, must occur prior to the end of the fiscal year in which the dividend is declared.

Our board of directors may declare interim dividends based on the accrued profits recorded or the realized profits in our annual or semi-annual financial statements approved by our common shareholders. In addition, we may pay dividends from net income based on our unaudited quarterly financial statements. We may set off any payment of interim dividends against the amount of the mandatory distributable amount for the year in which the interim dividends were paid.

Interest Attributable to Shareholders’ Equity

Brazilian companies, including our company, are permitted to pay interest attributable to shareholders’ equity as an alternative form of payment of dividends to our shareholders. These payments may be deducted when calculating Brazilian income tax and social contribution tax. The interest rate applied to these distributions generally cannot exceed the TJLP for the applicable period. The amount of interest paid that we can deduct for tax purposes cannot exceed the greater of:

•

50% of our net income (after the deduction of the provision for social contribution tax and before the deduction of the provision for corporate income tax) before taking into account any such distribution for the period for which the payment is made; and

•	50% of the sum of our retained earnings and profit reserves.

Any payment of interest attributable to shareholders’ equity to holders of common shares, preferred shares or ADSs, whether or not they are Brazilian residents, is subject to Brazilian withholding tax at the rate of 15%, except that a 25% withholding tax rate applies if the recipient is a resident of a tax haven jurisdiction. A tax haven jurisdiction is a country (1) that does not impose income tax or whose income tax rate is lower than 20% or (2) which does not permit disclosure of the identity of shareholders of entities organized under its jurisdiction. See “Part Five—The Merger—Material Tax Considerations—Taxation—Brazilian Tax Considerations.” Under our bylaws, we may include the amount distributed as interest attributable to shareholders’ equity, net of any withholding tax, as part of the mandatory distributable amount.

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Prescription of Payments

Our shareholders have three years to claim dividend distributions made with respect to their shares, as from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions legally revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.

Shareholders’ Meetings

Under the Brazilian Corporation Law, we must hold an annual shareholders’ meeting by April 30 of each year in order to:

•

approve or reject the financial statements approved by our board of directors and board of executive officers, including any recommendation by our board of directors for the allocation of net profits and distribution of dividends;

•

elect members of our board of directors (upon expiration of their three-year terms) and members of our fiscal council, subject to the right of minority shareholders to elect members of our board of directors and our fiscal council; and

•	approve any monetary adjustment to our share capital.

In addition to the annual shareholders’ meetings, holders of our common shares have the power to determine any matters related to changes in our corporate purposes and to pass any resolutions they deem necessary to protect and enhance our development whenever our interests so require, by means of extraordinary shareholders’ meetings.

We convene our shareholders’ meetings, including our annual shareholders’ meeting, by publishing a notice in the Brazilian newspapers Correio Braziliense and Valor Econômico, and in the Official Gazette of the Federal Executive (Diário Oficial da União). On the first call of any meeting, the notice must be published no fewer than three times, beginning at least 15 calendar days prior to the scheduled meeting date. For meetings involving the issuance of securities or deliberations where preferred shareholders are entitled to vote, the notice must be published at least 30 calendar days prior to the scheduled meeting date. The notice must contain the meeting’s place, date, time, agenda and, in the case of a proposed amendment to our bylaws, a description of the subject matter of the proposed amendment.

Our board of directors may convene a shareholders’ meeting. Under the Brazilian Corporation Law, shareholders’ meetings also may be convened by our shareholders as follows:

•	by any of our shareholders if, under certain circumstances set forth in the Brazilian Corporation Law, our directors do not convene a shareholders’ meeting within 60 days;

•	by shareholders holding at least 5% of our total share capital if, after a period of eight days, our directors fail to call a shareholders’ meeting that has been requested by such shareholders;

•

by shareholders holding at least 5% of either our total voting share capital or our total non-voting share capital, if after a period of eight days, our directors fail to call a shareholders’ meeting for the purpose of appointing a fiscal council that has been requested by such shareholders.

In addition, our fiscal council may convene a shareholders’ meeting if our board of directors does not convene an annual shareholders’ meeting within 30 days or at any other time to consider any urgent and serious matters.

Each shareholders’ meeting is presided over by our chief executive officer, who is responsible for choosing a secretary of the meeting. A shareholder may be represented at a shareholders’ meeting by an attorney-in-fact

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appointed by the shareholder not more than one year before the meeting. The attorney-in-fact must be a shareholder, a member of our board of directors, an executive officer, a lawyer or a financial institution, and the power of attorney appointing the attorney-in-fact must comply with certain formalities set forth under Brazilian law. To be admitted to a shareholders’ meeting, a person must produce proof of his or her shareholder status or a valid power of attorney.

In order for a valid action to be taken at a shareholders’ meeting, shareholders representing at least 25% of our issued and outstanding voting share capital must be present on first call. However, shareholders representing at least two-thirds of our issued and outstanding voting share capital must be present at a shareholders’ meeting called to amend our bylaws. If a quorum is not present, our board of directors may issue a second call by publishing a notice as described above at least eight calendar days prior to the scheduled meeting. The quorum requirements do not apply to a meeting held on the second call, and the shareholders’ meetings may be convened with the presence of shareholders representing any number of shares (subject to the voting requirements for certain matters described below). A shareholder without a right to vote may attend a shareholders’ meeting and take part in the discussion of matters submitted for consideration.

Voting Rights

Under the Brazilian Corporation Law and our bylaws, each of our common shares entitles its holder to one vote at our shareholders’ meetings. Our preferred shares generally do not confer voting rights, except in limited circumstances described below. We may not restrain or deny any voting rights without the consent of the majority of the shares affected. Whenever the shares of any class of share capital are entitled to vote, each share is entitled to one vote.

Voting Rights of Common Shares

Except as otherwise provided by law, resolutions of a shareholders’ meeting are passed by a simple majority vote of the holders of our common shares present or represented at the meeting, without taking abstentions into account. Under the Brazilian Corporation Law, the approval of shareholders representing at least a majority of our outstanding voting shares is required for the types of action described below:

•

creating preferred shares or disproportionately increasing an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;

•

changing a preference, privilege or condition of redemption or amortization of any class of our preferred shares or creating a new class of preferred shares that has a preference, privilege, condition of redemption or amortization superior to an existing class of our preferred shares;

•	reducing the mandatory dividend set forth in our bylaws;

•	changing our corporate purpose;

•	merging our company with and into another company, or consolidating our company with another company, subject to the conditions set forth in the Brazilian Corporation Law;

•	entering a share exchange under which all of our shares are mandatorily transferred to another company, known as an “incorporação de ações” under the Brazilian Corporation Law;

•	participating in a centralized group of companies (grupo de sociedades) as defined under the Brazilian Corporation Law and subject to the conditions set forth in the Brazilian Corporation Law;

•	dissolving or liquidating our company or canceling any ongoing liquidation of our company;

•	creating any founders’ shares (partes beneficiárias) entitling the holders thereof to participate in the profits of our company; and

•	spinning-off of all or any part of our company.

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Decisions on the transformation of our company into another form of company require the unanimous approval of our shareholders, including the holders of our preferred shares.

Our company is required to give effect to shareholders agreements that contain provisions regarding the purchase or sale of our shares, preemptive rights to acquire our shares, the exercise of the right to vote our shares or the power to control our company, if these agreements are filed with our headquarters in Brasília. Brazilian Corporation Law obligates the president of any shareholder or board of directors meeting to disregard any vote taken by any of the parties to any shareholders agreement that has been duly filed with our company that violates the provisions of any such agreement. In the event that a shareholder that is party to a shareholders agreement (or a director appointed by such shareholder) is absent from any shareholders’ or board of directors’ meeting or abstains from voting, the other party or parties to that shareholders agreement have the right to vote the shares of the absent or abstaining shareholder (or on behalf of the absent director) in compliance with that shareholders agreement.

Under the Brazilian Corporation Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive any of our shareholders of certain specific rights, including:

•	the right to participate in the distribution of our profits;

•	the right to participate in any remaining residual assets in the event of our liquidation;

•	the right to supervise the management of our corporate business as specified in the Brazilian Corporation Law;

•

the right to preemptive rights in the event of an issuance of our shares, debentures convertible into our shares or subscription bonuses, other than with respect to a public offering of our securities; and

•	the right to withdraw from our company under the circumstances specified in the Brazilian Corporation Law.

Voting Rights of Minority Shareholders

Shareholders holding shares representing not less than 10% of our shares entitled to vote at our shareholders’ meeting have the right to request that we adopt a cumulative voting procedure. If the cumulative voting procedure is adopted, our controlling shareholders always retain the right to elect at least one member more than the number of members elected by the other shareholders, regardless of the total number of members of our board of directors. This procedure must be requested by the required number of shareholders at least 48 hours prior to a shareholders’ meeting.

Under the Brazilian Corporation Law, shareholders that are not controlling shareholders, but that together hold either:

•	non-voting preferred shares representing at least 10% of our total share capital; or

•	common shares representing at least 15% of our voting capital,

have the right to appoint one member and an alternate to our board of directors at our annual shareholders’ meeting. If no group of our common or preferred shareholders meets the thresholds described above, shareholders holding preferred shares or common shares representing at least 10% of our total share capital are entitled to combine their holdings to appoint one member and an alternate to our board of directors. In the event that minority holders of common shares and/or holders of non-voting preferred shares elect a director and the cumulative voting procedures described above are also used, our controlling shareholders always retain the right to elect at least one member more than the number of members elected by the other shareholders, regardless of the total number of members of our board of directors. The shareholders seeking to exercise these minority rights

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must prove that they have held the shares they seek to vote in favor of these resolutions for not less than three months preceding the shareholders’ meeting at which the director will be appointed. Any directors appointed by the non-controlling shareholders have the right to veto for cause the selection of our independent registered public accounting firm.

In accordance with the Brazilian Corporation Law, the holders of preferred shares without voting rights or with restricted voting rights are entitled to elect one member and an alternate to our fiscal council in a separate election. Minority shareholders have the same right as long as they jointly represent 10% or more of the voting shares. The other shareholders with the right to vote may elect the remaining members and alternates, who, in any event, must number more than the directors and alternates elected by the holders of the non-voting preferred shares and the minority shareholders.

Voting Rights of Preferred Shares

Holders of our preferred shares are not entitled to vote on any matter, except (1) with respect to the election of a member of our board of directors by preferred shareholders holding at least 10% of our total share capital as described above, (2) with respect to the election of a member and alternate member of our fiscal council as described above, and (3) in the limited circumstances described below.

The Brazilian Corporation Law and our bylaws provide that our preferred shares will acquire unrestricted voting rights after the third consecutive fiscal year that we fail to pay the minimum dividends to which our preferred shares are entitled. This voting right will continue until the past due minimum dividend for any year in that three consecutive-year period is paid in full. Our preferred shareholders will also obtain unrestricted voting rights if we enter into a liquidation process.

Under the Brazilian Corporation Law, the following actions require ratification by the majority of issued and outstanding shares of the affected class within one year from the shareholders’ meeting at which the common shareholders approve the action:

•

the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;

•	a change of a preference, privilege or condition of redemption or amortization of any class of our preferred shares; or

•	the creation of a new class of preferred shares that has a preference, privilege or condition of redemption or amortization superior to an existing class of our preferred shares.

In addition, under our bylaws, our preferred shareholders are entitled to vote on proposals to approve long-term agreements between us and our related parties (subsidiaries, controlling shareholders, companies under common control), except for market standard agreements.

Liquidation

We may be liquidated in accordance with the provisions of Brazilian law. In the event of our extrajudicial liquidation, a shareholders’ meeting will determine the manner of our liquidation, appoint our liquidator and our fiscal council that will function during the liquidation period.

In the event of our liquidation, the assets available for distribution to our shareholders would be distributed equally and ratably to our preferred shareholders and our common shareholders.

PART SIX—SHAREHOLDER RIGHTS

Preemptive Rights

Under the Brazilian Corporation Law, each of our shareholders has a general preemptive right to subscribe for our shares or securities convertible into our shares in any capital increase, in proportion to the number of our shares held by such shareholder.

Under our bylaws, except when issuing voting shares or securities convertible into voting shares, our board of directors or our shareholders, as the case may be, may decide not to extend preemptive rights to our shareholders with respect to any issuance of our non-voting shares, debentures convertible into our shares or warrants made in connection with a public offering of shares made through a stock exchange or an offer to exchange shares in connection with the acquisition of control of another company. The preemptive rights are transferable and must be exercised within a period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into our shares. Holders of the ADSs may not be able to exercise the preemptive rights relating to our preferred shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of the ADSs, and we may not file any such registration statement.

Redemption, Amortization, Tender Offers and Rights of Withdrawal

Our bylaws or our shareholders at a shareholders’ meeting may authorize us to use our profits or reserves to redeem or amortize our shares in accordance with conditions and procedures established for such redemption or amortization. The Brazilian Corporation Law defines “redemption” (resgate de ações) as the payment of the value of the shares in order to permanently remove such shares from circulation, with or without a corresponding reduction of our share capital. The Brazilian Corporation Law defines “amortization” (amortização) as the distribution to the shareholders, without a corresponding capital reduction, of amounts that they would otherwise receive if we were liquidated. If an amortization distribution has been paid prior to our liquidation, then upon our liquidation, the shareholders who did not receive an amortization distribution will have a preference equal to the amount of the amortization distribution in the distribution of our capital.

The Brazilian Corporation Law authorizes us to redeem shares not held by our controlling shareholders, if, after a tender offer effected as a consequence of delisting or a substantial reduction in the liquidity of our shares, our controlling shareholders increase their participation in our total share capital to more than 95%. The redemption price in such case would be the same price paid for our shares in any such tender offer.

The Brazilian Corporation Law and our bylaws also require the acquiror of control (in case of a change of control) or the controller (in case of delisting or a substantial reduction in liquidity of our shares) to make a tender offer for the acquisition of the shares held by minority shareholders under certain circumstances described below under “—Mandatory Tender Offers.” The shareholder can also withdraw its capital from our company under certain circumstances described below under “—Rights of Withdrawal.”

Mandatory Tender Offers

The Brazilian Corporation Law requires that if we decide to cancel our registration as a public company with the CVM, or there is a substantial reduction in liquidity of a certain type or class of our shares, as defined by the CVM as a result of purchases by our controlling shareholders, we or our controlling shareholders must effect a tender offer for acquisition of our remaining shares or the remaining shares of the type or class related to the reduction in liquidity, as applicable, at a purchase price equal to the fair value of our shares taking into account the total number of our outstanding shares.

PART SIX—SHAREHOLDER RIGHTS

If our controlling shareholders enter into a transaction which results in a change of control of our company, the controlling shareholders must include in the documentation of the transaction an obligation to effect a public offer for the purchase of all our common shares for a price equal to at least 80% of the price paid to the controlling shareholders. The tender offer must be submitted to the CVM within 30 days from the date of execution of the documents that provide for the change of control.

Rights of Withdrawal

The Brazilian Corporation Law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our company and be reimbursed by us for the value of our common or preferred shares that it then holds.

This right of withdrawal may be exercised by the dissenting or non-voting holders of the adversely affected class of shares (including any holder of preferred shares of an adversely affected class) in the event that the holders of a majority of all outstanding common shares authorize:

•

the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;

•	a change of a preference, privilege or condition of redemption or amortization of any class of our preferred shares; or

•	the creation of a new class of preferred shares that has a preference, privilege or condition of redemption or amortization superior to an existing class of our preferred shares.

In addition, this right of withdrawal may be exercised by any dissenting or non-voting shareholder (including any holder of preferred shares) in the event that the holders of a majority of the outstanding common shares authorize:

•	a reduction of the mandatory dividend set forth in our bylaws;

•	our participation in a grupo de sociedades (centralized group of companies) as defined under the Brazilian Corporation Law;

•	a change in our corporate purpose;

•

spinning-off of all or any part of our company, if such spin-off implies (1) a change in our business purpose (except if the spun-off assets revert to a company whose main purpose is the same as ours), (2) a reduction of the mandatory dividend set forth in our bylaws, or (3) our participation in a grupo de sociedades.

•	in one of the following transactions in which the shares held by such holders do not meet liquidity and dispersion thresholds under the Brazilian Corporation Law:

•	the merger of our company with and into another company, or the consolidation of our company with another company;

•	the transfer of all of our outstanding shares to another company in order to make us a wholly-owned subsidiary of such other company, known as an “incorporação de ações;”

•	the transfer of all of the outstanding shares of another company to us in an incorporação de ações transaction;

•	the acquisition of control of another company at a price that exceeds certain limits set forth in the Brazilian Corporation Law;

PART SIX—SHAREHOLDER RIGHTS

Dissenting or non-voting shareholders are also entitled to withdraw in the event that the entity resulting from a merger or spin-off does not have its shares listed on a Brazilian exchange or traded in the Brazilian secondary market within 120 days from the shareholders’ meeting that approved the relevant merger or spin-off.

Notwithstanding the above, in the event that we are consolidated or merged with another company, become part of a grupo de sociedades, or acquire the control of another company for a price in excess of certain limits imposed by the Brazilian Corporation Law, holders of any type or class of our shares or the shares of the resulting entity that have minimal market liquidity and are dispersed among a sufficient number of shareholders will not have the right to withdraw. For this purpose, shares that are part of general indices representative of portfolios of securities traded in Brazil or abroad are considered liquid, and sufficient dispersion will exist if the controlling shareholder, the parent company or other companies under its control hold less than half of the total number of outstanding shares of that type or class. In case of a spin-off, the right of withdrawal will only exist if there is a significant change in the corporate purpose or a reduction in the mandatory dividend.

Only shareholders who own shares on the date of publication of the first notice convening the relevant shareholders’ meeting or the press release concerning the relevant transaction is published, whichever is earlier, will be entitled to withdrawal rights.

The redemption of shares arising out of the exercise of any withdrawal rights would be made at the book value per share, determined on the basis of our most recent audited balance sheet approved by our shareholders. If the shareholders’ meeting approving the action that gave rise to withdrawal rights occurred more than 60 days after the date of the most recent approved audited balance sheet, a shareholder may demand that its shares be valued on the basis of a balance sheet dated within such 60-day period and prepared specifically for this purpose.

The right of withdrawal lapses 30 days after the date of publication of the minutes of the shareholders’ meeting that approved the action that gave rise to withdrawal rights, except when the resolution is approved pending confirmation by the holders of our preferred shares (such confirmation to be given at an extraordinary meeting of such preferred shareholders to be held within one year). In this event, the 30-day period for dissenting shareholders begins at the date of publication of the minutes of the extraordinary meeting of such preferred shareholders. If the aggregate number of shares the holders of which exercise withdrawal rights is so great that it may have a material adverse effect on our financial condition, our management may call an extraordinary shareholders’ meeting, within 10 days after the expiration of the exercise period of withdrawal rights, to consider unwinding the approval of the resolution giving right to withdrawal rights.

Liability of Our Shareholders for Further Capital Calls

Neither Brazilian law nor our bylaws require any capital calls. Our shareholders’ liability for capital calls is limited to the payment of the issue price of any shares subscribed or acquired.

Inspection of Corporate Records

Shareholders that own 5% or more of our outstanding share capital have the right to inspect our corporate records, including shareholders’ lists, corporate minutes, financial records and other documents of our company, if (1) we or any of our officers or directors have committed any act contrary to Brazilian law or our bylaws, or (2) there are grounds to suspect that there are material irregularities in our company. However, in either case, the shareholder that desires to inspect our corporate records must obtain a court order authorizing the inspection.

Disclosures of Share Ownership

Brazilian regulations require that (1) each of our controlling shareholders, directly or indirectly, (2) shareholders who have elected members of our board of directors or fiscal council, and (3) any person or

PART SIX—SHAREHOLDER RIGHTS

group of persons representing a person that has directly or indirectly acquired or sold an interest corresponding to at least 5% of the total number of our shares of any type or class to disclose its or their share ownership or divestment to our Investor Relations Officer, who must remit such information to the CVM and to the BOVESPA. In addition, a Relevant Fact containing certain required information must be published in the Brazilian newspapers Jornal de Brasília and Valor Econômico and in the Official Gazette of the Federal Executive (Diário Oficial da União) whenever an acquisition of such magnitude has been made with the intention to alter the composition of our control, our management structure or whenever such acquisition results in the requirement for the acquiring shareholder to effect a tender offer under Brazilian laws and regulations.

Our controlling shareholders, shareholders that appoint members of our board of directors or fiscal council and members of our board of directors, board of executive officers or fiscal council must file a statement of any change in their holdings of our shares with the CVM and the Brazilian stock exchanges on which our securities are traded.

Form and Transfer

Our preferred shares and common shares are in book-entry form, registered in the name of each shareholder or its nominee. The transfer of our shares is governed by Article 35 of the Brazilian Corporation Law, which provides that a transfer of shares is effected by our transfer agent, Banco Bradesco S.A., by an entry made by the transfer agent in its books, upon presentation of valid written share transfer instructions to us by a transferor or its representative. When preferred shares or common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. The transfer agent also performs all the services of safe-keeping of our shares. Transfers of our shares by a non-Brazilian investor are made in the same manner and are executed on the investor’s behalf by the investor’s local agent. If the original investment was registered with the Central Bank pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.

The BOVESPA operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system, and all shares that such shareholder elects to be put into the clearing system are deposited in custody with the clearing and settlement chamber of the BOVESPA (through a Brazilian institution that is duly authorized to operate by the Central Bank and maintains a clearing account with the clearing and settlement chamber of the BOVESPA). Shares subject to the custody of the clearing and settlement chamber of the BOVESPA are noted as such in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of the clearing and settlement chamber of the BOVESPA and will be treated in the same manner as shareholders registered in our books.

Description of Brasil Telecom ADSs

The following is a summary of the material provisions of the deposit agreements among Brasil Telecom, The Bank of New York Mellon, referred to in this section as the depositary, and the registered holders and other holders from time to time of Brasil Telecom ADSs, pursuant to which the Brasil Telecom ADSs representing Brasil Telecom common shares, also referred to as Common ADSs, and Brasil Telecom ADSs representing Brasil Telecom preferred shares, also referred to as Preferred ADSs, are to be issued. This summary is subject to and qualified in its entirety by reference to the deposit agreements, including the form of ADRs attached thereto. The deposit agreements are exhibits to this registration statement of which this prospectus is a part. Copies of the deposit agreements are available for inspection at the corporate trust office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the office of the custodian, currently located at Rua Ururaí, 111, Prédio II, Piso Térreo, Tatuape, 03084-101, São Paulo, SP Brazil. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286.

PART SIX—SHAREHOLDER RIGHTS

Brasil Telecom American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each Preferred ADS will represent three Brasil Telecom preferred shares (or a right to receive three shares), and each Common ADS will represent three Brasil Telecom common shares (or a right to receive three shares), deposited with the principal São Paulo office of Banco Itaú S.A., as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary under the applicable deposit agreement.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

DRS is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreements. For more complete information, you should read the entire deposit agreement and the form of ADR relating to the Preferred ADSs or the Common ADSs, as applicable. Directions on how to obtain copies of those documents are provided on under “Incorporation by Reference.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on Brasil Telecom common shares or preferred shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Shares your ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreements allow the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Part Five—The Merger—Material Tax Considerations.” It will distribute only

PART SIX—SHAREHOLDER RIGHTS

whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

PART SIX—SHAREHOLDER RIGHTS

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; and

•

when it is necessary to prohibit withdrawals in order to comply with any U.S. or foreign laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs.

Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

Our common shares entitle their holders to vote on all matters presented to a vote of shareholders of Brasil Telecom as set forth under “—Description of Brasil Telecom Capital Stock—Voting Rights—Voting Rights of Common Shares ,” which subsection is hereby incorporated by reference herein. Our preferred shares presently do not entitle their holders to vote on any matter presented to a vote of shareholders of Brasil Telecom except as set forth under “—Description of Brasil Telecom Capital Stock—Voting Rights—Voting Rights of Preferred Shares,” which subsection is hereby incorporated by reference herein.

ADS holders eligible to vote may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The depositary will try, as far as practical, subject to the laws of Brazil and of our bylaws, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

PART SIX—SHAREHOLDER RIGHTS

We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay to the Depositary:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•     Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•     Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.02 (or less) per ADS	• Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Brasil Telecom shares and the Brasil Telecom shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.02 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. The depositary may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities represented by your ADSs, it will, if appropriate, reduce the number of ADSs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

PART SIX—SHAREHOLDER RIGHTS

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•     Change the nominal or par value of our shares

•     Reclassify, split up or consolidate any of the deposited securities

•     Distribute securities on the shares that are not distributed to you

•     Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreements and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate either deposit agreement at our direction by mailing notice of termination to the applicable ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate either deposit agreement by mailing notice of termination to us and the applicable ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

The depositary may terminate either deposit agreement on as little as 15 days’ notice if it believes it may be subject to legal liability because we failed to provide information required by Brazilian government regulators.

After termination, the depositary and its agents will do the following under the applicable deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

PART SIX—SHAREHOLDER RIGHTS

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Pre-release of ADSs

The deposit agreements permit the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In

PART SIX—SHAREHOLDER RIGHTS

addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreements, all parties to the deposit agreements acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreements understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreements, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the applicable deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

PART SEVEN—ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find More Information

We have filed with the SEC a registration statement on Form F-4 to register under the Securities Act (1) the common shares and preferred shares of Brasil Telecom to be received in the merger by holders of common shares and preferred shares of Brasil Telecom Holding residing in the United States, and (2) the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs to be received by holders of Brasil Telecom Holding ADSs. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Brasil Telecom and its common shares, preferred shares and ADSs, we refer you to the registration statement and the exhibits filed as a part of the registration statement.

Brasil Telecom and Brasil Telecom Holding file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC under the rules and regulations that apply to foreign private issuers. As foreign private issuers, Brasil Telecom, Brasil Telecom Holding and their respective shareholders are exempt from some of the reporting requirements of the Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to stockholders and Section 16 short-swing profit reporting for their respective officers, directors and holders of more than 10% of their shares. You may read and copy any materials filed by Brasil Telecom and Brasil Telecom Holding with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Brasil Telecom and Brasil Telecom Holding are also not subject to the informational requirements of the CVM and the BOVESPA and file reports and other information relating to their respective businesses, financial condition and other matters with the CVM and the BOVESPA. You may read these reports, statements and other information at the public reference facilities maintained by the CVM at Rua Sete de Setembro, 111, 2nd floor, Rio de Janeiro, RJ, Brazil, and Rua XV de Novembro, 275, Centro, São Paulo, SP, Brazil. Some filings of Brasil Telecom and Brasil Telecom Holding with the CVM and the BOVESPA are also available at the website maintained by the CVM at http://www.cvm.gov.br and the website maintained by the BOVESPA at http://www.bovespa.com.br.

The public filings with the SEC and the CVM of Brasil Telecom and Brasil Telecom Holding are also available to the public through our internet website at www.brasiltelecom.com.br/ir. The information included on our websites or that might be accessed through our websites is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

Enforceability of Civil Liabilities Under U.S. Securities Laws

Brasil Telecom is a corporation organized under the laws of the Federative Republic of Brazil. All of the directors and executive officers of Brasil Telecom and some of the experts named in this prospectus reside in Brazil or elsewhere outside the United States, and all or a substantial portion of the assets of Brasil Telecom and such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Brasil Telecom or such other persons with respect to matters arising under the Securities Act or to enforce against them judgments of courts of the United States predicated upon the civil liability provisions of the Securities Act.

We have been advised by our Brazilian counsel, Barbosa, Müssnich & Aragão Advogados, that a judgment of a U.S. court for the payment of money, including for civil liabilities predicated upon the federal securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment for

PART SEVEN—ADDITIONAL INFORMATION FOR SHAREHOLDERS

the payment of a sum certain against Brasil Telecom or any other person described in the preceding paragraph obtained outside Brazil would be enforceable in Brazil against us or any such person without reconsideration of the merits upon confirmation of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). That confirmation generally will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian law;

•	has become final;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty or public policy or public morality.

The confirmation process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that confirmation would be obtained, that the confirmation process would be conducted in a timely manner, or that a Brazilian court would enforce a monetary judgment for violations of U.S. securities laws.

We have been further advised by Barbosa, Müssnich & Aragão Advogados that original actions predicated on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts will enforce civil liabilities in such actions against Brasil Telecom, their respective directors and officers and the advisors named herein.

A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil must provide a surety bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice.

The ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law. In particular, (i) under the terms of Brasil Telecom’s concessions, our subsidiaries’ licenses from ANATEL and applicable law, shares held by us in our subsidiaries cannot be transferred (including upon attachment) without ANATEL’s approval in cases where such transfer would result in a change of control as defined under Brazilian laws and regulations, and (ii) property of Brasil Telecom that is considered essential for the rendering of public services under concession agreements or licenses (bens vinculados à concessão ou bens reversíveis) is subject to immunity provided under Brazilian law and cannot be attached.

PART EIGHT—LEGAL AND REGULATORY MATTERS

Regulatory Approvals

We are not aware of any of the following:

•	any governmental license or regulatory permit that appears to be material to the businesses of Brasil Telecom Holding or Brasil Telecom that might be adversely affected by the merger;

•

except as described below, any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the merger; or

•

except as described below, any consent, waiver or other approval that would be required as a result of or in connection with the merger, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which Brasil Telecom Holding or Brasil Telecom is a party that have not been obtained.

Should any such approval or other action be required, we currently contemplate that such approval will be sought or such action will be taken, as the case may be.

The approval of the merger by the CVM or the BOVESPA is not a condition to the merger.

The merger is conditioned on the declaration by the SEC that the registration statement of which this prospectus forms a part is effective. The approval by the NYSE of the listing of the Brasil Telecom Common ADSs and Brasil Telecom Preferred ADSs to be delivered in connection with the merger, for which we will apply, must be obtained for these ADSs to be traded by their holders. However, this approval is not a condition to the completion of the merger.

We are unable to predict whether it may be necessary to delay the completion of the merger pending the outcome of any approval or other action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions. In addition, we cannot assure you that if the approvals were not obtained or other actions were not taken, adverse consequences might not result to our business or the businesses of our subsidiaries.

Telemar Agreement with ANATEL Relating to the Acquisition of Control of Brasil Telecom Holding and Our Company

On December 19, 2008, ANATEL granted its approval of Telemar’s acquisition of control of Brasil Telecom, subject to a number of conditions contained in the order granting the approval. The most significant of the remaining conditions as they relate to our company and Brasil Telecom Holding require:

•	Telemar to employ at least the aggregate number of employees that Telemar and Brasil Telecom employed on February 1, 2008 until March 25, 2011;

•	our company to offer the mobile service packages offered by Telemar in Region I to our mobile customers in Region II by December 31, 2009;

•

expand the fiber optic networks of Telemar and our company to 100 new municipalities in Regions I and II by December 31, 2010 and an additional 40 new municipalities in each of the succeeding five years; and

•

offer broadband services in 50% of the municipalities covered by Telemar’s obligations to provide transmission lines connecting the fiber-optic internet backbones of Telemar and Brasil Telecom to municipalities in their concession areas in which they do not provide internet service, which we refer to as backhaul, at rates no greater than Telemar’s highest existing rate for broadband services, within five months of completing the backhaul extensions, and 100% of such municipalities within ten months of completing the backhaul extensions.

Although ANATEL will not undertake a review of the merger separate from its review of Telemar’s acquisition of control of Brasil Telecom, we were required to notify ANATEL of the proposed merger within five days following our public announcement of the merger.

PART EIGHT—LEGAL AND REGULATORY MATTERS

Brazilian Antitrust Review

Under Brazilian antitrust regulations, Telemar’s acquisition of control of our company is first analyzed by ANATEL to assess the effects on competition of this acquisition, following which it will be submitted to CADE, the Brazilian antitrust authority, for final approval. As of the date of this prospectus, ANATEL had not yet submitted its findings to CADE. Brazilian law permitted Telemar to consummate the acquisition of control of our company prior to receiving the final approval from CADE. ANATEL and CADE will determine whether Telemar’s acquisition of control of our company negatively impacts competitive conditions in the markets in which we and Telemar compete or adversely affects consumers in these markets.

In connection with Telemar’s acquisition of control of our company, on December 10, 2008, Telemar entered into an Agreement for Maintenance of the Reversibility of Operation (Acordo de Preservação de Reversibilidade da Operação) with CADE relating to its acquisition of control of our company. Under this agreement:

•	Telemar has agreed to submit to CADE’s analysis any authorizations that we are granted in the future to provide WiMax, 3G, and MMDS services;

•

Telemar has agreed to maintain iG and Oi Internet, our respective broadband internet access providers, as independent business units until CADE’s final decision on Telemar’s acquisition of control of our company is issued; and

•

Telemar has agreed to maintain, until CADE’s final decision on its acquisition of control of our company is issued, a free dial-up ISP in all municipalities in which Oi Internet, iG or iBest provided dial-up ISP services free of charge on December 10, 2008.

Under Brazilian antitrust regulations, the merger must also be submitted to CADE for final approval. Brazilian law permits us to consummate the merger prior to receiving the final approval from CADE. CADE will determine whether the merger negatively impacts competitive conditions in the markets in which we and Brasil Telecom Holding compete or whether they would negatively affect consumers in these markets. Although we believe that the CADE’s of Telemar’s acquisition of control of our company and the merger will be favorable, we can offer no assurances that CADE will approve these transactions or that CADE will not impose additional conditions on these transactions.

Legal Matters

We have received an opinion from Barbosa, Müssnich & Aragão Advogados, São Paulo, Brazil, with respect to the validity of the common shares and preferred shares of Brasil Telecom to be issued in connection with the merger. We were advised as to certain matters of U.S. law by White & Case LLP.

Experts

The financial statements of Brasil Telecom as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which are incorporated by reference in this prospectus, and the effectiveness of Brasil Telecom’s internal control over financial reporting, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs referring to the fact that the financial statements for the prior periods have been restated for changes in Brazilian accounting practices in 2008 for comparative purposes, the plans for the merger of Brasil Telecom Holding into Brasil Telecom, and the fact that Brasil Telecom has restated its

PART EIGHT—LEGAL AND REGULATORY MATTERS

presentation of the reconciliations of differences between Brazilian GAAP and U.S. GAAP of its shareholders’ equity as of December 31, 2007 and net income for the two years period then ended, and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of the effect of a material weakness identified by management relating to the financial statement closing process in connection with the reconciliations of shareholders’ equity and net income from Brazilian GAAP to U.S. GAAP). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Brasil Telecom as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which are incorporated by reference in this prospectus, and the effectiveness of Brasil Telecom Holding’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs referring to the fact that the financial statements for the prior periods have been restated for changes in Brazilian accounting practices in 2008 for comparative purposes, the plans for the merger of Brasil Telecom Holding into Brasil Telecom, and the fact that Brasil Telecom Holding has restated its presentation of the reconciliations of differences between Brazilian GAAP and U.S. GAAP of its shareholders’ equity as of December 31, 2007 and net income for the two years period then ended, and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of the effect of a material weakness identified by management relating to the financial statement closing process in connection with the reconciliations of shareholders’ equity and net income from Brazilian GAAP to U.S. GAAP). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Neither the laws of Brazil nor the registrants’ constitutive documents provide for indemnification of directors and officers. However, the registrants’ directors and officers and certain of their controlling persons benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 21.	Exhibits and Financial Statements

(a) Exhibits

The following documents are filed as exhibits to the registration statement:

Exhibit Number	Description of Document
2.1	Protocol of Merger and Instrument of Justification (Protocolo e Justificação de Incorporação), dated August 7, 2009, between Brasil Telecom S.A. and Brasil Telecom Participações S.A. (English translation).

3.1	By-Laws (Estatuto Social) of Brasil Telecom S.A., as amended (English translation).

4.1 †	Form of Deposit Agreement among Brasil Telecom S.A., The Bank of New York Mellon and all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder relating to Brasil Telecom Common ADSs.

4.2 †	Form of Amended and Restated Deposit Agreement among Brasil Telecom S.A., The Bank of New York Mellon and all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder relating to Brasil Telecom Preferred ADSs.

5.1	Form of Opinion of Barbosa, Müssnich & Aragão Advogados regarding the common shares and preferred shares of Brasil Telecom S.A.

8.1	Form of Opinion of Barbosa, Müssnich & Aragão Advogados regarding tax matters and certain other matters.

8.2	Form of Opinion of White & Case LLP regarding U.S. tax matters.

10.1	Shareholders Agreement of Telemar Participações S.A., dated as of April 25, 2008, among AG Telecom Participações S.A., L.F. Tel S.A., Fundação Atlântico de Seguridade Social, Asseca Participações S.A. and, as intervening parties, Telemar Participações S.A. and Andrade Gutierrez Investimentos em Telecomunicações S.A. (English translation) (incorporated by reference to Form 6-K of Brasil Telecom S.A. filed on February 19, 2009).

10.2	Private Shareholders Agreement of Telemar Participações S.A., dated as of April 25, 2008, among AG Telecom Participações S.A., L.F. Tel S.A., Asseca Participações S.A., BNDES Participações S.A.—BNDESPAR, Fiago Participações S.A., Fundação Atlântico de Seguridade Social, and, as intervening parties, Telemar Participações S.A., Caixa de Previdência dos Funcionários do Banco do Brasil—PREVI, Fundação Petrobras de Seguridade Social—PETROS, Fundação dos Economiários Federais—FUNCEF Andrade Gutierrez Investimentos em Telecomunicações S.A. (English translation) (incorporated by reference to Form 6-K of Brasil Telecom S.A. filed on February 19, 2009).

10.3	Concession Agreement for Local Switched, Fixed-Line Telephone Service between ANATEL and Brasil Telecom S.A., No. 116/2006, dated December 2005 (English translation) (incorporated by reference to Exhibit 4.01 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

Exhibit Number	Description of Document
10.4	Schedule of Omitted Concession Agreements for Local Switched, Fixed-Line Telephone Service (incorporated by reference to Exhibit 4.02 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.5	Concession Agreement for Domestic Long-Distance, Switched, Fixed-Line Telephone Service between ANATEL and Brasil Telecom S.A., No. 150/2006, dated December 2005 (English translation) (incorporated by reference to Exhibit 4.03 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.6	Schedule of Omitted Concession Agreement for Domestic Long-Distance, Switched, Fixed-Line Telephone Service (incorporated by reference to Exhibit 4.04 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.7	Statement of Authorization for Personal Mobile Services between ANATEL and Brasil Telecom Celular S.A., No. 026/2002, dated December 18, 2002 (English translation) (incorporated by reference to Exhibit 4.05 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.8	Schedule of Omitted Authorizations for Personal Mobile Services (incorporated by reference to Exhibit 4.06 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.9	Instrument of Authorization for the Use of Radio Frequency Blocks for 2G services between ANATEL and 14 Brasil Telecom Celular S.A., No. 24/2004, dated May 3, 2004 (English translation) (incorporated by reference to Exhibit 4.07 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.10	Schedule of Omitted Instruments of Authorization for the Use of Radio Frequency Blocks for 2G services (incorporated by reference to Exhibit 4.08 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.11	Instrument of Authorization for the Use of Radio Frequency Blocks for 3G services between ANATEL and 14 Brasil Telecom Celular S.A., No. 24/2008, dated April 29, 2008 (English translation) (incorporated by reference to Exhibit 4.09 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.12	Schedule of Omitted Instruments of Authorization for the Use of Radio Frequency Blocks for 3G services (incorporated by reference to Exhibit 4.10 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.13	Stock Option Plan (2000) of Telecomunicações do Paraná S.A.—Telepar (predecessor to Brasil Telecom S.A.) (English translation) (incorporated by reference to Exhibit 4.11 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.14	Stock Option Plan (2007) of Brasil Telecom S.A. (English translation) (incorporated by reference to Exhibit 4.12 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.15 †	Financing Agreement between Banco Nacional de Desenvolvimento Econômico e Social—BNDES and 14 Brasil Telecom Celular S.A. with Brasil Telecom S.A. as Intervening Guarantor, No. 07.2.1059.1, dated February 19, 2008 (English translation).

10.16 †	Financing Agreement between Banco Nacional de Desenvolvimento Econômico e Social—BNDES and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor, No. 04.2.559.3.1, dated August 13, 2004 (English translation).

10.17 †	Amendment No. 1, dated July 25, 2005, to the Contract of Assignment and Association of Income and Other Covenants, Annex II to the Financing Agreement No. 04.2.559.3.1 dated August 13, 2004, among Banco Nacional de Desenvolvimento Econômico e Social—BNDES, Banco do Brasil S.A., and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor (English translation).

Exhibit Number	Description of Document
10.18 †	Amendment No. 2, dated September 21, 2006, to the Financing Agreement No. 04.2.559.3.1 dated August 13, 2004, between Banco Nacional de Desenvolvimento Econômico e Social – BNDES and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor (English translation).

10.19 †	Amendment No. 3, dated December 20, 2006, to the Financing Agreement No. 04.2.559.3.1 dated August 13, 2004, between Banco Nacional de Desenvolvimento Econômico e Social – BNDES and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor (English translation).

10.20 †	Financing Agreement between Banco Nacional de Desenvolvimento Econômico e Social – BNDES and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor, No. 06.2.0874.1, dated November 1, 2006 (English translation).

10.21 †	Private Instrument of Indenture of the Third Issuance of Simple Debentures, Non-Convertible, in a Single Series, of a Subordinate Class, of Telemar Norte Leste S.A., dated December 11, 2008 (English translation).

12.1†	Computation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings of Brasil Telecom S.A. and Brasil Telecom Participações S.A.

21.1	List of Subsidiaries of Brasil Telecom S.A. (incorporated by reference to Exhibit 8.01 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes (Brasil Telecom).

23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes (Brasil Telecom Holding).

23.3	Consent of Barbosa, Müssnich & Aragão Advogados (included in Exhibits 5.1 and 8.1).

23.4	Consent of White & Case LLP (included in Exhibit 8.2).

23.5	Consent of Apsis Consultoria Empresarial Ltda.

24.1	Powers of attorney of certain officers and directors of Brasil Telecom, included in signature page.

99.1	Report of Apsis Consultoria Empresarial Ltda. regarding the net asset value of the Brasil Telecom Participações S.A. based on the book value of its assets and liabilities (English translation) (included in Exhibit 2.1).

99.2	Report of Apsis Consultoria Empresarial Ltda. regarding the net worth of Brasil Telecom S.A. and Brasil Telecom Participações S.A. calculated at market prices (English translation) (included in Exhibit 2.1).

99.3 †	Form of Letter of Transmittal.

99.4 †	Call Notice for Extraordinary General Shareholders’ Meeting of Brasil Telecom S.A.

99.5 †	Call Notice for Extraordinary General Shareholders’ Meeting of Brasil Telecom Participações S.A.

†	To be filed by amendment.

There are omitted from the exhibits filed with or incorporated by reference into this registration statement certain promissory notes and other instruments and agreements with respect to the long-term debt of Brasil Telecom, none of which authorizes securities in a total amount that exceeds 10% of the total assets of Brasil Telecom, respectively. We hereby agree to furnish to the SEC copies of any such omitted promissory notes or other instruments or agreements as the Commission requests.

(b) Schedules.

None required.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrants undertake that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, on August 11, 2009.

BRASIL TELECOM S.A.

By:	/s/ LUIZ EDUARDO FALCO PIRES CORRÊA
Name:	Luiz Eduardo Falco Pires Corrêa
Title:	Chief Executive Officer

By:	/s/ JÚLIO CESAR PINTO
Name:	Júlio Cesar Pinto
Title:	Director

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Alex Waldemar Zornig and Roberto Terziani, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his name and on his behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on August 11, 2009.

Signature	Title

/s/ JOSÉ MAURO METTRAU CARNEIRO DA CUNHA José Mauro Mettrau Carneiro da Cunha	Chairman of the Board of Directors

/s/ LUIZ EDUARDO FALCO PIRES CORRÊA Luiz Eduardo Falco Pires Corrêa	Chief Executive Officer

/s/ ALEX WALDEMAR ZORNIG Alex Waldemar Zornig	Chief Financial Officer

/s/ PIERO CARBONE Piero Carbone	Chief Accounting Officer

/s/ JOÃO DE DEUS PINHEIRO MACEDO João de Deus Pinheiro Macedo	Vice Chairman

/s/ EURICO DE JESUS TELES NETO Eurico de Jesus Teles Neto	Director

Signature	Title

/s/ JOSÉ AUGUSTO DA GAMA FIGUEIRA José Augusto da Gama Figueira	Director

/s/ ANTONIO CARDOSO DOS SANTOS Antonio Cardoso dos Santos	Director

/s/ DONALD J. PUGLISI Donald J. Puglisi Managing Director Puglisi & Associates	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1	Protocol of Merger and Instrument of Justification (Protocolo e Justificação de Incorporação), dated August 7, 2009, between Brasil Telecom S.A. and Brasil Telecom Participações S.A. (English translation).

3.1	By-Laws (Estatuto Social) of Brasil Telecom S.A., as amended (English translation).

4.1 †	Form of Deposit Agreement among Brasil Telecom S.A., The Bank of New York Mellon and all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder relating to Brasil Telecom Common ADSs.

4.2 †	Form of Amended and Restated Deposit Agreement among Brasil Telecom S.A., The Bank of New York Mellon and all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder relating to Brasil Telecom Preferred ADSs.

5.1	Form of Opinion of Barbosa, Müssnich & Aragão Advogados regarding the common shares and preferred shares of Brasil Telecom S.A.

8.1	Form of Opinion of Barbosa, Müssnich & Aragão Advogados regarding tax matters and certain other matters.

8.2	Form of Opinion of White & Case LLP regarding U.S. tax matters.

10.1

Shareholders Agreement of Telemar Participações S.A., dated as of April 25, 2008, among AG Telecom Participações S.A., L.F. Tel S.A., Fundação Atlântico de Seguridade Social, Asseca Participações S.A. and, as intervening parties, Telemar Participações S.A. and Andrade Gutierrez Investimentos em Telecomunicações S.A. (English translation) (incorporated by reference to

Form 6-K of Brasil Telecom S.A. filed on February 19, 2009).

10.2	Private Shareholders Agreement of Telemar Participações S.A., dated as of April 25, 2008, among AG Telecom Participações S.A., L.F. Tel S.A., Asseca Participações S.A., BNDES Participações S.A.—BNDESPAR, Fiago Participações S.A., Fundação Atlântico de Seguridade Social, and, as intervening parties, Telemar Participações S.A., Caixa de Previdência dos Funcionários do Banco do Brasil—PREVI, Fundação Petrobras de Seguridade Social—PETROS, Fundação dos Economiários Federais—FUNCEF Andrade Gutierrez Investimentos em Telecomunicações S.A. (English translation) (incorporated by reference to Form 6-K of Brasil Telecom S.A. filed on February 19, 2009).

10.3	Concession Agreement for Local Switched, Fixed-Line Telephone Service between ANATEL and Brasil Telecom S.A., No. 116/2006, dated December 2005 (English translation) (incorporated by reference to Exhibit 4.01 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.4	Schedule of Omitted Concession Agreements for Local Switched, Fixed-Line Telephone Service (incorporated by reference to Exhibit 4.02 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.5	Concession Agreement for Domestic Long-Distance, Switched, Fixed-Line Telephone Service between ANATEL and Brasil Telecom S.A., No. 150/2006, dated December 2005 (English translation) (incorporated by reference to Exhibit 4.03 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.6	Schedule of Omitted Concession Agreement for Domestic Long-Distance, Switched, Fixed-Line Telephone Service (incorporated by reference to Exhibit 4.04 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.7	Statement of Authorization for Personal Mobile Services between ANATEL and Brasil Telecom Celular S.A., No. 026/2002, dated December 18, 2002 (English translation) (incorporated by reference to Exhibit 4.05 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

Exhibit Number	Description of Document
10.8	Schedule of Omitted Authorizations for Personal Mobile Services (incorporated by reference to Exhibit 4.06 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.9	Instrument of Authorization for the Use of Radio Frequency Blocks for 2G services between ANATEL and 14 Brasil Telecom Celular S.A., No. 24/2004, dated May 3, 2004 (English translation) (incorporated by reference to Exhibit 4.07 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.10	Schedule of Omitted Instruments of Authorization for the Use of Radio Frequency Blocks for 2G services (incorporated by reference to Exhibit 4.08 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.11	Instrument of Authorization for the Use of Radio Frequency Blocks for 3G services between ANATEL and 14 Brasil Telecom Celular S.A., No. 24/2008, dated April 29, 2008 (English translation) (incorporated by reference to Exhibit 4.09 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.12	Schedule of Omitted Instruments of Authorization for the Use of Radio Frequency Blocks for 3G services (incorporated by reference to Exhibit 4.10 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.13	Stock Option Plan (2000) of Telecomunicações do Paraná S.A.—Telepar (predecessor to Brasil Telecom S.A.) (English translation) (incorporated by reference to Exhibit 4.11 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.14	Stock Option Plan (2007) of Brasil Telecom S.A. (English translation) (incorporated by reference to Exhibit 4.12 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

10.15 †	Financing Agreement between Banco Nacional de Desenvolvimento Econômico e Social—BNDES and 14 Brasil Telecom Celular S.A. with Brasil Telecom S.A. as Intervening Guarantor, No. 07.2.1059.1, dated February 19, 2008 (English translation).

10.16 †	Financing Agreement between Banco Nacional de Desenvolvimento Econômico e Social—BNDES and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor, No. 04.2.559.3.1, dated August 13, 2004 (English translation).

10.17 †	Amendment No. 1, dated July 25, 2005, to the Contract of Assignment and Association of Income and Other Covenants, Annex II to the Financing Agreement No. 04.2.559.3.1 dated August 13, 2004, among Banco Nacional de Desenvolvimento Econômico e Social—BNDES, Banco do Brasil S.A., and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor (English translation).

10.18 †	Amendment No. 2, dated September 21, 2006, to the Financing Agreement No. 04.2.559.3.1 dated August 13, 2004, between Banco Nacional de Desenvolvimento Econômico e Social—BNDES and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor (English translation).

10.19 †	Amendment No. 3, dated December 20, 2006, to the Financing Agreement No. 04.2.559.3.1 dated August 13, 2004, between Banco Nacional de Desenvolvimento Econômico e Social—BNDES and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor (English translation).

10.20 †	Financing Agreement between Banco Nacional de Desenvolvimento Econômico e Social—BNDES and Brasil Telecom S.A. with Brasil Telecom Participações S.A. as Intervening Guarantor, No. 06.2.0874.1, dated November 1, 2006 (English translation).

10.21 †	Private Instrument of Indenture of the Third Issuance of Simple Debentures, Non-Convertible, in a Single Series, of a Subordinate Class, of Telemar Norte Leste S.A., dated December 11, 2008 (English translation).

Exhibit Number	Description of Document
12.1†	Computation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings of Brasil Telecom S.A. and Brasil Telecom Participações S.A.

21.1	List of Subsidiaries of Brasil Telecom S.A. (incorporated by reference to Exhibit 8.01 to Form 20-F of Brasil Telecom S.A. filed on July 13, 2009).

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes (Brasil Telecom).

23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes (Brasil Telecom Holding).

23.3	Consent of Barbosa, Müssnich & Aragão Advogados (included in Exhibits 5.1 and 8.1).

23.4	Consent of White & Case LLP (included in Exhibit 8.2).

23.5	Consent of Apsis Consultoria Empresarial Ltda.

24.1	Powers of attorney of certain officers and directors of Brasil Telecom, included in signature page.

99.1	Report of Apsis Consultoria Empresarial Ltda. regarding the net asset value of the Brasil Telecom Participações S.A. based on the book value of its assets and liabilities (English translation) (included in Exhibit 2.1).

99.2	Report of Apsis Consultoria Empresarial Ltda. regarding the net worth of Brasil Telecom S.A. and Brasil Telecom Participações S.A. calculated at market prices (English translation) (included in Exhibit 2.1).

99.3 †	Form of Letter of Transmittal.

99.4 †	Call Notice for Extraordinary General Shareholders’ Meeting of Brasil Telecom S.A.

99.5 †	Call Notice for Extraordinary General Shareholders’ Meeting of Brasil Telecom Participações S.A.

†	To be filed by amendment.